UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Sport Supply Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Sport Supply Group, Inc. common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:
12,520,926 shares of common stock
2,093,112 options to purchase shares of common stock
38,249 restricted shares of common stock that will vest in connection with the merger

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
$13.55 per share

(4)	Proposed maximum aggregate value of transaction: $179,416,366

(5)	Total fee paid: $12,792

*	As of April 5, 2010, there were 12,520,926 shares of common stock of Sport Supply Group, Inc. outstanding. The filing fee was determined by adding (a) the product of 12,520,926 shares of common stock proposed to be acquired in the merger multiplied by the merger consideration of $13.55 per share, plus (b) $9,239,545, the amount expected to be paid to holders of outstanding stock options to purchase shares of common stock with an exercise price of less than the merger consideration of $13.55 per share, plus (c) $518,274, the amount expected to be paid to holders of outstanding restricted shares of common stock ((a), (b) and (c) together, the Total Consideration). The filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1) and the Commission’s Fee Rate Advisory #4 for Fiscal Year 2010 was determined by multiplying the Total Consideration by .0000713 ($71.30 per million dollars).
☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid: N/A

(2)	Form, Schedule or Registration Statement No.: N/A

(3)	Filing Party: N/A

(4)	Date Filed: N/A

1901 Diplomat Drive
Farmers Branch, Texas, 75234
July 2, 2010

Dear Stockholder:

You are invited to attend a special meeting of the stockholders of Sport Supply Group, Inc., which will be held on August 5, 2010, 9:00 a.m. Central Time, at Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231.

At the special meeting, you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of March 15, 2010, by and among Sage Parent Company, Inc., or Parent, Sage Merger Company, Inc., or Sub, and Sport Supply Group. Pursuant to the merger agreement, Sub will be merged with and into Sport Supply Group, with Sport Supply Group surviving as a direct, wholly-owned subsidiary of Parent. CBT Holdings, LLC and certain members of our management team, or the Rollover Participants, will exchange certain of their shares of Sport Supply Group common stock and options to purchase shares of Sport Supply Group common stock for shares of Parent common stock and options to purchase shares of Parent common stock, in lieu of receiving cash consideration in connection with the merger. Parent and Sub are both affiliates of ONCAP Investment Partners II L.P. and ONCAP Investment Partners II Inc., or collectively, ONCAP.

Assuming that the holders of a majority of our issued and outstanding shares of common stock adopt the merger agreement and the merger is completed, upon completion of the merger, you will be entitled to receive $13.55 in cash, without interest, for each share of Sport Supply Group common stock that you own, unless you have sought and properly perfected your appraisal rights under Delaware law. After the merger, you will no longer have an equity interest in Sport Supply Group and will not participate in any potential future earnings and growth of Sport Supply Group.

The proposed merger was negotiated by a special committee of our board of directors. Our board of directors, acting on the unanimous recommendation of the special committee, has adopted a resolution approving the merger agreement. Both the special committee (acting unanimously) and our board of directors (acting unanimously, with one abstention) have determined that the merger agreement and the merger are advisable, fair to and in the best interests of Sport Supply Group and our unaffiliated stockholders. Acting on the unanimous recommendation of the special committee, the board of directors unanimously, with one abstention, recommends that you vote “FOR” the adoption of the merger agreement. In arriving at their recommendation, the special committee and the board of directors carefully considered a number of factors, which are described in the accompanying proxy statement.

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. We urge you to carefully read the accompanying proxy statement, including the annexes thereto.

Your vote is important, and it is important that your shares be represented at the special meeting, regardless of the number of shares you hold. We urge you to vote your shares electronically via the Internet or by telephone or by submitting your proxy card as soon as possible. Even if you plan to attend the special meeting, please vote your shares electronically via the Internet or by telephone or by submitting your proxy card in the enclosed postage-paid envelope. Even if you vote your shares electronically, via the Internet or by telephone, or by submitting a proxy card, if you attend the special meeting, you may revoke your proxy and vote in person.

Do not send any stock certificates with your proxy.  If approved, shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger.

I look forward to greeting those of you who will be able to attend the special meeting.

Sincerely,

Adam Blumenfeld
Chairman of the Board and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT IS DATED JULY 2, 2010, AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT JULY 9, 2010.

1901 Diplomat Drive
Farmers Branch, Texas, 75234
July 2, 2010

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 5, 2010

To our Stockholders:

A special meeting of stockholders of Sport Supply Group, Inc., a Delaware corporation, will be held on August 5, 2010, 9:00 a.m. Central Time, at Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231, for the following purposes:

1.	To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of March 15, 2010, by and among Sage Parent Company, Inc., or Parent, Sage Merger Company, Inc., or Sub, and Sport Supply Group. Pursuant to the merger agreement, upon consummation of the merger, Sport Supply Group will become a direct, wholly-owned subsidiary of Parent, and the holders of Sport Supply Group’s common stock will be entitled to receive $13.55 in cash, without interest, per share of Sport Supply Group common stock held by them at the effective time of the merger; and
2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in support of Proposal 1 if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Only stockholders of record of the Company’s common stock (NASDAQ: RBI) at the close of business on July 2, 2010 are entitled to notice of and to vote at the meeting or any and all postponements or adjournments thereof. A list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices for a period of ten days before the meeting and at the place of the meeting for the duration of the meeting.

CBT Holdings, LLC, or CBT, which beneficially owns approximately 16% of Sport Supply Group’s outstanding common stock, and certain members of Sport Supply Group’s management team, have entered into agreements with Parent to exchange certain of their shares of Sport Supply Group common stock and options, as applicable, for shares of common stock and options to acquire shares of common stock of Parent, as applicable, in lieu of receiving cash consideration in connection with the merger. Affiliates of Carlson Capital, L.P., which collectively beneficially own approximately 22% of Sport Supply Group’s outstanding common stock, and CBT, have each entered into a voting agreement with Parent, pursuant to which they have, among other things, each agreed to vote their shares, 4,753,672 in the aggregate, in favor of the adoption of the merger agreement. By virtue of the rollover agreements and the voting agreement, the ONCAP Buying Group (as defined herein) is deemed to beneficially own approximately 38% of the Company’s common stock.

Do not send any stock certificates with your proxy.  If approved, shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates in to the paying agent in order to receive the merger consideration of $13.55 per share of Sport Supply Group common stock. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. Stockholders of the Company who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they comply with all procedural requirements of Delaware law, which are summarized in the accompanying proxy statement under the caption “Appraisal Rights” beginning on page 102 and are set forth in full at Annex E.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. THE MERGER CANNOT BE COMPLETED UNLESS A MAJORITY OF THE OUTSTANDING SHARES OF SPORT SUPPLY GROUP COMMON STOCK ENTITLED TO VOTE ON THE MERGER ADOPT THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE YOUR SHARES ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE OR COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

By Order of the Board of Directors, Terrence M. Babilla President, Chief Operating Officer, General Counsel and Secretary

Farmers Branch, Texas
July 2, 2010

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1901 Diplomat Drive
Farmers Branch, Texas, 75234
July 2, 2010

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 5, 2010

We are providing these proxy materials to you in connection with the solicitation of proxies by the board of directors of Sport Supply Group, Inc. for a special meeting of stockholders to be held on August 5, 2010, 9:00 a.m. Central Time, at Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231, and for any adjournment or postponement thereof. This proxy statement provides information that you should read before you vote on the proposal that will be presented to you at the special meeting.

In this proxy statement, we refer to Sage Parent Company, Inc. as Parent, Sage Merger Company, Inc. as Sub, and CBT Holdings, LLC, as CBT. We refer to CBT and those certain members of Sport Supply Group’s management team who, in lieu of receiving cash consideration in connection with the merger, are exchanging certain of their shares of Sport Supply Group common stock and options, as applicable, for common stock and options to acquire common stock in Parent in connection with the merger, collectively, as the Rollover Participants.

References in this proxy statement to our unaffiliated stockholders are deemed to refer to holders of our common stock other Parent, Sub, ONCAP Investment Partners II L.P. and ONCAP Investment Partners II Inc., which we collectively refer to as ONCAP, the Rollover Participants that are stockholders of the Company and their respective affiliates.

This proxy statement and a proxy card are first being mailed on or about July 9, 2010 to people who owned shares of Sport Supply Group common stock as of the close of business on July 2, 2010.

SUMMARY TERM SHEET

This summary term sheet presents selected information in this proxy statement relating to the merger and may not contain all of the information that is important to you. To understand the merger, the merger agreement and the transactions contemplated by the merger agreement fully, you should carefully read this entire document as well as the additional documents to which it refers. For instructions on obtaining more information, see “Where You Can Find More Information,” starting on page 122. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Special Meeting (see page 81)

•	Date, Time and Place (see page 81). The special meeting will be held on August 5, 2010, 9:00 a.m. Central Time, at Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231.
•	Matters to be Considered (see page 81). At the special meeting, you will be asked to consider and vote upon the adoption of the merger agreement. You may also be asked to vote to adjourn the special meeting, if necessary, to solicit additional proxies in support of the proposal to adopt the merger agreement.
•	Record Date and Quorum (see page 81). You are entitled to vote at the special meeting if you owned shares of Sport Supply Group common stock at the close of business on July 2, 2010, which Sport Supply Group has set as the record date for the special meeting. The presence, in person or by proxy, of holders of record of a majority of the issued and outstanding shares of Sport Supply Group common stock entitled to vote at the special meeting will constitute a quorum.
•	Required Vote (see page 81). Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote on the merger. CBT, which beneficially owns approximately 16% of Sport Supply Group’s outstanding common stock, and affiliates of Carlson Capital, L.P., or Carlson Capital, which collectively beneficially own approximately 22% of Sport Supply Group’s outstanding common stock, have each entered into a voting agreement with Parent, and have each agreed to vote their shares, 4,753,672 in the aggregate, in favor of the adoption of the merger agreement. The full text of the voting agreement is attached to this proxy statement as Annex D. By virtue of this voting agreement and the rollover agreements discussed below, the ONCAP Buying Group (as defined below) is deemed to beneficially own approximately 38% of the Company’s common stock.
•	Voting (see page 82). You may attend the special meeting and vote in person, you may vote electronically via the Internet or by telephone, or you may complete, sign and date the enclosed proxy card and return it in the enclosed self-addressed postage pre-paid envelope. Voting electronically, via the Internet or by telephone, or returning your proxy card will not affect your right to attend the special meeting and vote in person or to revoke your proxy. If your shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares.

Parties Involved in the Merger (see page 18)

•	Sport Supply Group, Inc., or the Company, is the nation’s leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. Sport Supply Group markets through 3 million direct mail catalogs, a 40-person telesales team, more than 200 direct sales professionals, 60 Platinum Resellers and a family of company-controlled websites.
•	Sage Parent Company, Inc., or Parent, was formed solely in anticipation of the merger by entities affiliated with ONCAP. ONCAP, in partnership with operating company management teams, invests in and builds shareholder value in North American small and mid-size companies that are leaders in their defined market niche. ONCAP Investment Partners II L.P. and ONCAP Investment Partners II Inc., which are entities affiliated with ONCAP, together with Parent and Sub, are collectively referred to in this proxy statement as the ONCAP Buying Group. Upon completion of the merger, Sport Supply Group will become a direct, wholly-owned subsidiary of Parent.

•	Sage Merger Company, Inc., or Sub, was formed by Parent solely for the purpose of acquiring Sport Supply Group. Sub is a direct wholly-owned subsidiary of Parent. Upon completion of the merger, Sub will cease to exist.
•	CBT Holdings, LLC, or CBT, is a stockholder of Sport Supply Group that, as of the date hereof, beneficially owns 2,044,072 shares, or approximately 16% of Sport Supply Group’s outstanding common stock. In lieu of receiving cash consideration in connection with the merger, CBT has agreed to contribute its shares of Sport Supply Group common stock to Parent immediately prior to the effective time of the merger in exchange for shares of common stock of Parent. Carlson Capital, which beneficially owns 2,709,600 shares, or approximately 22% of Sport Supply Group’s outstanding common stock, and CBT, have each entered into a voting agreement with Parent, pursuant to which they have, among other things, agreed to vote their shares, 4,753,672 in the aggregate, in favor of the adoption of the merger agreement. By virtue of this voting agreement and the rollover agreements discussed below, the ONCAP Buying Group is deemed to beneficially own approximately 38% of the Company’s common stock. None of Sport Supply Group’s stockholders, other than CBT, the Management Affiliate Group, as explained below, and Carlson Capital, are affiliates of Sport Supply Group. CBT and its affiliates are collectively referred to in this proxy statement as the CBT Group.
•	The Management Affiliate Group. We refer to the executive officers of Sport Supply Group as the Management Affiliate Group. This group consists of Messrs. Adam Blumenfeld, Terrence Babilla, John Pitts, Kurt Hagen and Tevis Martin. These executive officers will contribute certain shares of common stock of Sport Supply Group and certain options to acquire shares of common stock of Sport Supply Group, as applicable, held by them to Parent in exchange for common stock, or options to acquire common stock of Parent, as applicable. In connection with the consummation of the merger, the Management Affiliate Group will also receive, as applicable: (i) change in control payments following consummation of the merger, if certain other events occur, (ii) a “cash-out” of their restricted shares and options not exchanged for options to acquire shares of common stock of Parent, which will vest as a result of the merger, (iii) benefits resulting from entry into employment agreements with the Company, which go into effect immediately upon the consummation of the merger, (iv) additional options to acquire common stock in Parent under a new stock option plan to be put in place by Parent following the merger, and (v) continued indemnification and insurance coverage by Sport Supply Group after the merger. For more information on the consequences of the merger for the Management Affiliate Group, see “Special Factors — Interests of Certain Persons in the merger,” starting at page 65.

The Merger (see page 85)

•	If the merger is completed, Sub will be merged with and into Sport Supply Group, with Sport Supply Group continuing as the surviving corporation.
•	This is a “going private” transaction. If the merger is completed, the following will occur:
º	your shares will be converted into the right to receive $13.55 in cash per share, without interest and less any applicable withholding tax;
º	all of the equity interests in Sport Supply Group will be owned directly by Parent;
º	you will no longer have any interest in Sport Supply Group’s future earnings or growth;
º	Sport Supply Group will no longer be a public company and Sport Supply Group’s common stock will no longer be traded on The NASDAQ Global Market; and
º	we will no longer be required to file periodic and other reports with the Securities and Exchange Commission, or SEC.

Effects of the Merger on our Common Stock and Equity Awards (see page 56)

•	Common Stock. At the effective time of the merger, each share of Sport Supply Group common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by Sport Supply Group, Parent or Sub (which will include Sport Supply Group common stock being exchanged for Parent’s common stock by certain Rollover Participants) and stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive $13.55 in cash, without interest, which amount we refer to as the Merger Consideration.
•	Stock Options. At the effective time of the merger, each outstanding option to acquire shares of common stock of Sport Supply Group (other than options being exchanged for options to acquire common stock of Parent by the Management Affiliate Group), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to the product of (x) the total number of shares of Sport Supply Group common stock subject to such option multiplied by (y) the excess, if any, of $13.55 over the exercise price per share of such option, which amount we refer to as the Option Consideration.
•	Restricted Shares. At the effective time of the merger, each outstanding unvested restricted share of common stock of Sport Supply Group will be cancelled and converted into the right to receive $13.55 per share, which amount we refer to as the Restricted Share Consideration.

Recommendations of the Special Committee and our Board of Directors (see page 31)

•	The special committee unanimously determined that the merger agreement and the merger are fair to and in the best interests of Sport Supply Group and its unaffiliated stockholders, and recommended that the board of directors:
º	approve and declare advisable the execution and delivery of the merger agreement and, subject to receipt of stockholder approval, the consummation of the merger on the terms and conditions set forth in the merger agreement,
º	determine that the terms of the merger agreement and the merger are fair to and in the best interests of the Company and its unaffiliated stockholders, and
º	recommend that the Company’s stockholders approve and adopt the merger agreement.
•	After considering the unanimous recommendation of the special committee, our board of directors unanimously (with one abstention) determined that the merger agreement is fair to and in the best interests of Sport Supply Group and its unaffiliated stockholders, approved and declared advisable the execution and delivery of the merger agreement and, subject to the Company’s stockholders’ approval, approved the consummation of the merger on the terms and conditions set forth in the merger agreement, and recommended that the Company’s stockholders adopt the merger agreement. Therefore, our board of directors unanimously (with one abstention) recommends that you vote “FOR” adoption of the merger agreement.
•	See “Special Factors — Fairness of the Merger; Reasons for and Recommendations of the Special Committee and our Board of Directors,” beginning on page 31, for a list of the factors considered by the special committee and our board of directors in making their recommendations.

Opinion of the Special Committee’s Financial Advisor (see page 39)

•	On March 15, 2010, Houlihan Lokey Howard & Zukin Capital, Inc. rendered its oral opinion to the special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of March 15, 2010, the consideration to be received by the unaffiliated stockholders of the Company in the proposed merger pursuant to the merger agreement was fair to such unaffiliated stockholders from a financial point of view. For purposes of its opinion, Houlihan Lokey defined the unaffiliated stockholders of the Company as the holders of Company common stock, other than Parent, Sub, ONCAP, the Rollover Participants and their respective affiliates.

•	Houlihan Lokey’s opinion was directed to the special committee and only addressed the fairness, from a financial point of view, of the consideration to be received by the unaffiliated stockholders in the proposed merger pursuant to the merger agreement, and did not address any other aspect or implication of the proposed merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the merger.

Purposes of and Reasons for the Merger (see page 49)

•	Sport Supply Group. The primary purpose of the merger for Sport Supply Group is to permit its unaffiliated stockholders to receive cash for their shares of Sport Supply Group common stock.
•	The ONCAP Buying Group. The primary purpose of the merger for the ONCAP Buying Group is to allow the ONCAP Buying Group to acquire control of Sport Supply Group and bear the rewards and risks of ownership of Sport Supply Group after shares of Sport Supply Group’s common stock cease to be publicly traded.
•	The CBT Group. The primary purpose of the merger for the CBT Group is to retain an indirect equity interest in Sport Supply Group by exchanging their shares of Sport Supply Group common stock for shares of the common stock of Parent in lieu of cash in connection with the merger, and to continue bearing the rewards and risks of such ownership after shares of Sport Supply Group common stock cease to be publicly traded.
•	Management Affiliate Group. The primary purposes of the merger for the Management Affiliate Group are to:
º	receive cash for their shares of Sport Supply Group common stock (including restricted shares) and options not being exchanged for common stock, or options to purchase common stock, of Parent, in connection with the merger, and
º	retain an indirect equity interest in Sport Supply Group through the exchange of certain shares of Sport Supply Group common stock and options to purchase shares of Sport Supply Group common stock for common stock, or options to purchase common stock, of Parent, and to continue bearing the rewards and risks of such ownership after shares of Sport Supply Group common stock cease to be publicly traded.

Position of the ONCAP Buying Group as to the Fairness of the Merger (see page 50)

•	Under the rules governing “going private” transactions, the ONCAP Buying Group is required to express an opinion as to the fairness of the merger to the unaffiliated stockholders. The ONCAP Buying Group did not undertake a formal evaluation of the fairness of the proposed merger and is making the statements included herein solely for purposes of complying with such requirements. The views of the ONCAP Buying Group should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.
•	The ONCAP Buying Group believes that the merger is fair to the unaffiliated stockholders of Sport Supply Group.
•	See “Special Factors — Position of the ONCAP Buying Group as to the Fairness of the Merger” beginning on page 50, for a list of the factors considered by the ONCAP Buying Group.

Position of the CBT Group as to the Fairness of the Merger (see page 53)

•	The CBT Group believes that the merger is fair to Sport Supply Group’s unaffiliated stockholders. See “Special Factors — Position of the CBT Group as to the Fairness of the Merger,” beginning on page 53.

Position of the Management Affiliate Group as to the Fairness of the Merger (see page 55)

•	The Management Affiliate Group believes that the merger is fair to Sport Supply Group and its unaffiliated stockholders. See “Special Factors — Fairness of the Merger; Reasons for and Recommendations of the Special Committee and our Board of Directors,” beginning on page 31.

Financing of the Merger (see page 59)

•	Assuming that the transactions contemplated by the rollover agreements are consummated, the total amount of funds required to consummate the merger is approximately $154.3 million, which includes approximately $148.3 million to be paid to unaffiliated stockholders and holders of other equity-based interests in Sport Supply Group, other than the Rollover Participants, with the remainder to be applied to pay certain fees and expenses of Parent and Sub incurred in connection with the merger, the financing arrangements and related transactions.
•	Equity Financing. Pursuant to an Equity Commitment Letter, dated as of March 15, 2010, ONCAP agreed, subject to certain conditions, to contribute approximately $89.6 million in cash to Parent in exchange for shares of capital stock of Parent, solely for the purpose of funding a portion of the Merger Consideration, Option Consideration and Restricted Share Consideration. The amount to be contributed by ONCAP is subject to reduction in certain circumstances as described beginning on page 59.
•	Debt Financing. In connection with the execution of the merger agreement, on March 15, 2010, Sub received:
º	a senior debt commitment letter from The Bank of Nova Scotia, Bank of America, N.A., and Export Development Canada, pursuant to which such lenders committed to provide, subject to certain conditions, up to $99.6 million of senior credit facilities consisting of a term loan of $74.6 million and a revolving loan of up to $25.0 million, and
º	a mezzanine commitment letter from Manufacturers Life Insurance Company, pursuant to which such lender committed to provide Sub with mezzanine debt financing consisting of a subordinated credit facility of up to $26.5 million and a commitment to acquire $3.5 million of equity securities of Parent.

The proceeds from the debt financing will be used to fund a portion of the Merger Consideration, Option Consideration and Restricted Share Consideration and to pay related fees and expenses. The debt financing is subject to the satisfaction of certain conditions described beginning on page 61.

Limited Guarantee (see page 63)

•	In connection with the execution of the merger agreement, the Company and ONCAP have entered into a Limited Guarantee, dated as of March 15, 2010, pursuant to which ONCAP has unconditionally and irrevocably guaranteed certain monetary obligations of Parent and Sub under the merger agreement, including the payment of certain fees, expenses and damages, as applicable, in connection with the termination or breach of the merger agreement under certain circumstances.

Rollover Agreements (see page 60)

•	In connection with the execution of the merger agreement, each of CBT and Adam Blumenfeld, have agreed, pursuant to certain Rollover Agreements, dated as of March 15, 2010, and subject to certain conditions, to contribute, immediately prior to the closing of the merger, an aggregate of 2,104,163 shares of Sport Supply Group common stock to Parent in exchange for shares of common stock of Parent. Additionally, each member of the Management Affiliate Group has agreed, pursuant to certain Stock Option Assumption and Rollover Agreements, each dated as of March 15, 2010, to exchange, immediately prior to the closing of the merger, certain options exercisable for shares of Sport Supply Group common stock held thereby for options to purchase shares of common stock of Parent. The aggregate equity contribution of CBT and the members of the Management Affiliate Group represents approximately 19.6% of the issued and outstanding shares, on a fully-diluted basis, of the common stock of Sport Supply Group.

Voting Agreement (see page 64)

•	CBT and two affiliates of Carlson Capital, Black Diamond Offshore Ltd. and Double Black Diamond Offshore Ltd., which we refer to as the Voting Parties, entered into a Voting Agreement with Parent relating to all shares of Sport Supply Group common stock beneficially owned by the Voting Parties as of March 15, 2010, 4,753,672 in the aggregate, which we refer to as the Voting Agreement Shares. Pursuant to the Voting Agreement, the Voting Parties agreed, among other things,
º	to vote, or cause to be voted, their Voting Agreement Shares in favor of the adoption of the merger agreement,
º	to vote against any alternative transaction, merger or sale of assets involving Sport Supply Group, or any amendment of the Company’s charter or bylaws or other proposal or transaction involving Sport Supply Group, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the merger agreement or any of the transactions contemplated thereby, including the merger, and
º	not to sell, transfer, or otherwise dispose of any of their Voting Agreement Shares or enter into any voting agreement, whether by proxy, voting agreement or otherwise (other than the Voting Agreement) with respect to their Voting Agreement Shares.

The Voting Parties also granted to Parent an irrevocable proxy with respect to the voting of the Voting Agreement Shares in relation to the matters set forth above. The Voting Agreement also provides that the Voting Parties will not take certain actions, including the taking of any actions with the primary purpose of facilitating an attempt by any person to make or propose any merger, sale of assets or other similar transaction involving the Company, other than the merger. The Voting Agreement will terminate upon the earlier of the consummation of the merger or the termination of the merger agreement in accordance with its terms. By virtue of the Voting Agreement and the Rollover Agreements discussed above, the ONCAP Buying Group is deemed to beneficially own approximately 38% of the Company’s common stock.

Interests of Certain Persons in the Merger (see page 65)

•	Directors and Executive Officers. Some of our directors and executive officers, including the Management Affiliate Group, may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests include, as applicable, the right to receive change in control payments following consummation of the merger (if certain other events occur), the right to exchange their common stock and options, as applicable, of Sport Supply Group for shares of common stock and options to acquire common stock of Parent, the “cash-out” of options not being rolled over in the merger, the removal of restrictions on and “cash-out” of restricted stock, and the right to continued indemnification and insurance coverage by Sport Supply Group after the merger. In addition, certain executive officers of Sport Supply Group have entered into employment agreements with the Company, providing for benefits which go into effect upon the consummation of the merger, and will continue to serve as the executive officers of the surviving corporation following completion of the merger. Such executive officers will be entitled to participate in equity incentive plans that Parent or the surviving corporation may sponsor going forward.
•	CBT. CBT, which beneficially owns an aggregate of approximately 16% of the outstanding shares of Sport Supply Group common stock, has entered into a rollover agreement with Parent pursuant to which CBT has agreed to contribute to Parent, immediately prior to the effective time of the merger, all of its shares of Sport Supply Group common stock in exchange for shares of common stock of Parent. As a result, CBT will retain an indirect equity ownership interest in Sport Supply Group following the merger and will continue to participate in Sport Supply Group’s future earnings and growth. CBT also entered into a voting agreement with Parent pursuant to which CBT agreed to, among other things, vote its shares of Sport Supply Group common stock in favor of the adoption of the merger agreement and has granted Parent a proxy to vote such shares in the event that CBT fails to do so. The full text of the Voting Agreement is attached to this proxy statement as Annex D. CBT has also entered in a fee sharing arrangement with ONCAP pursuant to which it has agreed to share with ONCAP certain fees and expenses associated with the merger.

Material U.S. Federal Income Tax Consequences (see page 75)

•	If you are a U.S. Holder (as defined in “Special Factors — Material U.S. Federal Income Tax Consequences,” starting at page 75), the receipt of cash in exchange for your shares of Sport Supply Group common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. In general, if you are a U.S. Holder, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive and your adjusted tax basis in the shares of Sport Supply Group common stock exchanged for cash pursuant to the merger. This capital gain or loss will be long-term capital gain or loss if you have held the shares of Sport Supply Group common stock for more than one year as of the effective time of the merger. If you are a Non-U.S. Holder (as defined in “Special Factors — Material U.S. Federal Income Tax Consequences,” starting at page 75), the receipt of cash in exchange for your shares of Sport Supply Group common stock in the merger will generally not be a taxable transaction for U.S. federal income tax purposes. You are urged to consult with a tax advisor to determine your particular tax consequences. See “Special Factors — Material U.S. Federal Income Tax Consequences,” starting at page 75, for a more detailed discussion of the U.S. federal income tax considerations relevant to the merger.

Appraisal Rights (see page 102)

•	Pursuant to Section 262 of the General Corporation Law of the State of Delaware, if you do not vote in favor of the adoption of the merger agreement and you instead follow the appropriate procedures for demanding and perfecting appraisal rights as described on pages 102 through 105 and in Annex E, you will receive a cash payment for the “fair value” of your shares of Sport Supply Group common stock, as determined by a Delaware Court of Chancery, instead of the $13.55 per share Merger Consideration to be received by our unaffiliated stockholders who do not exercise appraisal rights pursuant to the merger agreement. The “fair value” of Sport Supply Group common stock may be more than, less than or equal to the $13.55 Merger Consideration you would have received for each of your shares pursuant to the merger agreement if you had not exercised your appraisal rights.
•	Generally, in order to exercise appraisal rights, among other things:
º	you must NOT vote in favor of the adoption of the merger agreement;
º	you must make written demand for appraisal in compliance with Delaware law PRIOR to the vote of our stockholders to adopt the merger agreement; and
º	you must hold your shares of Sport Supply Group common stock of record on the date the written demand for appraisal is made and you must continue to hold your shares of record through the effective time of the merger.
•	Merely abstaining or voting against the adoption of the merger agreement will not preserve your appraisal rights under Delaware law. Annex E to this proxy statement contains the Delaware statute relating to your appraisal rights. If you want to exercise your appraisal rights, please read and carefully follow the procedures described on pages 102 through 105 and in Annex E. Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights.

Company Takeover Proposals (see page 90)

•	For a period of 30 days after March 15, 2010, the merger agreement allowed us to solicit and encourage takeover proposals from third parties, participate in discussions regarding takeover proposals and, so long as the third party first executed an acceptable confidentiality agreement, provide non-public information to third parties with respect to any takeover proposal.

•	This “go-shop” period could have been extended for 15 additional days after the end of the original 30-day period for any third party that submitted a bona fide written takeover proposal to us before the end of the original 30-day period that contained the information required by the merger agreement and that our board of directors or our special committee determined in good faith, after consultation with outside legal counsel and its independent financial advisors, constituted a superior proposal or would reasonably be expected to lead to a superior proposal by the end of the additional 15-day period.
•	Pursuant to the terms of the merger agreement, because no person submitted a bona fide written takeover proposal prior the end of the “go-shop” period, we are now prohibited from soliciting, initiating, encouraging, facilitating or inducing any other takeover proposal, entering into any agreement relating to another takeover proposal or conflicting with the merger agreement, participating in discussions regarding any other takeover proposal or providing non-public information to third parties with respect to any other takeover proposal.
•	However, during this “no-shop” period, we may provide non-public information to a third party in response to an unsolicited written takeover proposal (other than solicitations permitted during the “go-shop” period) and engage in discussions and negotiations with such third party if our board of directors or our special committee determines in good faith, after consultation with outside legal counsel and its independent financial advisors, that:
º	the takeover proposal constitutes or would reasonably be expected to lead to, a superior proposal, and
º	failing to take such actions would be reasonably likely to result in a breach of their fiduciary duties to Sport Supply Group’s stockholders.

Additionally, before we can provide non-public information to any such third party, the third party must sign an acceptable confidentiality agreement with us.

Conditions to the Merger (see page 95)

•	Consummation of the merger is subject to various closing conditions including:
º	approval by the holders of a majority of the outstanding shares of Sport Supply Group common stock entitled to vote on the merger agreement; and
º	the absence of any law, order or injunction prohibiting the merger.
•	Moreover, each party’s obligation to consummate the merger is subject to certain other conditions including:
º	the accuracy of the other party’s representations and warranties in the merger agreement (subject to certain materiality qualifiers, including in certain cases of Sport Supply Group’s representations and warranties, a company material adverse effect (as defined in the merger agreement) qualifier); and
º	the other party’s compliance in all material respects with its covenants and agreements contained in the merger agreement.
•	The obligations of Parent and Sub to consummate the merger are further subject to the satisfaction (or waiver) of certain other conditions including:
º	the absence of any company material adverse effect (as defined in the merger agreement); and
º	the absence of any action by a governmental entity challenging or seeking to prohibit the merger.
•	The transaction is not subject to any financing condition; however, Parent has the unilateral option to terminate the merger agreement by paying us a termination fee of either $6 million or $10 million as described below and in the section entitled “The Merger Agreement — Termination Fees; Expenses; Damages; Specific Performance” beginning on page 99.

Termination (see page 97)

•	Under certain circumstances, the merger agreement may be terminated and the merger may be abandoned at any time before the effective time of the merger, whether before or after adoption of the merger agreement by our stockholders. If the merger agreement is terminated, Sport Supply Group, Parent or Sub will have no liability except for the payment of the termination fees and expenses and recovery of damages in certain limited situations, each as described below and in the section entitled “The Merger and the Merger Agreement — Termination Fees; Expenses; Damages; Specific Performance” beginning on page 99.

Termination Fees; Expenses; Damages; Specific Performance (see page 99)

•	$6 Million Termination Fee Payable by the Company (plus reimbursement of up to $1 million for certain reasonable out-of-pocket expenses). Sport Supply Group is obligated to pay Parent a termination fee of $6 million (plus reimbursement of up to $1 million for certain reasonable out-of-pocket expenses) if:
º	the merger agreement is terminated by either party in connection with a takeover proposal that is determined to be superior to the merger agreement (other than during the “go-shop” period, as discussed below);
º	the merger agreement is terminated by Parent in response to:
•	a change by our board of directors or our special committee of its recommendation in favor of the merger (other than under circumstances described in the penultimate bullet below),
•	our board of directors’ or our special committee’s failure to recommend to the Company’s stockholders that they approve the merger agreement,
•	a material breach of the “no-shop” provisions of the merger agreement by the Company or any of its officers, directors, employees, representatives or affiliates,
•	notice of a “superior company proposal” given by the Company to Parent, or
•	our board of directors’ or our special committee’s failure to publicly reaffirm its recommendation in favor of the merger at a time when it is required to do so and, in the cases of the first, second and fourth sub-bullets above, in response to events or circumstances in which the Company is not obligated to pay the $3 million termination fee described below; or
º	the merger agreement is terminated either because the merger has not closed on or before September 11, 2010 or the approval of our stockholders has not been obtained, and we enter into an agreement with respect to, or consummate, a transaction constituting a takeover proposal of 50% or more of the Company within 10½ months after the termination of the merger agreement.
•	$6 Million Termination Fee Payable by the Company. Sport Supply Group is obligated to pay Parent a termination fee of $6 million if the merger agreement is terminated by Parent in response to an uncured material breach by the Company of our representations, warranties and covenants in the merger agreement.
•	$3 Million Termination Fee Payable by the Company (plus reimbursement of up to $1 million for certain reasonable out-of-pocket expenses). Sport Supply Group would have been obligated to pay Parent a termination fee of $3 million (plus reimbursement of up to $1 million for certain reasonable out-of-pocket expenses) if the merger agreement had been terminated by either party in connection with a takeover proposal that was determined to be superior to the merger agreement and that was made, during the “go-shop” period, by a person that did not have discussions with the Company regarding a takeover proposal between January 1, 2009 and March 15, 2010 (which discussions led to the signing of a customary confidentiality agreement). Because no such takeover proposal was made during the “go-shop” period, this $3 million termination fee will not be applicable.

•	Other Remedies Available to Parent. In addition to the foregoing remedies, Parent is also entitled to seek specific performance against the Company in order to enforce the Company’s obligations under the merger agreement and can sue for monetary damages if the Company willfully and maliciously breaches the merger agreement.
•	$10 Million Termination Fee Payable by Parent (plus reimbursement of up to $2 million for certain reasonable out-of-pocket expenses). Parent is obligated to pay us a termination fee of $10 million (plus reimbursement of up to $2 million for certain reasonable out-of-pocket expenses) if we terminate the merger agreement as a result of Parent failing to consummate the merger within three business days after all of the conditions to Parent’s obligations to consummate the merger are satisfied or waived and Parent’s failure to consummate the merger is not due to a failure to receive the debt financing contemplated by the debt commitments that Sub received in connection with the merger, in circumstances that would result in payment of the termination fee.
•	$6 Million Breakup Fee Payable by Parent (plus reimbursement of up to $2 million for certain reasonable out-of-pocket expenses). Parent is obligated to pay us a breakup fee of $6 million (plus reimbursement of up to $2 million for certain reasonable out-of-pocket expenses) if we terminate the merger agreement in response to an uncured material breach by Parent and Sub of their obligations under the financing covenant in the merger agreement.
•	$6 Million Breakup Fee Payable by Parent. Parent is obligated to pay us a breakup fee of $6 million if:
º	we terminate the merger agreement in response to a material breach by Parent and Sub of their representations, warranties and covenants under the merger agreement (other than a breach of their obligations under the financing covenant in the merger agreement); or
º	we terminate the merger agreement as a result of Parent failing to consummate the merger within three business days after all of the conditions to Parent’s obligation to consummate the merger are satisfied or waived and the debt financing contemplated by the debt commitments that Sub received in connection with the merger, is unavailable to Parent (other than primarily because Parent and its affiliates fail to fund the equity financing contemplated by the merger agreement or the Rollover Participants failing to comply with their obligations under the relevant Rollover Agreements).
•	$2 Million Reimbursement of Certain Out-of-Pocket Expenses by Parent. Parent is obligated to reimburse us for up to $2 million for certain reasonable out-of-pocket expenses if Parent terminates the merger agreement at a time when 10% or more of the holders of Sport Supply Group common stock have validly made and not withdrawn demands for the appraisal of their shares pursuant to Section 262 of the Delaware General Corporation Law.
•	$10 Million Withdrawal Fee Payable by the Company (plus reimbursement of up to $2 million for certain reasonable out-of-pocket expenses). Sport Supply Group is obligated to pay Parent a withdrawal fee of $10 million (plus reimbursement of up to $2 million for certain reasonable out-of-pocket expenses) if the merger agreement is terminated by Parent in response to our board of directors or our special committee changing its recommendation for the merger (other than a change of recommendation in connection with a material favorable change to the business of the Company or a superior takeover proposal).
•	Other Remedies Available to the Company. In addition to the above-mentioned remedies, we can also sue for monetary damages above the fees discussed above, if Parent or Sub willfully and materially breaches the merger agreement; however, our ability to recover for such damages is limited to our protections under the Limited Guarantee as described “Special Factors — Limited Guarantee,” beginning at page 63.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	When and where is the special meeting?

A: The special meeting is scheduled to take place on August 5, 2010, 9:00 a.m. Central Time, at Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231.

Q:	What is the purpose of the special meeting?

A: At the special meeting, our stockholders will be asked to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 15, 2010, by and among Sport Supply Group, Parent and Sub.

Our stockholders may also be asked to vote to adjourn the special meeting to solicit additional proxies in support of the proposal to adopt the merger agreement if there are not sufficient votes at the special meeting to adopt the merger agreement.

Q:	Why am I receiving this proxy statement and proxy card?

A: You are receiving this proxy statement and proxy card because you owned shares of Sport Supply Group common stock as of July 2, 2010, the record date for the special meeting. This proxy statement describes the matters on which we urge you to vote at the special meeting and is intended to assist you in deciding how to vote your shares. If your shares are held by a bank or brokerage firm, you are considered the beneficial owner of shares held in “street name.” If your shares are held in “street name,” your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you.

Q:	What is a proxy?

A: A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of stock. The written document describing the matters to be considered and voted on at the meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our board of directors has designated two of our executive officers, Adam Blumenfeld and Terrence Babilla, as proxies for the special meeting.

Q:	How many shares must be present to hold the meeting?

A: A quorum must be present at the special meeting for any business to be conducted. The presence, in person or by proxy, of holders of record of a majority of the issued and outstanding shares of Sport Supply Group common stock entitled to vote at the special meeting will constitute a quorum. Proxy cards received by us but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the meeting, but will have the effect of a vote against adoption of the merger agreement. If you hold your shares in “street name” and do not give instructions to your bank or brokerage firm on how to vote your shares, it will not be permitted to vote your shares at the special meeting and your shares will not be counted for purposes of establishing a quorum. If a quorum is not present, a vote cannot occur, and a majority in interest of the stockholders entitled to vote at the meeting, present in person or by proxy, may adjourn the meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Q:	What vote is required to adopt the merger agreement and approve the adjournment, if necessary?

A: Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Sport Supply Group’s common stock entitled to vote on the merger. Adjournment of the special meeting, if necessary to solicit additional proxies, requires the approval of a majority of the votes cast. Stockholders who beneficially own approximately 38% of the outstanding Sport Supply Group common stock, 4,753,672 shares in the aggregate, have executed a voting agreement with Parent by which they have agreed to, among other things, vote their shares of Sport Supply Group common stock in favor of adoption of the merger agreement at the special meeting. The directors and executive officers of Sport Supply Group, who beneficially own approximately 3.9% of Sport Supply Group’s outstanding common stock, have informed us that they currently intend to vote all of their shares of Sport Supply Group common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary to solicit additional proxies.

Q:	Who is entitled to attend the special meeting?

A: You are entitled to attend the special meeting if you owned shares of Sport Supply Group stock at the close of business on July 2, 2010, which Sport Supply Group has set as the record date for the special meeting. Stockholders must present a form of photo identification to be admitted to the special meeting. If you hold your shares in “street name,” you are invited to attend the special meeting, but you will also need to bring a copy of your bank or brokerage statement, evidencing your ownership as of the record date, to gain admittance.

Q:	Who is entitled to vote?

A: You are entitled to vote on the proposal to be considered at the special meeting if you owned shares of Sport Supply Group common stock at the close of business on July 2, 2010, the record date for the special meeting. For each share of Sport Supply Group common stock you owned at the close of business on the record date, you will have one vote on the proposals presented at the special meeting. On the record date, there were 12,559,175 shares of Sport Supply Group common stock issued and outstanding and entitled to vote at the special meeting.

Q:	How does our board of directors recommend that I vote on the proposals?

A: Our board of directors recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary to solicit additional proxies. You should read “Special Factors — Fairness of the Merger; Reasons for and Recommendations of the Special Committee and Our Board of Directors,” beginning on page 31, for a discussion of the factors that the special committee and our board of directors considered in deciding to recommend adoption of the merger agreement.

Q:	What happens if I sell my shares before the special meeting?

A: The record date for the special meeting, July 2, 2010, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them prior to the effective time of the merger, you will retain your right to vote at the special meeting, but you will lose the right to receive the Merger Consideration for your shares. The right to receive such Merger Consideration will pass to the person who owns your shares when the merger becomes effective.

Q:	How do I vote?

A: If you are a registered stockholder, meaning that you hold your shares in certificate form or through an account with Sport Supply Group’s transfer agent, Continental Stock Transfer & Trust Company, you may submit a proxy prior to the special meeting (by Internet, telephone or mail, as described below) or you may vote in person at the special meeting.

Internet.  You may visit the Internet web site address listed on your proxy card. Internet voting procedures have been established to verify your identity and to confirm your voting instructions. Please have your proxy card available when you visit the Internet web site address.

Telephone.  You may call the toll-free telephone number listed on your proxy card. Telephone voting procedures have been established to verify your identity, to allow you to provide proxy voting instructions and to confirm that your instructions were accurately recorded. Please have your proxy card available when you call.

Mail.  You may complete and return your proxy card in the postage-paid envelope provided.

Internet and telephone voting will be available to holders of record 24 hours a day until 11:59 p.m. Eastern Time on August 4, 2010. If you use the Internet or the toll-free telephone number to provide your proxy voting instructions, you do not need to mail in your proxy card.

To vote in person at the special meeting, you must attend the meeting and obtain and submit a ballot. Ballots for voting in person will be available at the special meeting. If you are a beneficial owner of shares held in “street name” by a bank or brokerage firm, you may not vote your shares in person at the special meeting unless you obtain a power of attorney or proxy form from the record holder of your shares.

To submit a proxy to vote your shares, you must vote your shares electronically via the Internet or by telephone or complete and return the enclosed proxy card in time to be received by us prior to the special meeting. You may also deliver your proxy card in person at the special meeting. If a proxy is properly submitted and not revoked, the shares represented by the proxy will be voted in accordance with the instructions set forth on the proxy.

If your shares are held in “street name,” your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares. If you are the beneficial owner of the shares, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

Q:	What if I do not specify how my shares are to be voted?

A: If you are a registered stockholder, and you submit a proxy but do not provide voting instructions, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” approval of the adjournment of the special meeting to solicit additional proxies.

If you hold your shares in “street name” and you do not give instructions to your bank or brokerage firm, it will not be permitted to vote your shares and your shares will not be considered present at the special meeting. As a result, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement, but it will have no effect on any vote with respect to the adjournment of the meeting to solicit additional proxies in support of the proposal to adopt the merger agreement.

Q:	How do I change my vote after I submit my proxy?

A: If you decide to change your vote, you may revoke your proxy at any time before it is voted at the special meeting. You may revoke your proxy in one of three ways:

1.	You may notify the Secretary of Sport Supply Group or Sport Supply Group’s proxy solicitor, Laurel Hill Advisory Group, in writing that you wish to revoke your proxy. Please contact Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas, 75234, Attention: Secretary, or Laurel Hill Advisory Group at 100 Wall Street, 22nd Floor, New York, New York 10005. We must receive your notice before the time of the special meeting.
2.	You may timely submit a proxy with new voting instructions using the Internet or telephone voting system. You may also timely submit a properly executed proxy card with a later date than your original proxy card.
3.	You may attend the special meeting and vote in person. Merely attending the special meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares at the special meeting to revoke the proxy.

Please note that if you hold your shares in “street name” and you have instructed your bank or brokerage firm to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your bank or brokerage firm to change your vote.

Q:	Who will solicit and pay the cost of soliciting proxies?

A: Sport Supply Group is paying the cost of soliciting these proxies. Upon request, Sport Supply Group will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of Sport Supply Group’s common stock. Sport Supply Group’s directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, email or otherwise, but they will not receive additional compensation for their services. In addition, Sport Supply Group will pay approximately $6,000 (plus reimbursement of reasonable out-of-pocket expenses) to Laurel Hill Advisory Group, Sport Supply Group’s proxy solicitor.

Q:	What will be the effect of the merger?

A: After the effective time of the merger, you will no longer own any shares of Sport Supply Group common stock. All of the capital stock of Sport Supply Group following completion of the merger will be wholly-owned by Parent.

Q:	If the merger is completed, what will I receive for the shares of Sport Supply Group common stock I hold?

A: If the merger is completed, each share of Sport Supply Group common stock owned by an unaffiliated stockholder of the Company at the effective time of the merger will be automatically cancelled and converted into the right to receive $13.55 in cash, without interest and subject to applicable tax withholding requirements. However, if you perfect your appraisal rights, you will not receive the $13.55 per share Merger Consideration and instead your shares will be subject to appraisal in accordance with Delaware law.

Q.	Will I be taxed when I receive the Merger Consideration for my shares?

A: If you are a U.S. Holder, your receipt of the Merger Consideration will be a taxable transaction. You will recognize tax gain or loss on the difference between the cash you receive in the merger and your adjusted tax basis in the Sport Supply Group common stock surrendered in the merger, as described in “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 75.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A: Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “Appraisal Rights,” beginning on page 77.

Q:	If the merger is completed, what will happen to outstanding options to acquire Sport Supply Group common stock?

A: At the effective time of the merger, each outstanding option to acquire shares of common stock of Sport Supply Group (other than options being exchanged for options to acquire shares of common stock of Parent by certain Rollover Participants), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to the product of (x) the total number of shares of Sport Supply Group common stock subject to such option multiplied by (y) the excess, if any, of $13.55 over the exercise price per share of such option. If the exercise price per share of an option to acquire Sport Supply Group common stock equals or exceeds the $13.55 per share Merger Consideration, such option will be cancelled without payment.

Q:	What should I do now?

A: We urge you to read this proxy statement carefully in its entirety, including its annexes, and to consider how the merger affects you. After you read and consider carefully the information contained in this proxy statement, please submit your proxy as soon as possible so that your shares may be represented at the special meeting. If your shares of Sport Supply Group common stock are registered in your own name, you may submit your proxy electronically via the Internet or telephone voting system or by filling out and signing the proxy card and then mailing your signed proxy card in the enclosed pre-paid envelope. If your shares are held in “street name,” please follow the directions your bank or broker has provided.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A: If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name,” you may receive more than one voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A: No. If the merger agreement is adopted and other conditions to the merger are satisfied, shortly after the merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Continental Stock Transfer & Trust Company, the paying agent appointed by Parent. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:	What do I do if I have lost my stock certificate?

A: The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond to Sport Supply Group in order to cover any potential loss.

Q:	When do you expect the merger to be completed?

A: We are working toward completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we expect the merger to be completed in the first quarter of fiscal 2011, which ends on September 30, 2010.

Q:	When will I receive the cash payment for my shares?

A: Assuming that you do not elect to exercise your appraisal rights, shortly after the effective time of the merger, Continental Stock Transfer & Trust Company, the paying agent appointed by Parent, will send to you a letter of transmittal with instructions regarding the surrender of your stock certificates in exchange for the Merger Consideration. Once you have delivered an executed copy of the letter of transmittal together with your stock certificates to Continental Stock Transfer & Trust Company, it will promptly pay the Merger Consideration owing to you, less any applicable withholding taxes.

Q:	What are the consequences of the merger for the Company’s executive officers and directors?

A: Following the merger, it is expected that the members of our management will continue as management of the surviving corporation. Our current board of directors, however, will be replaced by a new board of directors to be nominated by ONCAP and CBT. In addition, as explained in the answer to the next question, certain of our executive officers are expected to exchange certain of their shares of Sport Supply Group common stock and options to acquire shares of Sport Supply Group common stock, as applicable, for common stock or options to acquire common stock of Parent. Furthermore, at the effective time of the merger, each unvested restricted share of the common stock of the Company will be cancelled and converted into the right to receive $13.55 per share. Therefore, in connection with the merger, the unvested restricted shares of common stock held by Sport Supply Group’s executive officers and directors will fully vest and will entitle them to receive $13.55 for each such share. Other consequences of the merger for the Company’s executive officers include, as applicable, the right to receive change in control payments following consummation of the merger (contingent upon the occurrence of certain other events), the “cash-out” of options not exchanged for options to acquire shares of common stock of Parent, benefits resulting from entry into employment agreements with the Company, which go into effect upon the consummation of the merger, the right to receive additional options to acquire shares of common stock of Parent under a new stock option plan to be put in place by Parent following the merger, and the right to continued indemnification and insurance coverage by Sport Supply Group after the merger. For more information on the consequences of the merger for Sport Supply Group’s directors and executive officers, see “Special Factors — Interests of Certain Persons in the Merger,” starting at page 65.

Q:	Will members of the Company’s management or board of directors hold any equity interests in Parent following the consummation of the merger?

A: Yes. It is currently expected that Mr. Adam Blumenfeld, Chairman of the board of directors and Chief Executive Officer of the Company, will contribute 60,091 shares of Sport Supply Group common stock to Parent in exchange for shares of common stock of Parent. It is also currently expected that Messrs. Adam Blumenfeld, Terrence Babilla, John Pitts, Kurt Hagen and Tevis Martin, the executive officers of the Company will contribute to Parent 740,372 options to acquire shares of Sport Supply Group common stock in exchange for options to acquire shares of common stock of Parent representing approximately 3.9% of the outstanding equity interests of Parent immediately following the effective time of the merger. In addition, it is expected that certain executive officers will receive additional equity interests of Parent as part of a new stock option plan to be put in place by Parent following the merger. See “Special Factors — Interests of Certain Persons in the merger,” starting at page 65.

Q:	Where can I find more information about Sport Supply Group?

A: We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov, as well as on our website at www.sportsupplygroup.com. You can also request copies of these documents from us. See “Where You Can Find More Information,” on page 122.

Q:	Who can help answer my other questions?

A: If you have further questions about the merger, you should contact our proxy solicitor, Laurel Hill Advisory Group, at the following address and telephone number:

Address:	100 Wall Street 22nd Floor New York, New York 10005
Tel:	(888) 742-1305

SPECIAL FACTORS

Parties Involved in the Merger

Sport Supply Group, Inc.

Sport Supply Group is the nation’s leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. Sport Supply Group markets its products and services through 3 million direct mail catalogs, a 40-person telesales team, more than 200 direct sales professionals, 60 Platinum Resellers and a family of company-controlled websites. Sport Supply Group’s principal executive office is located at 1901 Diplomat Drive, Farmers Branch, Texas 75234, and its telephone number is (972) 484-9484.

The following table briefly sets forth information regarding our executive officers and directors:

Name	Age	Position
Adam Blumenfeld	39	Chairman of the Board of Directors and Chief Executive Officer
Jeff Davidowitz(1),(2),(3)	53	Director
Richard Ellman(1),(2),(3),(4)	39	Director
William M. Lockhart(1),(2),(4)	40	Director
William H. Watkins, Jr.(1),(3)	67	Director
Terrence M. Babilla	48	President, Chief Operating Officer, General Counsel and Secretary
John Pitts	44	Chief Financial Officer
Kurt Hagen	41	Executive Vice President, Sales & Marketing
Tevis Martin	53	Executive Vice President, U.S. Operations

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating Committee
(4)	Member of the Special Committee

For more information about our directors and executive officers, see “Directors and Executive Officers of Sport Supply Group, the ONCAP Buying Group and the CBT Group,” starting at page 114.

Sage Parent Company, Inc.

Sage Parent Company, Inc., or Parent, is a Delaware corporation formed solely in anticipation of the merger by ONCAP. ONCAP, in partnership with operating company management teams, invests in and builds shareholder value in North American small and mid-size companies that are leaders in their defined market niche.

The Rollover Participants will contribute their shares of Sport Supply Group common stock and options to acquire shares of Sport Supply Group common stock, as applicable, to Parent in exchange for shares of common stock, and options to acquire shares of common stock, of Parent in connection with the merger. Parent currently has de minimis assets and has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Parent’s principal executive office is located at 161 Bay Street, 48th Floor, Toronto, Ontario M5J 2S1, and its telephone number is (416) 214-4300.

Sage Merger Company, Inc.

Sage Merger Company, Inc., or Sub, is a Delaware corporation formed by Parent solely for purposes of entering into the merger agreement and consummating the transactions contemplated thereby, including the merger. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Sub will merge with and into Sport Supply Group, with Sport Supply Group continuing as the surviving corporation. Sub is a wholly-owned subsidiary of Parent and currently has de minimis assets and has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. We refer to ONCAP Investment Partners II L.P., ONCAP Investment Partners II Inc., Parent, Sub and their respective affiliates collectively as the ONCAP Buying Group.

Sub’s principal executive office is located at 161 Bay Street, 48th Floor, Toronto, Ontario M5J 2S1, and its telephone number is (416) 214-4300.

CBT Holdings, LLC

CBT Holdings, LLC, or CBT, a Delaware limited liability company, is an affiliate of the Charles Bronfman Trust, or the Trust, a trust organized under the laws of the State of Delaware. CBT’s current activities consist of the acquisition, ownership, disposition and reinvestment of investment assets and related business activities. CBT’s principal executive office is located at 10877 Wilshire Boulevard, Suite 2200, Los Angeles, California 90024, and its telephone number is (310) 954-4880.

Charles Bronfman Trust

The Trust is the sole member of CBT. Its principal business consists of the acquisition, ownership, disposition and reinvestment of investment assets and related business activities. The Trust’s principal executive office is c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890, and its telephone number is (302) 651-1000. We refer to CBT and the Charles Bronfman Trust, collectively as the CBT Group.

The Management Affiliate Group

We refer to the executive officers of Sport Supply Group as the Management Affiliate Group. This group consists of Messrs. Adam Blumenfeld, Terrence Babilla, John Pitts, Kurt Hagen and Tevis Martin. These executive officers will contribute certain shares of common stock of Sport Supply Group and options to acquire shares of common stock of Sport Supply Group, as applicable, to Parent in exchange for common stock and options to acquire shares of common stock of Parent. In connection with the consummation of the merger, the Management Affiliate Group will also receive:

•	change in control payments following consummation of the merger (and contingent upon the occurrence of certain other events),
•	a “cash-out” of their restricted shares and options not rolled over into Parent, which will vest as a result of the merger,
•	benefits resulting from entry into employment agreements with the Company, which go into effect on the consummation of the merger,
•	additional options to acquire shares of common stock in Parent under a new stock option plan to be put in place by Parent following the merger, and
•	continued indemnification and insurance coverage by Sport Supply Group after the merger.

The Management Affiliate Group may be contacted at the Company’s principal executive office, which is located at 1901 Diplomat Drive, Farmers Branch, Texas 75234, and its telephone number is (972) 484-9484.

Background of the Merger

As part of the ongoing management and oversight of Sport Supply Group’s business, our board of directors and senior management regularly review and discuss the Company’s performance, risks, opportunities and overall strategic direction. As part of these discussions, and in light of economic, competitive and other conditions, the board of directors and senior management have from time to time evaluated the possibility of pursuing various strategic alternatives as part of their ongoing effort to strengthen the Company’s business and enhance stockholder value.

Beginning in the second fiscal quarter ended December 31, 2008, our operating results began to modestly reflect revenue, gross profit and operating profit challenges caused largely by the deterioration in domestic economic conditions. Weak economic conditions have resulted in increased unemployment, decreased consumer confidence and spending, and reductions in school, municipal, county, state and federal budgets, which together negatively impact the funds available for youth sports, youth physical education and athletic facilities. These market conditions have resulted in heightened competitive pressure. Beginning in 2009, our board of directors and senior management began to more intently focus on opportunities to take advantage of poor market conditions and position the business to weather the business challenges facing the sporting goods industry and the institutional sports market in particular. Consistent with these goals, over the past year, the Company has improved its balance sheet and significantly reduced outstanding debt by paying off the balance of its convertible notes from excess cash and cash flow from operations as well as borrowings under the Company’s revolving credit facility, integrated four small sales force acquisitions into the Company’s operations, reduced and maintained operating costs at low but manageable levels, and implemented new marketing programs designed to address institutional customer needs and affordability concerns.

In November 2008, Mr. Blumenfeld, the Company’s Chairman of the Board and Chief Executive Officer, was approached by a private equity firm, or Financial Buyer A, with interest in exploring a possible acquisition of the Company. After executing a confidentiality agreement with the Company on December 1, 2008, Financial Buyer A spoke and met in person with senior management, as well as with Mr. Ellman, a director of the Company, on several occasions over the span of approximately six weeks in an effort to learn more about the Company’s business. On January 19, 2009, Financial Buyer A submitted a letter to Mr. Blumenfeld indicating an interest in acquiring all of the outstanding shares of the Company at a price of $10.00 per share in cash. Financial Buyer A acknowledged that $10.00 per share was at the low end of its initial verbal indication of value when discussions between the parties began, however Financial Buyer A indicated that it felt that the current economic and credit environment could not support a higher valuation at the time. After discussion with the board of directors, Mr. Blumenfeld notified Financial Buyer A that Financial Buyer A’s valuation was too low to warrant further discussion but that the Company would be willing to entertain further discussions should Financial Buyer A raise its valuation in the future. Financial Buyer A subsequently provided an industry assessment to the Company but did not submit any indication of interest at a higher valuation. The parties did not engage in any further substantive discussions after April 2009.

In the first quarter of calendar-year 2009, Mr. Ellman initiated contact with representatives of a second private equity firm, or Financial Buyer B, to gauge whether Financial Buyer B might have any interest in pursuing a business combination transaction with the Company. The Company had maintained a dialogue with representatives of Financial Buyer B for several years, and given Financial Buyer A’s recent indication of interest, wanted to determine whether Financial Buyer B was interested in engaging in discussions with the Company at the then current time. Financial Buyer B advised Mr. Ellman that the time was not right for it to seriously pursue such a transaction with the Company.

Early in October 2009, a representative from a third private equity firm, or Financial Buyer C, contacted Mr. Lockhart in order to discuss Financial Buyer C’s interest in the Company. During a subsequent conversation, the representative from Financial Buyer C indicated that Financial Buyer C had begun preliminary work on the Company’s valuation and would like to engage in a formal process to evaluate an acquisition of the Company. Mr. Lockhart suggested that Financial Buyer C contact Mr. Blumenfeld directly, but that he did not believe, given the time and distraction associated with a formal due diligence process, the Company would agree to engage in a formal process unless Financial Buyer C had a serious intent to acquire the Company at a significant premium to the then current trading price of the common stock, which had closed at $10.02 on the day Financial Buyer C first contacted Mr. Lockhart. After executing a confidentiality agreement with

Financial Buyer C on October 14, 2009, Mr. Lockhart, Mr. Blumenfeld and other members of senior management spoke with Financial Buyer C on multiple occasions and met with Financial Buyer C in person on one occasion. After those conversations and external market due diligence performed by Financial Buyer C, on October 30, 2009, Financial Buyer C submitted a written preliminary indication of interest to acquire all of the outstanding shares of the Company at a price of $13.00 per share in cash and requested that it be allowed to confirm its valuation through additional due diligence.

On November 3, 2009, the board of directors held a telephonic meeting at which Mr. Blumenfeld discussed Financial Buyer C’s preliminary indication of interest and request to conduct additional due diligence. A representative of Vinson & Elkins L.L.P., the Company’s outside counsel, was present at the meeting and gave a presentation regarding director duties in reviewing potential strategic transactions during which members of the board of directors raised multiple questions regarding the strategic transaction process and their roles and responsibilities in such a process. Among other matters, the board of directors discussed (i) Financial Buyer C generally, (ii) Financial Buyer C’s level of interest, (iii) Financial Buyer C’s request to conduct additional due diligence, (iv) the value associated with Financial Buyer C’s preliminary indication of interest, (v) the probabilities of various scenarios associated with the Company negotiating a higher price, (vi) conversations that members of senior management had or were planning to have with other interested parties regarding potential strategic transactions, and (vii) the advisability of forming a special committee of the board of directors to be composed of directors Messrs. Ellman and Lockhart, given their independence and significant experience and knowledge with respect to the valuation of companies, and engaging an independent financial advisor to assist the board of directors or the contemplated special committee, as applicable, in the process of reviewing and evaluating potential strategic alternatives. After discussion, the board of directors agreed to allow Financial Buyer C to proceed with additional due diligence. Additionally, while the board of directors did not determine to form a special committee at that time, it did authorize Messrs. Ellman and Lockhart to interview potential financial advisors.

Throughout early- and mid-November 2009, Financial Buyer C conducted in-depth due diligence on the Company to confirm its valuation of $13.00 per share. Also during this time, Messrs. Ellman and Lockhart began a search to find a financial advisor to assist and advise the contemplated special committee of the board of directors in evaluating strategic alternatives that may arise. On November 9 and 10, 2009, Messrs. Ellman and Lockhart interviewed two potential financial advisors, including Houlihan Lokey. Based on such interviews and proposed engagement letters received from each candidate, the special committee (formed on December 24, 2009, as discussed below) selected Houlihan Lokey as its financial advisor and executed an engagement letter with Houlihan Lokey dated as of January 1, 2010.

On November 19, 2009, the board of directors held a regularly scheduled in-person meeting following the Company’s annual meeting of stockholders. During the meeting, the board of directors discussed various topics, including recent results and management’s expectations with respect to the impact of generally weak economic conditions and potential reductions in school and municipal budgets. Mr. Blumenfeld informed the board of directors that Financial Buyer C had begun conducting additional due diligence but had yet to make a formal offer to acquire the Company. Financial Buyer C had given members of senior management a financial presentation prior to the board of directors’ meeting relating to its valuation of the Company, and the board of directors discussed this presentation in detail at the meeting. Messrs. Blumenfeld and Babilla, the Company’s President, Chief Operating Officer, General Counsel and Secretary, also discussed that they had or planned to have conversations with four potential strategic buyers, or Strategic Buyers A, B, C and D, in light of Financial Buyer C’s interest in the Company. Strategic Buyers A, B, C and D were identified as potential strategic buyers worth contacting because these companies were engaged in complementary businesses with the Company and management perceived opportunities to take advantage of possible economies of scale between the Company and each such strategic buyer. Given the prior interest in the Company shown by financial buyers, the board of directors and management also thought it might be useful to have initial meetings with potential strategic suitors, if only to open channels of communication that might be useful should some other opportunity arise. The goal of the board of directors was to develop more information on what might be the best transaction for the Company from a financial and strategic perspective and the board of directors was open to considering alternatives for consummating such a transaction, including taking the

Company private given the limited benefits and increasing costs of operating as a small public company. The preliminary conversations held or eventually held with Strategic Buyers A, B and C, while intended to create a basis by which the Company might investigate whether any of Strategic Buyers A, B or C might have a serious interest in acquiring the Company, focused on multiple topics ranging from basic descriptions of the Company’s businesses to discussions regarding potential business alliances to very preliminary discussions regarding possible business combinations. While Messrs. Blumenfeld and Babilla initially believed that Strategic Buyer C might have serious interest in pursuing an acquisition of the Company, Strategic Buyer C engaged only in limited follow up, and serious discussions regarding a possible business combination did not ultimately materialize. The Company was unable to engage in any discussion with Strategic Buyer D. None of the conversations with Strategic Buyers A, B and C ever rose to the level of serious discussion, no confidentiality agreements contemplating a strategic transaction were signed, and Messrs. Blumenfeld and Babilla, after these conversations, judged that none of Strategic Buyers A, B, C or D were likely, in the near term, to engage in a serious process to acquire the Company, given their own strategic considerations and ongoing business activities. At the meeting, the board of directors again discussed the advisability of forming a special committee of the board of directors to evaluate potential strategic transactions, but determined not to do so until Financial Buyer C or another third party raised its level of interest in the Company.

The board of directors and senior management also discussed other potential strategic transactions at the meeting, including (i) negotiating a significant acquisition opportunity that would have expanded the Company’s footprint into additional geographic regions, (ii) increasing focus on acquiring additional sales force teams, (iii) potentially repurchasing some of the Company’s outstanding common stock, and (iv) possibly raising additional debt in connection with such stock repurchase efforts.

They concluded that negotiating a significant acquisition and acquiring additional sales force teams were the best use of the Company’s working capital and would likely result in the most advantageous return on investment because these types of transactions would enable the Company to:

•	generate incremental revenue growth by increasing the number of sales people marketing and selling the Company’s products without materially increasing the general and administrative expenses needed to support such additional people;
•	develop new customer relationships and better penetrate existing customer relationships;
•	eliminate certain competitors and thereby reduce local pricing pressures;
•	take advantage of the Company’s economies of scale due to its size as compared to the entities it planned to acquire; and
•	leverage the Company’s existing infrastructure.

With respect to the potential significant acquisition opportunity, the Company and the seller were ultimately unable to come to mutually agreeable terms. With respect to additional sales force acquisitions, during the past year, the Company has purchased certain assets of Webster’s Team Sports, Doerner’s Team Sports, Har-Bell Athletic Goods, Coach’s Sports Corner, Greg Larson Sports and Kattus Pro-Team Sports, Inc., thereby increasing the Company’s road sales force in the respective geographic regions as a result of these acquisitions as well as incremental sales force additions, net of terminations, by 39.

With respect to the recapitalization alternatives, these were reviewed preliminarily from time to time by the board of directors. However, the board of directors determined that these options were not in the Company’s best interests primarily because:

•	strategic acquisitions of companies and sales people would likely generate a better return on the Company’s investment;
•	using working capital or borrowed funds to repurchase Company common stock could impair the Company’s ability to take advantage of strategic acquisitions;

•	the Company’s common stock is thinly traded, which illiquidity would likely reduce the probability that the Company could repurchase a meaningful volume of stock in the open market at attractive prices; and
•	challenging debt markets would likely make it difficult for the Company to raise debt at sufficiently attractive rates and raising debt would likely entail significant upfront costs with no assurance that the Company would be able to effectively invest the debt proceeds and generate a favorable return.

On December 7, 2009, upon the recommendation of a representative of the CBT Group, Mark Gordon of ONCAP contacted Mr. Blumenfeld to arrange a meeting with senior management to discuss a possible transaction between the Company and ONCAP. Although ONCAP does not have any relationship with CBT, a director of ONCAP Investment Partners II Inc. is an advisor in an informal capacity to Andell Holdings, LLC (which, through a management agreement, manages CBT). As part of an investment review process relating to Andell Holdings, LLC’s investment portfolio, in the late fall of 2009, the ONCAP Investment Partners II director observed that the Company might represent an interesting investment opportunity for ONCAP and CBT agreed to introduce ONCAP to the Company. The communication between CBT and ONCAP at this time was preliminary, involved ONCAP asking if CBT would be opposed to ONCAP or its affiliates entering into a transaction with the Company at a future time given that CBT is one of the Company’s largest stockholders, and was not with a view toward CBT and ONCAP working together in pursuit of a possible transaction with the Company.

On December 10, 2009 and after completion of its additional due diligence, Financial Buyer C notified Messrs. Blumenfeld and Lockhart that it was not prepared to offer $13.00 per share in cash to acquire the Company, and it did not believe the Company would be interested in the value it might be prepared to offer, which Financial Buyer C indicated was closer to $11.00 per share. Financial Buyer C indicated that the decline in value from its preliminary indication of interest at $13.00 per share was largely the result of its expectations regarding potential revenue softness given then current economic conditions and reduced municipal budgets, as well as anticipated capital expenditures in the near term given the upcoming expiration of the Company’s headquarters lease and other planned technology initiatives. Messrs. Blumenfeld and Lockhart confirmed to Financial Buyer C that the new valuation level Financial Buyer C was suggesting was too low to warrant further discussion. Financial Buyer C informed Messrs. Blumenfeld and Lockhart that it might consider re-evaluating its valuation assumptions six to nine months later. When Mr. Lockhart asked if it would be interested in being contacted to participate in a transaction should one arise in a range at or higher than $13.00 per share, Financial Buyer C indicated that it did not wish to be contacted in any process prior to that timeframe associated with that value.

On December 14, 2009, Mr. Gordon, Michael Lay and Ryan Mashinter of ONCAP met with senior management in Dallas. Prior to the meeting, ONCAP had provided management with a list of introductory questions for discussion at the meeting. At the meeting, management and ONCAP discussed the Company’s business, industry and competitive dynamics, growth initiatives, certain financial information and possible transaction alternatives. Because these discussions were limited to publicly available information, on December 18, 2009, ONCAP and the Company entered into a confidentiality agreement to facilitate the exchange of non-public information between the parties. Also on December 18, 2009, the Company began providing due diligence materials to ONCAP.

On December 21, 2009, the Company received an initial draft of a proposed non-binding letter of intent from ONCAP with respect to a potential acquisition of the Company by ONCAP at a price of $14.50 per share, subject to further due diligence review.

On December 22, 2009, a fourth private equity firm, or Financial Buyer D, met with Mr. Blumenfeld and other members of senior management to engage in exploratory discussions about a possible transaction with the Company. Financial Buyer D had originally initiated contacted with management at an investor conference in which the Company participated. Representatives of Financial Buyer D indicated that they had been studying the Company and had an interest in further discussions regarding a potential transaction with the Company. During the meeting, which was preliminary in nature, management educated Financial Buyer D regarding the various elements of the Company’s business and the institutional sporting goods market in general. The meeting did not result in an indication of interest from Financial Buyer D.

On December 24, 2009, the board of directors met by telephone conference call to discuss the draft non-binding letter of intent received from ONCAP. A representative of Houlihan Lokey and a representative of Vinson & Elkins participated in the call. Mr. Blumenfeld gave the board of directors an overview of the background relating to the letter of intent and asked Mr. Lockhart, who had been asked to direct the negotiations relating to the letter of intent, to discuss further the current status of the negotiations and contemplated process and timeline for finalization of the letter of intent. The board of directors discussed ONCAP’s non-binding proposal in detail, including the strength of ONCAP’s interest and the proposed all-cash price of $14.50 per share. The board of directors approved the formation of a special committee of the board of directors, which we refer to as the special committee, consisting of Messrs. Ellman and Lockhart, each independent under the rules of The NASDAQ Global Market, with Mr. Lockhart serving as Chairman, that would be responsible for reviewing, evaluating and negotiating the terms and provisions of any transaction with ONCAP and making a recommendation to the board of directors with respect to such transaction. In appointing Mr. Lockhart to serve as the Chairman of the special committee, the board of directors took into account that Mr. Lockhart serves as a portfolio manager for Carlson Capital, which is the Company’s largest stockholder, and that Carlson Capital’s interest in the merger is directly aligned with the interests of the Company’s other unaffiliated stockholders. The proposed non-binding letter of intent contemplated that entities affiliated with Carlson Capital would enter into a customary voting agreement whereby such entities would agree to vote their shares in favor of adoption of the merger agreement. Mr. Lockhart advised others at Carlson Capital on a confidential basis that the proposed transaction would require that Carlson Capital enter into such a voting agreement with ONCAP.

Between December 24 and 29, 2009, the special committee, with the assistance of outside legal and financial advisors and Mr. Blumenfeld, negotiated a detailed non-binding letter of intent with ONCAP at the proposed $14.50 per share price that also contemplated several highly negotiated business issues that the parties recognized would eventually be associated with any transaction, including a “go-shop” provision, potential termination fees, a potential financing condition, and other similar terms that potentially would be material in negotiating an eventual merger agreement. The special committee desired to engage ONCAP in a process that would occur in an accelerated fashion in order to (i) avoid continuing distractions to the management team incurred by engaging in another due diligence process with a prospective buyer, (ii) confirm that ONCAP was investing substantial time and resources in a serious process to achieve a deal associated with both (a) a price of $14.50 per share and (b) other transaction terms acceptable to the Company, and (iii) ensure that such a process would occur in a time period unlikely to alter materially the Company’s ability to engage in discussions with any other potential suitors, should they appear. In order to achieve these goals, the non-binding letter of intent was negotiated to include a 30-day exclusivity period, subject to limited extension upon ONCAP meeting certain conditions, as well as a limited expense reimbursement provision for ONCAP. The special committee believed that this process would maximize the likelihood that ONCAP would work quickly to negotiate the transaction proposed in the original non-binding letter of intent, with the Company incurring only limited expenses should the special committee or board of directors decide not to engage in a transaction with ONCAP on the terms contemplated in the non-binding letter of intent. The parties executed the non-binding letter of intent on December 29, 2009.

During the week of January 4, 2010, Messrs. Gordon, Lay, Mashinter and Wole James of ONCAP again met with members of senior management in Dallas to further ONCAP’s due diligence efforts. On January 9, 2010, the special committee was updated on the status of the ONCAP’s due diligence investigation, ONCAP’s proposed financing and capital structure for the transaction, and the initially contemplated terms of the proposed investment and employment arrangements to be entered into with certain members of management if a transaction was consummated. On January 11, 2010, O’Melveny & Myers LLP, ONCAP’s outside counsel, sent the Company a legal due diligence request list. On January 13, 2010, the special committee was further updated with respect to the status of ONCAP’s due diligence investigation and, based on discussions with Mr. Gordon, ONCAP’s internal investment committee approval process.

After further due diligence investigation, on January 15, 2010, ONCAP sent the special committee financial analyses indicating a proposed valuation of $13.34 per share. The Company’s common stock closed at $11.66 that same date. After receipt and review of these materials, the members of the special committee had multiple conversations with each other, the special committee’s financial advisors and management regarding the assumptions upon which ONCAP’s analyses were based. These conversations focused on various adjustments made by ONCAP to the EBITDA projections previously furnished by the Company to ONCAP as well as adjustments made by ONCAP for working capital items. ONCAP utilized a variety of metrics in formulating its valuation, one of which included assessing projected EBITDA for fiscal 2010 within the context of market driven valuation multiples. The special committee evaluated the adjustments included in ONCAP’s analysis and discussed whether the adjustments that negatively affected projected EBITDA and working capital were appropriate as well as whether there were any adjustments that might positively affect projected EBITDA and working capital not considered by ONCAP. On January 18, 2010, the special committee met in person and with its financial advisors to further discuss ONCAP’s financial analyses, as well as alternative assumptions which the special committee planned to use to negotiate for a higher valuation of the Company. After this meeting, ONCAP was provided with analyses that supported ONCAP’s original valuation of $14.50 per share, as well as a scenario providing for a significantly higher valuation. The analyses suggested, among others things, that ONCAP should revise its valuation models to account for:

•	tax benefits the Company would receive as a result of the merger,
•	cash the Company would receive if the Company’s option holders exercised their options in connection with the transaction,
•	revenue benefits the Company might expect to receive from its contract with U.S. Communities, and
•	expense benefits the Company could recognize from discontinuing certain operations.

The alternative analyses were provided to ONCAP in connection with the special committee’s negotiations with ONCAP to improve ONCAP’s proposed offer price and therefore did not reflect the special committee’s conclusions on valuation. Over the next several days, members of the special committee had numerous telephone conferences to discuss ONCAP’s most recent proposal and the special committee’s response to ONCAP.

On January 21, 2010, ONCAP sent the special committee revised financial analyses that continued to indicate a proposed value of $13.34 per share. Following discussions with the special committee and its advisors regarding the method of calculation and assumptions upon which the analyses were based, on January 22, 2010, ONCAP sent further revised financial analyses indicating a proposed value of $13.50 per share.

On January 25, 2010, the special committee met by telephone. Representatives of Houlihan Lokey and Vinson & Elkins also participated in the call. At the meeting, Houlihan Lokey reviewed with the special committee its preliminary financial analyses with respect to the Company. The types of financial analyses reviewed and discussed with the special committee on January 25, 2010 were substantially similar to certain of the types of financial analyses discussed with the special committee at the March 15, 2010 meeting more fully described beginning on page 29 of this proxy statement, except that the financial analyses reviewed on March 15, 2010 were based on updated information, including stock prices, available as of March 12, 2010, and further instructions received from the special committee. The special committee reviewed and discussed the financial analyses with Houlihan Lokey, and following those discussions, the special committee requested that Houlihan Lokey prepare additional analyses reflecting certain adjustments to assumptions underlying management’s projections more consistent with industry growth rates and historic Company results. The special committee, with the assistance of Houlihan Lokey, discussed how it might respond to ONCAP’s proposed valuation of $13.50 per share, as well as how certain terms in the letter of intent might be revised in connection with further price negotiations. The special committee determined not to respond formally to the $13.50 proposal, but instead instructed Houlihan Lokey to contact ONCAP to request that ONCAP increase its proposed price per share and/or alter some other terms of its proposal. The special committee also discussed the fact that the exclusivity period under the letter of intent would automatically expire on January 27, 2010 because ONCAP had not, among other things, complied with the requirement that it re-confirm its intent to propose a $14.50 per share price. The special committee’s discussion included consideration as to whether the special committee should initiate contact with other parties after the exclusivity period ended.

On January 27, 2010, a representative of Houlihan Lokey spoke with Mr. Gordon of ONCAP and discussed ONCAP’s proposed valuation, as well as the special committee’s request for a 3% reverse termination fee should ONCAP be unable to obtain debt financing at the time the Company had satisfied all of its own conditions to the merger agreement and expense reimbursement for the Company should ONCAP not ultimately execute the merger agreement. On January 28, 2010, in response to Houlihan Lokey’s request on behalf of the special committee, ONCAP indicated that it would be sending a revised term sheet indicating a proposed price of $13.55 per share and the requested 3% reverse termination fee, but no expense reimbursement provision. On the evening of January 28, 2010, Messrs. Ellman and Lockhart had a lengthy conversation by phone to discuss ONCAP’s proposal and jointly determined a response that would address the special committee’s desire to ensure that any publicly announced transaction would be consummated or, if not consummated for most reasons outside the reasonable influence of the Company, provide the Company appropriate compensation for engaging in a publicly announced transaction. On January 29, 2010, Mr. Lockhart spoke with Mr. Gordon of ONCAP and informed him that the special committee would continue negotiating a transaction on the basis of a $13.55 per share price and the requested 3% reverse termination fee. The Company’s common stock closed at $11.89 that same date. ONCAP was amenable to Mr. Lockhart’s proposal and circulated a draft of a revised non-binding letter of intent on January 29, 2010, which altered certain existing terms not otherwise expected by the special committee. In response, Mr. Lockhart advised ONCAP that while the special committee was agreeable to negotiating a transaction on the basis of $13.55 per share cash consideration, and a 3% reverse termination fee if the failure to receive the debt financing prevented the closing from occurring, it did not want to negotiate any extension or revision of the letter of intent, contemplate any other changes to the terms they had previously discussed, or spend time negotiating terms of the non-binding letter of intent rather than progressing to negotiate a definitive merger agreement. The parties agreed to proceed on that basis and the original non-binding letter of intent, including the exclusivity and expense reimbursement provisions, expired by its terms. Also on January 29, 2010, ONCAP requested the special committee’s permission to contact the CBT Group to discuss the CBT Group’s potential involvement in the transaction, possibly via an exchange of the CBT Group’s equity into equity of Parent.

On February 1 and 2, 2010, O’Melveny & Myers hosted two legal due diligence calls. On February 2, 2010, O’Melveny & Myers also circulated a first draft of the Voting Agreement whereby certain stockholders of the Company, including certain affiliates of Carlson Capital for whom Mr. Lockhart serves as a principal and portfolio manager, would agree to vote their shares in favor of the proposed merger. Carlson Capital was represented by in-house counsel with regard to its review and negotiation of the Voting Agreement. Also on February 2, 2010, the board of directors met by telephone conference call. During the board of directors’ meeting, Mr. Lockhart gave a brief update on the status of the ONCAP negotiations, noting that ONCAP was in the final stages of its due diligence and that the special committee would be meeting on February 5, 2010 to discuss ONCAP’s most recent proposal. Mr. Lockhart invited the other independent directors, Messrs. Davidowitz and Watkins, to attend the special committee’s meeting. On February 3, 2010, the special committee formally engaged Young Conaway Stargatt & Taylor, LLP to serve as its Delaware counsel. Also on February 3, 2010, a draft side letter was circulated to CBT and its outside counsel, Munger, Tolles & Olson LLP, as well as ONCAP and O’Melveny & Myers. The sole purposes of the side letter were to (1) allow ONCAP to discuss with CBT the CBT Group’s potential participation in the transaction by way of “rolling” its shares in the merger such that CBT could participate in the surviving company on a pro rata basis to its capital contribution, and (2) subject CBT to confidentiality and standstill provisions similar to those under which ONCAP was operating. ONCAP believed that it was important to ascertain whether CBT, as one of the Company’s largest stockholders, would be opposed to a transaction involving the Company and ONCAP. However, at no time during the negotiation leading up to the merger agreement did ONCAP and CBT agree to work together in pursuit of the transaction, as CBT only indicated that it would consider signing a voting agreement to support the transaction and to “roll” its shares in the merger. Carlson Capital, one of the Company’s other large stockholders, did not execute a similar side letter and was not approached by ONCAP regarding its potential post-merger participation in the surviving company through “rolling” its shares in the merger because Mr. Lockhart indicated from early on in the negotiation of the transaction that Carlson Capital was not interested in any post-merger equity participation in the surviving company. The parties and their respective counsel negotiated the side letter and agreed that separate side letters would be executed between ONCAP and the Company and CBT and the Company. Both side letters were executed on February 3, 2010. Between February 3, 2010 and March 15, 2010, CBT and ONCAP discussed the terms of CBT’s potential involvement in the transaction by way of voting in favor of the transaction and “rolling” its shares in the merger, including the terms of the Voting Agreement and the Rollover Agreement. The parties did not reach agreement on those terms until March 15, 2010, the date the merger agreement was executed. During this time period, CBT had no discussions with the Company regarding the terms of the merger agreement or any other arrangement between the Company and ONCAP.

On February 5, 2010, the special committee held a telephonic meeting at which Messrs. Davidowitz and Watkins, as well as representatives of Houlihan Lokey and Vinson & Elkins were also present. During the meeting, Mr. Lockhart gave an overview of the discussions that had taken place to date among the special committee members, its advisors and ONCAP, particularly with respect to valuation. Mr. Lockhart noted that the special committee had given ONCAP permission to speak with the CBT Group regarding the CBT Group’s participation in the transaction. The special committee was updated regarding the status of ONCAP’s due diligence investigation. The special committee discussed whether it was in the Company’s best interest to continue to negotiate exclusively with ONCAP or to begin soliciting interest from other third parties given that the exclusivity period under the ONCAP letter of intent had expired. These discussions included consideration of (i) the level of interest expected from other third parties, (ii) the potential that opening negotiations with other third parties might deter ONCAP from moving forward with its offer, and (iii) the anticipated “go-shop” period that the Company would have under the merger agreement. The special committee also consulted with Houlihan Lokey regarding the special committee’s negotiating process as a means to obtain the highest possible value for the Company. The special committee also considered whether a better overall valuation might be achieved if the Company separately sold off its clothing and catalog divisions and concluded that there would be a great deal of risk and uncertainty in trying to sell those divisions separately. After discussion, the special committee determined that continuing to negotiate with ONCAP without soliciting interest from other potential bidders until the “go-shop” period would have a greater probability of successfully achieving a higher valuation for the Company than alternative processes. During the meeting, Houlihan Lokey reviewed its updated preliminary financial analyses with respect to the Company as well as research analyst reports published following the Company’s second quarter earnings release. The types of financial analyses reviewed and discussed with the special committee on February 5, 2010 were substantially similar to certain of the types of financial analyses discussed with the special committee at the March 15, 2010 meeting more fully described beginning on page 29 of this proxy statement, except that the financial analyses reviewed on March 15, 2010 were based on updated information, including stock prices, available as of March 12, 2010, and further instructions received from the special committee.

On February 8, 2010, O’Melveny & Myers circulated the first draft of the merger agreement. During the week of February 8, 2010, the special committee, with the assistance of outside legal and financial advisors, continued to negotiate the terms of the potential transaction with ONCAP. In addition, Messrs. Blumenfeld, Babilla and Pitts, the Company’s Chief Financial Officer, travelled to Toronto that same week to meet with ONCAP and ONCAP’s potential lenders. On February 11, 2010, Mr. Blumenfeld sent the board of directors an update on January financial results and discussed the potential adverse impact on the Company’s business of severe snowstorms in multiple geographic regions within the United States during early- and mid-February.

On February 14, 2010, the special committee was updated regarding the status of ONCAP’s due diligence efforts. Also on February 14, 2010, Vinson & Elkins discussed with the special committee the principal issues that Vinson & Elkins had identified in the drafts of the transaction documents circulated by O’Melveny & Myers. On February 16, 2010, Vinson & Elkins sent a markup of the merger agreement to the special committee. On February 17, 2010, Vinson & Elkins sent a markup of the Voting Agreement to the special committee. Additionally, during the week of February 15, 2010, members of the special committee had conversations with each of Messrs. Davidowitz and Watkins informing them as to the status of the negotiations.

On February 18, 2010, the special committee met in person to discuss the proposed form of merger agreement with the assistance of legal and financial advisors. At that meeting, the special committee was informed that, in discussions with Houlihan Lokey earlier that day, Mr. Gordon of ONCAP had noted several open due diligence issues. Following that report, Mr. Lockhart called Mr. Gordon in order to notify him that while the special committee was agreeable to ONCAP performing additional confirmatory due diligence related to environmental, legal, regulatory and similar matters, the special committee would not entertain any change in the price or fundamental terms of the proposed transaction as a result of any further due diligence by ONCAP, and that ONCAP should not expect the Company to dedicate substantial time toward due diligence items regarding the business performance of the Company. On the evening of February 18, 2010,

Vinson & Elkins revised its markup of the merger agreement in response to comments received from the special committee and sent a revised markup of the merger agreement back to the special committee to review.

The special committee met by telephone with representatives of Vinson & Elkins on February 19, 2010 and provided Vinson & Elkins with further guidance on the merger agreement markup. Vinson & Elkins then revised its markup of the merger agreement in response to the special committee’s guidance and sent a revised draft of the markup to ONCAP and O’Melveny & Myers on the evening of February 19, 2010. On February 22, 2010, the markup of the merger agreement was also circulated to Messrs. Davidowitz and Watkins. Also on February 22, 2010, O’Melveny & Myers circulated the first draft of ONCAP’s equity commitment letter.

On February 23, 2010, Mr. Lockhart had a telephone conversation with Mr. Gordon of ONCAP to discuss certain terms in the merger agreement. Also on February 23, 2010, Messrs. Gordon, Mashinter and James of ONCAP travelled to Dallas for additional meetings with the Company’s senior management team. On February 24, 2010, the special committee was updated regarding the status of ONCAP’s due diligence and discussed the anticipated timeline toward signing the merger agreement.

On February 25, 2010, O’Melveny & Myers sent the first draft of the Limited Guarantee to the special committee. On February 26, 2010, Vinson & Elkins sent a revised draft of the Voting Agreement and equity commitment letter to O’Melveny & Myers. Also on February 26, 2010, O’Melveny & Myers responded with its revised draft of the merger agreement. Throughout the weekend of February 27 and 28, 2010, the special committee, with the assistance of legal and financial advisors, reviewed and discussed O’Melveny & Myers’s revised draft of the merger agreement. On March 1, 2010, the special committee and Vinson & Elkins had a telephone conference call to discuss the revised draft based on an issues list Vinson & Elkins had circulated the prior evening. Also on March 1, 2010, O’Melveny & Myers circulated a revised draft of the equity commitment letter.

Between February 5, 2010 and March 2, 2010, the members of the special committee had numerous telephone conversations with each other and with representatives of Houlihan Lokey and Vinson & Elkins to discuss the status of negotiations with ONCAP. On March 2, 2010, the special committee met by phone. Mr. Davidowitz and representatives of Houlihan Lokey and Vinson & Elkins were also present. During the March 2, 2010 meeting, Mr. Lockhart discussed the current status of negotiations between the special committee and ONCAP regarding the merger agreement and provided his views on the process and timing for completion of the merger agreement. The special committee also discussed the terms of the proposed “go-shop” provision and the process that would be employed by Houlihan Lokey to solicit third party proposals upon request by the special committee during the solicitation period. During the meeting, Houlihan Lokey reviewed its updated preliminary financial analyses with respect to the Company. The types of financial analyses reviewed and discussed with the special committee on March 2, 2010 were substantially similar to certain of the types of financial analyses discussed with the special committee at the March 15, 2010 meeting more fully described beginning on page 29 of this proxy statement, except that the financial analyses reviewed on March 15, 2010 were based on updated information, including stock prices, available as of March 12, 2010, and further instructions received from the special committee. The special committee reviewed and discussed the financial analyses with Houlihan Lokey, and following those discussions, the special committee requested that Houlihan Lokey prepare additional analyses based on information to be provided by the special committee that would reflect certain adjustments to the assumptions underlying management’s projections more consistent with industry growth rates and historic Company results. On March 3, 2010, Mr. Lockhart spoke with Mr. Watkins to provide him with an update on the transaction as well as the matters discussed at the March 2, 2010 special committee meeting.

On March 4, 2010, Mr. Lockhart had a call with Houlihan Lokey and Vinson & Elkins to discuss Vinson & Elkins’s proposed markups of the latest draft of the merger agreement and related transaction documents. Later that evening, Vinson & Elkins sent its markup of the latest draft of the merger agreement and related transaction documents to O’Melveny & Myers.

Between March 6 and 10, 2010, multiple telephone conversations took place between ONCAP and its legal and financial advisors and the special committee and its outside legal and financial advisors in an effort to resolve certain outstanding issues, including the Company’s ability to continue to pay dividends between the signing of the merger agreement and the closing of the merger. On March 8, 2010, ONCAP sent a proposal with respect to these outstanding issues, which proposal was negotiated over the subsequent few days. During these discussions, the special committee advised ONCAP that it would discontinue negotiations with ONCAP regarding the transaction unless the Company was able to continue to pay quarterly cash dividends to its current stockholders on its standard schedule. On March 10, 2010, O’Melveny & Myers circulated revised drafts of certain transaction documents, including the merger agreement, Voting Agreement and Limited Guarantee.

On March 12, 2010, O’Melveny & Myers sent drafts of management’s employment and equity rollover agreements to the special committee and Vinson & Elkins. With respect to the management employment and equity rollover agreements, the non-binding letter of intent between ONCAP and the Company contemplated that senior management would make a meaningful investment in the surviving company through the rollover of equity, that employment agreements with certain members of senior management would become effective, each in connection with the consummation of the merger, and that management would receive an equity incentive package as incentive for future services to be provided to the Company. Mr. Lockhart, on behalf of the special committee, had previously authorized management to enter into discussions with ONCAP regarding these arrangements and requested that Houlihan Lokey be kept informed regarding the nature and scope of these discussions in order to help facilitate the resolution of any issues that arose to the extent appropriate. Generally, in negotiation of these agreements, ONCAP and members of senior management discussed what typical management contracts looked like for ONCAP’s portfolio companies, as well as the specific terms and conditions to be included in the contracts senior management and ONCAP would enter into as part of this transaction, including, among other things, the amount and timing of payment of change in control payments under the Company’s existing change in control agreements with management, the appropriate value of management’s equity rollover, the appropriate value of base salary and equity incentives going forward, and which members of management should receive employment agreements with the Company. It was ultimately determined that Messrs. Blumenfeld, Babilla and Pitts would execute employment agreements with the Company to become effective immediately upon consummation of the merger. After negotiation of these matters, O’Melveny & Myers prepared drafts of the employment and equity rollover agreements, which drafts were reviewed and revised as applicable by senior management’s outside legal counsel, whose fees are payable by the Company. On March 12 and 13, 2010, O’Melveny & Myers also sent drafts of ONCAP’s senior debt commitment letter and term sheet, and subordinated debt commitment letter and term sheet, to the special committee and Vinson & Elkins.

On March 12, 2010, the special committee, with the assistance of outside legal and financial advisors, had an afternoon call to discuss the status of the merger agreement and high volume trading in the Company’s stock price that day, including the stock’s closing at $13.52, a new high for the year, and trading above the $13.55 proposed merger price during the final hour of trading that afternoon, which represented a significant increase relative to the trading price of the Company’s stock over the previous several days. Late in the evening on March 12, 2010, Vinson & Elkins sent a markup of the latest draft of the merger agreement to Mr. Lockhart, and Mr. Lockhart and Vinson & Elkins had a lengthy call that night to discuss the markup. Following that call, Vinson & Elkins made additional revisions to the latest draft of the merger agreement and sent a revised draft of the merger agreement to ONCAP and O’Melveny & Myers.

All parties to the transaction worked through the weekend of March 13 and 14, 2010 to negotiate and finalize the merger agreement and related transaction documents, including several extended telephone conversations and negotiations during this period.

Commencing at approximately 6:15 p.m. on the evening of March 14, 2010 and ending at midnight on March 15, 2010, the special committee met in person to consider the proposed final terms of the merger agreement and transaction with ONCAP. Messrs. Davidowitz and Watkins, as well as representatives of Houlihan Lokey, Vinson & Elkins and Young Conaway also participated in the meeting, and substantially final drafts of all transaction documents, as well as other related materials, had been delivered to the special committee and Messrs. Davidowitz and Watkins in advance of the meeting. Mr. Blumenfeld and other members of senior management also participated in portions of the meeting at the special committee’s request.

Mr. Lockhart provided an update on the status of the transaction and negotiations since the special committee’s last meeting and it was noted that Messrs. Davidowitz and Watkins had each received several extensive updates from Messrs. Ellman and Lockhart since the special committee’s March 2, 2010 meeting. Messrs. Ellman and Lockhart also responded to questions and comments from Messrs. Davidowitz and Watkins regarding the negotiations and remaining open issues. At Mr. Lockhart’s request, Mr. Blumenfeld reviewed the background of the transaction, including the discussions and contacts with various potential strategic and financial buyers prior to the Company’s initial discussions with ONCAP. Mr. Blumenfeld and other members of senior management also updated the special committee on recent results, as well as outlook for the business going forward. Further, Mr. Blumenfeld discussed the various arrangements to be provided by ONCAP for management, including salary and bonus structure, rollover of shares and outstanding options, the option pool being provided by ONCAP for the post-merger company and the change in control payments that would be paid in the event the merger was to be consummated. A representative of Vinson & Elkins again reviewed the key principles relating to the independent directors’ review and consideration of the proposed merger, as well as the key terms and conditions of the merger agreement. At several points during the meeting, Messrs. Ellman and Lockhart excused themselves for telephone negotiations on the final open issues of the merger agreement and related transaction documents. After such negotiations, representatives of Houlihan Lokey then reviewed Houlihan Lokey’s financial analyses with respect to the Company and the proposed merger and, at the request of the special committee, rendered Houlihan Lokey’s oral opinion to the special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of March 15, 2010, the consideration to be received by the unaffiliated stockholders of the Company in the proposed merger pursuant to the merger agreement was fair to such unaffiliated stockholders from a financial point of view. For purposes of its opinion, Houlihan Lokey defined the unaffiliated stockholders of the Company as the holders of Company common stock, other than Parent, Sub, ONCAP, the Rollover Participants and their respective affiliates. As part of its evaluation of the $13.55 proposal, the special committee considered the financial analyses with respect to the Company under the management projections discussed below under “— Financial Projections,” beginning on page 47, and under various scenarios that, among other things, reflected sensitivities for revenue growth rate assumptions and other assumptions more consistent with industry growth rates and historic Company results. As such, the special committee initially asked Houlihan Lokey to prepare analyses based on several additional scenarios selected by the special committee that reflected certain adjustments to the assumptions underlying the management projections. For purposes of Houlihan Lokey’s advice, analyses and its opinion, the special committee instructed Houlihan Lokey to use and rely on two of those additional scenarios, Alternative Growth Projections (A) and Alternative Growth Projections (B), in addition to the management projections. See “— Financial Projections,” beginning on page 47 and “Special Factors — Opinion of the Special Committee’s Financial Advisor,” beginning on page 39. Following Houlihan Lokey’s presentation, the special committee unanimously resolved to recommend that the board of directors approve the final terms of the merger agreement and the proposed transaction with ONCAP.

Following the special committee meeting, at which all directors other than Mr. Blumenfeld were present, early in the morning on March 15, 2010, the full board of directors met by telephone conference call. Upon the unanimous recommendation of the special committee, the board of directors unanimously approved (with Mr. Blumenfeld abstaining due to his personal interest in the transaction) the final terms of the proposed merger agreement and the proposed transaction with ONCAP.

On March 15, 2010, prior to the opening of the financial markets, the merger agreement and related transaction documents were executed by the applicable parties. The Company issued a press release announcing the transaction shortly following execution of the various transaction documents.

The “go-shop” period provided for by the merger agreement commenced on March 15, 2010. During the “go-shop” period, the Company was permitted to solicit and encourage takeover proposals from third parties for 30 days. Pursuant to the terms of the merger agreement, the “go-shop” period could be extended under certain conditions for 15 additional days if a third party submitted a bona fide written takeover proposal to the Company before the end of the 30-day period. See “The Merger Agreement — Permitted Solicitation of Company Takeover Proposals,” starting at page 90.

During the “go-shop” period, the special committee and, at the request of the special committee, representatives of the Company and Houlihan Lokey, contacted 97 separate parties to discuss their interest in making a proposal to acquire the Company. The 97 parties consisted of 27 strategic buyers, including Strategic Buyers A, B, C and D, and 70 financial buyers, including Financial Buyers A, B, C and D. Of the 97 parties contacted, 13 parties, including Financial Buyer A, Strategic Buyer B and Strategic Buyer C, entered into confidentiality agreements with the Company and conducted some degree of due diligence regarding the Company. In three cases, the interested parties (including Strategic Buyers B and C) conducted in-person meetings with the Company’s management team (including, in some cases, meeting with Mr. Lockhart).

The “go-shop” period ended on April 14, 2010. No person submitted a takeover proposal prior to the end of the “go-shop” period, and thus the “go-shop” period was not extended by 15 additional days for any party, in accordance with the terms of the merger agreement. As of April 15, 2010, the Company discontinued discussions with all of the parties that were contacted during the “go-shop” period, and since then has been subject to certain “no-shop” restrictions on its ability to solicit takeover proposals from third parties and to provide information to and engage in discussions with third parties regarding alternative takeover proposals, all on terms as set forth in the merger agreement. See “The Merger Agreement — No Solicitation,” starting at page 92.

Fairness of the Merger; Reasons for and Recommendations of the Special Committee and our Board of Directors

Our Board of Directors

In this section, we refer to our board of directors, other than Mr. Blumenfeld (our Chairman of the Board and Chief Executive Officer who was present, but abstained from voting at the meeting at which our board of directors approved the merger agreement due to his having a personal interest in the merger as a member of the Management Affiliate Group) as the Board. The Board believes that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are fair to and in the best interests of Sport Supply Group and its unaffiliated stockholders. The Board approved and declared advisable the execution and delivery of the merger agreement and, subject to the adoption of the merger agreement by Sport Supply Group’s stockholders, the consummation of the merger on the terms and conditions set forth in the merger agreement. The recommendation of our Board is based, in part, upon the unanimous recommendation of the special committee of our Board.

The Special Committee

The special committee is a committee of our Board, comprised of directors Messrs. William Lockhart and Richard Ellman, each independent under the rules of The NASDAQ Global Market, that was formed in December 2009 to: (i) review, evaluate, structure, and, if deemed sufficiently attractive, negotiate the terms and provisions, and determine the advisability of executing the draft non-binding letter of intent from ONCAP concerning a potential offer from ONCAP to acquire all of the outstanding capital stock of the Company not owned by ONCAP and its affiliates for cash, (ii) determine whether the transaction with ONCAP is fair to, and in the best interests of (depending on the eventual form, terms, and provisions of the transaction) the Company and the Company’s stockholders, (iii) develop, consider, explore, review, analyze, and evaluate any potential alternatives to the transaction with ONCAP (to the extent our special committee deemed advisable), including, without limitation, potential transactions involving a business combination, a recapitalization, a sale of assets or securities of the Company, or other extraordinary transaction, (iv) make a recommendation to the full Board to approve or disapprove the transaction with ONCAP, (v) if so approved by the full Board, to take such other actions as are necessary or advisable to consummate the transaction with ONCAP, and (vi) take all such other actions that the special committee may determine are necessary, advisable, or appropriate to fulfill its duties and responsibilities with respect to the transaction with ONCAP.

The Merger Agreement

Our special committee unanimously determined and resolved (i) that the merger is fair to, and in the best interests of, the Company and its unaffiliated stockholders, (ii) to recommend that the Board (x) approve and declare advisable the execution and delivery of the merger agreement and, subject to receipt of stockholder approval, the consummation of the merger on the terms and conditions set forth in the merger agreement,

(y) determine that the terms of the merger agreement and the merger are fair to and in the best interests of the Company and its unaffiliated stockholders, and (z) recommend that the Company’s stockholders adopt the merger agreement.

In the course of reaching its decision to recommend the merger agreement, our special committee consulted Vinson & Elkins, outside legal counsel for the Company, Young Conaway its Delaware legal counsel, and Houlihan Lokey, its independent financial advisor. The special committee considered a number of substantive and procedural factors that it believed supported its decision, including the following:

•	that the ONCAP Buying Group’s offer exceeded the highest price at which Sport Supply Group’s common stock had traded in the last five years until March 12, 2010, and that Sport Supply Group’s common stock has traded as low as $4.53 during the past 12 months;
•	that the ONCAP Buying Group’s offer was the result of extensive negotiations with the special committee on price and terms, and the Chairman of the special committee, Mr. Lockhart, is affiliated with Sport Supply Group’s largest stockholder, Carlson Capital, and is independent with respect to both Sport Supply Group and the ONCAP Buying Group;
•	that Financial Buyer C had made an initial non-binding proposal of $13.00 per share but after completing an in-depth evaluation of Sport Supply Group in November 2009, substantially lowered its valuation;
•	that Sport Supply Group had sought to engage in preliminary discussions with several strategic buyers prior to engaging in discussions with the ONCAP Buying Group and no strategic buyer showed substantial interest in pursuing an acquisition of Sport Supply Group at the time;
•	the following macroeconomic and industry risks that the special committee believed could negatively impact the Company in the future:
º	the recent economic downturn and the impact that the downturn could have on the budgets of many of Sport Supply Group’s core customers,
º	the recent rise of governmental deficits and the impact that such deficits might have on the current and future budgets of many of Sport Supply Group’s core governmental customers (including President Obama’s recent announcement that he will try to freeze certain expenditures),
º	the potential that large athletic equipment/apparel retailers might try to expand into the catalog market, and
º	the volatility in the U.S. and Chinese currencies and the impact such volatility could have on Sport Supply Group’s gross margins;
•	the following specific risks to Sport Supply Group that the special committee believed could negatively impact the Company in the future:
º	generating capital necessary to fund future substantial real estate and technology capital outlays that the special committee and the board of directors believed would be necessary to maintain Sport Supply Group’s competitive advantage in the marketplace,
º	retaining, possibly expanding and properly incentivizing Sport Supply Group’s management team, and
º	the difficulties Sport Supply Group could have growing its business in the future in light of:
•	the past challenges the Company has faced in trying to grow its sales and earnings,
•	growing competition in the marketplace that could make the continued use of independent team dealers as an additional distribution channel less effective,
•	the possibility that Sport Supply Group’s efforts to develop and expand its online sales footprint might not be successful, and

•	the board of directors’ view that the industry in which the Company competes is largely fragmented making expansion difficult (especially considering the board of directors’ view that (a) Sport Supply Group has not been able to significantly expand its market share through the acquisition of distressed competitors during the recent economic downturn, and (b) larger competitors could usurp expansion and acquisition opportunities otherwise available to Sport Supply Group);
•	the board of directors’ recent review of alternatives to a sale of Sport Supply Group, such as undertaking further acquisitions, stock repurchases, or a leveraged recapitalization, each of which was not ultimately pursued for the reasons discussed above in “— Background of the Merger,” on page 23;
•	the financial analyses reviewed with the special committee by Houlihan Lokey and its oral opinion to the special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) with respect to whether, as of March 15, 2010, the consideration to be received by the unaffiliated stockholders of the Company in the proposed merger pursuant to the merger agreement was fair to such unaffiliated stockholders from a financial point of view;
•	that the special committee has acted with the advice and assistance of outside legal counsel and an independent financial advisor selected by the special committee;
•	the limited benefits and increasing costs for Sport Supply Group of operating as a public company, which costs disproportionately impact smaller public companies like Sport Supply Group;
•	the concentrated ownership of, and limited liquidity for, Sport Supply Group’s shares and the adverse effect that sales by a large stockholder could have on Sport Supply Group’s near-term stock price;
•	that the merger would be structured as an all-cash transaction that will allow the Company’s unaffiliated stockholders to immediately realize what the special committee believes is fair value, in cash, for their investment and that will provide them with certainty of value for their shares, as opposed to the continued and enhanced public market stock value risks perceived by the special committee;
•	that the ONCAP Buying Group had received binding commitments for all of the debt financing required for the transaction prior to signing the merger agreement, subject only to the conditions contained in the debt commitment letters;
•	Sport Supply Group’s rights under the “go-shop” provision of the merger agreement, including provisions that allow Sport Supply Group to solicit and encourage takeover proposals from third parties for a period of 30 days after March 15, 2010, which period may be extended, if certain conditions are met and if the board of directors or special committee determines that a proposal received prior to the end of the original “go-shop” period constitutes or would reasonably be expected to lead to a superior proposal by the end of the additional term of the “go-shop” period;
•	Sport Supply Group’s right to respond to certain unsolicited, bona fide written proposals, even after termination of the “go-shop” period, until the time of the stockholders’ vote;
•	Sport Supply Group’s right to terminate the merger agreement under certain circumstances, subject, in the event of a superior proposal, only to the payment of a reasonable and customary termination fee plus the payment of limited reasonable out-of-pocket expenses;
•	Sport Supply Group’s right to terminate the merger agreement and pay a reduced termination fee in certain circumstances in the event that it terminates the merger agreement during the “go-shop” period in response to a superior proposal from a third party;
•	that a termination of the merger agreement will terminate the Voting Agreement;
•	the ability of the board of directors, under certain circumstances, to change its recommendation that the stockholders vote in favor of the merger agreement;
•	that the merger will have to be approved by a majority of the stockholders of Sport Supply Group;

•	that ONCAP has provided a limited guarantee in Sport Supply Group’s favor with respect to the performance by Parent and Sub of their payment obligations under the merger agreement;
•	that the special committee believes that the termination fees payable by Sport Supply Group and set forth in the merger agreement are reasonable and customary in light of the size and nature of the transaction;
•	that even if the ONCAP Buying Group was to exercise its rights to unilaterally terminate the merger agreement and pay Sport Supply Group a termination fee, a termination fee of either $10 million (plus reimbursement of limited reasonable out-of-pocket expenses) or $6 million (plus, in certain circumstances, reimbursement of limited reasonable out-of-pocket expenses) would represent a significant amount to Sport Supply Group as compared to Sport Supply Group’s current annual EBITDA (earnings before interest, taxes, depreciation and amortization); and
•	the ability of stockholders who comply with all of the required procedures under Delaware law to seek appraisal of the fair value of their shares (for a full discussion of the appraisal rights to which stockholders are entitled and that the special committee was aware of and considered, see “Appraisal Rights,” beginning on page 102).

Our special committee was aware of and also considered the following adverse factors associated with the merger, among others:

•	the lack of certainty of closing since the merger agreement can be terminated by Parent subject in certain circumstances to the payment of termination fees (for a full discussion of the termination fees and expenses associated with the merger that the special committee was aware of and considered, see “The Merger Agreement — Termination Fees; Expenses; Damages; Specific Performance,” beginning on page 99);
•	that the merger is subject to certain conditions, including (i) a majority of Sport Supply Group’s stockholders voting in favor of the merger and the merger agreement, (ii) the absence of a company material adverse effect (as defined in the merger agreement) between signing and closing, and (iii) the absence of any litigation by any governmental entity with respect to the transactions contemplated by the merger agreement;
•	the risks that failing to close the merger after the merger is publicly announced will have on Sport Supply Group, its employees, its customers/vendors and other relationships with third parties;
•	that the transaction might not close and Sport Supply Group, under certain circumstances, could be required to pay a termination fee and Parent’s limited out-of-pocket expenses for the transaction or, under other circumstances, could be left paying its own out-of-pocket expenses for the transaction;
•	that Sport Supply Group’s common stock traded over the offer price on March 12, 2010 and prior to March 12, 2010, had traded as high as $12.91 during the past 12 months;
•	that on February 4, 2010, JMP Securities raised its target price for Sport Supply Group’s common stock to $14.00 per share and D.A. Davidson & Co. raised its target price for Sport Supply Group’s common stock to $16.00 per share;
•	recent announcements by government officials suggesting that the federal government might increase spending on education and combating child obesity and the positive impact that such initiatives could have on the budgets of Sport Supply Group’s core customers;
•	that stockholders (other than certain Rollover Participants) would not be able to participate in any future earnings or growth of Sport Supply Group or in any future expansion of market trading multiples for Sport Supply Group;
•	that although Sport Supply Group did contact certain parties prior to the ONCAP Buying Group’s initial discussions with Sport Supply Group, no formal pre-signing auction was conducted and certain parties that had previously expressed a possible interest in acquiring Sport Supply Group were not re-contacted about submitting a formal proposal until the “go-shop” period;

•	the risk that the Voting Agreement and the Management Affiliate Group’s and the CBT Group’s participation in the transaction might deter third parties from submitting superior proposals;
•	the restrictions on the conduct of Sport Supply Group’s business prior to the completion of the merger; and
•	that the Management Affiliate Group and the CBT Group have interests in the transaction that are different from those of Sport Supply Group’s stockholders (for a full discussion of the interests that the special committee was aware of and considered, see “— Interests of Certain Persons in the Merger,” beginning on page 65).

The special committee also considered certain other factors, including the following:

•	the ONCAP Buying Group’s offer versus Sport Supply Group’s historical stock prices (including recognizing that while the offer was only $0.02 over the closing price on the last trading day before the special committee recommended the merger agreement, the offer was $0.85, or a 6.69% premium, over the closing price on the second trading day before the special committee recommended the merger agreement, and constituted a 10.04% premium over the average closing price for the 30-trading day period ended March 12, 2010, a 15.79% premium over the average closing price for the 90-trading day period ended March 12, 2010, and a 52.50% premium over the average closing price for the 365-trading day period ended March 12, 2010);
•	that the discounted cash flow analyses produced by Houlihan Lokey indicated an implied valuation range per share of Company common stock of (i) $12.33 to $15.19 based on the management projections, (ii) $11.35 to $13.92 based on Alternative Growth Projections (A), and (iii) $11.61 to $14.29 based on Alternative Growth Projections (B);
•	that the special committee fully negotiated the merger agreement and had the authority to reject the merger agreement;
•	that the interests of the special committee members in the merger are the same as those of the unaffiliated stockholders except that the directors will receive customary director and officer insurance coverage and certain restricted stock of Mr. Ellman will vest upon a change in control;
•	that the special committee members will be paid approximately $77,000 in the aggregate for their service on the special committee;
•	Sport Supply Group’s historical share price relative to that of market indices; and
•	that the merger will be a taxable transaction to the stockholders.

The special committee was aware that the Rollover Participants would enter into rollover agreements with Parent and exchange certain of their shares of Sport Supply Group common stock and options to purchase Sport Supply Group common stock, as applicable, for shares of common stock or options to acquire shares of common stock, as applicable, in Parent in connection with the merger. The special committee was also aware that the Management Affiliate Group would receive, as applicable: (i) change in control payments following the consummation of the merger (contingent upon the occurrence of certain other events), (ii) a “cash-out” of their restricted shares and options not rolled over into Parent, which would vest as a result of the merger, (iii) benefits resulting from entry into certain employment agreements with the Company, which would become effective on the consummation of the merger; (iv) additional options to acquire shares of common stock of Parent under a new stock option plan to be put in place by Parent following the merger, and (v) continued indemnification and insurance coverage by Sport Supply Group after the merger. Although the special committee was aware of the interests of the Rollover Participants, the special committee’s primary concern was to ensure that the per share merger consideration and other terms of the merger agreement were both fair to and in the best interests of the Company and our unaffiliated stockholders. See “— Interests of Certain Persons in the Merger,” beginning on page 65.

The special committee did not consider the liquidation value of the Company’s assets because the special committee believes that due to the fact that the Company is being sold as a going concern, the Company’s liquidation value is irrelevant to determine whether the merger is fair to the Company’s unaffiliated stockholders. The special committee did not consider the Company’s net book value of $6.93 per share as of December 31, 2009 as a factor because it believes that net book value is an accounting concept that is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The special committee did not consider purchase prices paid in the last two years for shares of the Company’s common stock by Sport Supply Group, the ONCAP Buying Group, the CBT Group or the Management Affiliate Group because, except for grants by the Company of stock options and restricted stock to the Company’s management team in the ordinary course of business as described in “Special Factors  —  Related Party Transactions,” beginning on page 73, none of Sport Supply Group, the ONCAP Buying Group, the CBT Group or the Management Affiliate Group has purchased any common stock of Sport Supply Group during the past two years. Additionally, the special committee did not seek to establish a pre-merger going concern value for the common stock of the Company to determine the fairness of the Merger Consideration to the Company’s unaffiliated stockholders. The special committee believes that there are multiple methods of determining the going concern value for the Company and, furthermore, that there are multiple reasonable inputs for these determinations; therefore, the special committee did not base its valuation of the Company on a single value that is subject to various interpretations. The special committee believes that the financial analyses and other factors it considered provide a proper basis for supporting its determination as to the fairness of the merger to the Company’s unaffiliated stockholders and that attempting to establish a going concern value would not have materially impacted the special committee’s determination. The financial analyses and other factors considered by the special committee included, among other things, a review of enterprise value and EBITDA, discounted cash flow analyses, selected transaction analysis, selected companies analysis, review of historical share price relative to that of market indices and review of several sets of financial projections, which are discussed further in “— Financial Projections,” beginning on page 47 and “Special Factors — Opinion of the Special Committee’s Financial Advisor,” beginning on page 39. These materials were prepared by the Company’s financial advisor with input from the special committee and were adopted by the special committee for purposes of making a determination as to the fairness of the merger. While not determinative of the special committee’s conclusions, the special committee believed that the $13.55 offer from ONCAP compared favorably to the majority of values derived from the financial analysis prepared by its financial advisor, and that the special committee was not confident in achieving business performance commensurate with the inputs to those analyses required to result in values higher than the $13.55 offer from ONCAP. The special committee’s view is that the $13.55 offer from ONCAP fell within the high end of a range of the possible valuations produced by the financial analysis conducted by its financial advisor, which was an important factor that the special committee considered in determining that the merger consideration was fair to the Company’s unaffiliated stockholders.

In evaluating the substantive fairness of the merger consideration, the special committee considered the ONCAP Buying Group’s offer versus the Company’s historical stock prices but did not consider those stock prices as a controlling factor in its evaluation of the substantive fairness of the Merger Consideration because, among other things,

•	the Company’s common stock has historically been thinly traded, which can result in price volatility and illiquidity (within the 12 months prior to the date that the merger agreement was executed, the Company’s common stock had traded as high as $13.53 per share and as low as $4.53 per share), and
•	the Company’s common stock unexpectedly rose approximately 6.8% on the last trading day before the merger agreement was executed and publicly announced.

In evaluating the substantive fairness of the Merger Consideration, the special committee considered the range of valuations indicated by Houlihan Lokey’s selected companies, selected transactions and discounted cash flow analysis, but did not view such ranges of valuation as a controlling factor in its evaluation because, among other things, the implied valuation reference ranges indicated by Houlihan Lokey’s analyses were illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, Houlihan Lokey’s analyses did not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the Company’s control and the control of Houlihan Lokey. The special committee also recognized that much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses were inherently subject to substantial uncertainty.

During the course of evaluating and negotiating the merger agreement with ONCAP, the special committee considered whether the merger agreement should include additional structural protections to ensure that the merger is fair and in the best interests of the Company and its unaffiliated stockholders. The special committee concluded, after consulting with and obtaining advice from the Company’s outside legal counsel, its Delaware legal counsel, and its independent financial advisor, that the merger, as structured, is fair and in the best interests of the Company and its unaffiliated stockholders and that no additional structural protections, such as adding a requirement that the merger agreement be adopted by a majority of the unaffiliated stockholders or retaining an unaffiliated representative to act solely on behalf of the unaffiliated stockholders, are necessary in order for the merger to be fair. This decision is based on several factors, including:

•	The special committee’s view that its and a majority of the board of director’s interests are aligned with the Company’s unaffiliated stockholders. The special committee bases this on multiple factors, including:
º	that four of the five members of the Company’s board of directors (including both members of the special committee) are not affiliated with Parent, the ONCAP Buying Group or the CBT Group;
º	that each of the members of the special committee is independent and is experienced in valuing public companies;
º	that Mr. Lockhart, the Chairman of the special committee, is a principal and portfolio manager of the Company’s largest stockholder and such stockholder was receiving the same consideration in the transaction as the other unaffiliated stockholders; and
º	that the merger agreement was negotiated by the special committee and that the special committee determined that the merger is fair and in the best interests of the Company and its unaffiliated stockholders.
•	The special committee’s view is that the unaffiliated stockholders’ large ownership position in the Company ensures that the unaffiliated stockholders have the ability to approve or disapprove of the merger. The special committee bases this view on multiple factors, including the fact that the unaffiliated stockholders collectively owned approximately 81.34% of the outstanding common stock of the Company. The special committee also recognizes that although affiliates of Carlson Capital, which collectively beneficially own approximately 22% of Sport Supply Group’s outstanding common stock, have entered into a voting agreement agreeing to vote in favor of the merger,
º	the voting agreement will terminate under certain situations, including in the event the Company accepts a “superior company proposal,”
º	Carlson Capital is an unaffiliated stockholder and is receiving the same consideration in the merger as the other unaffiliated stockholders, and
º	prior to making its decision to enter into the voting agreement, Carlson Capital, through Mr. Lockhart, had the opportunity to fully evaluate the terms of the merger, the Merger Consideration and the merger agreement.
•	The fact that the adoption of the merger agreement by a majority of Sport Supply Group’s unaffiliated stockholders is not required under Delaware law or the Company’s organizational documents.

The special committee believes that in light of the foregoing considerations no additional structural protections are needed to ensure that the merger is fair and in the best interests of the Company and its unaffiliated stockholders.

Recommendation of the Special Committee

In view of the large number of factors considered by the special committee in connection with the evaluation of the merger agreement and the merger, as well as the complexity of these matters, the special committee did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, individual directors may have given different weight to the various factors. The special committee held discussions with financial and legal advisors, asked questions of such advisors and the Company’s management, and reached the conclusion that the merger is fair to and in the best interests of the Company and its unaffiliated stockholders and declared its advisability.

The special committee unanimously recommended that the board of directors: (i) approve and declare advisable the execution and delivery of the merger agreement, and, subject to stockholder approval, the consummation of the merger, (ii) determine that the merger agreement and the merger are fair to and in the best interests of the Company and its unaffiliated stockholders, and (iii) recommend that the Company’s stockholders adopt the merger agreement.

Position of the Board as to Fairness and Recommendation of the Board

The Board believes that the merger and the merger agreement are fair to the Company’s unaffiliated stockholders. The Board expressly adopted the analyses and conclusions of the special committee in its evaluation of the fairness of the merger and the merger agreement. In determining the reasonableness of the special committee’s analysis and the fairness of the merger, our Board considered and relied upon the following factors, among others:

•	the special committee’s unanimous determination that the merger agreement and the merger are fair to and in the best interests of the Company and our unaffiliated stockholders and its unanimous recommendation that the Board approve the merger agreement;
•	that no member of the special committee has an interest in the proposed merger different from that of our unaffiliated stockholders except that the directors will receive customary director and officer insurance coverage and certain restricted stock of Mr. Ellman will vest upon a change in control;
•	the process undertaken by the special committee and the Company’s advisors in connection with evaluating the proposed merger, as described above in “— Background of the Merger,” beginning on page 20;
•	the presence of the “go-shop” provision in the merger agreement; and
•	the availability of appraisal rights under Delaware law for Sport Supply Group’s stockholders who oppose the merger.

Our Board also considered the interests certain executive officers of the Company may have with respect to the merger in addition to their interests as stockholders generally, as described below in “— Interests of Certain Persons in the Merger,” starting at page 65.

The foregoing discussion of the information and factors considered by our Board is not intended to be exhaustive, but includes the material factors considered by our Board, including the substantive and procedural factors considered by the special committee discussed above. In view of the wide variety of factors considered by our Board in evaluating the merger agreement and the merger, our Board did not find it practicable, and did not attempt to, quantify, rank or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of our Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. Our Board approves the merger agreement and recommends it to Sport Supply Group’s stockholders based upon the totality of the information it considered.

Other than as described in this proxy statement, the Board is not aware of any firm offers by any other person during the prior two years for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable such person to exercise control of the Company.

The Board recommends that stockholders of the Company vote “FOR” the adoption of the merger agreement.

Opinion of the Special Committee’s Financial Advisor

On March 15, 2010, Houlihan Lokey rendered its oral opinion to the special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of March 15, 2010, the consideration to be received by the unaffiliated stockholders in the proposed merger pursuant to the merger agreement was fair to such unaffiliated stockholders from a financial point of view.

Houlihan Lokey’s opinion was directed to the special committee and only addressed the fairness, from a financial point of view, of the consideration to be received by the unaffiliated stockholders in the proposed merger pursuant to the merger agreement, and did not address any other aspect or implication of the proposed merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the merger.

In arriving at its opinion, Houlihan Lokey:

1.	reviewed a draft, dated March 13, 2010, of the merger agreement, which the Company has confirmed did not differ in any material respect from the final executed version of the merger agreement;
2.	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant with respect to the future financial performance of the Company;
3.	reviewed (a) certain information relating to the historical, current and future operations, financial condition and prospects of the Company provided to or discussed with Houlihan Lokey by the Company, including, among other things, financial projections with respect to the future financial performance of the Company for the fiscal years ended June 30, 2010, June 30, 2011 and June 30, 2012 prepared and provided to Houlihan Lokey by management of the Company and financial projections with respect to the future financial performance of the Company for the fiscal years ended June 30, 2013 and June 30, 2014 based on discussions with management of the Company, or together, the Projections, and (b) certain information relating to the future financial results and condition of the Company, including, among other things, two additional sets of projections, or Alternative Growth Projections (A) and Alternative Growth Projections (B), respectively, prepared at the request of the special committee that reflect certain adjustments to the assumptions underlying the Projections (including, among other things, reduced revenue growth rates, reduced profitability and differing working capital and capital expenditures for fiscal years 2011 through 2014 more consistent with industry growth rates and historic Company results), which adjustments were provided by the special committee;
4.	spoke with certain members of the management of the Company and the special committee and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the proposed merger and related matters;
5.	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;
6.	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;
7.	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

8.	reviewed a certificate addressed to Houlihan Lokey from senior management of the Company which contained, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of the Company; and
9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial results and condition of the Company. The special committee had reservations regarding the Company’s ability to fully achieve the Projections, and consequently the special committee asked Houlihan Lokey to prepare two additional sets of projections, Alternative Growth Projections (A) and Alternative Growth Projections (B), that reflected certain adjustments to the assumptions underlying the Projections (including, among other things, reduced revenue growth rates, reduced profitability and differing working capital and capital expenditures for fiscal years 2011 through 2014 more consistent with industry growth rates and historic Company results). For purposes of Houlihan Lokey’s advice, analyses and its opinion, the special committee instructed Houlihan Lokey to use and rely on Alternative Growth Projections (A) and Alternative Growth Projections (B) in addition to the Projections. Houlihan Lokey expressed no opinion with respect to the Projections, Alternative Growth Projections (A) or Alternative Growth Projections (B) or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to it that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the proposed merger would be satisfied without waiver thereof, and (d) the proposed merger would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the proposed merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the proposed merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Company that would be material to its analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any respect from the draft of the merger agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may be a party or was or may be subject.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to our attention after the date of its opinion.

Houlihan Lokey’s opinion was furnished for the use and benefit of the special committee (solely in its capacity as such) and, at the request of the special committee, the board of directors (solely in its capacity as such) in connection with their consideration of the proposed merger. In accordance with the terms of its engagement, Houlihan Lokey has consented to the disclosure of its opinion in this proxy statement. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the special committee, the board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the proposed merger.

Houlihan Lokey’s opinion only addressed the fairness to the unaffiliated stockholders from a financial point of view of the consideration to be received by such unaffiliated stockholders in the proposed merger pursuant to the merger agreement and did not address any other aspect or implication of the proposed merger or any agreement, arrangement or understanding entered in connection therewith or otherwise. In addition, Houlihan Lokey’s opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the special committee, the board of directors, the Company, its security holders or any other party to proceed with or effect the proposed merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the proposed merger or otherwise (other than the consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the proposed merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except as expressly set forth in the last sentence of its opinion, (iv) the relative merits of the proposed merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the proposed merger to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the proposed merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the proposed merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the proposed merger, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the special committee’s consent, on the assessments by the special committee, the board of directors, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the proposed merger. The issuance of Houlihan Lokey’s opinion was approved by a committee authorized to approve opinions of such nature.

In preparing its opinion to the special committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s valuation analyses described below is not a complete description of the analyses underlying Houlihan Lokey’s fairness opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Houlihan Lokey considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Houlihan Lokey’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and analyses were provided to the special committee in connection with its consideration of the proposed merger and Houlihan Lokey’s analyses were among many factors considered by the special committee in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the aggregate consideration or of the views of the special committee or the Company’s management with respect to the proposed merger.

The following is a summary of the material valuation analyses performed in connection with the preparation of Houlihan Lokey’s opinion rendered to the special committee on March 15, 2010. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) plus the value of its minority interests plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of March 12, 2010, and the transaction value for the companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the publicly disclosed terms of the transaction and other publicly available information. Estimates of EBITDA for the Company were based on estimates provided by the Company’s management, adjusted for expenses associated with stock-based compensation and certain non-recurring and pro forma items, which we refer to as Adjusted EBITDA. Estimates of Adjusted EBITDA for the selected companies listed below for the fiscal year ending December 31, 2010 were based on publicly available research analyst estimates for those companies, adjusted for certain non-recurring items including stock-based compensation expense.

Selected Companies Analysis

Houlihan Lokey calculated the multiples of enterprise value to Adjusted EBITDA for the selected companies in the sporting goods retail and catalog/specialty distribution industries.

The calculated multiples included:

Enterprise Value as a multiple of last twelve months (LTM) Adjusted EBITDA; and Enterprise Value as a multiple of next fiscal year (NFY) Adjusted EBITDA.

The selected companies were selected because they were deemed to be similar to the Company in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Houlihan Lokey identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to the Company. The selected sporting goods retail companies were:

Enterprise Value as a Multiple of Adjusted EBITDA
	LTM	NFY
Dick’s Sporting Goods Inc.	8.9x	9.5x
Cabela’s Inc.	4.0x	4.3x
Hibbett Sports, Inc.	10.9x	11.5x
Big 5 Sporting Goods Corp.	6.6x	6.2x
Golfsmith International Holdings Inc.	9.3x	5.6x

The selected companies analysis for sporting goods retail companies indicated the following:

Multiple Description	High	Low	Median	Mean
Enterprise Value as a multiple of:
LTM Adjusted EBITDA	10.9x	4.0x	8.9x	7.9x
NFY Adjusted EBITDA	11.5x	4.3x	6.2x	7.4x

The selected catalog/specialty distribution companies were:

Enterprise Value as a Multiple of Adjusted EBITDA
	LTM	NFY
School Specialty Inc.	6.6x	6.5x
Insight Enterprises Inc.	7.4x	6.0x
Systemax Inc.	8.7x	NA
PC Mall Inc.	8.0x	5.6x
Virco Manufacturing Corp.	5.7x	NA

NA refers to not available.

The selected companies analysis for catalog/specialty distribution companies indicated the following:

Multiple Description	High	Low	Median	Mean
Enterprise Value as a multiple of:
LTM Adjusted EBITDA	8.7x	5.7x	7.4x	7.3x
NFY Adjusted EBITDA	7.4x	6.0x	6.5x	6.6x

Houlihan Lokey applied multiple ranges of 6.5x to 7.5x LTM Adjusted EBITDA and 6.0x to 7.0x NFY Adjusted EBITDA based on the selected companies analysis to the corresponding Adjusted EBITDA for the Company based on financial information and projections provided by the Company’s management. The selected companies analysis indicated (i) an implied reference range of $12.86 to $14.70 per share of Company common stock based on the Company’s LTM Adjusted EBITDA, and (ii) an implied reference range of

$12.46 to $14.38 per share of Company common stock based on the Company’s NFY Adjusted EBITDA, in each case as compared to the proposed merger consideration of $13.55 per share of Company common stock.

Selected Transactions Analysis

Houlihan Lokey calculated multiples of enterprise value to LTM EBITDA and certain other financial data based on the purchase prices paid in selected publicly-announced transactions involving target companies in the sporting goods retail industry that it deemed relevant.

The selected transactions were selected because the target companies were deemed to be similar to the Company in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. Houlihan Lokey identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the proposed transaction. The selected transactions were:

Date Announced	Acquiror	Target	Transaction Value as a Multiple of LTM EBITDA
3/10/2010	Puma AG	Acushnet Company, Cobra Golf	NA
12/09/2009	Advanced Sports, Inc.	Oval Concepts S.A.	NA
01/15/2009	K2 Inc.	ZuitSports, Inc.	NA
10/13/2008	Taylor Made Golf Company, Inc.	Ashworth Inc.	NA
09/29/2008*	Foot Locker, Inc.	Skate Direct, LLC, CCS Business	NA
08/25/2008	Chartreuse & Mont Blanc	Skis Rossignol SA	5.0x
06/30/2008	Candover Investments plc	Technogym S.p.A.	NA
02/21/2008	Kohlberg & Company, L.L.C.	Bauer Hockey, Inc.	NA
11/26/2007	Dick’s Sporting Goods, Inc.	Chick’s Sporting Goods, Inc.	NA
11/15/2007	Iconix Brand Group Inc.	Exeter Brands Group LLC, Starter Brand	NA
10/30/2007	SRI Sports Ltd.	Cleveland Golf Company, Inc.	NA
10/23/2007	Nike Inc.	Umbro Plc	14.1x
06/28/2007	Sports Direct International Plc	Everlast Worldwide Inc.	16.3x
05/08/2007	Homeric Department Stores Holdings S.A.	Elmec Sport SA	17.2x
04/24/2007	Jarden Corp.	K2 Inc.	9.4x
04/10/2007	Sapardis SA	Puma AG Rudolf Dassler Sport	8.1x
11/13/2009	Dick’s Sporting Goods, Inc.	Golf Galaxy, Inc.	11.2x
04/17/2006	Fruit of The Loom, Inc.	Russell Corp.	6.9x
02/07/2006	Riddell Bell Holdings, Inc. (Fenway Partners, Inc.)	Easton Sports, Inc.	11.5x
10/04/2005	Norcross Safety Products L.L.C.	Fibre Metal Products Company	9.8x
08/02/2005	Adidas-Salomon AG	Reebok International Ltd.	11.0x
07/01/2005	Collegiate Pacific, Inc.	Sport Supply Group, Inc.	NA
09/30/2004	Fenway Partners, Inc.	Bell Sports Corporation	10.6x
07/07/2003	Fenway Partners, Inc.	Riddell Sports Group, Inc. (Lincolnshire Management Inc.)	9.4x

NA refers to not available.

*	Houlihan Lokey noted that Lehman Brothers Holdings Inc. filed for bankruptcy on September 15, 2008.

The selected transactions analysis indicated the following:

Multiple Description	High	Low	Median	Mean
Transaction Value as a multiple of:
LTM EBITDA	17.2x	5.0x	10.5x	10.9x

Houlihan Lokey applied multiple ranges of 6.5x to 7.5x LTM EBITDA based on the selected transactions analysis to the corresponding Adjusted EBITDA for the Company based on financial information and projections provided by the Company’s management. The selected transactions analysis indicated an implied reference range of $12.86 to $14.70 per share of Company common stock based on the Company’s LTM Adjusted EBITDA, as compared to the proposed merger consideration of $13.55 per share of Company common stock.

Discounted Cash Flow Analysis

Houlihan Lokey also calculated the net present value of the Company’s unlevered, after-tax cash flows based on the Projections, as well as Alternative Growth Projections (A) and Alternative Growth Projections (B). In performing this analysis, Houlihan Lokey used discount rates ranging from 12.0% to 14.0% based on the Company’s weighted average cost of capital and a range of implied perpetuity growth rates of 2.25% to 2.75%. The range of implied perpetuity growth rates was selected based on discussions with the Company’s management and the special committee and was used to estimate the Company’s future cash flows beyond the period covered by the projections. The discounted cash flow analyses indicated the following implied reference ranges per share of Company common stock based on the Projections, the Alternative Growth Projections (A), and the Alternative Growth Projections (B), each as compared to the proposed merger consideration of $13.55 per share of Company common stock:

The Projections
Implied Equity Value Per Share

	(Implied Perpetuity Growth Rates)
Discount Rate	2.25%	2.50%	2.75%
12.0%	$14.62	$14.90	$15.19
12.5%	$13.97	$14.22	$14.47
13.0%	$13.37	$13.59	$13.83
13.5%	$12.83	$13.03	$13.24
14.0%	$12.33	$12.51	$12.70

Alternative Growth Projections (A)
Implied Equity Value Per Share

	(Implied Perpetuity Growth Rates)
Discount Rate	2.25%	2.50%	2.75%
12.0%	$13.42	$13.66	$13.92
12.5%	$12.83	$13.05	$13.28
13.0%	$12.29	$12.49	$12.69
13.5%	$11.80	$11.98	$12.16
14.0%	$11.35	$11.51	$11.68

Alternative Growth Projections (B)
Implied Equity Value Per Share

	(Implied Perpetuity Growth Rates)
Discount Rate	2.25%	2.50%	2.75%
12.0%	$13.76	$14.01	$14.29
12.5%	$13.14	$13.37	$13.62
13.0%	$12.58	$12.79	$13.01
13.5%	$12.08	$12.26	$12.46
14.0%	$11.61	$11.78	$11.96

Other Matters

Houlihan Lokey was engaged pursuant to a letter agreement dated as of January 1, 2010 to act as the special committee’s financial advisor in connection with the proposed merger. The special committee selected Houlihan Lokey based on Houlihan Lokey’s experience and reputation and knowledge of the Company and its industry. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructurings, tax matters, ESOP and ERISA matters, corporate planning, and for other purposes. Houlihan Lokey has also acted as financial advisor to the special committee in connection with, and has participated in certain of the negotiations leading to, the proposed merger and will receive a fee for such services, or the Transaction Fee, of $1,350,000, of which $950,000 is contingent and payable upon the consummation of the proposed merger. Houlihan Lokey became entitled to receive a fee of $350,000 for rendering its opinion, which is not contingent upon the successful completion of the proposed merger and is creditable against the Transaction Fee. In accordance with the merger agreement, Houlihan Lokey was requested to solicit third party indications of interest in acquiring all or any part of the Company for a prescribed period following the execution of the merger agreement. The Company has agreed to reimburse certain of Houlihan Lokey’s expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities arising out of its engagement.

Houlihan Lokey and certain of its affiliates have in the past provided investment banking, financial advisory and other financial services to certain affiliates and/or portfolio companies of ONCAP and other participants in the proposed merger, for which Houlihan Lokey and such affiliates have received compensation, including, among other things, having acted as financial advisor to CEI Holdings Inc., which was an affiliate of ONCAP, in connection with a recapitalization transaction that closed in 2009 for which Houlihan Lokey received approximately $613,000 in fees. Houlihan Lokey and its affiliates may provide investment banking, financial advisory and other financial services to the Company, ONCAP, other participants in the proposed merger or certain of their respective affiliates and/or portfolio companies in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey’s and its affiliates respective employees may have committed to invest in private equity or other investment funds managed or advised by ONCAP, other participants in the proposed merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with ONCAP, other participants in the proposed merger or certain of their respective affiliates and/or portfolio companies, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may have been adverse to ONCAP, the Company, other participants in the proposed merger or certain of their respective affiliates and/or portfolio companies, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, ONCAP, or any other party that may be involved in the proposed merger and their respective affiliates or any currency or commodity that may be involved in the proposed merger.

Financial Projections

Sport Supply Group generally does not make detailed public financial projections as to future performance, earnings or other results although it has from time to time published limited guidance for the current or upcoming fiscal year. Sport Supply Group has not made public financial projections for periods beyond the current or upcoming fiscal year because, among other reasons, of the increasing unpredictability over time of the underlying assumptions and estimates. However, management of the Company did prepare and provide certain financial projections with respect to the future financial performance of the Company for the fiscal years ended June 30, 2010, June 30, 2011 and June 30, 2012 to the ONCAP Buying Group in January 2010 and responded to questions regarding these financial projections. Senior management also provided these financial projections to Houlihan Lokey. These projections were prepared for purposes of negotiating strategic alternatives and not for internal planning purposes or for public disclosure, and the projections are subjective in many respects.

In compiling the management projections, the Company’s management took into account historical performance, combined with estimates regarding revenues, EBITDA (earnings before interest, taxes, depreciation and amortization) and capital expenditures. The following table sets forth all material line items from the management projections which were furnished to and considered by the ONCAP Buying Group and used by Houlihan Lokey and the special committee. Additional information regarding the management projections is available in the presentation materials that have been filed with the Schedule 13E-3 accompanying this proxy statement.

Sport Supply Group, Inc.
Summary of FY 2010, 2011 and 2012 Consolidated Projected Income Statements
(in millions, except per share data)

	FY 2010	FY 2011	FY 2012
Revenue	$268.0	$293.5	$321.9
Gross profit%	36.0%	36.2%	36.5%
Operating profit(1)	$22.4	$25.5	$32.4
Income before income taxes	$21.3	$24.6	$32.3
Net income	$13.1	$15.0	$19.7
Fully diluted earnings per share(2)	$1.00	$1.17	$1.52
EBITDA(3)(4)	$25.0	$28.2	$35.3

(1)	Houlihan Lokey modified certain assumptions used in the management projections for selling, general and administrative expenses which resulted in the projections used by Houlihan Lokey for these expenses being lower in fiscal years 2011 and 2012. The differing assumptions resulted in Houlihan Lokey using higher operating profit projections of $26.4 million for FY 2011 and $33.9 million for FY 2012 and higher EBITDA projections of $29.1 million for FY 2011 and $36.8 million for FY 2012.
(2)	FY 2010 projections are based on an estimate of 13,587,730 fully diluted shares; FY 2011 projections are based on an estimate of 12,800,000 fully diluted shares; and FY 2012 projections are based on an estimate of 13,000,000 fully diluted shares. The higher number of estimated fully diluted shares for FY 2010 reflects the impact of the Company’s convertible notes which were retired on December 1, 2009.
(3)	During the course of negotiations regarding the merger, the special committee and representatives of Houlihan Lokey had multiple conversations with representatives of the ONCAP Buying Group regarding net adjustments to the EBITDA projections for certain items (with the adding back of the cost of stock compensation awards constituting more than a majority of the positive adjustment amounts). No adjustments were made to the EBITDA projections for the elimination of other public company costs in the event the merger were to be consummated. As a result of such adjustments, the special committee and Houlihan Lokey also considered Adjusted EBITDA projections of $27.9 million for FY 2010, $29.4 million for FY 2011 and $36.4 million for FY 2012. The Adjusted EBITDA projections are based on the EBITDA projections discussed in footnote (1) above.

(4)	Management’s EBITDA projections (adjusted annually between $2.7 million and $3.1 million for certain items which primarily included the elimination of stock based compensation and public company costs) are being used by Parent to set target levels for certain compensation incentives that will be provided to members of the Management Affiliate Group after the closing of the merger.

As part of its evaluation of the $13.55 proposal, the special committee considered the valuation of the Company based upon multiple scenarios for the Company’s future financial and operating performance, including but not limited to management’s projections. The special committee asked Houlihan Lokey to prepare sensitivity analyses based on several of these scenarios. As compared to the management projections, other scenarios (a) were developed independently, (b) included alternative assumptions for future revenue growth rates, profit margins, capital expenditures, and working capital needs which the special committee believed included reasonable alternative scenarios for the future financial performance of the Company, and (c) were evaluated by the special committee with respect to the Company’s historic results, industry growth rates, and the uncertainties associated with the macroeconomic environment. For purposes of Houlihan Lokey’s advice, analyses and its opinion, after reviewing several alternative sensitivity analyses, the special committee instructed Houlihan Lokey to use and rely on (i) the management projections, (ii) Alternative Growth Projections (A), and (iii) Alternative Growth Projections (B).

The following table sets forth all material line items from the Alternative Growth Projections (A) and Alternative Growth Projections (B) which were used by Houlihan Lokey and the special committee. Additional information regarding the Alternative Growth Projections (A) and Alternative Growth Projections (B) is available in the presentation materials that have been filed with the Schedule 13E-3 accompanying this proxy statement.

Sport Supply Group, Inc.
Alternative Growth Projections (A)
(in millions)

	FY 2010	FY 2011	FY 2012
Revenue	$268.0	$276.1	$284.3
Gross profit%	36.0%	36.0%	36.0%
Adjusted EBITDA(1)	$27.9	$29.1	$30.7

Sport Supply Group, Inc.
Alternative Growth Projections (B)
(in millions)

	FY 2010	FY 2011	FY 2012
Revenue	$268.0	$268.0	$284.1
Gross Profit%	36.0%	36.0%	36.0%
Adjusted EBITDA(1)	$27.9	$27.9	$30.6

(1)	The alternative scenarios provided by the special committee included only Adjusted EBITDA projections which assumed adjustments comparable to the adjustments that were used when creating the Adjusted EBITDA projections based on management’s projections (and did not adjust for the elimination of other estimated public company costs).

The management projections and Alternative Growth Projections (A) and Alternative Growth Projections (B) summarized above were not prepared with a view toward public disclosure, nor were they prepared with a view toward complying with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or with generally accepted accounting principles. Such projections should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on such projections. No one has made or makes any representation to any stockholder regarding the information included in such projections.

Neither the Company’s independent auditor, nor any other independent accountants, has compiled, examined, or performed any procedures with respect to the management projections or Alternative Growth

Projections (A) or Alternative Growth Projections (B), nor have they expressed any opinion or other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, such financial projections.

The above summaries of the management projections, Alternative Growth Projections (A) and Alternative Growth Projections (B) are not being included in this proxy statement to influence your decision whether to vote for the approval of the merger. Although these projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to the Company’s business, that are inherently uncertain and may be beyond the control of management, but which management and the special committee, as applicable, believed were reasonable at the time the projections were prepared. Important factors that may affect actual results and cause the internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Sport Supply Group’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referred to under “Risk Factors and Cautionary Statement Regarding Forward-Looking Information,” beginning on page 79 of this proxy statement. Each of the financial projections covers multiple years and such information by its nature becomes less reliable with each successive year. Each of the projections also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the projections. Accordingly, there can be no assurance that any of the projections will be realized.

The inclusion of the management projections and Alternative Growth Projections (A) and Alternative Growth Projections (B) in this proxy statement should not be regarded as an indication that the Company or its affiliates, advisors or representatives considered these projections to be predictive of actual future events, and these projections should not be relied upon as such. Neither Sport Supply Group nor its affiliates, advisors or representatives can give you any assurance that actual results will not differ from the management projections or Alternative Growth Projections (A) and Alternative Growth Projections (B), positively or negatively, and none of them undertakes any obligation to update or otherwise revise or reconcile any of the projections. Sport Supply Group does not intend to make publicly available any update or other revision to the management projections or Alternative Growth Projections (A) and Alternative Growth Projections (B) to reflect circumstances existing after the date the projections were made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Additionally, the management projections were based on projected forecasts for the Company for the third and fourth quarters of fiscal 2010. The actual results for these periods will become publicly available to the extent we file quarterly or annual reports with the SEC prior to the special meeting. You should review these quarterly and annual reports for this information as they are filed with the SEC. Neither Sport Supply Group nor its affiliates, advisors or representatives has made or makes any representation to any stockholder or other person regarding Sport Supply Group’s ultimate performance compared to the information contained in the management projections or Alternative Growth Projections (A) and Alternative Growth Projections (B) or that any of the projected results will be achieved. Sport Supply Group has made no representations to the ONCAP Buying Group, in the merger agreement or otherwise, concerning any of the projections.

Purposes of and Reasons for the Merger

The purpose of the merger for us is to enable our unaffiliated stockholders to immediately realize the value of their investment in the Company through their receipt of the per-share Merger Consideration of $13.55 in cash, without interest, because we believe that the immediate receipt of the Merger Consideration is more favorable to our unaffiliated stockholders than having to remain subject to the risks associated with the alternative of our remaining a stand-alone, small independent public company, due to the possibility of uncertain returns in light of our current business, operations, financial condition, expected capital expenditures, strategy and prospects, as well as the risks involved in achieving those returns, the nature of the industry in which we compete, and general industry, economic and regulatory conditions. As such, our special committee and board of directors has determined that the Merger Consideration is fair to our unaffiliated stockholders and represents a better value for them than having to remain subject to the indeterminate risks associated with maintaining a longer-term investment in the Company. See, “Special Factors — Fairness of the Merger;

Reasons for and Recommendations of the Special Committee and our Board of Directors,” starting at page 31. We determined to negotiate and engage in the transaction at this time (as opposed to any other time in our public company history) because in December 2009 ONCAP offered us what we believed was an attractive valuation for the Company, and the board of directors believed it was in the best interests of the Company and its stockholders to evaluate and respond to such offer.

For Parent and Sub, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement. For the other members of the ONCAP Buying Group, the purpose of the merger is to allow them to acquire control of Sport Supply Group and bear the rewards and risks of such ownership after shares of Sport Supply Group common stock cease to be publicly traded. The ONCAP Buying Group did not consider any alternatives for achieving these purposes. The transaction has been structured as a cash merger in order to provide our unaffiliated stockholders with cash for their shares of Sport Supply Group common stock and to provide a prompt and orderly transfer of ownership of Sport Supply Group in a single step, without the necessity of financing separate purchases of Sport Supply Group common stock in a tender offer and implementing a second-step merger to acquire any shares of common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities. The ONCAP Buying Group has undertaken to pursue the transaction at this time in light of the opportunities they perceive to strengthen the Company’s competitive position, strategy and financial performance under a new form of ownership.

The purpose of the CBT Group for engaging in the merger is to retain an indirect equity interest in Sport Supply Group, and to continue bearing the rewards and risks of such ownership by exchanging their shares of Sport Supply Group common stock for shares of Parent common stock in lieu of cash, after shares of Sport Supply Group common stock cease to be publicly traded. The CBT Group thinks it is advisable for it to continue to retain an indirect equity interest in Sport Supply Group because after the merger, the surviving corporation will have the possibility of reduced costs due to the elimination of the expenses associated with public company reporting and compliance and increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of quarterly earnings comparisons.

The purposes of the merger for the Management Affiliate Group are to: (i) receive cash for their shares of Sport Supply Group common stock (including restricted shares) and options not being exchanged for common stock, or options to purchase common stock, of Parent, in the merger, and (ii) retain an indirect equity interest in Sport Supply Group through the exchange of certain shares and options to purchase shares of Sport Supply Group common stock for common stock, or options to purchase common stock, of Parent, and to continue bearing the rewards and risks of such ownership after shares of Sport Supply Group common stock cease to be publicly traded. The Management Affiliate Group thinks it is advisable for it to immediately realize the value of certain of its investment in the Company because it believes that the $13.55 Merger Consideration is fair and attractive, and although the Management Affiliate Group intends to try and make the Company as successful an enterprise for its new owners as possible, it believes that there is no assurance that it could realize a similar or better value for its investment in the Company going-forward than the $13.55 Merger Consideration.

Position of the ONCAP Buying Group as to the Fairness of the Merger

Under the rules governing “going private” transactions, the ONCAP Buying Group is required to express an opinion as to the fairness of the merger to the unaffiliated stockholders. The ONCAP Buying Group did not undertake a formal evaluation of the fairness of the proposed merger and is making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the ONCAP Buying Group should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

The ONCAP Buying Group attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the stockholders of Sport Supply Group, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such stockholders. None of the ONCAP Buying Group members believes that it has or had any fiduciary duty to Sport Supply Group or its stockholders, including with respect to the merger and its terms. The stockholders of Sport Supply Group were, as described elsewhere in this proxy statement, represented by the special committee which negotiated with certain members of the ONCAP Buying Group on their behalf, with the assistance of outside legal counsel and independent financial advisors. No member of the ONCAP Buying Group participated in the deliberation process of the special committee and none of them participated in the conclusions of the special committee or the board of directors that the merger was fair to the unaffiliated stockholders of the Company, nor did they undertake any independent evaluation of the fairness of the merger.

The ONCAP Buying Group believes that the merger is fair to the unaffiliated stockholders of the Company based on, among other things, the following substantive factors:

•	the special committee, which is comprised of two independent directors who are not affiliated with the ONCAP Buying Group, unanimously concluded that the merger is fair to and in the best interests of the unaffiliated stockholders of Sport Supply Group, approved the merger agreement and the merger and recommended to the board of directors that the board of directors approve the merger agreement and that the merger agreement be submitted to the stockholders of Sport Supply Group for adoption;
•	the special committee was advised by outside legal counsel and an independent financial advisor in relation to the merger;
•	the board of directors unanimously (with one abstention) approved the merger agreement and recommended that the merger agreement be submitted to the stockholders of Sport Supply Group for adoption;
•	the fact that, although the ONCAP Buying Group is not entitled to rely on it, the special committee received an opinion from the special committee’s independent financial advisor, Houlihan Lokey, to the effect that, as of the date of the opinion and subject to various assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the unaffiliated stockholders in the proposed merger pursuant to the merger agreement was fair to such unaffiliated stockholders from a financial point of view;
•	the merger is conditioned upon a majority of the outstanding eligible shares of Sport Supply Group being present, in person by proxy at the special meeting, and a majority of such eligible shares being voted in favor of the adoption of the merger agreement;
•	the special committee had the authority to reject any transaction proposed by the ONCAP Buying Group;
•	other than the proposal of the ONCAP Buying Group, Sport Supply Group did not receive any recent acquisition proposals other than those described above under “— Background of the Merger,” beginning on page 20;
•	the consideration to be paid to the unaffiliated stockholders in the merger is all cash;
•	the fact that the merger will provide liquidity, without the brokerage and other costs typically associated with market sales, for the Company’s public stockholders, whose ability, absent the merger, to sell their shares of our common stock is adversely affected by the low trading volume of the shares;
•	stockholders who do not vote in favor of the merger agreement and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allows stockholders to have the fair value of their shares determined by the Delaware Court of Chancery and paid to them in cash;
•	the terms of the merger agreement provide Sport Supply Group with a 30-day “go-shop” period (which may be extended to 45 days with respect to certain parties) during which Sport Supply Group has the right to solicit additional interest in a transaction involving Sport Supply Group;
•	Sport Supply Group’s right to terminate the merger agreement and pay a reduced termination fee in certain circumstances in the event that it terminates the merger agreement during the “go-shop” period in response to a superior proposal from a third party;

•	the terms of the merger agreement provide Sport Supply Group the right to provide information to, and engage in discussions with, a third party relating to an unsolicited company takeover proposal that the board of directors received in writing after the expiration of the “go-shop” period under certain circumstances;
•	the terms of the Voting Agreement provide that:
º	in the event that the board of directors or the special committee changes their recommendation regarding the merger, then for so long as such change of recommendation is in effect, the number of Voting Agreement Shares that are subject to the Voting Agreement shall be reduced to no more than 35% of the total outstanding common stock of the Company, and
º	it will terminate automatically upon the termination of the merger agreement;
•	the terms of the merger agreement do not contain a financing contingency, which the ONCAP Buying Group believes is favorable to the Company given the current market conditions; and
•	the other factors referred to above as having been taken into account by the special committee and the board of directors, which the ONCAP Buying Group adopts as its own (see, “Special Factors — Fairness of the Merger; Reasons for and Recommendations of the Special Committee and our Board of Directors,” starting at page 31).

The ONCAP Buying Group believes that the merger is fair to the unaffiliated stockholders of Sport Supply Group based on, among other things, the following procedural factors:

•	the special committee and outside legal counsel negotiated all financial and other terms and conditions of the merger agreement on an arm’s-length basis with certain members of the ONCAP Buying Group and its counsel, with the special committee benefiting from the advice of its independent financial advisor. The ONCAP Buying Group did not participate in the deliberations of the special committee or the board of directors;
•	the special committee unanimously concluded that the merger is fair to and in the best interests of the unaffiliated stockholders of Sport Supply Group, approved the merger agreement and the merger and recommended to the board of directors that the board of directors approve the merger agreement and that the merger agreement be submitted to the stockholders of Sport Supply Group for adoption;
•	the special committee had the authority to reject the transaction proposed by the ONCAP Buying Group;
•	under the terms of the merger agreement, in certain circumstances prior to obtaining stockholder adoption of the merger agreement, the board of directors is permitted to withdraw or modify its recommendation of the merger agreement; and
•	holders of Sport Supply Group common stock who do not vote in favor of the merger agreement and who comply with certain procedural requirements would be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allows stockholders to have the fair value of their stock determined by the Delaware Court of Chancery and paid to them in cash.

The ONCAP Buying Group did not seek to establish a pre-merger going concern value for the common stock of the Company to determine the fairness of the Merger Consideration to the Company’s unaffiliated stockholders. The ONCAP Buying Group does not believe there is a single method of determining going concern value and, therefore, did not base its valuation of the Company on a concept that is subject to various interpretations. The ONCAP Buying Group believes that the other factors considered by the ONCAP Buying Group in reaching its decision as to the fairness of the merger to the Company’s unaffiliated stockholders provide a proper basis for supporting its determination and that attempting to establish a going concern value would not have materially impacted the ONCAP Buying Group’s determination.

The foregoing discussion of the information and factors considered and given weight by the ONCAP Buying Group in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by the ONCAP Buying Group. The ONCAP Buying Group did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the merger agreement and the merger. The ONCAP Buying Group believes that these factors provide a reasonable basis for its position that they believe that the merger is fair to the unaffiliated stockholders.

The ONCAP Buying Group determined to engage in the transaction at this time (as opposed to any other time in the Company’s public company history) because ONCAP only became aware of the Company in the late fall of 2009, and it took until March 15, 2010 for ONCAP to enter into the merger agreement with the Company.

Position of the CBT Group as to the Fairness of the Merger

Under applicable SEC rules, the CBT Group is engaged in a “going private” transaction and therefore required to express its belief as to the fairness of the merger to the Company’s unaffiliated stockholders. The CBT Group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The CBT Group’s view as to fairness of the proposed merger should not be construed as a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposal to adopt the merger agreement.

The CBT Group believes that the merger is fair to the Company’s unaffiliated stockholders. The CBT Group, however, has not undertaken any formal evaluation of the fairness of the merger to the Company’s unaffiliated stockholders or engaged a financial advisor for such purpose. Moreover, the CBT Group did not participate in the deliberations of the special committee or receive advice from outside legal counsel to the Company or the special committee or the special committee’s independent financial advisors in connection with the merger and was not involved in any negotiations regarding the merger, the merger agreement or the per share Merger Consideration. The CBT Group also was not involved in the negotiations between ONCAP Buying Group and the special committee with respect to the merger, the merger agreement or the per share Merger Consideration. The CBT Group has not been given access to any of the analyses undertaken by the ONCAP Buying Group, the special committee or the Company’s board of directors in valuing the Company. No member of the CBT Group serves on the board of directors of the Company.

The belief of the CBT Group that the merger is fair to the unaffiliated stockholders of the Company is based on the following substantive and procedural factors, among others:

•	the fact that the $13.55 per share Merger Consideration and other terms and conditions of the merger agreement resulted from extensive arm’s-length negotiations between the special committee and the Company’s advisors, on the one hand, and the ONCAP Buying Group and its advisors, on the other hand;
•	the fact that ONCAP Buying Group’s offer exceeded the highest price at which Sport Supply Group’s common stock had traded in the last five years until March 12, 2010 and that Sport Supply’s common stock has traded as low as $4.53 during the last 12 months;
•	the fact that the special committee unanimously determined that the merger agreement and the merger are fair to and in the best interests of the Company and its stockholders;
•	the fact that the merger agreement was unanimously (with one abstention) approved by the Company’s board of directors, including each of the Company’s independent directors, present at the meeting called for that purpose;
•	the fact that neither the special committee nor the Company’s board of directors had any obligation to recommend approval of the merger or adoption of the merger agreement or any other transaction;
•	the fact that the merger requires the adoption of the merger agreement by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of our common stock entitled to vote at a meeting of stockholders;
•	the fact that, although the CBT Group is not entitled to rely on it, the special committee received an opinion from the special committee’s independent financial advisor, Houlihan Lokey, to the effect that, as of the date of the opinion and subject to various assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the unaffiliated stockholders in the proposed merger pursuant to the merger agreement was fair to such unaffiliated stockholders from a financial point of view;
•	the fact that, the special committee was advised by outside legal counsel and an independent financial advisor in relation to the merger;
•	the fact that the special committee consulted with outside legal counsel and its independent financial advisors, who are experienced in transactions similar to the proposed merger;
•	the fact that the merger will provide consideration to the unaffiliated stockholders of the Company entirely in cash, which provides certainty of value;
•	the fact that the merger will provide liquidity, without the brokerage and other costs typically associated with market sales, for the Company’s public stockholders, whose ability, absent the merger, to sell their shares of our common stock is adversely affected by the low trading volume of the shares;
•	the fact that any Company stockholders who do not support the merger will have the opportunity to seek appraisal of the fair value of their shares under Delaware law;
•	the special committee’s belief that the Company’s efforts to market itself to potentially interested parties during the “go-shop” period, with the assistance of representatives of the Company and the special committee’s financial advisor, will constitute a thorough, fair and full process to ensure that the $13.55 per share Merger Consideration is the highest offer that can be obtained for the Company;
•	the fact that none of the members of the ONCAP Buying Group or the CBT Group participated in or had any influence on the special committee’s deliberative process or conclusions; and
•	the fact that the Company may terminate the merger agreement prior to the adoption of the merger agreement by the Company’s stockholders in order to accept a superior third party proposal, subject to certain conditions, including payment of a termination fee.

The CBT Group considered each of the foregoing factors in determining the fairness of the merger to the Company’s unaffiliated stockholders. In light of the factors described above and the fact that the use of a special committee of independent directors is a mechanism well-recognized to ensure fairness in transactions of this type, the CBT Group believes that the merger is fair to the Company’s unaffiliated stockholders despite the fact that the Company did not retain an unaffiliated representative to act solely on behalf of its unaffiliated stockholders and despite the fact that the merger was not structured to require the approval of a majority of the unaffiliated stockholders. In reaching this determination, the CBT Group also adopts the analysis and discussion of such factors adopted by the special committee on page 37 of this proxy statement.

The CBT Group did not consider the net book value of the Company’s common stock in determining the fairness of the merger to the Company’s unaffiliated stockholders. The CBT Group believes that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the price of the Company’s common stock. The CBT Group did not consider liquidation value in determining the fairness of the merger to the Company’s unaffiliated stockholders. The CBT Group believes that liquidation value does not present a meaningful valuation for the Company and its business; rather, it is the belief of the CBT Group that the Company’s value is derived from the cash flows generated from its continuing operations, rather than from the value of its assets that might be realized in a liquidation. The CBT Group did not seek to establish a pre-merger going concern value for the common stock of the Company to determine the fairness of the Merger Consideration to the Company’s unaffiliated stockholders. The CBT Group does not believe there is a single method of determining going concern value and, therefore, did not base its valuation of the Company on a concept that is subject to various interpretations. The CBT Group believes that the other factors considered by the CBT Group in reaching its decision as to the fairness of the merger to the Company’s unaffiliated stockholders provide a proper basis for supporting its determination and that attempting to establish a going concern value would not have materially impacted the CBT Group’s determination.

The CBT Group did not consider purchase prices paid in the last two years for shares of the Company’s common stock by Sport Supply Group, the ONCAP Buying Group, the CBT Group or the Management Affiliate Group because, except for grants by the Company of stock options and restricted stock to the Company’s management team in the ordinary course of business, none of Sport Suppy Group, the ONCAP Buying Group, the CBT Group and the Management Affiliate Group has purchased any common stock of Sport Supply Group during the past two years.

In making its determination as to the fairness of the proposed merger to the Company’s unaffiliated stockholders, the CBT Group was not aware of any firm offers during the prior two years by any person for the merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s common stock that would enable the holder to exercise control of the Company and did not consider any such offers in its determination of fairness.

The CBT Group determined to engage in the transaction at this time because of the opportunity presented by ONCAP to participate in the transaction through “rolling” shares in the merger.

The CBT Group’s view as to the fairness of the merger to the Company’s unaffiliated stockholders is not a recommendation as to how any such stockholder should vote on the merger. The foregoing discussion of the information and factors considered by the CBT Group, while not exhaustive, includes all material factors considered by the CBT Group. The CBT Group did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger.

Position of the Management Affiliate Group as to the Fairness of the Merger

Under the rules governing “going private” transactions, the Management Affiliate Group is required to express its beliefs as to the fairness of the merger to the Company’s unaffiliated stockholders. The Management Affiliate Group is making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Management Affiliate Group’s views as to fairness of the proposed merger should not be construed as a recommendation to any stockholder of the Company on how such stockholder should vote on the proposal to adopt and approve the merger agreement.

Mr. Blumenfeld, in his capacity as Chairman of our board of directors, participated in the deliberations of the board of directors on March 14, 2010, but abstained from approving the merger agreement. Mr. Blumenfeld was not a member of, and did not participate in the deliberations of, the special committee.

The Management Affiliate Group believes that the merger is fair to the Company’s unaffiliated stockholders based on the factors described below. However, the Management Affiliate Group has not performed, or engaged a financial advisor to perform, any valuation or other analysis to assess the fairness of the merger to the Company’s unaffiliated stockholders. In making its determination that the merger is fair to the Company’s unaffiliated stockholders, the Management Affiliate Group considered the same positive, adverse and other factors considered by the special committee and expressly adopted the analysis and discussion of such factors undertaken by the special committee in making its determination to recommend the merger agreement. See “Special Factors — Fairness of the Merger; Reasons for and Recommendations of the Special Committee and our Board of Directors,” beginning on page 31. In addition, the Management Affiliate Group considered the fact that, although the Management Affiliate Group is not entitled to rely on it, the special committee received an opinion from the special committee’s independent financial advisor, Houlihan Lokey, to the effect that, as of the date of the opinion and subject to various assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the unaffiliated stockholders in the proposed merger pursuant to the merger agreement was fair to such unaffiliated stockholders from a financial point of view (see “Special Factors — Fairness of the Merger; Reasons for and Recommendations of the Special Committee and our Board of Directors,” beginning on page 31).

The Management Affiliate Group believes that the merger is fair despite the fact that our board of directors did not retain an unaffiliated representative, other than the special committee, to act solely on behalf of the Company’s unaffiliated stockholders for purposes of negotiating the terms of the merger agreement. In this regard, the Management Affiliate Group notes that the use of a special committee is a mechanism recognized to ensure the fairness of certain transactions. The Management Affiliate Group considered that all of the

Company’s directors, except Mr. Blumenfeld, are independent directors as defined by The NASDAQ Global Market and are not participating in the merger transaction in any way adverse to the Company or the Company’s public stockholders. The Management Affiliate Group also believes that the merger is fair despite the fact that Mr. Blumenfeld in his capacity as Chairman of our board of directors, participated in the deliberation of our board of directors on March 14, 2010, where the board of directors (with Mr. Blumenfeld abstaining) approved the merger agreement. In this regard, the Management Affiliate Group notes that all of the other members of the Company’s board of directors who voted on the transaction approved the merger.

The Management Affiliate Group did not consider the net book value of the Company’s common stock in determining the fairness of the merger to the Company’s unaffiliated stockholders. The Management Affiliate Group believes that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the price of the Company’s common stock. The Management Affiliate Group notes, however, that the Merger Consideration of $13.55 per share is substantially higher than the net book value of the Company’s common stock. The Management Affiliate Group did not consider liquidation value in determining the fairness of the merger to the Company’s unaffiliated stockholders. The Management Affiliate Group believes that liquidation value does not present a meaningful valuation for the Company and its business; rather, it is the belief of the Management Affiliate Group that the Company’s value is derived from the cash flows generated from its continuing operations, rather than from the value of its assets that might be realized in a liquidation. Further, because the Company’s assets include a significant amount of intangible assets, goodwill and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario, the Management Affiliate Group believes that the Company is not susceptible to a meaningful liquidation valuation. The Management Affiliate Group did not seek to establish a pre-merger going concern value for the common stock of the Company to determine the fairness of the Merger Consideration to the Company’s unaffiliated stockholders. The Management Affiliate Group does not believe there is a single method of determining going concern value and, therefore, did not base its valuation of the Company on a concept that is subject to various interpretations. The Management Affiliate Group believes that the other factors considered by the Management Affiliate Group in reaching its decision as to the fairness of the merger to the Company’s unaffiliated stockholders provide a proper basis for supporting its determination and that attempting to establish a going concern value would not have materially impacted the Management Affiliate Group’s determination.

The foregoing discussion of the information and factors considered and given weight by the Management Affiliate Group in connection with its evaluation of the fairness to the Company’s unaffiliated stockholders of the merger agreement is not intended to be exhaustive but is believed to include all material factors considered. The Management Affiliate Group did not find it practicable to and did not quantify or otherwise attach relative weights to the factors it considered in reaching its position as to the fairness to the Company’s unaffiliated stockholders of the merger agreement. The Management Affiliate Group believes that the factors it considered provide a reasonable basis for its belief that the merger is fair to the Company’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any of the Company’s stockholders to vote to adopt the merger agreement. See “Special Factors — Fairness of the Merger; Reasons for and Recommendations of the Special Committee and our Board of Directors,” beginning on page 31.

The Management Affiliate Group determined to engage in the transaction at this time because it believes that this transaction provides the best opportunity for the Company and its stockholders from both a financial and strategic perspective. With respect to the Company’s stockholders, they will be able to immediately realize the value of their investment in the Company at an attractive price. With respect to the members of the Management Affiliate Group specifically, they will be able to continue to work to strengthen the Company, its product lines and its competitive position, as well as weather current economic and industry challenges, in partnership with ONCAP.

Effects of the Merger

If the merger is consummated, Sub will be merged with and into Sport Supply Group, with Sport Supply Group continuing as the surviving corporation and a wholly-owned subsidiary of Parent. At the effective time of the merger, the following will occur:

•	each share of Sport Supply Group’s common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by Sport Supply Group, Parent or Sub (which will include Sport Supply Group common stock being exchanged for shares of common stock of Parent by certain Rollover Participants) and stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive $13.55 in cash, without interest.
•	each outstanding option to acquire shares of common stock of Sport Supply Group (other than options being exchanged for options to acquire shares of common stock of Parent by certain Rollover Participants), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to the product of (x) the total number of shares of Sport Supply Group common stock subject to such option multiplied by (y) the excess, if any, of $13.55 over the exercise price per share of such option; and
•	each outstanding unvested restricted share of common stock of Sport Supply Group will be cancelled and converted into the right to receive $13.55 per share.

If the merger is completed, all of the equity interests in Sport Supply Group will be owned directly by Parent, which immediately following the effective time of the merger will be owned by affiliates of ONCAP and the Rollover Participants.

Immediately before the effective time of the merger, CBT, which beneficially owns an aggregate of approximately 16% of the outstanding shares of Sport Supply Group common stock, will surrender all of its shares of Sport Supply Group common stock to Parent in exchange for shares of common stock of Parent. As a result, CBT will retain an indirect equity interest in Sport Supply Group following the merger and will continue to participate in Sport Supply Group’s future earnings and growth. Furthermore, the Management Affiliate Group will exchange certain of their shares of common stock and options, as applicable, in the Company for shares of common stock and options to acquire shares of common stock of Parent, as applicable, and will, therefore, also retain an indirect equity interest in Sport Supply Group following the merger and will continue to participate in Sport Supply Group’s future earnings and growth. As a result of the merger, Sport Supply Group’s unaffiliated stockholders will no longer benefit from any increase in Sport Supply Group’s value, nor will they bear the risk of any decrease in Sport Supply Group’s value. Following the merger, only Parent and the Rollover Participants, by virtue of their ownership of Parent, will benefit from any increase in the value of Sport Supply Group and also will bear the risk of any decrease in the value of Sport Supply Group.

Sport Supply Group’s common stock is currently registered under the Exchange Act and is listed on The NASDAQ Global Market under the symbol “RBI.” As a result of the merger, Sport Supply Group will become a privately-held corporation without a public market for its common stock. Upon the closing of the merger, Sport Supply Group common stock will no longer be listed on any exchange, including The NASDAQ Global Market, and price quotations for Sport Supply Group stock will no longer be available. In addition, the registration of Sport Supply Group’s common stock under the Exchange Act will be terminated following the merger. Therefore, the provisions of the Exchange Act will no longer apply to Sport Supply Group, including the requirement that Sport Supply Group furnish a proxy or information statement to its stockholders in connection with meetings of its stockholders. Sport Supply Group will also no longer be required to file periodic reports with the SEC.

At the effective time of the merger, the certificate of incorporation of Sport Supply Group will be amended to look like the certificate of incorporation attached as Exhibit “A” to the merger agreement. See Exhibit “A” to the merger agreement, accompanying this proxy statement as Annex A.

The material differences between the Company’s existing certificate of incorporation and the Company’s certificate of incorporation to be in effect at the effective time of the merger are as follows:

Provision	Existing Certificate of Incorporation	Effective Time of Merger Certificate of Incorporation
Authorized Capital Stock	50,000,000 shares of common stock 1,000,000 shares of preferred stock	100 shares of common stock
“Blank Check” preferred stock	Board of directors is authorized to designate “blank check” preferred stock	No preferred stock is authorized
Board of Directors	Initially set at 6, and initial directors are named	The number of directors shall be fixed from time to time by board resolution
Preemptive Rights	Stockholders shall not have preemptive rights	No similar provision

Upon the completion of the merger, the officers of Sport Supply Group immediately before the merger will continue to serve as the officers of Sport Supply Group, whereas the directors of Sport Supply Group immediately before the merger will resign and will be replaced with directors to be nominated by Parent and CBT.

The benefits of the merger to Sport Supply Group and its unaffiliated stockholders include the unaffiliated stockholders’ right to receive $13.55 per share in cash, without interest, for their shares of Sport Supply Group common stock, the fact that the unaffiliated stockholders will no longer bear the risk of decreases in future earnings or growth, and the fact that the unaffiliated stockholders will be able to avoid the investment risk of holding shares of Sport Supply Group’s common stock, which historically has been thinly traded, which can result in price volatility and illiquidity. The detriments of the merger to Sport Supply Group and its unaffiliated stockholders are that the unaffiliated stockholders will cease to participate in Sport Supply Group’s future earnings and growth, if any, that the unaffiliated stockholders will no longer own any interest in Sport Supply Group’s net book value or net earnings, and that the receipt of the payment for shares held by the unaffiliated stockholders in the merger will be a taxable event for U.S. federal income tax purposes. See “— Material U.S. Federal Income Tax Consequences,” beginning on page 75, below.

The benefits of the merger to the ONCAP Buying Group, the CBT Group and the Management Affiliate Group are that, following the completion of the merger, Parent will directly own 100% of the outstanding common stock of Sport Supply Group and will therefore be the sole participant in the surviving corporation’s future earnings and growth, if any, and have a 100% interest in the surviving corporation’s net book value and net earnings (of which the CBT Group will have a 30.4% interest and the Management Affiliate Group will have a 4.8% interest), and that they will benefit from the cost savings associated with Sport Supply Group no longer being required to file reports under or otherwise having to comply with provisions of the Exchange Act. The detriments of the merger to the ONCAP Buying Group, the CBT Group and the Management Affiliate Group include the lack of liquidity for the surviving corporation’s common stock following the merger, the fact that Parent will (through the ownership of 100% of the Company’s common stock) bear the burden of all losses and liabilities suffered by the Company and the risk that Sport Supply Group could decrease in value following the merger, and the payment by Parent and Sport Supply Group of approximately $9.05 million in transaction costs and estimated fees and expenses related to the merger, which fees and expenses are further set forth below in “— Estimated Fees and Expenses of the Merger,” beginning on page 77.

Immediately after the merger, based on Sport Supply Group’s historical net book value calculated as of March 31, 2010 and Sport Supply Group’s historical net earnings for the nine months ended March 31, 2010, (i) Parent’s 100% interest in the surviving corporation will be equal to approximately $102.7 million in the surviving corporation’s net book value and $9.2 million in the surviving corporation’s net earnings (as compared to no interest in Sport Supply Group’s net book value at March 31, 2010 and no interest in Sport Supply Group’s net earnings for the nine months ended March 31, 2010), (ii) the CBT Group’s 30.4% indirect interest in the surviving corporation will be equal to approximately $31.2 million in the surviving corporation’s net book value and $2.8 million in the surviving corporation’s net earnings (as compared to an interest of $16.8 million in Sport Supply Group’s net book value at March 31, 2010 and an interest of $1.5 million in Sport Supply Group’s net earnings for the nine months ended March 31, 2010, in each case, based on the CBT Group having a 16.3% direct interest in Sport Supply Group as of May 14, 2010), and (iii) the Management Affiliate Group’s 4.8% indirect interest in the surviving corporation will be equal to approximately $4.9 million in the surviving corporation’s net book value and $441 thousand in the surviving corporation’s net earnings (as compared to an interest of $9.5 million in Sport Supply Group’s net book value at March 31, 2010 and an interest of $851 thousand in Sport Supply Group’s net earnings for the nine months ended March 31, 2010, in each case, assuming that the Management Affiliate Group had a 9.3% direct interest in Sport Supply Group as of May 14, 2010 (including shares of Sport Supply Group common stock held by the Management Affiliate Group and shares of Sport Supply Group common stock that would be held by the Management Affiliate Group assuming the exercise of all then outstanding options to acquire Sport Supply Group common stock that were exercisable within 60 days)).

Plans for Sport Supply Group after the Merger

After the merger, the ONCAP Buying Group expects that the business and operations of the surviving corporation will be continued substantially as they are currently being conducted by Sport Supply Group and its subsidiaries.

Other than the financing of the merger described elsewhere in this proxy statement, the ONCAP Buying Group has no present plans or proposals that relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, or liquidation, or a purchase, sale or transfer of a material amount of assets, or any other material change in Sport Supply Group’s corporate structure or business. However, after consummation of the merger, the board of directors of the surviving corporation will review proposals or may propose the acquisition or disposition of assets or other changes in the surviving corporations business, corporate structure, capitalization or management that the board of directors considers to be in the best interests of the surviving corporation.

Conduct of Sport Supply Group’s Business if the Merger is not Completed

In the event that the adoption of the merger agreement is not approved by Sport Supply Group’s stockholders or if the merger is not completed for any other reason, Sport Supply Group’s stockholders will not receive any payment for their shares of Sport Supply Group common stock. Instead, Sport Supply Group will remain an independent public company, its common stock will continue to be listed and traded on The NASDAQ Global Market, and our stockholders will continue to be subject to the same risks and opportunities as they currently face with respect to their ownership of Sport Supply Group common stock. If the merger is not completed, Sport Supply Group can offer no assurance as to the effect of these risks and opportunities on the future value of your shares of Sport Supply Group common stock, including the risk that the market price of Sport Supply Group common stock may decline due to the fact that the current market price of Sport Supply Group stock may reflect a market assumption that the merger will be completed. If the merger is not completed, our board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of Sport Supply Group from time to time, make such changes as they deem appropriate, and continue to seek to maximize stockholder value. If the adoption of the merger agreement is not approved by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other acceptable transaction will be available to Sport Supply Group or that Sport Supply Group’s business, prospects or results of operations will not be adversely impacted.

Pursuant to the merger agreement, under certain circumstances, Sport Supply Group is permitted to terminate the merger agreement and approve an alternative transaction. See “The Merger Agreement —  Termination” beginning on page 97. To the extent Sport Supply Group does so, it will be obligated to pay Parent a termination fee. See “The Merger Agreement — Termination Fees; Expenses; Damages; Specific Performance” beginning on page 99.

Financing of the Merger

Parent estimates the total amount of funds necessary to consummate the merger and the related transactions is approximately $154.3 million, which includes approximately $148.3 million to be paid to our stockholders and holders of other equity-based interests in the Company, other than the Rollover Participants, with the remainder to be applied to pay related fees and expenses in connection with the merger, the financing arrangements and related transactions.

The following arrangements are intended to provide the necessary financing for the merger:

Equity Commitment Letter

Parent has received an equity commitment letter, dated March 15, 2010, from ONCAP, pursuant to which ONCAP agreed to contribute $89,616,369.16 in cash to Parent in exchange for shares of capital stock of Parent, solely for the purpose of funding the Merger Consideration, Option Consideration and Restricted Share Consideration. ONCAP’s equity commitment will be reduced:

•	by the aggregate amount of any Merger Consideration or Option Consideration that would have been payable by Parent with respect to the Rollover Options and Rollover Shares (described below), had such shares or options been converted or exchanged in the merger, in each case, to the extent such shares or options are actually contributed to Parent by the Rollover Participants immediately prior to the effective time of the merger,
•	by the aggregate amount of any Merger Consideration that would have been payable by Parent with respect to any dissenting shares and shares of Sport Supply Group common stock owned by Sport Supply Group, Parent, or Sub, in each case to the extent such shares are issued and outstanding immediately prior to the effective time of the merger, and
•	by the amount of any Debt Financing, as described below, actually funded at the closing of the merger that is in excess of fifty percent (50%) of the aggregate Merger Consideration, Option Consideration or Restricted Share Consideration payable by Parent at the closing of the merger. ONCAP’s obligation to provide the equity financing contemplated by the equity commitment letter is subject only to the satisfaction or waiver, prior to the closing date of the merger, of the conditions to Parent’s and Sub’s obligations to consummate the merger (other than those conditions not satisfied solely as a result of ONCAP’s failure to provide the equity financing).

Rollover Agreements

Pursuant to Rollover Agreements between Parent and each of CBT and Mr. Adam Blumenfeld, dated as of March 15, 2010, which we refer to as the Stock Rollover Agreements, and subject to certain conditions set forth therein:

•	Mr. Blumenfeld has agreed to contribute an aggregate of 60,091 shares of Sport Supply Group common stock, or Blumenfeld Rollover Shares, and
•	CBT has agreed to contribute an aggregate of 2,044,072 shares of Sport Supply Group common stock, or CBT Rollover Shares, in each case immediately prior to the closing of the merger, to Parent in exchange for shares of common stock of Parent.

We refer to the Blumenfeld Rollover Shares and the CBT Rollover Shares as the Rollover Shares. Furthermore, each member of the Management Affiliate Group has agreed, pursuant to certain Stock Option Assumption and Rollover Agreements, each dated as of March 15, 2010, by and among Parent, the Company and such members of the Management Affiliate Group, which we refer to as the Option Rollover Agreements, to exchange, immediately prior to the closing of the merger, certain options exercisable for shares of Sport Supply Group common stock held thereby, or Rollover Options, for options to acquire common stock of Parent. The total equity to be contributed by CBT and the members of the Management Affiliate Group pursuant to the Rollover Agreements represented, as of March 12, 2010, approximately 19.6% of the issued and outstanding shares of the common stock of Sport Supply Group on a fully-diluted basis.

We refer to the Stock Rollover Agreements and the Option Rollover Agreements as the Rollover Agreements.

Debt Financing

In connection with the execution of the merger agreement, on March 15, 2010, Sub received:

•	a senior debt commitment letter from The Bank of Nova Scotia, Bank of America, N.A., and Export Development Canada, which are the Senior Lenders, pursuant to which the Senior Lenders committed to provide, subject to certain conditions, up to $99.6 million of senior credit facilities, which is the Senior Debt Financing consisting of a term loan of $74.6 million and a revolving loan facility of up to $25 million, the proceeds of which will be used in part to fund a portion of the Merger Consideration, Option Consideration and Restricted Share Consideration and to pay related fees and expenses, and
•	a mezzanine debt commitment letter from Manufacturers Life Insurance Company, who is the Mezzanine Lender, pursuant to which the Mezzanine Lender committed to provide Sub with subordinated debt financing consisting of a subordinated credit facility of up to $26.5 million (which is the Subordinated Debt Financing) and a commitment to acquire $3.5 million of equity securities of Parent. We refer to this equity commitment together with the Subordinated Debt Financing as the Mezzanine Financing, the proceeds of which will be used to fund a portion of the Merger Consideration, Option Consideration and Restricted Share Consideration and to pay related fees and expenses.

We refer to the Senior Debt Financing and the Subordinated Debt Financing collectively as the Debt Financing.

The documentation governing the Senior Debt Financing facilities and the Mezzanine Financing facility have not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this proxy statement.

The Senior Debt Financing and Mezzanine Financing are subject to the satisfaction or waiver of certain conditions, including, without limitation, the following:

•	Prior to and on the closing date of the merger, no facts, events or circumstances shall have occurred that, in the good faith determination of the Senior Lenders or the Mezzanine Lender, would constitute a “material adverse effect,” which is defined substantially the same as the definition of “company material adverse effect” (described below);
•	On the closing date of the merger, Sub must be capitalized with at least $85 million of common equity (including not less than $50,000,000 from ONCAP and its affiliates);
•	On the closing date of the merger, Sub must be capitalized with at least $74.6 million of Senior Debt Financing and $26.5 million of Subordinated Debt Financing;
•	On the closing date of the merger, the Senior Lenders and Mezzanine Lender must have executed and delivered an Intercreditor Agreement containing certain specified terms and conditions;
•	On the closing date of the merger, the ratio, calculated on a pro forma basis, of funded Senior Debt Financing to the Company’s adjusted EBITDA for the most recently completed four-quarter period ended at least 30 days before the closing date of the merger (but after December 31, 2009), shall not exceed 3.00x;
•	On the closing date of the merger, the ratio, calculated on a pro forma basis, of an amount approximately equal to the total debt financing to the Company’s adjusted EBITDA for the most recently completed four-quarter period ended at least 30 days before the closing date of the merger (but after December 31, 2009), shall not exceed 4.00x;
•	The Senior Lenders and the Mezzanine Lender shall have received certain historical and pro forma financial statements of Sport Supply Group;
•	The credit agreements and other loan documents and customary legal opinions shall have been executed on terms reasonably satisfactory to the Senior Lenders and the Mezzanine Lender, respectively;

•	The Senior Lenders and the Mezzanine Lender shall have received payoff letters, customary certificates, tax, lien and judgment searches evidencing the absence of liens;
•	The Senior Lenders and the Mezzanine Lender shall have received certain fees;
•	The Senior Lenders and Mezzanine Lender shall have received confirmation that their respective liens on certain property of Sport Supply Group have been perfected;
•	The Senior Lenders and the Mezzanine Lender shall have received evidence of certain insurance policies and provisions;
•	The receipt of consents from certain governmental authorities; and
•	The Senior Lenders and the Mezzanine Lender shall have received certified copies of the transaction documents and other related documents.

Senior Debt Financing

Prior to the consummation of the merger, Sub will be the borrower under the Senior Debt Financing facilities and, on and after the date of the merger, Sport Supply Group will be the borrower as the surviving corporation in the merger. The Senior Debt Financing facilities will be comprised of a term loan facility of $74.6 million with a maturity of five years and a revolving loan facility of up to $25 million, of which up to $10 million may be drawn at the closing of the merger, with a maturity of five years. Subsequent to the closing date of the merger and prior to maturity, the borrower may request that the Senior Debt Financing facilities be increased by an amount up to $20 million in the aggregate, subject to certain conditions.

The borrower will pay customary commitment fees and letter of credit fees under the revolving credit facility. Additionally, Sub has agreed to pay customary fees to the Senior Lenders upon the initial funding of the Senior Debt Financing.

All obligations of the borrower under the Senior Debt Financing will be guaranteed by Parent and all current and future direct and indirect, domestic, wholly-owned subsidiaries of the surviving corporation.

All obligations of the borrower under the Senior Debt Financing facilities will be secured, subject to permitted liens and other agreed upon exceptions, by a lien on substantially all of the present and future property, assets and stock owned by Parent, the surviving corporation and the guarantors.

The Senior Debt Financing facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, sales of assets, mergers and consolidations, dividends and other distributions, redemptions, prepayments of certain subordinated indebtedness and certain other indebtedness, and maintenance of certain financial ratios. The Senior Debt Financing facilities will also include customary events of default, including a change of control default, provided that the merger will not constitute an event of default.

Except as described herein, there is no current plan or arrangement to finance or repay the Senior Debt Financing. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the Senior Debt Financing described herein is not available as anticipated. In the event that any portion of the Senior Debt Financing becomes unavailable on terms and conditions contemplated in the agreements in respect thereof, Parent and Sub are obligated to use their reasonable best efforts to arrange alternative financing from alternative sources on:

•	pricing terms and conditions no less favorable, and
•	other terms and conditions no less favorable in the aggregate, to Parent and Sub, than the terms and conditions of the Senior Debt Financing facilities.

Mezzanine Financing

Prior to the consummation of the merger, Sub will be the borrower under the Mezzanine Financing facilities and, on and after the date of the merger, Sport Supply Group will be the borrower as the surviving corporation. The Mezzanine Financing facilities will be comprised of a subordinated term loan facility of up to $26.5 million with a maturity upon the earliest of (1) five and one-half years or (2) at the Mezzanine Lender’s option, following any of:

•	a sale of the majority of the assets of the borrower,
•	upon the amalgamation or merger of the borrower with another corporation,
•	upon certain events of default, or
•	upon the time of an initial public offering of shares of the borrower.

The borrower will pay customary fees to the Mezzanine Lender upon the initial funding of the Mezzanine Financing.

All obligations under the Mezzanine Financing facility will be guaranteed by Parent and all current and future direct and indirect, domestic, wholly-owned subsidiaries of the borrower.

All obligations under the Senior Mezzanine Financing facilities will be secured by a second-ranking security interest, subordinate only to the security interest of the Senior Lenders, and subject to permitted liens and other agreed upon exceptions, by a lien on substantially all of the present and future property, assets and stock owned by Parent, the borrower and the guarantors.

The Mezzanine Lender will invest a minimum of $3.5 million at the closing of the merger in the common stock of Parent on substantially the same terms and conditions as the investment made by ONCAP and its affiliates.

The Mezzanine Financing facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, sales of assets, mergers and consolidations, dividends and other distributions, redemptions, prepayments of certain subordinated indebtedness, and certain other indebtedness and maintenance of certain financial ratios. The Mezzanine Financing facilities will also include customary events of default, provided that the merger will not constitute an event of default.

Except as described herein, there is no current plan or arrangement to finance or repay the Mezzanine Financing. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the Mezzanine Financing described herein is not available as anticipated. In the event that any portion of the Mezzanine Financing becomes unavailable on terms and conditions contemplated in the agreements in respect thereof, Parent and Sub are obligated to use their reasonable best efforts to arrange alternative financing from alternative sources on:

•	pricing terms and conditions no less favorable, and
•	other terms and conditions no less favorable in the aggregate, to Parent and Sub, than the terms and conditions of the Senior Debt Financing facility.

Limited Guarantee

In connection with the execution of the merger agreement, Sport Supply Group and ONCAP have entered into a Limited Guarantee, dated as of March 15, 2010, or Limited Guarantee, pursuant to which ONCAP has unconditionally and irrevocably guaranteed certain monetary obligations of Parent and Sub under the merger agreement, including the payment of certain fees and expenses in connection with the termination or breach of the merger agreement under certain circumstances described more fully therein. The obligations of ONCAP under the Limited Guarantee are limited:

•	with respect to certain instances in which Sport Supply Group terminates the merger agreement upon Parent’s failure to consummate the merger, to $10 million, which we refer to as the Parent Termination Fee, plus certain costs and expenses of Sport Supply Group incurred in connection with the transactions contemplated by the merger agreement not to exceed $2 million, which we refer to as the Expenses, and, as applicable, certain costs and expenses incurred by Sport Supply Group in connection with any proceeding required to enforce the payment of the Parent Termination Fee and the Expenses;

•	in the event that:
º	the Parent Termination Fee would otherwise be payable to Sport Supply Group and Sport Supply Group terminates the merger agreement at a time when the Debt Financing was not available to Parent, or
º	Sport Supply Group terminates the merger agreement due to a willful and material breach by Parent or Sub, to $6 million, which we refer to as the Parent Breakup Fee, plus, in the case of the second sub-bullet point above, if the Debt Financing was not available due to the failure of Parent and Sub to comply with certain specified obligations under the merger agreement, expenses and, in the cases of the first or second sub-bullet point above, as applicable, certain costs and expenses incurred by Sport Supply Group in connection with any proceeding required to enforce the payment of the Parent Breakup Fee and, if applicable, the Expenses;
•	in the event that Sport Supply Group terminates the merger agreement during a time when the holders of ten percent (10%) or more of Sport Supply Group common stock have made and not withdrawn demands for appraisal of such shares pursuant to Section 262 of the Delaware General Corporation Law, to the Expenses and, as applicable, certain costs and expenses incurred by Sport Supply Group in connection with any proceeding required to enforce the payment of the Expenses; and
•	in the event that Sport Supply Group terminates the merger agreement due to a willful and material breach by Parent or Sub and obtains a final, non-appealable judgment in connection with a claim for damages brought against Parent, Sub or ONCAP with respect to such willful and material breach, to $12 million, minus the amount of any fees or expenses previously paid by Parent, Sub, ONCAP or any of their respective affiliates to Sport Supply Group or any of its affiliates, including, without limitation, the Parent Termination Fee, the Parent Breakup Fee and/or the Expenses.

Voting Agreement

Concurrently with the execution of the merger agreement, on March 15, 2010, Parent and the Voting Parties entered into the Voting Agreement. Pursuant to the Voting Agreement, the Voting Parties agreed, among other things, at any meeting of the stockholders of the Company or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought:

•	to appear at such meeting or otherwise cause their Voting Agreement Shares, 4,753,672 in the aggregate, to be counted as present at such meeting for purposes of establishing a quorum,
•	to vote (or cause to be voted) their Voting Agreement Shares in favor of the adoption of the merger agreement, and any actions that would reasonably be considered to be in furtherance thereof, and
•	to vote (or cause to be voted) their Voting Agreement Shares against:
º	any transaction, consolidation, combination, sale of substantial assets, merger, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the merger agreement and the transactions contemplated thereby, including the merger),
º	any “company takeover proposal,” including any “superior company proposal”, and
º	any amendment of the certificate of incorporation or bylaws of the Company, or any other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the merger agreement or any of the transactions contemplated thereby, including the merger, or change in any manner the voting rights of any class of capital stock of the Company as currently in effect.

The Voting Parties also agreed not to sell, transfer, or otherwise dispose of any of their Voting Agreement Shares (or any economic interest therein), or enter into any other voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of their Voting Agreement Shares.

The Voting Parties also granted to Parent an irrevocable proxy with respect to the voting of the Voting Agreement Shares in relation to the matters set forth above. The proxy granted to Parent will be revoked automatically upon termination of the Voting Agreement. The Voting Agreement also provides that the Voting Parties will not, directly or indirectly:

•	solicit, initiate or facilitate or encourage the submission of, any alternative company takeover proposal,
•	enter into an agreement similar to the merger agreement that would reasonably be expected to cause Sport Supply Group to abandon the merger agreement,
•	participate or engage in any discussions or negotiations regarding an alternative company takeover proposal,
•	furnish to any person, any non-public information relating to Sport Supply Group which could reasonably be expected to encourage, facilitate or assist an alternative company takeover proposal, or
•	otherwise take any action with the primary purpose of facilitating an attempt by any person to make a competing takeover proposal for Sport Supply Group.

The Voting Parties also agreed not to exercise or assert any appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the merger agreement, the merger and the related transactions.

The Voting Agreement also provides that in the event that the board of directors or the special committee changes their recommendation regarding the merger, then for so long as such change of recommendation is in effect, the number of Voting Agreement Shares held by affiliates of Carlson Capital that are subject to the Voting Agreement shall be reduced such that no more than 35% the total outstanding common stock of Sport Supply Group shall be subject to the Voting Agreement. The Voting Agreement will terminate automatically upon the consummation of the merger or the termination of the merger agreement in accordance with its terms, subject to certain exceptions.

By virtue of the Voting Agreement and the Rollover Agreements discussed above, the ONCAP Buying Group is deemed to beneficially own approximately 38% of the Company’s common stock.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and our board of directors with respect to the merger agreement, stockholders of the Company should be aware that some of the Company’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of stockholders of the Company generally. These interests and arrangements may create potential conflicts of interest. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to adopt the merger agreement and to recommend that stockholders of the Company vote in favor of adoption of the merger agreement.

Change in Control Agreements

Each of Adam Blumenfeld, Terrence Babilla, John Pitts, Tevis Martin and Kurt Hagen, as well as certain other non-executive officers of the Company, is party to a change in control agreement with the Company, which requires the Company to make certain payments to such individuals upon certain events occurring in connection with a “change in control.” The merger, if consummated, would constitute a “change in control” for purposes of the change in control agreements. The following summarizes the potential payments to each executive officer under his change in control agreement, assuming the merger has occurred in connection with an event triggering payment under the applicable agreement. As discussed below under “— Post-Merger Employment with the Company,” it is expected that, following the merger, the executive officers of the Company immediately prior to the merger will continue to serve in their respective positions with the Company (as the surviving corporation in the merger). While the change in control agreements typically provide for payments if the executive remains employed by the Company on the six month anniversary of the “change in control,” Mr. Pitts will receive payments under his change in control agreement only if his employment with the Company is terminated for certain reasons specified in his agreement within a specified period of time following the merger.

The change in control agreements in effect for the executive officers (other than Mr. Pitts) provide that each such executive officer will be entitled to receive a payment if (i) the executive officer’s employment is terminated by the Company without “cause,” by the executive officer for “good reason” or upon the death or “disability” of the executive officer at any time during the six month period prior to a “change in control,” (ii) the executive officer remains employed by the Company on the six month anniversary of the occurrence of a “change in control,” or (iii) the executive officer’s employment is terminated by the Company without “cause,” by the executive officer for “good reason” or upon the death or “disability” of the executive officer at any time during the six month period following a “change in control.” The change in control agreement in effect for Mr. Pitts provides that he will be entitled to receive a payment under his change in control agreement if (i) his employment is terminated by the Company without “cause,” by him for “good reason” or upon his death or “disability” at any time during the six month period prior to a “change in control,” or (ii) his employment is terminated by the Company without “cause,” by him for “good reason” or upon his death or “disability” at any time during the twelve month period following a “change in control.”

If payments become due under the change in control agreements, payment will be made by the Company in a lump sum on the next business day following the event triggering the payment, and will be in an amount equal to the product of (i) the multiplier specified in the table below for each executive officer and (ii) the sum of (a) the executive officer’s then current annual base salary (or, if greater, his highest base salary with the Company or any of its subsidiaries in effect during the one year period before the “change in control” of the Company) and (b) the actual bonus paid to the executive officer by the Company or any of its subsidiaries for the most recently completed fiscal year; provided, that, if the merger occurs during fiscal year 2011, the value ascribed to the “actual bonus paid” component for Mr. Blumenfeld shall be $150,000, for Mr. Babilla shall be $131,250 and for Mr. Pitts shall be $112,500. Further, the $100,000 discretionary retention bonus awarded to Mr. Martin at the start of fiscal 2010 will not be included in the calculation of his severance payment. No payments shall be made under the change in control agreements to any executive officer if the Company is in default of any of its payment obligations under its senior debt at the time of the “change in control.”

Executive Officer	Severance Payment Multiplier
Adam Blumenfeld Chairman of the Board and Chief Executive Officer	2.99 times
Terrence M. Babilla President, Chief Operating Officer, General Counsel and Secretary	2.99 times
John Pitts Chief Financial Officer	2 times
Kurt Hagen Executive Vice President, Sales & Marketing	1 times
Tevis Martin Executive Vice President, U.S. Operations	1 times

For purposes of the change in control agreements, the following terms have been given the meanings specified below:

(i) “cause” means (a) the conviction of the executive officer of a felony, (b) an act or acts of personal dishonesty taken by the executive officer and intended to result in his substantial personal enrichment at the Company’s expense, or (c) repeated violations of covenants in the change in control agreement made by the executive officer that are demonstrably willful and deliberate and that are not remedied within a reasonable period of time after receipt of written notice from the Company.

(ii) “disability” means the executive officer’s incapacity due to physical or mental illness that prevents him from engaging in the full-time performance of his duties for a period of 60 consecutive days or for 90 days in any 360-day period and, within 30 days after receipt of notice from the Company, the executive officer has not returned to the full-time performance of his duties.

(iii) “good reason” means, without the executive officer’s consent and other than an isolated, insubstantial and inadvertent action not taken in bad faith, (a) a material diminution in the executive officer’s authority, duties or responsibilities or in the authority, duties or responsibilities of the supervisor to whom the executive officer reports (including a requirement that the executive officer report to a corporate officer or employee instead of reporting directly to the board of directors or a similar governing body, or to a corporate officer or employee other than the Chief Executive Officer or the President, as applicable); (b) a material diminution in the executive officer’s base compensation; (c) a material diminution in the budget over which the executive officer retains authority; (d) the relocation of the executive officer to an office or location more than 50 miles from the location at which the executive officer normally performed services for the Company immediately prior to such relocation; or (e) any action or inaction that constitutes a material breach by the Company of the agreement under which the executive officer provides services. In the case of any allegation of good reason by the executive officer, (A) the executive officer must provide notice to the Company of the event alleged to constitute good reason within 90 days of the occurrence of such event, and (B) the Company shall have the opportunity to remedy the alleged good reason event within 30 days from receipt of notice of such allegation.

If any payments or benefits to be received by an executive officer in connection with a “change in control,” whether pursuant to the change in control agreements or otherwise, are deemed to be parachute payments that would be nondeductible by the Company under Section 280G of the Internal Revenue Code, the amount of the payment paid to the executive officer under the change in control agreement will be reduced so that no such payments or benefits to the executive officer will be nondeductible by the Company because of Section 280G of the Internal Revenue Code. If payments are made under the change in control agreements, an executive officer agrees not to compete with the Company for a period of one year following termination of the executive officer’s employment with the Company for any reason. The change in control agreements also contain confidentiality provisions pursuant to which each executive officer agrees not to disclose the Company’s confidential information.

The following table reflects the estimated cash payments due pursuant to the change in control agreement of each executive officer, assuming (a) the merger is consummated during the fiscal year ending June 30, 2011, (b) Messrs. Blumenfeld, Babilla, Martin and Hagen remain employed on the six month anniversary of the consummation of the merger or are terminated prior to that date by the Company without “cause,” by the executive officer for “good reason” or due to death or “disability,” and (c) Mr. Pitts is terminated prior to the 12 month anniversary of the consummation of the merger by the Company without “cause,” by him for “good reason” or due to his death or “disability.”

Executive Officer	Change in Control Payment Amount(1)
Adam Blumenfeld Chairman of the Board and Chief Executive Officer	$1,794,000.00
Terrence M. Babilla President, Chief Operating Officer, General Counsel and Secretary	$1,633,287.50
John Pitts Chief Financial Officer	$775,000.00
Kurt Hagen Executive Vice President, Sales & Marketing	$260,000.00(2)
Tevis Martin Executive Vice President, U.S. Operations	$260,000.00(2)

(1)	The change in control agreements provide that the cash amount payable to an executive officer pursuant to his change in control agreement will be reduced so that no payments or benefits received by the executive officer (whether pursuant to the change in control agreements or some other arrangement, including equity compensation arrangements) in connection with a “change in control” transaction will be nondeductible by the Company under Section 280G of the Internal Revenue Code. Under Section 280G of the Internal Revenue Code, no deduction is allowed to a corporation for federal income tax purposes with respect to “excess parachute payments.” In addition, Section 4999 of the Internal Revenue

Code provides that individuals who receive “parachute payments” are subject to a 20% excise tax on any “excess parachute payment.” An “excess parachute payment” is the amount equal to the excess of any “parachute payment” over the portion of an individual’s “base amount” that is allocated to the payment. The “base amount” with respect to any individual is that individual’s average annualized includible compensation for the most recent five taxable years ending before the change in control (or, if an individual has been employed or engaged by the corporation for less than five years, the period of his or her actual employment or service). Section 280G defines a “parachute payment” as any payment that (a) is in the nature of compensation, (b) is to or for the benefit of a disqualified individual (within the meaning of Section 280G), (c) is contingent on a change in control of the corporation with respect to which such payments are made, and (d) has an aggregate present value equal to or in excess of three times the individual’s “base amount.” The amounts reflected in this column remain subject to reduction to the extent the total payments and benefits received by an executive officer in connection with the merger exceed three times the executive officer’s “base amount.”
(2)	Because fiscal 2010 bonuses have not yet been determined for Messrs. Hagen and Martin, actual fiscal 2009 bonuses paid to each were used to calculate their respective payment amounts listed in the table above.

Treatment of Stock Options and Restricted Stock Awards

The Company has previously awarded stock options and restricted stock to its executive officers and directors pursuant to the terms of the Company’s Amended and Restated 2007 Long-Term Incentive Plan and the option and restricted stock award agreements under which such stock options and shares of restricted stock were awarded. Upon the completion of the merger, all of the outstanding equity compensation awards (including awards held by the Company’s directors and executive officers) will be subject to the following treatment:

•	Each outstanding, unvested share of restricted stock will become fully vested prior to the effective time of the merger and will be automatically cancelled and converted into the right to receive $13.55 in cash per share, without interest and less applicable withholding amounts.
•	Each outstanding stock option to purchase shares of Company common stock (other than the Rollover Options, which are described below), whether vested or unvested, will be cancelled and will entitle the option holder to receive an amount in cash, without interest and less applicable withholding amounts, equal to the product of (i) the total number of shares of Company common stock subject to the stock option, multiplied by (ii) the excess, if any, of $13.55 over the exercise price per share of the stock option (with the aggregate amount of such payment rounded to the nearest whole cent).
•	Each outstanding stock option (other than the Rollover Options), whether vested or unvested, with an exercise price that equals or exceeds the $13.55 per share Merger Consideration will be cancelled without payment.

Cash amounts due with respect to stock options that are cancelled in the merger will be paid within five business days of the completion of the merger. Each restricted share will be treated in connection with the merger as if it was a share of Company common stock.

The following table reflects the consideration expected to be received by each of our directors and executive officers pursuant to the cancellation and “cash-out” of their stock options (other than the rollover options) and shares of restricted stock in the merger.

Executive Officers and Directors	Cash to be Received for Shares of Restricted Stock	Cash to be Received for Stock Options	Total Consideration Related to Equity Awards
Adam Blumenfeld Chairman of the Board and Chief Executive Officer	$185,729.85	$874,800.00	$1,060,529.85
Terrence M. Babilla President, Chief Operating Officer, General Counsel and Secretary	$159,849.35	$907,025.21	$1,066,874.56

Executive Officers and Directors	Cash to be Received for Shares of Restricted Stock	Cash to be Received for Stock Options	Total Consideration Related to Equity Awards
John Pitts Chief Financial Officer	$56,747.40	$719,976.54	$776,723.94
Kurt Hagen Executive Vice President, Sales & Marketing	$30,961.75	$282,887.18	$313,848.93
Tevis Martin Executive Vice President, U.S. Operations	$30,961.75	$244,134.42	$275,096.17
Jeff Davidowitz, Director	$18,021.50	$128,312.50	$146,334.00
Richard Ellman, Director	$18,021.50	$16,750.00	$34,771.5
William M. Lockhart, Director	—	—	—
William H. Watkins, Jr., Director	$18,021.50	$109,750.00	$127,771.50

Stock Option Assumption and Rollover Agreements with the Management Affiliate Group

Instead of receiving cash payments in respect of all of their outstanding equity-based compensation awards as described above under “— Treatment of Stock Options and Restricted Stock Awards,” Messrs. Blumenfeld, Babilla, Pitts, Hagen and Martin are each required, pursuant to the merger agreement and/or their respective employment agreements (as described below), to exchange a portion of their outstanding stock options for options to acquire shares of common stock of Parent pursuant to the terms and conditions of certain Stock Option Assumption and Rollover Agreements. Pursuant to these agreements, a portion of the outstanding stock options to purchase shares of the Company’s common stock held by each executive officer immediately prior to the effective time of the merger, or the Rollover Options, will (i) become fully vested and exercisable and be assumed by Parent upon the effective time of the merger, and (ii) be converted into fully vested stock options to acquire a new number of shares of common stock of Parent at a new exercise price, which conversion will be implemented in a manner that does not result in the grant of a new stock right constituting a deferral of compensation under Section 409A of the Internal Revenue Code. The portion of each executive officer’s respective stock options that must be rolled over, calculated based on the excess, if any, of $13.55 over the exercise price of the Company options, multiplied by the number of shares of Company common stock subject to each Company stock option that is assumed by Parent, is (a) $3 million for Mr. Blumenfeld (a portion of which is being made pursuant to his contribution of rollover shares in accordance with the Rollover Agreement described below), (b) $1 million for Mr. Babilla, (c) $150,000 for Mr. Pitts, (d) $150,000 for Mr. Hagen, and (e) $100,000 for Mr. Martin. The following chart sets forth information regarding the Rollover Options for each executive officer:

Executive Officer	Number of Company Options Assumed	Exercise Price of Company Options
Adam Blumenfeld Chairman of the Board and Chief Executive Officer	100,000	$7.21
	100,000	$8.50
	121,153	$9.85
	150,000	$9.56
Terrence M. Babilla President, Chief Operating Officer, General Counsel and Secretary	88,422	$7.21
	104,285	$9.85
	13,421	$9.56
John Pitts Chief Financial Officer	23,659	$7.21

Executive Officer	Number of Company Options Assumed	Exercise Price of Company Options
Kurt Hagen Executive Vice President, Sales & Marketing	23,659	$7.21
Tevis Martin Executive Vice President, U.S. Operations	15,773	$7.21

The new options to purchase shares of Parent common stock will generally be subject to the same terms and conditions as the Rollover Options, as in effect immediately prior to the effective time of the merger, except that, (i) the new exercise price per share of the new options shall be increased immediately prior to the time such option is exercised by the applicable percentage, if any, by which the then fair market value of a share of Parent common stock has increased over the price per share at which ONCAP and/or one or more of its affiliated funds, successors or assigns, or the ONCAP Investors, purchase shares of Parent common stock in connection with the merger, and (ii) upon termination of an executive officer’s employment for any reason prior to the expiration date of the new option, Parent shall have the right to cancel the new option in exchange for a cash payment based on the difference between the fair market value of a share of Parent common stock on the repurchase date (or, in the event the executive is terminated for “cause” or the executive voluntarily resigns without “good reason,” the price per share at which the ONCAP Investors purchase shares of Parent common stock in connection with the merger, if less) and the new exercise price of the new option, adjusted as described in clause (i) of this paragraph. As a condition to exercising the new options, the executive officers will be required to execute a joinder to a stockholders’ agreement to become effective as of the closing of the merger with respect to the Parent common stock, or the Stockholders’ Agreement, by and among Parent and the other parties thereto, as a “management equity holder.”

Rollover Agreement with Adam Blumenfeld

Pursuant to a Rollover Agreement entered into with Parent, Mr. Blumenfeld will, immediately prior to the consummation of the merger, contribute to Parent 60,091 shares of Company common stock, or the Rollover Shares, in order to partially fulfill his $3 million investment obligation in Parent. The Rollover Shares will be exchanged for a number of newly issued shares of Parent common stock equal to the aggregate Merger Consideration that would have been payable with respect to the Rollover Shares in the merger, divided by the price per share at which the ONCAP Investors purchase shares of Parent common stock in connection with the merger. In connection with the Rollover Agreement, Mr. Blumenfeld has entered into the Stockholders’ Agreement with Parent and the ONCAP Investors.

Indemnification and Insurance

Pursuant to the merger agreement, Parent will cause the surviving corporation to exculpate, indemnify and advance expenses to each current and former director or officer of the Company and its subsidiaries, who are referred to as the “indemnified parties,” against all liabilities for acts or omissions occurring at or prior to the effective time of the merger, as provided in the Company’s certificate of incorporation and bylaws and any indemnification or other agreements in effect on the date of the merger agreement. For six years following the effective time of the merger, the surviving corporation’s certificate of incorporation and bylaws will contain exculpation, indemnification and expense advancement provisions for acts or omissions occurring at or prior to the effective time of the merger no less favorable than those in the Company’s certificate of incorporation and bylaws in effect on the date of the merger agreement.

In addition, pursuant to the merger agreement, the Company or Parent may, prior to the effective time of the merger, purchase a six year “tail” insurance policy with a claims period of six years after the merger on terms substantially similar to the Company’s policy in effect on the date of the merger agreement. However, if the Company or Parent fails to obtain a “tail” policy, the surviving corporation is required to maintain, for the six year period following the effective time of the merger, the Company’s current directors’ and officers’ liability insurance policy for acts or omissions occurring at or before the effective time of the merger on terms and with respect to coverage and amount at least as favorable as the Company’s policy in effect on the date of the merger agreement. The surviving corporation is not required to pay premiums for such insurance of more than 250% of the current annual premium paid by the Company for the insurance, although it must maintain the maximum amount of such insurance as possible for an annual cost of 250% of the current annual premium paid by the Company.

Post-Merger Employment with the Company

It is expected that, following the merger, the executive officers of the Company immediately prior to the merger will continue to serve in their respective positions as executive officers of the surviving corporation. Pursuant to the merger agreement, the executive officers who continue to be employed by the surviving corporation will be provided, for a period beginning immediately following the date that the merger is consummated and extending to the earlier of the one-year anniversary of that date or until the termination of the executive officer’s employment, with compensation (excluding bonus opportunities and equity based compensation) and benefits that are substantially comparable in the aggregate to the compensation and benefits provided by the Company or its subsidiaries immediately prior to the date of the merger agreement. The executive officers may also be entitled to participate in equity incentive plans that Parent or the surviving corporation may sponsor.

The Company has entered into employment agreements with each of Messrs. Blumenfeld, Babilla and Pitts that will be effective as of the effective time of the merger, except with respect to their respective obligations under the employment agreements to make an equity investment in the Parent (described below), which became effective on the date of the merger agreement. Each employment agreement shall have an initial term of two years and shall be automatically renewed for additional one year periods, unless, at least 90 days prior to the expiration of the then current term, either party gives a non-renewal notice. Each employment agreement provides for a minimum annual base salary for the executive officers, which may be increased (but not decreased) by the board of directors, in the following amounts: (i) $450,000 for Mr. Blumenfeld, (ii) $415,000 for Mr. Babilla, and (iii) $275,000 for Mr. Pitts. In addition, for each fiscal year during the term of the employment agreement (beginning with the 2011 fiscal year, which starts on June 30, 2010), each executive officer will be eligible to receive an annual incentive bonus, as follows: (a) each executive officer’s target incentive bonus is equal to 45% of the executive officer’s base salary for the fiscal year, (b) if the Company’s EBITDA for the applicable fiscal year is equal to or less than 95% of the EBITDA target for the fiscal year, no bonus will be paid, (c) if the Company’s EBITDA for the applicable fiscal year is greater than 95% but less than 100% of the EBITDA target for the fiscal year, the board of directors will determine any incentive bonus in its sole discretion, (d) if the Company’s EBITDA for the applicable fiscal year is 100% of the EBITDA target for the fiscal year is attained, the executive officer will earn his target incentive bonus, and (e) if the EBITDA target is exceeded, the incentive bonus paid will be equal to each executive officer’s target incentive bonus multiplied by the applicable percentage by which the EBITDA actually attained exceeds the EBITDA target. The employment agreements provide that the executive officers are entitled (to the extent eligible) to participate in all retirement, welfare and fringe benefit programs (including vacation, holiday and leave pay arrangements) generally made available to the Company’s executives and will accrue four weeks of vacation per year (three weeks in the case of Mr. Pitts).

Each employment agreement also provides that the executive officer will make an investment in Parent as of the effective time of the merger in the following amounts: $3 million for Mr. Blumenfeld, $1 million for Mr. Babilla and $150,000 for Mr. Pitts. The employment agreements provide that the executive officer may make the required investment, to the extent possible, by contributing outstanding Company stock options and, in the case of Mr. Blumenfeld, shares of Company common stock, however, to the extent that the executive officer is unable to satisfy the full amount of his investment by contributing options and/or shares, as applicable, the executive officer will be required to fund the investment in cash. As previously described in the sections of this proxy statement entitled “— Stock Option Assumption and Rollover Agreements with the Management Affiliate Group,” starting at page 69, and “— Rollover Agreement with Adam Blumenfeld,” starting at page 70, the executive officers will satisfy their investment obligations by contributing Rollover Options and Rollover Shares, as applicable, to Parent.

The employment agreements with Messrs. Blumenfeld and Babilla further provide that such executive officers will receive stock option grants to purchase shares of common stock of Parent in connection with the closing of the merger. Mr. Blumenfeld will receive an option to purchase a number of shares equal to 1.8% of the equity value of Parent, and Mr. Babilla will receive an option to purchase a number of shares equal to

1.35% of the equity value of Parent. In addition, the employment agreements with Messrs. Blumenfeld and Babilla provide that such executive officers will be entitled to receive a sale bonus of up to $500,000 if the Company is sold during their term of employment or within six months following their termination by the Company without “cause” or by the executive for “good reason.” In order for the sale bonuses to become payable, the ONCAP Group (as defined in the Stockholders’ Agreement) must receive cash proceeds in the sale that equal or exceed three times their invested capital in the Company (referred to herein as the “sale threshold amount”). Payment of the sale bonus will be made in cash in the month following the month in which the sale of the Company occurs and shall be contingent upon the executive officer executing (and not revoking) a valid general release of claims in favor of the Company and its affiliates within 21 days of termination (or a longer period required by law).

Upon a termination of the executive officer’s employment for any reason, the employment agreements with Messrs. Blumenfeld, Babilla and Pitts provide for the payment of accrued base salary and any reimbursements for expenses reasonably incurred prior to the termination date. If an executive officer’s employment is terminated by the Company without “cause” (including due to a non-renewal election made by the Company) or by the executive officer for “good reason,” the executive officer is entitled to the following benefits: (i) the executive officer shall continue to receive his base salary for a period of 12 months (or, in the case of Messrs. Blumenfeld and Babilla for the longer of 12 months or the period during which the executive officer is subject to a non-compete covenant, which period is the longer of 24 months following termination or 60 months following the effective time of the merger), and (ii) reimbursement for up to 12 months’ worth of COBRA premiums for the executive and his eligible dependents. The base salary payments described in the preceding sentence will be reduced by any compensation for services received by the executive officer during the same period (other than compensation received as a director), and the Company’s obligation to provide reimbursement for COBRA premiums shall cease upon the executive officer’s death or eligibility for coverage under another employer’s health plan. In addition, the employment agreements with Messrs. Blumenfeld and Babilla also provide for (a) payment of a pro-rata portion of the incentive bonus the executive officer would have been eligible to receive for the fiscal year in which the termination occurs, provided the executive officer is employed for at least 75% of the fiscal year, and (b) partial accelerated vesting of the stock option award described above, provided the executive officer is employed for at least nine months following the immediately prior vesting date of the option. The Company may cease providing severance benefits to Messrs. Blumenfeld, Babilla and Pitts in the event the executive officer breaches any of the restrictive covenants set forth in the employment agreements. Provision of the severance payments and benefits is contingent upon the executive officer executing (and not revoking) a valid general release of claims in favor of the Company and its affiliates within 21 days of termination (or a longer period required by law).

For purposes of the employment agreement, the following terms of have been given the meanings set forth below:

(i) “cause” means (a) the executive officer’s conviction of, or plea of guilty or nolo contendere to, a felony, (b) the executive officer has engaged in fraud, dishonesty that results or is intended to result in material injury to the Company, or other acts of willful misconduct in the course of his duties, (c) the executive officer willfully and repeatedly fails to perform his duties or to comply with the reasonable directives of the board of directors following written demand for performance from the Company, or (d) any breach by the executive officer of the restrictive covenants contained in, or any material breach of, the employment agreement.

(ii) “disability” means a physical or mental impairment that renders the executive officer unable to substantially perform the essential functions of his employment, even with reasonable accommodation, for more than 180 days in any 12 month period (or any longer period required by law).

(iii) “good reason” means, without the executive officer’s consent, (a) a reduction in the executive officer’s base salary or target incentive bonus, (b) a material diminution in the executive officer’s status or position with the Company, including in his authority, duties or responsibilities, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position, (c) a change in the geographic location of the executive officer’s principal office by more than 50 miles, (d) a material breach by the Company of the employment agreement, or (e) in the case of Messrs. Blumenfeld and Babilla, a failure of the Company to satisfy its payment obligations under the change in control agreement with the executive officer.

If any payments or benefits to be received by an executive officer pursuant to the employment agreements or otherwise, would result in imposition of an excise tax under Section 4999 of the Internal Revenue Code, the amount of the severance payments and benefits to the executive officer under the employment agreement will be reduced so that no such payments or benefits to the executive officer will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. With respect to payments to Messrs. Blumenfeld and Babilla, the Company will use its reasonable efforts to obtain the approval of stockholders of the Company so as to render the parachute payment provisions of Section 280G of the Internal Revenue Code inapplicable to such payments. To the extent required to avoid a violation of Section 409A of the Internal Revenue Code, any severance payments made to an executive officer at the time he qualifies as a “specified employee” (within the meaning of Section 409A) will be delayed for six months or until the date of the executive’s death (if earlier).

The employment agreements with Messrs. Blumenfeld, Babilla and Pitts contain restrictive covenants, including a perpetual confidentiality covenant pursuant to which the executive officers have agreed not to disclose the Company’s confidential information. In addition, the executive officers have agreed not to compete with the Company and not to solicit its employees, consultants or customers during the term of their employment and for a period of 24 months following their termination (or, in the case of Messrs. Blumenfeld and Babilla, for the longer of 24 months following termination or 60 months following the effective time of the merger).

Rollover Agreement and Fee Sharing Arrangement with CBT

CBT, which beneficially owns an aggregate of approximately 16% of the outstanding shares of Sport Supply Group common stock, has entered into the Stock Rollover Agreement with Parent pursuant to which CBT has agreed to contribute to Parent, immediately prior to the effective time of the merger, all of its shares of Sport Supply Group common stock in exchange for shares of common stock of Parent. As a result, CBT will retain an indirect equity interest in Sport Supply Group following the merger and will continue to participate in Sport Supply Group’s future earnings and growth. CBT also entered into a voting agreement with Parent pursuant to which CBT agreed to, among other things, vote its shares of Sport Supply Group common stock in favor of the adoption of the merger agreement and grant Parent a proxy to vote such shares in the event that CBT fails to do so. The full text of the Voting Agreement is attached to this proxy statement as Annex D. For more information regarding the Voting Agreement, see “Special Factors — Voting Agreement,” starting at page 64. In addition, concurrently with the execution of the Voting Agreement, ONCAP and CBT executed a letter agreement setting forth an allocation of expenses and certain termination fees between them in connection with the proposed transaction.

Furthermore, following the consummation of the merger, CBT will, among other things, have the right to designate up to two of seven persons to serve as directors on Parent’s board of directors, based on CBT, together with its members and affiliates, maintaining certain minimum levels of ownership of Parent’s common stock.

Related Party Transactions

In addition to the arrangements in connection with the merger discussed elsewhere in this proxy statement, we had the following transactions with related parties during the past two years:

Transactions Related to Common Stock

During the past two years, only one director, Mr. William Watkins, exercised outstanding stock options. On February 23, 2010, Mr. Watkins exercised 2,500 stock options at an exercise price of $6.125 per option, and thereby acquired (in addition to his prior ownership) 2,500 shares of Sport Supply Group common stock.

The following table provides information with respect to grants of stock option and restricted stock to our executive officers and directors during the past two years:

Name	Date of Grant	Number of Shares Granted	Type of Grant	Exercise Price of Stock Option
Adam Blumenfeld	July 2, 2008	121,153	Stock options	$9.85
	July 10, 2008	20,558	Restricted stock	N/A
	June 15, 2009	100,000	Stock options	$8.50
	June 15, 2009	100,000	Stock options	$7.21
Terrence Babilla	July 2, 2008	104,285	Stock options	$9.85
	July 10, 2008	17,695	Restricted stock	N/A
	June 15, 2009	87,500	Stock options	$8.50
	June 15, 2009	88,422	Stock options	$7.21
John Pitts	July 2, 2008	37,019	Stock options	$9.85
	July 10, 2008	6,281	Restricted stock	N/A
	June 15, 2009	75,000	Stock options	$8.50
	June 15, 2009	37,895	Stock options	$7.21
Kurt Hagen	July 2, 2008	20,192	Stock options	$9.85
	July 10, 2008	3,426	Restricted stock	N/A
	June 15, 2009	26,526	Stock options	$7.21
Tevis Martin	July 2, 2008	20,192	Stock options	$9.85
	July 10, 2008	3,426	Restricted stock	N/A
	June 15, 2009	26,526	Stock options	$7.21
Jeff Davidowitz	July 10, 2008	1,994	Restricted stock	N/A
	July 15, 2009	2,304	Restricted stock	N/A
Richard Ellman	July 10, 2008	1,994	Restricted stock	N/A
	July 15, 2009	2,304	Restricted stock	N/A
William Lockhart	July 15, 2009	2,304	Restricted stock	N/A
William Watkins	July 10, 2008	1,994	Restricted stock	N/A
	July 15, 2009	2,304	Restricted stock	N/A

In addition to the transactions reported above, on July 23, 2008, Mr. Davidowitz disposed of 5,045 shares of Sport Supply Group common stock in an open market transaction at a price of $11.65 per share, and on July 24, 2008, Mr. Davidowitz disposed of 4,955 shares of Sport Supply Group common stock in an open market transaction at a price of $11.60 per share. Additionally, on November 10, 2008, Mr. Watkins purchased 2,000 shares of Sport Supply Group common stock in an open market transaction at a price of $8.08 per share.

Except as described above, there have been no purchases or dispositions of shares of our common stock during the past two years by any of the ONCAP Buying Group, the CBT Group, the Management Affiliate Group, or any executive officer, director or affiliate of Sport Supply Group.

On October 17, 2008, CBT agreed to purchase $6,750,000 in principal amount of Sport Supply Group’s 5.75% Convertible Senior Subordinated Notes due 2009 for an aggregate price of $6,142,500, plus approximately $152,015 with respect to accrued interest on the convertible notes, which purchase was settled on October 21, 2008. All funds used for the purchase of the convertible notes were derived from available cash and proceeds from the liquidation of short-term investments. No funds were paid by CBT in connection with the purchase of the convertible notes. Pursuant to the terms of the Indenture, dated as of November 26, 2004, by and between Collegiate Pacific Inc. and The Bank of New York Trust Company N.A., as Trustee, the

convertible notes were convertible into an aggregate of 460,751 shares of Sport Supply Group common stock based on a conversion price of $14.65 per share. CBT acquired the convertible notes for investment purposes.

On December 1, 2009, Sport Supply Group retired all of its outstanding convertible notes, including all of the convertible notes previously held by CBT, at a price equal to their face value. The Trust, the sole member of CBT, had the power to dispose or to direct the disposition of the convertible notes, and to vote or direct the vote and to dispose or to direct the disposition of the shares of common stock of Sport Supply Group that were issuable upon conversion of the convertible notes.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to beneficial owners of shares of Sport Supply Group common stock who exchange their shares of Sport Supply Group common stock for cash pursuant to the merger. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court.

This summary is limited to beneficial holders of shares of Sport Supply Group common stock who hold their shares as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address tax considerations which may be applicable to a holder’s particular circumstances or to (i) holders that may be subject to special tax rules (e.g., financial institutions, mutual funds, insurance companies, broker-dealers, tax-exempt organizations and certain expatriates or former long-term residents of the United States), (ii) holders who acquired shares of Sport Supply Group common stock in connection with stock option, stock purchase (except as provided below), stock appreciation right, restricted stock unit or restricted stock plans or in other compensatory transactions, or as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, or (iii) holders who perfect appraisal rights with respect to the merger, all of whom may be subject to tax rules that differ significantly from those discussed below. This discussion assumes that the shares of Sport Supply Group common stock are not U.S. real property interests within the meaning of section 897 of the Code. In addition, this summary does not address any U.S. federal estate or gift tax consequences, nor any state, local or foreign tax consequences, of the merger.

BECAUSE YOUR INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of shares of Sport Supply Group common stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, or any state or political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds shares of Sport Supply Group common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold shares of Sport Supply Group common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the merger.

Effect of the Merger.  If you are a U.S. Holder, the receipt of cash in exchange for shares of Sport Supply Group common stock in the merger will be a taxable transaction to you for U.S. federal income tax purposes. In general, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the shares of Sport Supply Group common stock surrendered. Any such gain or loss would be long-term capital gain or loss if your holding period for the shares of Sport Supply Group common stock exchanged exceeds one year. For non-corporate taxpayers, long-term capital gains are generally taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations. Gain or loss must be calculated separately for each block of shares of Sport Supply Group common stock (i.e., shares of Sport Supply Group common stock acquired at the same cost in a single transaction) exchanged for cash in the merger.

Information Reporting and Backup Withholding.  Payments made to you in the merger generally will be subject to information reporting and may be subject to backup withholding at a rate of 28%. To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the Substitute Form W-9 included in the letter of transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a your U.S. federal income tax liability, and the you may obtain a refund of any amounts withheld in excess of your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of shares of Sport Supply Group common stock. The term “Non-U.S. Holder” means a beneficial owner of shares of Sport Supply Group common stock, other than a partnership (or entity treated as a partnership for U.S. federal income tax purposes), that is not a U.S. Holder.

Effect of the Merger.  The receipt of cash in exchange for shares of Sport Supply Group common stock pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

•	the gain on the exchange, if any, is effectively connected with the conduct by you of a trade or business in the United States (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or
•	you are an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange, and certain other conditions are met.

If gain is effectively connected with the conduct by you of a U.S. trade or business, you generally will be subject to U.S. federal income tax, on a net income basis, on the gain derived from the sale or exchange, except as otherwise required by an applicable U.S. income tax treaty. If you are a corporation, any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty). If you are described in the second bullet point above, you will be subject to a 30% U.S. federal income tax on the gain derived from the sale or exchange of shares of Sport Supply Group common stock, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

Information Reporting and Backup Withholding.  In general, a Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to a payment made with respect to shares of Sport Supply Group common stock exchanged for cash in the merger if it provided the paying agent with a properly completed IRS Form W-8BEN (or a Form W-8ECI if the gain is effectively connected with the conduct of a U.S. trade or business). If shares of Sport Supply Group common stock are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. If a Non-U.S. Holder fails to provide the properly completed forms, such Non-U.S. Holder will be subject to backup withholding at the rates provided in the Code (currently at a rate of 28%) on the cash received in the merger or upon the exercise of appraisal rights. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be credited against your U.S. federal income tax liability, and the you may obtain a refund of any amounts withheld in excess of your U.S. federal income tax liability provided that you furnish the required information to the IRS in a timely manner.

Estimated Fees and Expenses of the Merger

Sport Supply Group expects to incur approximately $3,050,000 in fees and expenses in connection with the consummation of the merger and the related transactions, as set forth in the table below:

Expenses	Estimated Amount
Financial advisory fees and expenses	$1,575,000
Legal and accounting fees and expenses	$1,345,208
Special committee fees and expenses	$77,000
Printing, proxy solicitation and mailing fees and expenses	$40,000
SEC filing fees	$12,792
Total	$3,050,000

In addition, it is expected that Parent and Sub will incur approximately $6,000,000 million of legal, accounting, financing and other customary fees and expenses to be paid by Parent and/or Sub.

In general, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense. Sport Supply Group, however, has agreed to reimburse Parent’s and Sub’s documented, out-of-pocket transaction expenses in certain circumstances and up to certain limits, as further described in “The Merger Agreement — Termination Fees; Expenses, Damages; Specific Performance” beginning on page 99.

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the adoption of the merger agreement, to exercise appraisal rights and to receive payment in cash of the judicially determined fair value for their shares, plus interest, if any, on the amount determined to be the fair value, in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than, or equal to, the consideration to be paid to non-dissenting stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow the specific procedures provided under Delaware law for perfecting appraisal rights. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights or their appraisal rights may be lost. These procedures are described in this proxy statement, and a copy of Section 262 of the Delaware General Corporation Law, which grants appraisal rights and governs such procedures, is attached as Annex E to this proxy statement. See “Appraisal Rights,” beginning on page 102.

Regulatory Approvals

Except for the filing of a certificate of merger with the Secretary of State of the State of Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Litigation

On March 15, 2010, Waterford Township Police & Fire Retirement System, filed a purported class-action lawsuit against the Company and the board of directors in the County Court of the State of Texas, Dallas County, captioned Waterford Township Police & Fire Retirement System v. Sport Supply Group Inc., et al. (Cause No. CC-10-01793-B). The plaintiff filed the action on its own behalf and on behalf of all others similarly situated stockholders of the Company, excluding the defendants and their affiliates. The plaintiff claims to have been a stockholder of the Company at all relevant times, and alleges that the Company’s directors breached their fiduciary duties to the Company’s public stockholders in connection with the proposed acquisition of the Company by an affiliate of ONCAP by, among other things, failing to maximize shareholder value, and failing to disclose all material information that would permit the Company’s stockholders to cast a duly informed vote on the acquisition. The petition further alleges that the Company and affiliates of ONCAP aided and abetted the Company’s directors’ breach of fiduciary duties. The plaintiff seeks, among other things: (1) a declaration that the action is properly maintainable as a class-action; (2) to enjoin the consummation of the proposed acquisition of the Company; (3) the implementation of a constructive trust, in favor of the plaintiff, upon any benefits improperly received by defendants as a result of their allegedly unlawful conduct; (4) an award of attorneys and other fees incurred by the plaintiff in connection with the lawsuit; and (5) such other equitable relief to which the plaintiff is deemed justly entitled. The suit was amended on April 26, 2010 to add CBT Holdings, LLC, ONCAP Management Partners, L.P., Terrence M. Babilla, Kurt Hagen, Tevis Martin and John Pitts as defendants and raise new allegations concerning the Company’s preliminary proxy statement filed in connection with the merger. Additional lawsuits pertaining to the merger could be filed in the future.

RISK FACTORS AND CAUTIONARY STATEMENT
REGARDING FORWARD-LOOKING INFORMATION

Some of the statements made in this proxy statement contain forward-looking statements, which reflect our plans, beliefs and current views with respect to, among other things, future events and our financial performance. You are cautioned not to place undue reliance on such statements. All forward-looking statements, by their nature, are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The forward-looking statements include, without limitation, statements relating to the benefits of the proposed transaction, statements relating to future performance of the Company, statements relating to the completion of the proposed transaction, and other statements containing words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions or statements of current expectation, assumption or opinion.

There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in Sport Supply Group’s Form 10-K for the fiscal year ended June 30, 2009 and Form 10-Q for the fiscal quarter ended March 31, 2010. Moreover, we operate in a continually changing business environment, and new risks and uncertainties emerge from time to time. We cannot predict these new risks or uncertainties, nor can we assess the impact, if any, that such risks or uncertainties may have on Sport Supply Group’s business or the extent to which any factor, or combination of factors, may cause actual results to differ from those projected in any forward-looking statement.

Set forth below are various risks related to the proposed merger. The following is not intended to be an exhaustive list of the risks related to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should review the risks and uncertainties discussed in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, which is incorporated by reference into this proxy statement, for a description of the risk factors associated with the continued operation of Sport Supply Group’s business.

Completion of the merger is subject to various conditions, and the merger may not occur even if we obtain stockholder approval.

Consummation of the merger is subject to various closing conditions including:

•	approval of the adoption of the merger agreement by the holders of a majority of the outstanding shares of Sport Supply Group common stock entitled to vote on the merger agreement; and
•	the absence of any law, order or injunction prohibiting the merger.

Moreover, each party’s obligation to consummate the merger is subject to certain other conditions including:

•	the accuracy of the other party’s representations and warranties in the merger agreement (subject to certain materiality qualifiers, including in certain cases of Sport Supply Group’s representations and warranties, a company material adverse effect (as defined in the merger agreement) qualifier); and
•	the other party’s compliance in all material respects with its covenants and agreements contained in the merger agreement.

The obligations of Parent and Sub to consummate the merger are further subject to the satisfaction (or waiver) of certain other conditions including:

•	the absence of any company material adverse effect (as defined in the merger agreement); and
•	the absence of any action by a governmental entity challenging or seeking to prohibit the merger.

See “The Merger Agreement — Conditions to the Merger,” starting at page 95. As a result of these risks, there can be no assurance that the merger will be completed even if we obtain stockholder approval. If our stockholders do not approve the adoption of the merger agreement or if the merger is not completed for any other reason, we expect that our current management, under the direction of our board of directors, will continue to manage Sport Supply Group.

Failure to complete the merger could negatively impact the market price of Sport Supply Group’s common stock.

If the merger is not completed for any reason, we will be subject to a number of material risks, including the following:

•	the market price of Sport Supply Group’s common stock will likely decline to the extent that the current market price of the stock reflects a market assumption that the merger will be completed;
•	we must pay certain costs related to the merger even if the merger is not completed, such as legal fees and certain investment banking fees, and, in specified circumstances, termination fees and expense reimbursements; and
•	the diversion of management’s attention from the day-to-day business of Sport Supply Group and the unavoidable disruption to our employees and our relationships with customers and suppliers during the period before completion of the merger may make it difficult for us to regain our financial and market position if the merger does not occur.

The merger agreement also restricts us from taking certain actions prior to closing of the merger without Parent’s consent, which consent in certain circumstances may be withheld, conditioned or delayed in Parent’s sole discretion. As such, we may be prevented from responding to changes in market conditions, funding necessary or desirable capital expenditures, obtaining financing, or otherwise taking advantage of business opportunities, each of which may be detrimental to our stockholders should the merger not be consummated.

If the merger agreement is terminated and our board of directors seeks another merger or business combination, we cannot offer any assurance that we will be able to find an acquiror willing to pay an equivalent or better price than the consideration to be paid by Parent for Sport Supply Group common stock under the merger agreement.

We may lose key personnel, customers and suppliers as a result of uncertainties associated with the merger.

Our current and prospective employees, customers and suppliers may be uncertain about their future roles and relationships with Sport Supply Group following completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management, sales, marketing and operational personnel and our ongoing business relationships with our customers and suppliers.

* * *

Risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included herein, as well as in our public filings, press releases, our website and oral and written presentations by management, also include Sport Supply Group’s ability to integrate acquired businesses, global and domestic political and economic conditions, competitive conditions in our industry, reduced product demand, increased product costs, reductions in school, municipal, state and national government budgets, costs and other risks associated with the Company’s possible consolidation and relocation of its headquarters facilities, costs and other risks associated with the transfer of the Company’s DOKS business onto a new ERP software platform, financial market performance, and the ability to obtain future financing given the current state of the credit and capital markets. Other risks specific to the merger may include: (1) changes in investor perceptions of the Company; (2) unexpected costs, liabilities or delays in connection with the merger; (3) legislative developments, changes in tax and other laws adversely affecting the merger; (4) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (5) the failure to obtain the necessary debt financing set forth in commitment letters received in connection with the merger; and (6) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period, or at all. Sport Supply Group cautions that the foregoing list of important factors is not all encompassing. Any forward-looking statements included in this proxy statement are made as of the date of filing of this proxy statement with the SEC, and we assume no obligation and do not intend to update these forward-looking statements except as required by the SEC’s rules and regulations. For example, under the rules for going private transactions, we would be obligated to update forward-looking statements to reflect material changes to information previously reported.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement (first made available to stockholders on or about July 9, 2010) is being furnished to holders of common stock, par value $0.01 per share, of Sport Supply Group, a Delaware corporation, in connection with the solicitation of proxies by the board of directors of the Company for use at the special meeting to be held on August 5, 2010, 9:00 a.m. Central time, at Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231, or at any postponement or adjournment thereof.

At the special meeting, you will be asked to consider and vote to adopt the merger agreement. Our stockholders may also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders do not adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A.

Record Date; Shares Outstanding and Entitled to Vote

Only holders of record of common stock of the Company at the close of business on July 2, 2010 are entitled to notice of, and will be entitled to vote at, the special meeting. Each share of Sport Supply Group common stock entitles the holder to cast one vote per share on each matter submitted to shareholders for a vote. At the close of business on the record date, there were 12,559,175 shares of Sport Supply Group common stock outstanding and entitled to vote.

Record Date and Quorum

A majority of the issued and outstanding shares of Sport Supply Group common stock entitled to vote at the special meeting, whether represented in person or by proxy, will constitute a quorum. Proxy cards received by us but marked “ABSTAIN” will be counted for the purpose of establishing a quorum at the special meeting, but will have the effect of a vote against adoption of the merger agreement. If you hold your shares in “street name” and do not give instructions to your bank or brokerage firm on how to vote your shares, it will not be permitted to vote your shares at the special meeting and your shares will not be counted for purposes of establishing a quorum. If a quorum is not present at the special meeting, we currently expect that we will adjourn the special meeting to solicit additional proxies. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

A list of holders of Sport Supply Group common stock will be available for review at our principal executive offices during regular business hours beginning ten days prior to the date of the special meeting.

Required Vote

Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Sport Supply Group common stock entitled to vote thereon. Adjournment of the special meeting, if necessary, to solicit additional proxies requires the approval of a majority of the votes cast. All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes and abstentions, which will have the effect of a vote against adoption of the merger agreement.

As of the record date for the special meeting, the directors and executive officers of the Company beneficially owned an aggregate of 493,289 shares of Sport Supply Group common stock, representing an aggregate of approximately 4% of our outstanding common stock. Those directors and executive officers have informed us that they currently intend to vote all of their shares of Sport Supply Group common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary to solicit additional proxies.

Voting Agreement

In connection with the merger agreement, CBT, which beneficially owns approximately 16% of Sport Supply Group’s outstanding common stock, and Carlson Capital, which beneficially owns approximately 22% of Sport Supply Group’s outstanding common stock, have each entered into a voting agreement with Parent, and have each agreed, among other things, to vote their shares, 4,753,672 in the aggregate, in favor of the adoption of the merger agreement. The full text of the Voting Agreement is attached to this proxy statement as Annex D.

By virtue of the Voting Agreement and the Rollover Agreements discussed elsewhere in this proxy statement, the ONCAP Buying Group is deemed to beneficially own approximately 38% of the Company’s common stock.

Proxies; Revocation

Registered holders of Sport Supply Group common stock may submit a proxy prior to the special meeting or may vote in person at the special meeting. If your shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares.

To vote in person at the special meeting, a stockholder must attend the meeting and obtain and submit a ballot. Ballots for voting in person will be available at the special meeting. If you are a beneficial owner of shares held in “street name,” you may not vote your shares in person at the special meeting unless you obtain a power of attorney or proxy form from the record holder of your shares.

To submit a proxy, you must vote your shares electronically via the Internet or by telephone or complete and return the enclosed proxy card in time to be received by us prior to the special meeting. You may also deliver a proxy card in person at the special meeting. If a proxy is properly submitted and not revoked, the shares represented by the proxy will be voted in accordance with the instructions set forth on the proxy. If you are the beneficial owner of the shares, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

Registered stockholders who submit a proxy but do not provide voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the approval of the adjournment of the special meeting to solicit additional proxies. If you hold your shares in “street name” and do not give instructions to your bank or brokerage firm, it will not be permitted to vote your shares and your shares will not be considered present at the special meeting. As a result, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement but it will have no effect on any vote with respect to the adjournment of the meeting to solicit additional proxies in support of the proposal to adopt the merger agreement.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must (i) advise the Secretary of Sport Supply Group of the revocation in writing, (ii) timely submit a proxy with new voting instructions using the Internet or telephone voting system or timely submit by mail a new proxy card dated after the date of the proxy you wish to revoke, or (iii) attend the special meeting and vote your shares in person. Attendance at the special meeting, without voting, will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your bank or brokerage firm to vote your shares, the options for voting your shares or revoking your proxy described in the paragraphs above do not apply and instead you must follow the directions provided by your bank or brokerage firm to change your vote.

The merger agreement does not allow Sport Supply Group to bring any matter other than the adoption of merger agreement before the Company’s stockholders at the special meeting.

Adjournments and Postponements

The special meeting may be postponed by our board of directors for any reason in accordance with our Bylaws. Additionally, if Proposal 2 is approved, then at the discretion of our board of directors, the special meeting may be adjourned, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment to adopt the merger agreement. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and if after the adjournment a new record date is not fixed for the adjourned meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to adopt the merger agreement. For more information regarding adjournments, See “Proposal 2 — Approval of the Adjournment of the special meeting, if Necessary or Appropriate, to Solicit Additional Proxies,” beginning on page 120.

Solicitation of Proxies

Sport Supply Group will bear the costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Sport Supply Group may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services.

Sport Supply Group will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. In addition, Sport Supply Group will pay approximately $6,000 (plus reimbursement of reasonable out-of-pocket expenses) to Laurel Hill Advisory Group, Sport Supply Group’s proxy solicitor.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Sport Supply Group common stock entitled to vote on the merger. CBT, and two affiliates of our largest stockholder, Carlson Capital L.P., namely Black Diamond Offshore Ltd. and Double Black Diamond Offshore Ltd., beneficially owning approximately 38% of the outstanding Sport Supply Group common stock collectively, have executed a voting agreement pursuant to which they have agreed to vote their shares of Sport Supply Group common stock, 4,753,672 in the aggregate, in favor of adoption of the merger agreement at the special meeting. In addition, the directors and executive officers of Sport Supply Group, who beneficially own approximately 4% of the outstanding Sport Supply Group common stock, have informed us that they intend to vote all of their shares of Sport Supply Group common stock “FOR” the adoption of the merger agreement.

Proxy cards submitted by registered stockholders without voting instructions will be voted “FOR” the adoption of the merger agreement. Stockholders who hold their shares in street name and do not give instructions to their bank or brokerage firm will not be considered present at the special meeting, and the failure to give instructions will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Abstentions will also have the same effect as votes “AGAINST” adoption of the merger agreement.

OUR BOARD OF DIRECTORS UNANIMOUSLY (WITH ONE ABSTENTION) RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A. This proxy statement contains a description of representations, warranties and covenants made in the merger agreement which are included to provide Sport Supply Group’s stockholders with information regarding the terms of the merger agreement. These representations, warranties and covenants may be subject to important limitations and qualifications agreed to by the contracting parties. Furthermore, these representations, warranties and covenants have been made as of the date of the merger agreement for the purposes of allocating contractual risk between the parties to the merger agreement.

Structure and Effective Time

The merger agreement provides for the merger of Sub with and into Sport Supply Group. Sport Supply Group will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Parent.

The merger will become effective at the time that the certificate of merger is duly filed with the Delaware Secretary of State (or at a later time if agreed by the parties and specified in the certificate of merger). Parent and Sport Supply Group will file, or cause to be filed, the certificate of merger on the closing date.

Treatment of Sport Supply Group Common Stock

The merger agreement provides that at the effective time of the merger, each share of Sport Supply Group’s common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by Sport Supply Group, Parent or Sub, shares held by certain Rollover Participants, and stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive $13.55 in cash, without interest, upon the surrender of such shares in accordance with the Payment Procedures described below. If dissenters’ rights for any shares are perfected by any of our stockholders, then those shares will be entitled to the payment of the fair market value of such dissenting shares as described in the section entitled “Appraisal Rights,” starting at page 102.

Treatment of Sub Capital Stock

The merger agreement provides that, at the effective time of the merger, each issued and outstanding share of capital stock of Sub shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation.

Treatment of Sport Supply Group Restricted Stock

The merger agreement provides that at the effective time of the merger, each outstanding unvested restricted share of Sport Supply Group common stock will be cancelled and converted into the right to receive $13.55 per share, upon the surrender of such shares in accordance with the Payment Procedures described below.

Treatment of Sport Supply Group Stock Options

The merger agreement provides that at the effective time of the merger, each outstanding option to acquire shares of common stock of Sport Supply Group (other than options being exchanged for options to acquire common stock in Parent by the executive officers of the Company), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to the product of (x) the total number of shares of Sport Supply Group common stock subject to such option multiplied by (y) the excess, if any, of $13.55 over the exercise price per share of such option.

Payment Procedures

Parent has appointed Continental Stock Transfer & Trust Company to act as a paying agent for payment of the Merger Consideration (but not the Restricted Share Consideration or the Option Consideration) in exchange for certificates representing shares of our common stock or non-certified shares represented by book-entry. On the closing date, Parent will deposit, or cause to be deposited, with the paying agent, all the cash necessary to pay the Merger Consideration (but not the Restricted Share Consideration or the Option Consideration). As soon as reasonably practicable after the effective time of the merger, Parent will cause the paying agent to mail to the holders of record of our common stock a letter of transmittal and instructions explaining how to surrender their stock certificates to the paying agent in exchange for the Merger Consideration. Upon surrender of a certificate for cancellation to the paying agent, together with a properly completed and duly executed letter of transmittal and any other documents as may reasonably be requested by the paying agent, the holder of such certificate will be entitled to receive the Merger Consideration.

Parent will cause the surviving corporation to pay, less any applicable withholding amounts, the Restricted Share Consideration to the holders of restricted shares that were cancelled at the effective time in connection with the merger, upon surrender of a certificate for cancellation to the surviving corporation, together with the same documents required in connection with the exchange of Company common stock, by the holders of such restricted shares.

Parent shall cause the surviving corporation to pay the Option Consideration to holders of Company Options that were cancelled at the effective time in connection with the merger within five business days of the closing date.

Merger Consideration, Restricted Share Consideration and Option Consideration, as applicable, paid upon exchange of Sport Supply Group common stock or options exercisable for common stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such stock or options, as applicable.

Certificate of Incorporation and Bylaws

The merger agreement provides that, as of the effective time of the merger, our certificate of incorporation as in effect immediately prior to the effective time will be amended to be in the form set forth in Exhibit A to the merger agreement which, as amended, will become the certificate of incorporation of the surviving corporation and the bylaws of Sub as in effect immediately prior to the effective time will become the bylaws of the surviving corporation.

Directors and Officers

The merger agreement provides that, as of the effective time of the merger, the directors of Sub immediately prior to the effective time will become the directors of the surviving corporation and that the officers of Sport Supply Group immediately prior to the effective time will become the officers of the surviving corporation.

Representations and Warranties

The merger agreement contains our representations and warranties made to Parent and Sub, including representations and warranties relating to:

•	our and our subsidiaries’ proper organization, good standing and qualification to conduct the business of the Company and its subsidiaries, including the possession of necessary permits;
•	our interests in our subsidiaries and other equity interests;
•	our capital structure;
•	our authority to enter into, execute and deliver the merger agreement and the enforceability of the merger agreement against the Company, including the determination by our board of directors that the merger agreement is fair to and in the best interests of the Company and its unaffiliated stockholders, its approval of the merger agreement, its declaration that the merger agreement and the merger are advisable, its direction that the merger agreement be submitted to our stockholders for their adoption and its recommendation that our stockholders approve and adopt the merger agreement and the merger;
•	the absence of conflicts under our and our subsidiaries’ organizational documents, contracts, instruments or applicable laws, and the absence of any requirement to obtain the consent or approval of any governmental entity in connection with the merger;

•	our SEC filings since January 1, 2007, compliance with various securities laws and the absence of SEC investigations and undisclosed liabilities;
•	the absence of any untrue statement of a material fact or any omission to state any material fact in certain information supplied by us in this proxy statement or in the Schedule 13E-3 filed concurrently with this proxy statement;
•	the absence of certain changes or events relating to the Company or its subsidiaries;
•	our and our subsidiaries’ tax filings and related matters;
•	our and our subsidiaries’ employee benefit plans and compliance with the Employee Retirement Income Security Act of 1974;
•	litigation involving the Company or any of its subsidiaries;
•	our and our subsidiaries’ compliance with applicable laws and governmental permits;
•	the absence of undisclosed brokers’ fees payable by the Company or any of its subsidiaries;
•	the receipt by the special committee of an opinion of its financial advisor with respect to whether the consideration to be received by the unaffiliated stockholders of the Company in the proposed merger pursuant to the merger agreement was fair to such unaffiliated stockholders from a financial point of view;
•	our and our subsidiaries’ compliance with environmental laws;
•	certain contracts to which we or any of our subsidiaries is a party;
•	real and personal property matters, including title to certain of the Company’s and its subsidiaries’ real property and leasehold interests;
•	our and our subsidiaries’ ownership or licensing of certain intellectual property;
•	the absence of collective bargaining agreements, liabilities under benefit plans and other labor matters relating to the Company and its subsidiaries;
•	transactions between the Company or any of its subsidiaries and any affiliates of the Company or any of its subsidiaries;
•	the absence of material defects in the products manufactured, sold, distributed, used, or held in inventory by the Company or any of its subsidiaries and the absence of any regulatory actions relating to the modification of any of our products or the removal of any of our products from the market;
•	our and our subsidiaries’ accounts receivable;
•	our and our subsidiaries’ customers;
•	our and our subsidiaries’ suppliers;
•	inventory held by the Company and its subsidiaries; and
•	our and our subsidiaries’ insurance policies.

The merger agreement also contains representations and warranties made to us by Parent and Sub, including representations and warranties relating to:

•	the proper organization, good standing and qualification of Parent and Sub to conduct their respective businesses;
•	the absence of any business operations of Parent and Sub other than the entry into the merger agreement and related agreements and the performance of their obligations thereunder;
•	Parent’s and Sub’s authority to enter into, execute and deliver the merger agreement and the enforceability of the merger agreement against Parent and Sub;

•	the absence of conflicts under the organizational documents, contracts and instruments of Parent and Sub, or any laws applicable thereto, and the absence of any required consents or approvals of any governmental entity in connection with the merger;
•	the absence of any untrue statement of a material fact or any omission to state any material fact in information supplied by Parent and Sub for inclusion in this proxy statement or in the Schedule 13E-3 filed concurrently with this proxy statement;
•	Parent’s delivery to the Company of executed debt and equity financing commitment letters, the enforceability of the debt and equity financing commitment letters and the sufficiency of the debt and equity financing available to Parent and Sub;
•	the execution, delivery and enforceability of the Limited Guarantee;
•	the absence of investigations, litigation or other proceedings related to Parent or Sub;
•	the absence of undisclosed brokers’ fees that could be payable by the Company if the merger is not consummated;
•	the absence of ownership by Parent or Sub and their affiliates of the Company’s common stock;
•	the absence of any requirement to file notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;
•	the absence of any undisclosed agreements between Parent or Sub and members of the board of directors, members of the management team, or stockholders of the Company;
•	the solvency of the Company immediately following the consummation of the merger, assuming the satisfaction of certain conditions, including, among other things, the accuracy of the representations and warranties of the Company; and
•	an acknowledgement that Parent, Sub and their affiliates have received access to all information that they deem relevant to make their investment decision in the Company, that neither the Company nor any other person has made any representations or warranties other than those made in the merger agreement, and that neither Parent, Sub nor any of their affiliates is relying on any representations or warranties by the Company or any other person other than those made in the merger agreement.

Some of our representations and warranties are qualified by knowledge. For purposes of the merger agreement, Sport Supply Group is deemed to have knowledge of facts or information if such facts or information are, as of the date of determination, actually known, after due inquiry (which specifically includes talking to Tevis Martin and Kurt Hagen), to Adam Blumenfeld, Terrence Babilla or John Pitts.

Many of the representations and warranties made by each party in the merger agreement are qualified by a materiality standard that requires, depending on the specific representation and warranty, the representation and warranty to which it applies to be true except in the cases where their failure to be true would not either (i) be material or (ii) have a “material adverse effect” on the party as a whole. The definition of “material adverse effect” as it relates to the Company is described below. See, “Company Material Adverse Effect,” starting at page 100.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of the Business of Sport Supply Group Prior to the Merger

From the date of the merger agreement through the effective time of the merger, we have agreed (and have agreed to cause our subsidiaries), subject to certain exceptions and unless Parent gives its prior written consent (which may be withheld, delayed or conditioned in Parent’s sole discretion), to conduct our business in the ordinary course consistent with past practice, and to use our commercially reasonable efforts to: (a) preserve substantially intact the business, facilities, intellectual capital and organization of the Company and its subsidiaries, (b) keep available the services of the current officers and key employees and key consultants of the Company and its subsidiaries, (c) preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has any material business relations, and (d) preserve the assets and property of the Company and its subsidiaries in good repair and condition.

In addition, during the same period, we have also agreed that, without the prior written consent of Parent (which may be withheld, delayed or conditioned in Parent’s sole discretion) and subject to certain exceptions, we will not, and will cause our subsidiaries not to, among other things:

•	amend or otherwise change the organizational documents of the Company or any of its subsidiaries;
•	issue or sell any shares of any class of Company capital stock, any security convertible, exercisable or exchangeable therefor, or any other equity interests or voting securities in or of the Company or any of its subsidiaries;
•	sell, pledge, dispose of, or otherwise transfer any material property or assets of the Company or any of its subsidiaries;
•	declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, or property) with respect to any capital stock other than:
º	dividends by any wholly-owned subsidiary of the Company to the Company or any of its other wholly-owned subsidiaries, and
º	regular quarterly cash dividends of $0.025 per share of Company common stock; provided that such dividends are declared and paid at times consistent with past practice over the prior 12-month period;
•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any class of Company capital stock or other equity interests of the Company or any of its subsidiaries;
•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the merger);
•	terminate, cancel, extend, or amend, waive or modify certain material contracts to which the Company or any of its subsidiaries is a party or enter into new contracts that would be defined as material contracts;
•	make, authorize or approve any capital expenditures in excess of $500,000 in the aggregate or any material amendment to the Company’s 2010 budget or any new budget for any fiscal period;
•	incur any indebtedness, except for:
º	borrowings under our existing credit agreement to fund certain working capital expenditures and capital expenditure requirements, up to the maximum amount set forth in our 2010 budget plus $4 million, or
º	borrowings under our existing credit agreement to fund acquisitions permitted by the merger agreement;
•	grant any lien on any material assets or properties of the Company or any of its subsidiaries or make any loans, advances or capital contributions to any persons other than any subsidiary of the Company;
•	with respect to any employee, officer or director of the Company or any of its subsidiaries:
º	grant any increase in compensation or benefits,
º	enter into any employment, consulting, indemnification, severance or termination agreement,
º	establish, adopt, enter into or amend in any material respect any collective bargaining agreement or employee benefit plan, or

º	take any action to accelerate any rights or benefits under any collective bargaining agreement or employee benefit plan;
•	acquire (including by merger, consolidation, or acquisition of stock or assets), or make any debt or equity investment in, any person, except for:
º	investments by the Company in one of its wholly-owned subsidiaries,
º	acquisitions or investments of less than $100,000 in the aggregate, or
º	sales-force acquisitions of less than 10 persons in the aggregate;
•	make or change any material tax election, file any amended material tax return, settle or compromise any proceeding with respect to any material tax claim, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to the Company or any of its subsidiaries; or
•	announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

In addition, during the same period, we have also agreed that, without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned) and subject to certain exceptions, we will not, and will cause our subsidiaries not to, among other things:

•	create any new subsidiaries;
•	make any material changes, other than changes required by GAAP or law, with respect to our accounting policies or procedures;
•	prepay any material indebtedness (other than prepayments that may be made without premium or penalty), accelerate or delay the collection of notes or accounts receivables, or delay or accelerate payment of any account payable;
•	waive, release, assign, settle or compromise certain litigation and similar proceedings to which the Company or any of its subsidiaries or any of their respective employees or directors, is a party (including any pending or threatened litigation arising out of or related to the merger agreement or the merger);
•	enter into a new line of business or make any material change in our current line of business;
•	allow any permits held by the Company or any of its subsidiaries to expire, or fail to renew such permits;
•	fail to use commercially reasonable efforts to prevent any material insurance policy naming the Company as a beneficiary or loss-payable payee to be cancelled or terminated, except for ordinary course terminations and cancellations of such policies that are being replaced with policies providing for substantially equivalent coverage; or
•	announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

The Company and Parent have agreed to use their reasonable best efforts to take or not omit to take any action the taking or failure of which to take would reasonably be expected to result in any condition to the closing of the merger to fail to be satisfied.

Permitted Solicitation of Company Takeover Proposals

The merger agreement provides that during the time from the execution of the merger agreement until the end of the 30-day period following the date of the merger agreement, we were expressly permitted to:

•	solicit, initiate or encourage takeover proposals from other potential bidders;
•	participate in discussions or negotiations regarding takeover proposal with other potential bidders;
•	furnish information to other potential bidders; and

•	take any other action to facilitate a takeover proposal from other potential bidders;

provided,

•	that we could not provide material non-public information with respect to the Company or any subsidiary of the Company without entering into a confidentiality agreement on terms no less restrictive, in all material respects, than our confidentiality agreement with Parent,
•	we could not grant any waiver, amendment or release under any standstill or confidentiality agreement, or anti-takeover laws,
•	we could not approve or enter into any letter of intent, memorandum of understanding, agreement in principle, commitment, merger agreement, acquisition agreement or similar agreement relating to any “company takeover proposal” (as defined below) or that conflicted with or required or could have reasonably been expected to require, the Company to abandon, the merger agreement,
•	we must promptly provide Parent with any non-public information we provided to any potential bidder that was not previously provided to Parent, and
•	we were required to periodically notify Parent of the existence, but not the terms or conditions of, any inquiries, discussions, indications of interest, submissions or announcements that could have reasonably been expected to lead to a company takeover proposal received at a price per share in excess of $13.55 per share of Sport Supply Group common stock. Upon the expiration of the original 30-day solicitation period, we were required to immediately cease and cause to be terminated any existing solicitation, encouragement or discussion relating to any company takeover proposal, except as permitted below.

The original 30-day solicitation period could have been extended for an additional fifteen (15) days after the end of the original 30-day solicitation period for any potential bidder who submitted a bona fide written company takeover proposal to us before the end of the original thirty (30) day solicitation period that contained certain information required by the merger agreement and that our board of directors or the special committee determined, within two (2) days following the expiration of the original 30-day solicitation period, in good faith and after consultation with its outside counsel and its independent financial advisors, was or could reasonably have been expected to lead to a “superior company proposal” within the additional 15-day solicitation period. Any person who qualified for the additional fifteen (15) day extension of the solicitation period is defined as a “continuing party” in the merger agreement.

In the event that a continuing party submitted a bona fide written company takeover proposal to us before the end of the 30/45 day solicitation period that our board of directors or the special committee determined, during the 30/45 day solicitation period, in good faith and after consultation with its outside counsel and its independent financial advisors, was a superior company proposal and our board of directors or the special committee delivered a notice to Parent that it intended to terminate the merger agreement in favor of the superior company proposal, then the solicitation period could have been, solely with respect to the party making such superior company proposal, extended for an additional period during which time Parent would have been permitted to match the superior company proposal.

During the solicitation period, 97 separate parties were contacted to discuss their interest in making a proposal to acquire the Company, including 27 strategic buyers and 70 financial buyers. Of such 97 parties contacted, 13 entered into confidentiality agreements and conducted some degree of due diligence regarding the Company. In three cases, the interested parties conducted in-person meetings with the Company’s management team (including, in some cases, meeting with Mr. Lockhart). Pursuant to the terms of the merger agreement, because no person submitted a takeover proposal prior to the end of the solicitation period, the Company discontinued discussions with all of the parties that were contacted during the solicitation period and the Company is now subject to certain restrictions on its ability to solicit takeover proposals from third parties and to provide information to and engage in discussions with third parties regarding alternative takeover proposals, all on terms as set forth in the merger agreement and as discussed immediately below.

No Solicitation

The merger agreement provides that from the expiration of the 30-day solicitation period (as such period may be extended as described above) until the earlier of the effective time of the merger or the termination of the merger agreement, we will not, and will not authorize or permit any of our subsidiaries or representatives to:

•	directly or indirectly solicit, initiate or encourage the submission of any company takeover proposal;
•	approve or enter into any agreement relating to any company takeover proposal;
•	directly or indirectly participate in any discussions or negotiations regarding any company takeover proposal;
•	furnish to any person any non-public information, or any access to the business, properties, assets, books, records or personnel of the Company or any of its subsidiaries, in any such case, which could reasonably be expected to lead to a company takeover proposal;
•	grant any waiver, amendment or release under any standstill or confidentiality agreement, or anti-takeover laws, or otherwise take any action with the primary purpose of facilitating any effort or attempt by any person to make a company takeover proposal.

However, we may (a) furnish information with respect to us and our subsidiaries to a person making a company takeover proposal pursuant to a customary confidentiality agreement on terms no less restrictive than the confidentiality agreement with Parent, and (b) participate in discussions or negotiations with such person if:

•	we receive an unsolicited (other than solicitations made in accordance with the permitted solicitation provisions) company takeover proposal that does not result from a violation of the no solicitation provisions;
•	our board of directors or the special committee determines in good faith, after consultation with outside counsel and independent financial advisors, that such company takeover proposal would reasonably be expected to lead to a superior company proposal; and
•	our board of directors or the special committee determines in good faith that failing to provide information and participate in discussions or negotiations with such person would be reasonably likely to result in a breach of their fiduciary duties to the stockholders of Sport Supply Group.

A “company takeover proposal” means any bona fide proposal or offer (whether or not written) from any person or “group” (as defined under Section 13(d) of the Exchange Act) (including from any stockholder of the Company or any of such stockholder’s affiliates, but other than from Parent, Sub or any of their respective affiliates) relating to, or that could reasonably be expected to lead to, any direct or indirect:

•	acquisition, purchase, merger, consolidation, business combination, share exchange, joint venture, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company;
•	issuance of, or acquisition or purchase, whether by merger, consolidation, business combination, share exchange, joint venture, tender offer, exchange offer or otherwise of, 20% or more of the outstanding Sport Supply Group common stock or any other class of voting stock (or securities convertible into or exchangeable for voting stock) of the Company, or 20% or more of any class of voting stock (or securities convertible into or exchangeable for voting stock) of any subsidiary of the Company;
•	acquisition in any manner, whether by merger, consolidation, business combination, share exchange, joint venture, lease, mortgage, pledge or otherwise (including through any arrangement having substantially the same economic effect as a sale of assets), of assets, subsidiaries or businesses that represent or constitute more than 20% of the assets, net revenues or net income of the Company and the Company’s subsidiaries, taken as a whole; or

•	combination of any the transactions described in first through third bullet points above, in each case in one or a series of related transactions.

A “superior company proposal” means a bona fide written company takeover proposal that was not solicited in violation of the no-solicitation provisions described above and that the board of directors or the special committee in good faith determines by a majority vote:

•	is on terms and conditions that are more favorable from a financial point of view to the Company’s stockholders than the merger agreement, after:
º	receiving the advice of an independent financial advisor and consultation with outside counsel,
º	taking into account legal (with the advice of outside counsel), financial, regulatory or other aspects of such proposal and any other relevant factors that the board of directors or the special committee determines relevant, and
º	taking into account any proposal by Parent to amend the terms of the merger or any of the related transactions,
•	that is reasonably capable of being completed without unreasonable delay relative to the consummation of the merger (taking into account all financial, regulatory, legal and other aspects of such proposal), and
•	that, to the extent financing is required, is fully financed by means of an executed customary commitment letter from a reputable person that has agreed, subject to the terms and conditions in such executed commitment letter, to provide or cause to be provided the debt amounts set forth therein; provided, that, for purposes of the definition of a “superior company proposal,” references in the term “company takeover proposal” to “20%” shall instead be deemed to be references to “51%.”

Our board of directors (or any committee of the board of directors), after complying with certain procedurals requirements detailed in the merger agreement, including the right of Parent to propose changes to the terms of the merger and the merger agreement, may change its recommendation of the merger. However, depending on the circumstances in which the change of recommendation occurs, Parent will have the right to terminate the merger agreement and require us to pay a termination fee which could be as much as $10 million (plus reimbursement of up to $2 million of reasonable out-of-pocket expenses of Parent and Sub).

Reasonable Efforts

Each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including:

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;
•	the obtaining of all necessary consents or waivers from third parties;
•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement and the related transaction agreements;
•	the defending of any injunctions or other orders by any governmental entity making illegal, or preventing or materially delaying, directly or indirectly, the consummation of the merger; and
•	having discussions with any person who has made certain demands for appraisal in connection with the merger in an effort to have such person withdraw such demand.

Each of the parties has agreed to cooperate in taking all actions and furnishing all information reasonably necessary to obtain approvals from any governmental entity. The parties have also agreed to do the following:

•	promptly and fully inform the other party of any written or material oral communication received from or given to any governmental entity;
•	permit the other party to review any submission to a governmental entity prior to making such submission;
•	consult with one another in advance of any meeting, material conference or material discussion with any governmental entity; and
•	give the other party an opportunity to attend a meeting, conference or discussion with a governmental entity.

Parent and Sub have agreed to do or agree to do, on their own behalf and, to the extent permitted by law, on behalf of their affiliates, any of the following actions if required by a governmental entity as a condition to consummating the merger:

•	divest or hold separate any assets or businesses of any such person or the surviving corporation and its subsidiaries;
•	not compete with the surviving corporation and its subsidiaries in specified geographic areas or lines of business;
•	restrict the manner in which such person or their subsidiaries may carry on business in specified geographic areas or restrict the exercise of the full rights of ownership of the surviving corporation;
•	accept any and all obligations that a government entity may impose on such person to maintain facilities, operations, places of business, employment levels, products or businesses, or any other restriction, limitation or qualification;
•	make all payments required by any government entity; and
•	take any other action or accept any limitation or restriction necessary to resolve any objections asserted by any governmental entity or any other person with respect to the merger and related transactions.

Employee Benefits

Parent has agreed to provide each employee of Sport Supply Group or its subsidiaries who was employed, receiving short-term disability or on a part-time leave of absence, for a period immediately following the effective time and extending to the earlier of the one-year anniversary date of the effective time or until the termination of such person’s employment, with compensation (excluding bonus opportunities and equity-based compensation) and benefits that are substantially comparable, in the aggregate, to the compensation and benefits provided by Sport Supply Group or its subsidiaries immediately prior to the date of the merger agreement. Parent has also agreed to ensure that each employee will receive full credit for their service with Sport Supply Group and its subsidiaries under any comparable benefit plan of Parent, the surviving corporation or its subsidiaries (other than benefit accrual under a defined benefit pension plan) and further receives credit for vacation time accrued as of the closing date of the merger, provided that such service credit does not result in a duplication of benefits. Additionally, with respect to any health or welfare benefit plan maintained by Parent, the surviving corporation or its subsidiaries, Parent has agreed, subject to the approval of the applicable insurance carrier, to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan; and (ii) cause each employee to be given credit under such plan for all amounts paid under any similar plan for purposes of applying deductibles, co-payments and out-of-pocket maximums.

Indemnification

Parent has agreed that it will, and will cause the surviving corporation to, honor all of our obligations to indemnify our current and former directors, officers, employees or agents for acts or omission by such directors, officers, employees or agents occurring prior to the effective time of the merger, whether pursuant to our certificate of incorporation, bylaws or individual indemnity agreements or other agreements, and such obligations shall survive the merger and will continue in full force and effect in accordance with the terms of our certificate of incorporation, bylaws and such individual indemnity agreements from the effective time of the merger until a period six years following the closing date. Parent has also agreed that it will, and will cause the surviving corporation to, provide additional indemnification protection to our current and former directors, officers, employees or agents for acts or omission by such directors, officers, employees or agents occurring prior to the effective time of the merger arising in connection with such persons serving as a director, officer, employee or agent or serving in a similar capacity for any other person at the direction or request of the Company or one of its subsidiaries.

The merger agreement requires that, for a period of six years after the effective time of the merger, Parent will maintain in effect the current policies of directors’ and officers’ liability insurance and certain other claims based policies providing insurance coverage to the directors and officers of the Company maintained by Sport Supply Group or obtain policies of at least the same coverage, provided that the surviving corporation is not required to pay an annual premium in excess of 250% of the last annual premium paid by us for such policies. Additionally, the merger agreement provides that before the effective time, the Company may, following consultation with Parent, or Parent may, with the consent of the Company, purchase a six-year “tail” prepaid policy on the directors’ and officers’ liability insurance policies maintained by the Company and its subsidiaries on terms and conditions no less advantageous than those currently contained in such policies, provided that the premium for such tail policy will not be in excess of 250% of the last premium paid by us.

Other Covenants

The Company, Parent and Sub have each made certain other agreements and commitments relating to actions that they will or will not take between the date of the merger agreement and the effective time of the merger, or otherwise in connection with the merger. These other agreements and commitments include:

•	the preparation and filing of this proxy statement, the Schedule 13E-3 and the special meeting;
•	providing Parent and Sub with certain information about and access to the Company and its subsidiaries prior to the effective time of the merger;
•	notifying each other of certain enumerated matters;
•	consulting with each other prior to making public announcements regarding the merger and the other transactions contemplated by the merger agreement;
•	responding to litigation by stockholders of the Company relating to the merger or the merger agreement;
•	using reasonable best efforts to complete the financing required to consummate the merger;
•	using commercially reasonable efforts to terminate certain enumerated contracts prior to or on the closing date;
•	taking actions necessary to comply with applicable anti-takeover statutes; and
•	terminating the registration of Sport Supply Group common stock after the merger.

Conditions to the Merger

The obligations of Sport Supply Group, Parent and Sub to complete the merger are subject to the satisfaction (or waiver) of the following conditions on or prior to the closing date:

•	approval by the holders of a majority of the outstanding shares of Sport Supply Group common stock entitled to vote on the merger agreement; and
•	the absence of any law, order or injunction prohibiting the merger.

The obligations of Parent and Sub to complete the merger are subject to the satisfaction (or waiver) of the following conditions:

•	certain of our representations and warranties made in the merger agreement relating to stockholders rights plans, poison pills or similar plans, the adoption of certain resolutions by the board of directors and the vote of the Company’s stockholders necessary to approve and adopt the merger agreement, the non-applicability of certain anti-takeover laws, and brokers’ fees and the engagement of our financial advisor, shall be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, except to the extent that certain of the representations relate back to an earlier date, and we shall have delivered to Parent an executed certificate certifying to that effect;
•	certain of our representations and warranties made in the merger agreement relating to the Company’s capitalization, including outstanding Restricted Shares and Company Options, shall be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, except for the failure of the representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, result in the payment by Parent or Sub of more than $150,000 of additional Merger Consideration or Option Consideration, and we shall have delivered to Parent an executed certificate certifying to that effect;
•	all of our other representations and warranties shall be true and correct as of the date of the merger agreement and as of the closing date, except to the extent that certain of the representations relate back to an earlier date and except where such failures to be true and correct would not reasonably be expected to have, individually or in the aggregate, a “company material adverse effect” (as discussed below), and we shall have delivered to Parent an executed certificate certifying to that effect;
•	we shall have performed in all material respects our obligations required to be performed under the merger agreement at or prior to the closing date and we shall have delivered to Parent an executed certificate certifying to that effect; and
•	there shall not be pending any action by a governmental entity that has arisen after the date of the merger agreement and has a reasonable likelihood of success:
º	challenging the acquisition by Parent or Sub of any Sport Supply Group common stock, or seeking to restrain or prohibit the consummation of the merger,
º	seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the merger or any other transaction, or
º	which challenges the merger and otherwise has had, or would reasonably be expected to have, a company material adverse effect;
•	the absence of any company material adverse effect; and
•	the delivery to Parent of an executed certificate certifying that the merger and related transactions are exempt from certain provisions of the Internal Revenue Code of 1986, as amended.

The obligations of Sport Supply Group to complete the merger are subject to the satisfaction (or waiver) of the following conditions:

•	the representations and warranties made in the merger agreement by Parent and Sub relating to brokers’ fees shall be true and correct in all respects and all other representations and warranties made by Parent and Sub in the merger agreement shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except to the extent that certain of the representations relate back to an earlier date, and we shall have received from Parent and Sub an executed certificate certifying to that effect; and
•	Parent and Sub shall have performed in all material respects their obligations required to be performed under the merger agreement at or prior to the closing date and we shall have received from Parent and Sub an executed certificate certifying to that effect.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

•	by the mutual written consent of Parent, Sub and the Company (acting through the special committee, if applicable);
•	by either Parent, on the one hand, or the Company (acting through the special committee, if applicable), on the other hand, if:
º	the merger is not consummated on or before September 11, 2010, and the party seeking to terminate the merger agreement has not breached its obligations under the merger agreement in any material respect in any manner that is the proximate cause, or resulted in, the failure of the merger to be consummated by such date;
º	any governmental entity enacts a law or issues an order enjoining the merger, and such order has become final and non-appealable, provided that the party seeking to terminate the merger agreement shall have used its reasonable best efforts to contest, appeal and remove such order, law or action and that the party seeking to terminate the merger agreement did not primarily cause the entry of such law or order by failing to perform its obligations under the merger agreement; or
º	upon a vote at a duly held meeting to obtain approval of the merger agreement, a majority of the stockholders of the outstanding shares of Sport Supply Group common stock entitled to vote thereon fail to approve the merger agreement;
•	by Parent, if:
º	the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to Parent’s obligations to close the merger and, after the giving of written notice of such breach to the Company by Parent, cannot be or has not been cured by the earlier of September 11, 2010 or 30 days after the giving of such notice (provided that neither Parent nor Sub is not then in material breach of any their representations, warranties or covenants contained in the merger agreement);
º	the Board or any committee thereof withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Parent or Sub, its approval or recommendation of the merger agreement to Sport Supply Group common stockholders, or fails to recommend to Sport Supply Group common stockholders the adoption of the merger agreement;
º	any of our officers, directors, employees, representatives or affiliates materially breaches the provisions of the merger agreement described in the section entitled “— No Solicitation,” or we give Parent a notice of a superior company proposal;
º	after April 14, 2010, a company takeover proposal is publicly made (or a company takeover proposal that was previously publicly made is amended and such amendment is made public or materially changes in value) and the board of directors or the special committee fails to publicly reaffirm its recommendation in favor of the merger agreement within five business days after receiving a written request from Parent to reaffirm such recommendation (or, if the company takeover proposal is publicly made or amended within five days prior to September 11, 2010, the day following such date); or

º	the holders of ten percent (10%) or more of Sport Supply Group common stock that are entitled to appraisal of their shares of such stock under Delaware law shall have made and not withdrawn demands for the appraisal of such shares of stock under Delaware law.
•	by Sport Supply Group, if:
º	Parent or Sub breaches or fails to perform in any material respect any of their representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the Company’s obligations to close the merger and, after the giving of written notice of such breach to Parent and Sub by the Company, cannot be or has not been cured by the earlier of September 11, 2010 or 30 days after the giving of such notice (provided that the Company is not then in material breach of any of its representations, warranties or covenants contained in the merger agreement);
º	prior to receipt of our stockholder approval, if:
•	the board of directors has received a company takeover proposal,
•	the board of directors or the special committee shall have determined in good faith, after consultation with outside counsel, that the failure to make a determination that the company takeover proposal constitutes a superior company proposal would reasonably be likely to result in a breach of their fiduciary duties to the Company’s stockholders,
•	we have notified Parent in writing of the determinations described in the second sub-bullet point above,
•	for at least five days following receipt by Parent of the notice referred to in the third sub-bullet point above, we have negotiated with Parent and its representatives in good faith to permit Parent to propose amendments to the merger agreement and the merger,
•	after considering any amendments proposed by Parent, the board of directors or the special committee has again determined that the superior company proposal remains a superior company proposal and the board of directors has again made the determinations referred to in the second sub-bullet point above,
•	we have not materially breached the provisions of the merger agreement described in the section entitled “— No Solicitation,”
•	the board of directors or the special committee concurrently approves, and, in connection with a termination of the merger agreement approves and enters into a definitive agreement for implementing the superior company proposal,
•	Parent is not at such time entitled to terminate the merger agreement as a result of a material breach by us of any of our representations, warranties or covenants contained in the merger agreement, and
•	concurrently with the termination, we pay all termination fees and expenses required by the merger agreement which are described in the section entitled “— Termination Fees; Expenses; Damages; Specific Performance”;
º	all of Parent’s and Sub’s conditions to consummate the merger have been satisfied or waived (other than conditions that are only capable of being satisfied at closing),
º	Parent fails to consummate the closing within three business days following the date on which such conditions to the closing were satisfied or waived (or, if the date on which such conditions to the closing were satisfied or waived is fewer than three business days prior to September 11, 2010, then by September 11, 2010),

º	nothing has occurred and no condition, event or circumstance exists that would cause any of Parent’s or Sub’s conditions to consummate the merger to fail to continue to be satisfied by the third business day following the date on which such conditions to the closing were satisfied or waived, and
º	we stood ready, willing and able to consummate the closing during such period.

Termination Fees; Expenses; Damages; Specific Performance

The merger agreement obligates us to pay Parent a termination fee of $6 million (plus reimbursement of up to $1 million for certain reasonable out-of-pocket expenses) if:

•	the merger agreement is terminated by either party in connection with a company takeover proposal that is determined to be a superior company proposal;
•	the merger agreement is terminated by Parent in response to:
º	a change by our board of directors or our special committee of its recommendation in favor of the merger (other than under circumstances described in the penultimate paragraph of this section),
º	our board of directors’ or our special committee’s failure to recommend to the Company’s stockholders that they approve the merger agreement,
º	a material breach of the “no-shop” provisions of the merger agreement by the Company or any of its officers, directors, employees, representatives or affiliates,
º	notice of a “superior company proposal” given by the Company to Parent, or
º	our board of directors’ or our special committee’s failure to publicly reaffirm its recommendation in favor of the merger at a time when it is required to do so and, in the case of the first, second or fourth sub-bullet points in response to events or circumstances in which the Company is not obligated to pay the $3 million termination fee described below; or
•	the merger agreement is terminated either because the merger has not closed on or before September 11, 2010 or the approval of our stockholders has not been obtained, and we enter into an agreement with respect to, or consummate, a transaction constituting a takeover proposal of 50% or more of the Company within 10½ months after the termination of the merger agreement.

The merger agreement obligates us to pay Parent a termination fee of $6 million if the merger agreement is terminated by Parent in response to an uncured material breach by the Company of our representations, warranties and covenants in the merger agreement.

The merger agreement obligated us to pay Parent a termination fee of $3 million (plus reimbursement of up to $1 million for certain reasonable out-of-pocket expenses) if the merger agreement had been terminated during the “go-shop” period by either party in connection with a company takeover proposal that was determined to be a superior company proposal and that was made by a person that did not have discussions with the Company regarding a takeover proposal between January 1, 2009 and March 15, 2010 (which discussions led to the signing of a customary confidentiality agreement). Because no such takeover proposal was made during the “go-shop” period, this $3 million termination fee will not be applicable.

In addition to the foregoing remedies, Parent is also entitled to seek specific performance against us in order to enforce our obligations under the merger agreement and can sue for monetary damages if we willfully and maliciously breach the merger agreement.

Parent is obligated to pay us a termination fee of $10 million (plus reimbursement of up to $2 million for certain reasonable out-of-pocket expenses) if we terminate the merger agreement as a result of Parent failing to consummate the merger within three business days after all of the conditions to Parent’s obligations to consummate the merger are satisfied or waived and Parent’s failure to consummate the merger is not due to a failure to receive the Debt Financing.

Parent is obligated to pay us a breakup fee of $6 million (plus reimbursement of up to $2 million for certain reasonable out-of-pocket expenses) if we terminate the merger agreement in response to an uncured material breach by Parent and Sub of their obligations under the financing covenant in the merger agreement.

Parent is obligated to pay us a breakup fee of $6 million if:

•	we terminate the merger agreement in response to a material breach by Parent and Sub of their representations, warranties and covenants under the merger agreement (other than a breach of their obligations under the financing covenant); or
•	we terminate the merger agreement as a result of Parent failing to consummate the merger within three business days after all of the conditions to Parent’s obligation to consummate the merger are satisfied or waived and the Debt Financing contemplated by the debt commitments that Sub received in connection with the merger, is unavailable to Parent (other than primarily because Parent and its affiliates fail to fund the equity financing contemplated by the merger agreement or the Rollover Participants fail to comply with their obligations under the relevant Rollover Agreements).

Parent is obligated to reimburse us for up to $2 million for certain reasonable out-of-pocket expenses if Parent terminates the merger agreement in response to 10% or more of the holders of Sport Supply Group common stock validly asserting their appraisal rights.

We are obligated to pay Parent a withdrawal fee of $10 million (plus reimbursement of up to $2 million for certain reasonable out-of-pocket expenses) if the merger agreement is terminated by Parent in response to our board of directors or our special committee changing its recommendation for the merger (other than a change of recommendation in connection with a material, favorable change to the business of the Company or a superior company proposal).

In addition to the above-mentioned remedies, we can also sue for monetary damages above fees discussed above if Parent or Sub willfully and materially breach the merger agreement; however, our ability to recover for such damages is limited to our protections under the Limited Guarantee as described “Special Factors — Limited Guarantee,” beginning at page 63.

Amendment

The merger agreement may be amended by the parties at any time before or after any receipt of the approval of our stockholders. However, after the receipt of this approval, we cannot approve any amendment that by law requires further approval by our stockholders unless we obtain the approval of our stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Company Material Adverse Effect

For purposes of the merger agreement, a “company material adverse effect” means any event, circumstance, change, development, condition, occurrence or effect that, individually or in the aggregate with all other events, circumstances, changes, developments, conditions, occurrences or effects is, or would reasonably be expected to be, materially adverse to:

•	the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or its subsidiaries, taken as a whole,
•	the ability of the Company to perform its obligations under the merger agreement, or
•	the ability of the Company to timely consummate the merger and related transactions. Notwithstanding the foregoing, and subject to certain exceptions for any disproportionate adverse effects on the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company or its subsidiaries, taken as a whole, relative to other participants in the same industry that conduct their business in the same geographic markets in which our Company and its subsidiaries conduct their business, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any event, circumstance, change, development, condition, occurrence or effect resulting from any of the following (subject to certain exceptions identified in the merger agreement) be taken into account in determining whether there has been a company material adverse effect:

•	general economic, financial market or political conditions (including acts of war or terrorism) in the United States of America or any other country or region in which the Company sources product or conducts its business in any material respect;
•	conditions generally affecting industries in which the Company or its subsidiaries operates;
•	any adverse effect resulting from any change in GAAP or any applicable law (or in any interpretations thereof), in each case, proposed, adopted or enacted after the date hereof;
•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters in the United States (or in any other country or region in which the Company sources product or conducts its business in any material respect);
•	the announcement or the pendency of the merger agreement or the announcement of the merger or related transactions;
•	changes in the market price or trading volume of Sport Supply Group common stock;
•	changes in any analyst’s recommendations or any financial strength rating (including, in and of itself, any failure to meet analyst projections);
•	failure by the Company to meet any projections, estimates or budgets for any period prior to, on or after the date of the merger agreement;
•	any actions taken, or failure to take action, in each case, to which Parent has in writing expressly approved, consented to or requested;
•	any legal proceedings made or brought by any of the current or former stockholders of Sport Supply Group (on their own behalf or on behalf of Sport Supply Group) directly relating to the merger or the related transactions; and
•	the taking of any action required to be taken pursuant to the merger agreement (other than the requirement that the Company conduct its business in the ordinary course consistent with past practice) or, if Parent fails to consent to any action requiring Parent’s consent under the merger agreement, the failure of the Company or any of its subsidiaries to take such action.

APPRAISAL RIGHTS

Under Delaware law, if you do not wish to accept the $13.55 per share cash payment provided for in the merger agreement, you have the right to seek appraisal of your shares of Sport Supply Group common stock and to receive payment in cash for the fair value of your Sport Supply Group common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares as determined by the Court of Chancery may be more or less than, or the same as, the $13.55 per share that you are entitled to receive under the terms of the merger agreement. Stockholders who elect to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware, or DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights. We refer to Section 262 of the DGCL as Section 262.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	you must deliver to Sport Supply Group a written demand for appraisal of your shares before the vote is taken to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of Sport Supply Group common stock who intends to demand appraisal of his, her or its shares of common stock;
•	you must not vote in favor of adoption of the merger agreement; and
•	you must hold of record your shares of common stock on the date the written demand for appraisal is made and you must continue to hold your shares of record through the effective time of the merger.

If you fail to comply with any of the foregoing conditions and the merger is completed, you will be entitled to receive payment for your shares of Sport Supply Group common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Sport Supply Group common stock. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights with respect to the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement.

All demands for appraisal should be addressed to Sport Supply Group, Inc., Attention: General Counsel, 1901 Diplomat Drive, Farmers Branch, Texas, 75234, before the vote is taken to adopt the merger agreement at the special meeting.

To be effective, a demand for appraisal by a stockholder of Sport Supply Group must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares. If you hold your shares of Sport Supply Group common stock in “street name” in a brokerage account, in a bank or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

Within ten days after the effective time of the merger, Sport Supply Group, as the surviving corporation in the merger, must give written notice that the merger has become effective to each of our stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the payment specified by the merger agreement for that stockholder’s shares of Sport Supply Group common stock by delivering to Sport Supply Group, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of Sport Supply Group as the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation and has no present intention to file such a petition if there are dissenting stockholders, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from Sport Supply Group, as the surviving corporation, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Sport Supply Group common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from Sport Supply Group such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Sport Supply Group, as the surviving corporation, then Sport Supply Group will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Section 262 provides that the Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of the appraisal petition by registered or certified mail to Sport Supply Group, the surviving corporation, and to the stockholders shown on the list at the addresses therein stated. Section 262 also provides that such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. Furthermore, the forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by Sport Supply Group, as the surviving or resulting corporation.

After notice to stockholders who have demanded appraisal, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Sport Supply Group common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

Upon application by Sport Supply Group, as the surviving corporation of the merger or any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the verified list filed by Sport Supply Group (as explained above), as the surviving or resulting corporation of the merger, and who has submitted such stockholder’s certificates of stock to the Register in Chancery, (if required), may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262.

You should be aware that an opinion of a financial advisor with respect to the fairness from a financial point of view of the consideration to be received by the stockholders of a company in a merger does not constitute a valuation or appraisal or express a view as to whether such consideration reflects the fair value of the acquired company’s shares for purposes of Section 262. Although we believe that the per share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share Merger Consideration. Moreover, we do not anticipate offering more than the per share Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the per share Merger Consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys fees or the fees and expenses of experts) may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who demanded appraisal rights will not, from and after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if such stockholder delivers to Sport Supply Group, as the surviving or resulting corporation of the merger, a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger, either within 60 days after the effective date of the merger or, within 120 days after the effective time of the merger with the written approval of Sport Supply Group, then the right of such stockholder to an appraisal shall cease, and that stockholder will be entitled to receive the $13.55 per share cash payment (without interest) for shares of his, her or its Sport Supply Group common stock pursuant to the merger agreement. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just, except that this provision will not affect the right of any stockholder who has not started an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal advisors.

SELECTED HISTORICAL FINANCIAL DATA

Set forth below is certain selected historical consolidated financial data relating to Sport Supply Group and its subsidiaries, which should be read in conjunction with, and is qualified in its entirety by reference to, Sport Supply Group’s historical financial statements, the notes to those statements, Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, and Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010. The selected financial data set forth below as of June 30, 2009 and 2008 and for the fiscal years ended June 30, 2009, 2008 and 2007 has been derived from the audited consolidated financial statements contained in Sport Supply Group’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, which information is incorporated by reference in this proxy statement. The selected financial data set forth below as of June 30, 2007, 2006 and 2005 and for the fiscal years ended June 30, 2006 and 2005 have been derived from Sport Supply Group’s audited consolidated financial statements which information is not incorporated by reference in this proxy statement. The selected financial data set forth below as of and for the nine months ended March 31, 2010 and 2009 has been derived from Sport Supply Group’s unaudited financial statements contained in Sport Supply Group’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which information is incorporated by reference in this proxy statement. The unaudited financial statements have been prepared on the same basis as Sport Supply Group’s audited financial statements and include all adjustments consisting of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Results for interim periods are not necessarily indicative of the results for a full year. More comprehensive financial information is included in Sport Supply Group’s Annual Report on Form 10-K for the year ended June 30, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, both of which are incorporated herein by reference, and other documents filed by Sport Supply Group with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find Additional Information,” beginning on page 122.

No separate financial information is provided for Parent because Parent is a newly-formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided. Sport Supply Group does not believe that such information is material to stockholders in evaluating the proposed merger and merger agreement because (i) the proposed merger Consideration is all-cash, and (ii) if the merger is completed, Sport Supply Group’s common stock will cease to be publicly-traded.

	Nine months ended March 31,		Fiscal Year Ended June 30,
	2010	2009	2009	2008	2007	2006	2005
				(In thousands except per share data)
Results of Operations:
Net sales	$198,539	$190,513	$250,227	$251,394	$236,855	$224,238	$106,339
Gross profit	71,624	68,226	89,676	91,079	83,560	75,079	35,954
Operating profit	15,620	16,701	20,973	19,700	12,690	8,312	7,303
Net income	$9,190	$9,623	$11,916	$9,733	$3,860	$1,896	$3,601
Earnings per common share:
Basic	$0.74	$0.77	$0.96	$0.80	$0.38	$0.19	$0.36
Diluted	$0.70	$0.68	$0.86	$0.76	$0.37	$0.18	$0.35
Number of weighted average shares outstanding:
Basic	12,489	12,439	12,383	12,123	10,235	10,182	10,031
Diluted	13,833	15,030	14,831	15,657	10,374	10,399	10,279

	As of or for the nine months ended March 31,	As of or for the fiscal years ended June 30,
Cash Flow and Balance Sheet Data:	2009	2009	2008	2007	2006	2005
Net cash provided by (used in) operating activities	$18,909	$11,850	$22,884	$18,887	$(172)	$(2,862)
Cash and cash equivalents	2,191	10,743	20,531	5,670	4,079	40,326
Total assets	142,771	153,103	167,695	156,592	145,721	108,596
Long-term debt	3,000	—	50,036	71,386	62,284	50,448
Cash dividends declared per common share	$0.075	$0.10	$0.10	$0.10	$0.10	$0.10
Total stockholders’ equity	$102,748	$91,835	$79,286	$50,536	$46,588	$45,106

Book Value per Share

Sport Supply Group’s net book value per share as of March 31, 2010 was $7.43. Net book value per share was computed by dividing total stockholders’ equity at March 31, 2010 by the number of shares of common stock outstanding plus the dilutive effect of stock options and the assumed conversion of the company’s previously outstanding convertible notes at such date.

MARKET PRICE AND DIVIDEND INFORMATION

Market

Our common stock trades on The NASDAQ Global Market under the symbol “RBI.” The Company transferred the listing of its common stock from the American Stock Exchange to The NASDAQ Global Market on March 28, 2008. The following table sets forth the high and low sale prices for our common stock during each of our periods indicated, as reported on The NASDAQ Global Market and the American Stock Exchange.

	HIGH	LOW
2008:
First quarter	$10.24	$8.99
Second quarter	$10.48	$7.00
Third quarter	$12.93	$7.57
Fourth quarter	$12.04	$9.61
2009:
First quarter	$12.21	$9.69
Second quarter	$10.36	$5.43
Third quarter	$8.57	$4.66
Fourth quarter	$8.56	$5.23
2010:
First quarter	$12.60	$10.00
Second quarter	$12.76	$9.72
Third quarter	$13.99	$11.30
Fourth quarter	$13.53	$13.32

On March 12, 2010, the last full day of trading prior to the announcement of the execution of the merger agreement, the reported closing price on The NASDAQ Global Market for Sport Supply Group common stock was $13.53 per share, which represented a significant increase relative to the trading price of the Company’s stock over the previous several days. On July 1, 2010, the last full day of trading prior to the date of this proxy statement, the reported closing price on The NASDAQ Global Market for Sport Supply Group common stock was $13.46 per share. Stockholders should obtain a current market quotation for the common stock before making any decision with respect to the merger.

Holders

As of June 1, 2010, there were approximately 292 holders of record of our common stock, and there were 12,559,175 shares of common stock issued and outstanding.

Dividends

In fiscal 2010, 2009 and 2008, the Company paid a quarterly cash dividend of $0.025 per share. Under the terms of the merger agreement, the Company is allowed to pay quarterly cash dividends of $0.025 per share so long as the dividends are declared and paid at times consistent with past practice over the prior year. Future quarterly dividends will be paid only when, as, and if declared by our board of directors in its sole discretion (subject to the limitations described in the preceding sentence) and will be dependent upon then existing conditions, including the Company’s financial condition, results of operations, contractual restrictions, capital requirements, business prospects and such other factors as the board of directors deems relevant.

PRIOR PUBLIC OFFERINGS AND STOCK PURCHASES

Prior Public Offerings

None of Sport Supply Group or its directors or officers, the members of the ONCAP Buying Group, the CBT Group or the Management Affiliate Group has made an underwritten public offering of Sport Supply Group’s common stock for cash during the past three years that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

Prior Stock Purchases

Except as described in “Special Factors — Related Party Transactions,” beginning on page 73, none of Sport Supply Group, the ONCAP Buying Group, the CBT Group or the Management Affiliate Group has purchased any common stock of Sport Supply Group during the past two years.

RECENT TRANSACTIONS

Except as disclosed in the next paragraph, and except for the execution of the Voting Agreement by the parties thereto, there have been no transactions in the common stock of Sport Supply Group effected during the last 60 days by (i) Sport Supply Group, the ONCAP Buying Group, the CBT Group or the Management Affiliate Group, (ii) any director or executive officer of Sport Supply Group, the ONCAP Buying Group, the CBT Group or the Management Affiliate Group or any associate of such persons, (iii) any majority-owned subsidiary of Sport Supply Group, the ONCAP Buying Group, the CBT Group or the Management Affiliate Group, and (iv) any pension, profit-sharing or similar plan of Sport Supply Group.

On February 23, 2010, Mr. William Watkins, one of our directors, exercised 2,500 options to purchase shares of Sport Supply Group common stock at an exercise price of $6.125 per option, and thereby acquired (in addition to his prior ownership) 2,500 shares of Sport Supply Group common stock. For details concerning certain rollover agreements entered into in connection with the merger, see, “Special Factors — Interests of Certain Persons in the Merger,” starting at page 65.

Section 16(a) of the Exchange Act requires our directors and certain of our officers and persons who beneficially own more than 10% of Sport Supply Group common stock to file initial reports of ownership and reports of changes in ownership of Sport Supply Group common stock with the SEC. Officers, directors and 10% beneficial owners are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the forms filed with the SEC and furnished to us, other than as described immediately above, we believe that no directors, officers and 10% beneficial owners of Sport Supply Group have effected transactions in Sport Supply Group common stock during the past 60 days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of May 31, 2010, information relating to the beneficial ownership of Sport Supply Group common stock by (i) each person known to the Company to own beneficially more than five percent (5%) of the outstanding shares of Sport Supply Group common stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all current directors and executive officers of the Company as a group.

Unless otherwise indicated, beneficial owners listed here may be contacted at the Company’s corporate headquarters at 1901 Diplomat Drive, Farmers Branch, Texas 75234. Under the SEC’s rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. For each listed person, the number of shares of Sport Supply Group common stock and percent of class listed includes shares of common stock of the Company that may be acquired by such person upon the exercise of stock options that are or will be exercisable within 60 days of May 31, 2010.

In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of Sport Supply Group common stock pursuant to Section 13(d) or Section 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated, we believe, based on information furnished to us, that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Beneficial Owner	Number of Shares Owned	Shares Underlying Options Exercisable Within 60 Days	Total Beneficial Ownership		Total as a Percentage of Shares Outstanding (if 1% or more)(1)
5% Stockholders
Carlson Capital, L.P. Asgard Investment Corp. Clint D. Carlson 2100 McKinney Avenue Suite 1600 Dallas, TX 75201	2,709,600	—	2,709,600	(2)	21.6%
CBT Holdings LLC 10877 Wilshire Boulevard Suite 2200 Los Angeles, CA 90024	2,044,072	—	2,044,072	(3)	16.3%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, Texas 78746	777,451	—	777,451	(4)	6.2%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	831,519	—	831,519	(5)	6.6%

Beneficial Owner	Number of Shares Owned		Shares Underlying Options Exercisable Within 60 Days	Total Beneficial Ownership		Total as a Percentage of Shares Outstanding (if 1% or more)(1)
Directors and Executive Officers
Terrence M. Babilla	18,695		273,145	291,840		2.3%
Adam Blumenfeld	265,658		429,080	694,738		5.5%
Jeff Davidowitz	134,600	(6)	22,500	157,100	(6)	1.3%
Richard Ellman	4,598		5,000	9,598		*
Kurt Hagen	3,426		72,300	75,726		*
William M. Lockhart(7)	2,304		—	2,304		*
Tevis Martin	5,426		172,300	177,726		1.4%
John Pitts	6,281		142,306	148,587		1.2%
William H. Watkins, Jr.	52,301	(8)	20,000	72,301	(8)	*
Current Directors and Executive Officers as a Group (9 persons)	493,289		1,136,631	1,629,920		13.0%

*	The percentage of shares beneficially owned does not exceed 1%.
(1)	Based on 12,559,175 shares of Sport Supply Group common stock outstanding at the close of business on May 31, 2010.
(2)	Based on information filed on a Schedule 13D/A with the SEC on March 15, 2010. According to the Schedule 13D/A, (a) each of Carlson Capital, Asgard Investment Corp. and Clint D. Carlson have sole voting and sole dispositive power with respect to, and are deemed to beneficially own, 2,709,600 shares of Sport Supply Group common stock, (b) Double Black Diamond Offshore Ltd. has sole voting and sole dispositive power, and is deemed to beneficially own, 2,489,781 shares of Sport Supply Group common stock, and (c) Black Diamond Offshore Ltd. has sole voting and sole dispositive power, and is deemed to beneficially own, 219,819 shares of Sport Supply Group common stock. The address for Double Black Diamond Offshore Ltd. and Black Diamond Offshore Ltd. is UBS House, 227 Elgin Avenue, P.O. Box 852, Grand Cayman, Cayman Islands.
(3)	Based on information filed on a Schedule 13D/A with the SEC on March 15, 2010. According to the Schedule 13D/A, each of CBT and Charles Bronfman Trust have shared voting and shared dispositive power with respect to, and are deemed to beneficially own, 2,044,072 shares of Sport Supply Group common stock. The address for CBT is 10877 Wilshire Boulevard, Suite 2200, Los Angeles, California 90024, and the address for the Charles Bronfman Trust is c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, DE 19890.
(4)	Based on information filed on a Form 13F with the SEC on February 10, 2010 for the quarter ended December 31, 2009. According to the Form 13F, Dimensional Fund Advisors LP has sole voting authority with respect to 764,392 shares of Sport Supply Group common stock and no voting authority with respect to 13,059 shares of Sport Supply Group common stock. In addition, Dimensional Fund Advisors LP has shared-defined investment discretion with respect to the 777,451 shares of Sport Supply Group common stock.
(5)	Based on information filed on a Form 13F with the SEC on February 12, 2010 for the quarter ended December 31, 2009. According to the Form 13F, Wellington Management Company, LLP has sole voting authority with respect to 275,619 shares of Sport Supply Group common stock, shared voting authority with respect to 282,100 shares of Sport Supply Group common stock and no voting authority with respect to 273,800 shares of Sport Supply Group common stock. In addition, Wellington Management Company, LLP has sole investment discretion with respect to 549,419 shares of Sport Supply Group common stock and shared-defined investment discretion with respect to the remaining 282,100 shares of Sport Supply Group common stock.

(6)	Includes (i) 34,751 shares of Sport Supply Group common stock held by Penn Footwear Retirement Trust of which Mr. Davidowitz is a trustee, (ii) 67,551 shares of Sport Supply Group common stock held by JIBS Equities LP of which Mr. Davidowitz is a general partner, (iii) 10,000 shares of Sport Supply Group common stock held by DVD Partners LP of which Mr. Davidowitz is a general partner, (iv) 9,000 shares of Sport Supply Group common stock held by Penn Footwear, Inc. of which Mr. Davidowitz is President and a stockholder, and (v) 4,000 shares of Sport Supply Group common stock held by Oldfield Company of which Mr. Davidowitz is President and a stockholder.
(7)	Mr. Lockhart currently serves as a principal and portfolio manager of Carlson Capital.
(8)	Includes 30,303 shares of Sport Supply Group common stock held in trust for the benefit of Mr. Watkins.

DIRECTORS AND EXECUTIVE OFFICERS OF SPORT SUPPLY GROUP,
THE ONCAP BUYING GROUP AND THE CBT GROUP

Set forth below are lists of the directors and executive officers and certain other controlling persons of Sport Supply Group, the ONCAP Buying Group, the CBT Group and the Management Affiliate Group as of the date of this proxy statement.

Sport Supply Group

Neither Sport Supply Group nor any of its directors or officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and neither Sport Supply Group nor any of its directors or officers has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Each director and executive officer listed below is a citizen of the United States and can be reached c/o Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas, 75234, or at telephone number (972) 484-9484.

Directors:

Adam Blumenfeld Age: 39 Director since January 2000 No Board Committees	Mr. Blumenfeld is the Company’s Chairman of the Board and Chief Executive Officer. Mr. Blumenfeld served as President of the Company from January 2000 until being appointed Chief Executive Officer on November 13, 2006. Mr. Blumenfeld has served as Chairman of the Board since July 1, 2007. Prior to joining the Company in January 2000, Mr. Blumenfeld served as Vice President of Sales and Marketing from 1996 to 1999 and Director of Youth Sales from 1993 to 1996 for a company that became a subsidiary of the Company in July 2005 and was also called Sport Supply Group, Inc., and such company was merged with and into the Company on June 30, 2007, or Old Sport Supply Group.
Jeff Davidowitz Age: 53 Director since June 1998 Board Committees: Audit, Compensation and Nominating	Mr. Davidowitz is the President of Penn Footwear, a private investment company based in Nanticoke, Pennsylvania, and has served in that capacity since 1991. Mr. Davidowitz is also President of Oldfield Company, a private investment company based in Nanticoke, Pennsylvania. Mr. Davidowitz is independent, as defined by the rules of The NASDAQ Global Market.

Richard Ellman Age: 39 Director since November 2007 Board Committees: Audit, Compensation, Nominating and Special	Mr. Ellman is a partner in the private equity firm Aldus Equity in Dallas, Texas, and has served in that capacity since December 2004. From May 2004 to December 2004, Mr. Ellman served as a business manager in the strategic sourcing group of Frito Lay North America. From 2000 to 2003, Mr. Ellman served as Co-Founder, Co-Chief Executive Officer and President of Vizor Group, Inc., a venture capital-backed financial services corporation providing technology solutions to the retail, restaurant and hospitality sectors. In addition, Mr. Ellman earned his M.B.A. in 2004 and his J.D. in 1997. Mr. Ellman is independent, as defined by the rules of The NASDAQ Global Market.
William M. Lockhart Age: 40 Director since April 2008 Board Committees: Audit, Compensation and Special	Mr. Lockhart is a Principal and Portfolio Manager at Carlson Capital, L.P., a multi-strategy investment firm based in Dallas, Texas. Prior to joining Carlson Capital in 2006, Mr. Lockhart was the founder and president of Lockhart Capital Management, L.P., a $100 million equities-focused investment firm. Mr. Lockhart is independent, as defined by the rules of The NASDAQ Global Market.
William H. Watkins, Jr. Age: 68 Director since February 1998 Board Committees: Audit and Nominating	Mr. Watkins is a co-founder in the public accounting firm of Watkins Uiberall, PLLC, CPAs, based in Memphis, Tennessee, and has served in that capacity since 1971. From 1996 through 2008, Mr. Watkins served as a member of the Tennessee Board of Regents and as the Chairman of the Board of Regents’ Audit Committee. From July 2001 to June 2005, he served as Chairman of the Board of Regents’ Finance and Administration Committee and Chairman of Finance and Administration from July 2001 to June 2005. From July 2003 to June 2005, he also served as the Chairman of the Board of BKR International’s Americas region. Mr. Watkins also serves as a director of Strategic Resource Management, Inc. The Board has previously determined that Mr. Watkins is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act and is independent, as defined by the rules of The NASDAQ Global Market.

Our board of directors has authorized a board of five directors and our current board consists of five persons. Our directors serve in such capacity until the annual meeting of the stockholders corresponding to the end of their respective terms or until their successors are duly elected and qualified, unless they have earlier resigned or been removed. Our officers hold their offices until their successors are chosen and qualify or until their earlier resignation or removal.

Executive Officers:

Adam Blumenfeld Age: 39	See above “— Directors.”
Terrence M. Babilla Age: 48	Mr. Babilla is the Company’s President, Chief Operating Officer, General Counsel and Secretary. Mr. Babilla has served as the Company’s President since November 13, 2006 and as the Company’s Chief Operating Officer, General Counsel and Secretary since July 1, 2007. From July 1999 to June 30, 2007, Mr. Babilla served as Chief Operating Officer of Old Sport Supply Group. From March 1995 to June 30, 2007, Mr. Babilla served as the General Counsel and Secretary of Old Sport Supply Group. In addition, Mr. Babilla served as President of Old Sport Supply Group from July 2005 until June 30, 2007.
John Pitts Age: 44	Mr. Pitts is the Company’s Chief Financial Officer and has served in that capacity since September 2007. From July 2007 to September 2007, Mr. Pitts served as the Company’s Senior Vice President — Finance. From December 1993 to May 2007, Mr. Pitts was employed by Horizon Health Corporation, based in Lewisville, Texas, serving as Vice President-Finance from 2001 to 2004 and as Executive Vice President, Chief Financial Officer from 2004 to 2007.
Kurt Hagen Age: 41	Mr. Hagen is the Company’s Executive Vice President, Sales & Marketing and has served in that capacity since January 2006. From October 2004 to December 2005, Mr. Hagen served as the President and Founder of Grill Pod, L.P. and from 1992 to 2004 as Vice President Sales/Private Label of Fossil, Inc.
Tevis Martin Age: 54	Mr. Martin is the Company’s Executive Vice President, U.S. Operations and has served in that capacity since July 2005. From December 2004 to June 2005, Mr. Martin served as the Company’s Director, U.S. Operations.

The ONCAP Buying Group

ONCAP Investment Partners II L.P. is an Ontario limited partnership formed for the purposes of investing in equity, equity-related, and similar securities or instruments. ONCAP Investment Partners II L.P. owns 100% of Sage Parent Company, Inc., with its principal offices located at 161 Bay Street, 48th Floor, Toronto, Ontario M5J 2S1.

ONCAP Investment Partners II Inc. is an Ontario corporation formed for the purposes of acting as the general partner for ONCAP Investment Partners II L.P. Its principal offices are located at 161 Bay Street, 48th Floor, Toronto, Ontario M5J 2S1.

Set forth below are the names, the present principal occupations or employment, and the employment history of each of the directors and officers of each of Sage Merger Company, Inc., Sage Parent Company, Inc., ONCAP Investment Partners II L.P. and ONCAP Investment Partners II Inc.

Mark Gordon Age: 40	Mr. Gordon is a Director and Vice President and Secretary of each of Sage Parent Company, Inc. and Sage Merger Company, Inc. and a Managing Director of ONCAP Management Partners L.P. Prior to joining ONCAP Management Partners L.P., Mr. Gordon was employed in the investment banking divisions of Goldman, Sachs & Co. in New York and BMO Nesbitt Burns in Toronto.
Michael Lay Age: 49	Mr. Lay is a Vice President of ONCAP Investment Partners II Inc., a Director and the President of each of Sage Parent Company, Inc. and Sage Merger Company, Inc., and the Managing Partner of ONCAP Management Partners L.P. Prior to joining ONCAP Management Partners L.P., Mr. Lay was employed by the Ontario Teachers’ Pension Plan Board in the private equity group and VERSUS Technologies Inc., both in Toronto.
Donald Lewtas Age: 57	Mr. Lewtas is the Chief Financial Officer of Onex Corporation and the Secretary of ONCAP Investment Partners II Inc. Previously he held the positions of Vice President, Finance and Director of Finance. Prior to joining Onex, Mr. Lewtas was Manager, Financial Reporting at Xerox Canada and prior to that he was a Senior Manager with KPMG.
Ryan Mashinter Age: 31	Mr. Mashinter is the Vice President and Treasurer of each of Sage Parent Company, Inc. and Sage Merger Company, Inc., and a Director of ONCAP Management Partners L.P. Prior to joining ONCAP Management Partners L.P., Mr. Mashinter was employed in the mergers and acquisitions group of Ernst & Young Orenda Corporate Finance in Toronto.
Andrew Sheiner Age: 46	Mr. Sheiner is a Managing Director of Onex Corporation and a Director and President of ONCAP Investment Partners II Inc. In this capacity Mr. Sheiner oversees ONCAP, Onex Real Estate Partners and Onex Credit Partners. Andrew also led the establishment of Onex Partners I, Onex Partners II and Onex Partners III. Prior to joining Onex, Mr. Sheiner worked for McKinsey & Company and a private family business.

No officer of the ONCAP Buying Group has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and no such officer has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him or her from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each officer of the ONCAP Buying Group is a Canadian citizen.

The CBT Group

Neither CBT nor the Trust has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). Furthermore, neither CBT nor the Trust has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

CBT Holdings, LLC — Managers

The Managers of CBT Holdings, LLC are Kashif Sheikh and Dana Rosenkrantz.

Mr. Sheikh is the Chief Operating Officer of Andell Holdings, LLC and a Manager for CBT. Andell, through a management agreement, manages CBT. Prior to joining Andell, Mr. Sheikh was President of Springbanc Advisors LLC. Prior to Springbanc, Mr. Sheikh was Executive Vice President of Oakmont Corporation, where he also served as the Managing Member of Cypress Funds, LLC, from 2004 to 2006. Mr. Sheikh holds a Bachelors in Accounting from University of Illinois and a Masters in Business Administration from the Anderson School at UCLA. He is a Certified Public Accountant. He serves on the boards of several private companies and not for profit organizations.

Ms. Rosenkrantz currently serves as Vice President of Human Resources and Administration at Andell. Ms. Rosenkrantz is also a Manager for CBT. Prior to joining Andell, Ms. Rosenkrantz spent eight years as the Director of Human Resources for WeddingChannel.com/The Knot, Inc., an online wedding media and services company. Prior to that, Ms. Rosenkrantz served as the Manager of Recruitment and Benefits for AIG SunAmerica. Ms. Rosenkrantz holds a B.A. in Sociology from the University of Wisconsin, Madison.

No Manger of CBT has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and no such Manager has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him or her from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each Manager of CBT is a United States citizen.

The Charles Bronfman Trust — Trustees

The Trustees of The Charles Bronfman Trust are Wilmington Trust Co., Samuel Minzberg and Leonard Nelson.

Mr. Minzberg is a partner with Davies Ward Phillips & Vineberg LLP, and a member of the firm’s Management Committee. From January 1, 1998 to December 31, 2002, he was President and Chief Executive Officer of Claridge Inc. Mr. Minzberg received a B.A., B.C.L. and LL.B from McGill University and was the recipient of the Elizabeth Torrance gold medal for highest standing in the civil law program. Mr. Minzberg is currently a director of Reitmans (Canada) Limited, a leading Canadian retailer in women’s fashion and accessories and a director of Richmont Mines Inc. a TSX listed company. He is also a director of HSBC Bank Canada, of HSBC North America Holdings Inc., and of HSBC Finance Corporation. He is also a director of Quebecor Media Inc., a leading Canadian media corporation. Mr. Minzberg is also a director and past president of the Sir Mortimer B. Davis — Jewish General Hospital Centre Board.

Mr. Nelson is a senior partner at Bernstein Shur Sawyer Nelson. He is a director of Nelson & Small, Inc. and First Spring Corporation. In addition, he serves as the trustee for many other private trusts. He graduated magna cum laude from Harvard College and was a member of Phi Beta Kappa Society. He also has an LLB from Harvard Law School. He is also a past chairman of the Board of Trustees of Portland Museum of Art.

Mr. Minzberg and Mr. Nelson have not been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and have not been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Mr. Minzberg is a Canadian citizen and Mr. Nelson is a United States citizen.

The Management Affiliate Group

The executive officers of the Company constitute the Management Affiliate Group. This group consists of Messrs. Adam Bluemenfeld, Terence Babilla, John Pitts, Kurt Hagen and Tevis Martin.

PROPOSAL 2: APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

We may ask our stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment to adopt the merger agreement. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to adopt the merger agreement. If our stockholders approve this proposal, we may adjourn the special meeting and use the additional time to solicit additional proxies, including proxies from our stockholders who have previously voted against adoption of the merger agreement.

The approval of a majority of the votes cast is required to approve the adjournment of the special meeting for the purpose of soliciting additional proxies. Accordingly, abstentions will have no impact on the outcome of Proposal 2. Proxy cards submitted by registered stockholders without voting instructions will be voted “FOR” approval of adjournment of the special meeting to solicit additional proxies. Stockholders who hold their shares in street name and do not give instructions to their bank or brokerage firm will not be considered present at the special meeting, but the failure to provide instructions will have no effect on the outcome of Proposal 2.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

Other than as described in this proxy statement, our board of directors has no knowledge of any other matters that may come before the special meeting and does not intend to present any other matters.

STOCKHOLDER PROPOSALS

If the merger is completed, we do not expect to hold an annual stockholders’ meeting in fiscal 2011. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings, and we will hold a fiscal 2011 annual meeting of stockholders.

If the merger is not consummated, the Company currently intends to hold its next annual meeting in November 2010. Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the fiscal 2011 annual meeting of stockholders must submit the proposal to the Company at its principal executive offices no later than June 9, 2010, unless the fiscal 2011 annual meeting date is changed by more than 30 days from the one year anniversary of the fiscal 2010 annual meeting, in which case the deadline will be a reasonable time before the Company begins to print and mail the proxy materials for such meeting. The proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Stockholders who intend to present a proposal at the fiscal 2011 annual meeting of stockholders without inclusion of such proposal in the Company’s proxy materials must, pursuant to the Company’s Bylaws, deliver a notice of such proposal by certified mail to the Secretary of the Company at its principal executive offices at 1901 Diplomat Drive, Farmers Branch, Texas 75234 not less than 120 nor more than 150 days before October 7, 2010 (the first anniversary of the date of the Company’s proxy statement for its 2010 annual meeting). The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

We have adopted a process called “householding” for mailing proxy statements in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the proxy statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement at the same address, we will provide additional copies to you promptly upon request. If you are a stockholder of record, please contact us at Sport Supply Group, Inc., c/o Secretary, 1901 Diplomat Drive, Farmers Branch, Texas 75234, or at telephone number (972) 484-9484. Eligible stockholders of record receiving multiple copies of the proxy statement can request to receive a single copy of the proxy statement by contacting us in the same manner.

If you hold your shares in “street name,” you may request additional copies of the proxy statement or you may request householding by contacting your bank, broker or nominee.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made to grant unaffiliated stockholders access to the corporate files of Sport Supply Group, any other party to the proposed merger or any of their respective affiliates or to obtain counsel or appraisal services at the expense of Sport Supply Group or any other such party or affiliate. Furthermore, an unaffiliated representative was not retained to act solely on behalf of unaffiliated security holders for the purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational filing requirements of the Exchange Act and are required to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information are available for inspection at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to the SEC’s principal office at 100 F Street, NE, Washington, D.C. 20549. You may obtain written information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These materials filed by Sport Supply Group with the SEC are also available on the SEC’s website at www.sec.gov and on our website at www.sportsupplygroup.com.

Because the merger is a “going private” transaction, Sport Supply Group, the ONCAP Buying Group, the CBT Group and the Management Affiliate Group have filed with the SEC a Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supersede the information in this proxy statement.

The following documents filed with the SEC are incorporated by reference in this proxy statement:

•	Sport Supply Group’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009;
•	Sport Supply Group’s Definitive Proxy Statement for its fiscal 2010 Annual Meeting of Stockholders, filed with the SEC on October 7, 2009;
•	Sport Supply Group’s Quarterly Report on Form 10-Q for each of the quarters ended September 30, 2009, December 31, 2009 and March 31, 2010; and
•	Sport Supply Group’s Current Reports on Form 8-K filed with the SEC on July 17, 2009, July 31, 2009, November 20, 2009, March 17, 2010, and April 15, 2010

We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K filed under Items 2.02 and 7.01) after the date of this proxy statement and prior to final adjournment of the special meeting.

Documents incorporated by reference are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this proxy statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

Sport Supply Group, Inc.
Attention: Investor Relations
1901 Diplomat Drive
Farmers Branch, Texas, 75234
(972) 484-9484

The information concerning Sport Supply Group contained or incorporated by reference in this proxy statement has been provided by Sport Supply Group, the information regarding the ONCAP Buying Group contained in this proxy statement has been provided by the ONCAP Buying Group, the information regarding the CBT Group contained in this proxy statement has been provided by the CBT Group, and the information regarding the Management Affiliate Group contained in this proxy statement has been provided by the Management Affiliate Group.

You should rely only on the information contained in or incorporated by reference into this proxy statement. We have not authorized anyone to give any information different from the information contained in or incorporated by reference into this proxy statement. This proxy statement is dated July 2, 2010. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to you shall not create any implication to the contrary.

ANNEX A

Agreement and Plan of Merger

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of March 15, 2010,

Among

SAGE PARENT COMPANY, INC.,

SAGE MERGER COMPANY, INC.

and

SPORT SUPPLY GROUP, INC.

i

Exhibits

Exhibit A — Amended and Restated Company Charter

INDEX OF DEFINED TERMS

Terms	Section
Acceptable Confidentiality Agreement	Section 9.03
Acquisition Agreement	Section 5.02(a)
Action	Section 3.11(a)
Adverse Recommendation Change	Section 5.02(d)
Affiliate	Section 9.03
Agreement	Preamble
Applicable Company Contract	Section 3.16(b)
Benefit Plan	Section 3.10(a)
Business Day	Section 1.02
Book-Entry Shares	Section 2.02(a)
Certificate of Merger	Section 1.03
Certificates	Section 2.02(a)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(g)
Company	Preamble
Company Board	Section 3.04(b)
Company Board Recommendation	Section 3.04(b)
Company Bylaws	Section 3.01
Company Capital Stock	Section 3.03(a)
Company Charter	Section 3.01
Company Common Stock	Section 2.01
Company Disclosure Letter	Article III
Company Expenses	Section 6.06(e)
Company Option	Section 2.01(d)(ii)
Company Material Adverse Effect	Section 9.03
Company Preferred Stock	Section 3.03(a)
Company Restricted Share	Section 2.01(d)(i)
Company SEC Documents	Section 3.06(a)
Company Stockholder Approval	Section 3.04(b)
Company Stockholder Meeting	Section 6.01(b)
Company Stock Plans	Section 9.03
Company Subsidiaries	Section 3.01
Company Takeover Proposal	Section 5.02(g)
Consent	Section 3.05(b)
Continuing Employee	Section 6.04(a)
Continuing Party	Section 5.02(a)
Continuing Party Determination Date	Section 5.02(a)
Contract	Section 3.05(a)
Covered Matters	Section 9.10
Covered Persons	Section 6.05(a)
Credit Agreement	Section 3.08
DGCL	Recitals
DOL	Section 3.10(b)
Debt Financing	Section 4.06
Debt Financing Commitments	Section 4.06
Delaware Secretary	Section 1.03
Dissenting Shares	Section 2.01(e)
Effective Time	Section 1.03
Environmental Laws	Section 3.15(b)
Equity Financing	Section 4.06

Terms	Section
Equity Financing Commitments	Section 4.06
ERISA	Section 3.10(a)
ERISA Affiliate	Section 3.10(d)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.02(a)
Excluded Party	Section 9.03
Fairness Opinion	Section 3.14
Filed Company SEC Documents	Article III
Financing	Section 4.06
Financing Commitments	Section 4.06
Financing Termination Fee	Section 6.06(d)
GAAP	Section 3.06(b)
Governmental Entity	Section 3.05(b)
Grant Date	Section 3.03(c)
Group	Section 5.02(g)
Guarantor	Recitals
Hazardous Substance	Section 3.15(b)
Houlihan Lokey	Section 3.13
HSR Act	Section 4.11
Indebtedness	Section 9.03
Intellectual Property Rights	Section 3.18(a)
Intervening Event	Section 5.02(g)
Intervening Event Determination	Section 5.02(d)
Intervening Event Notice	Section 5.02(d)
Intervening Event Notice Period	Section 5.02(d)
Knowledge of the Company	Section 3.06(g)
Law	Section 3.05(a)
Leased Property	Section 3.17(c)
Limited Guarantee	Recitals
Liens	Section 3.02(a)
Losses	Section 6.05(c)
Maximum Premium	Section 6.05(b)
Merger	Section 1.01
Merger Consideration	Section 2.01(c)(i)
Non-Intervening Event Adverse Recommendation Change	Section 5.02(d)
Non-Intervening Event Adverse Recommendation Change
Determination	Section 5.02(d)
Non-Intervening Event Adverse Recommendation Change
Notice	Section 5.02(d)
Non-Intervening Event Adverse Recommendation Change Notice Period	Section 5.02(d)
Parent Non-Intervening Adverse Recommendation Change Proposal	Section 5.02(d)
Notice Period	Section 8.05(b)
Option Consideration	Section 2.01(d)(ii)
Order	Section 3.05(a)
Original Solicitation Period End Date	Section 5.02(a)
Outside Date	Section 8.01(b)(i)
Owned Real Property	Section 3.17(b)
Parent	Preamble
Parent Adverse Recommendation Change Proposal	Section 5.02(d)
Parent Expenses	Section 6.06(b)
Parent Disclosure Letter	Article IV
Parent Intervening Event Proposal	Section 5.02(d)

Terms	Section
Parent Material Adverse Effect	Section 9.03
Parent Proposal	Section 8.05(b)
Parent Termination Fee	Section 6.06(d)
Paying Agent	Section 2.02(a)
Permits	Section 3.01
Permitted Liens	Section 3.17(f)
Person	Section 9.03
Proxy Statement	Section 3.05(b)
Real Property	Section 3.17(c)
Real Property Leases	Section 3.17(c)
Representatives	Section 5.02(a)
Restricted Share Consideration	Section 2.01(d)(i)
Rollover Agreements	Recitals
Rollover Options	Section 9.03
Rollover Persons	Section 9.03
Rollover Shares	Section 9.03
Schedule 13E-3	Section 4.05
SEC	Section 3.06(a)
Securities Act	Section 3.06(b)
SOX	Section 3.06(f)
Solicitation Period End Date	Section 5.02(a)
Solvent	Section 4.13
Special Committee	Section 9.03
Specified Person	Section 9.12(a)
Sub	Preamble
subsidiary	Section 9.03
Superior Company Proposal	Section 5.02(g)
Superior Proposal Determination	Section 8.05(b)
Superior Proposal Notice	Section 8.05(b)
Surviving Corporation	Section 1.01
Taxes	Section 3.09(i)
Tail Fee	Section 6.06(b)
Tax Return	Section 3.09(k)
Termination Fee	Section 9.03
Transactions	Section 1.01
Voting Company Debt	Section 3.03(d)
Voting Agreements	Recitals
WARN	Section 3.19(e)
Withdrawal Fee	Section 6.06(b)

v

AGREEMENT AND PLAN OF MERGER, dated as of March 15, 2010 (this “Agreement”), by and among SAGE PARENT COMPANY, INC., a Delaware corporation (“Parent”), SAGE MERGER COMPANY, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and SPORT SUPPLY GROUP, INC., a Delaware corporation (the “Company”).

WHEREAS, the Company Board, acting upon the unanimous recommendation of the special committee, has unanimously determined (with one abstention) that this Agreement and the transactions contemplated hereby, including the merger, are advisable and fair to, and in the best interests of, the Company and the stockholders of the Company (other than Parent, Sub, Guarantor and the Rollover Persons that are stockholders of the Company and their respective Affiliates);

WHEREAS, the Company Board, acting upon the unanimous recommendation of the special committee, has unanimously adopted (with one abstention) resolutions approving and declaring advisable the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby, including the merger, and recommending that the Company’s stockholders adopt the “agreement of merger” (as such term is used in Section 251 of the Delaware General Corporation Law (the “DGCL”)) contained in this Agreement and approve the transactions contemplated hereby, including the merger;

WHEREAS, the respective boards of directors of Parent and Sub have each approved, and the board of directors of Sub has declared it advisable for Sub to enter into, this Agreement providing for the merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into one or more voting agreements (the “Voting Agreements”) with certain stockholders of the Company pursuant to which such stockholders agree to take specified actions in furtherance of the merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into one or more rollover agreements (the “Rollover Agreements”) with the Rollover Persons pursuant to which the Rollover Persons agree to exchange shares of Company Common Stock, Company Restricted Shares or Company Options, as applicable, for shares of common stock of Parent or options exercisable for shares of common stock of Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, ONCAP Investment Partners II L.P., an Ontario limited partnership (“Guarantor”), has provided a limited guarantee of the obligations of each of Parent and Sub, in a form satisfactory to the Company, dated as of the date hereof (the “Limited Guarantee”); and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the merger and also to prescribe various conditions to the merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (the “Merger”). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. At the election of Parent, any direct or indirect wholly-owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect such substitution. The merger, the payment of the Merger Consideration, the Restricted Share Consideration and the Option Consideration, and the other transactions contemplated by this Agreement are referred to in this Agreement collectively as the “Transactions.”

SECTION 1.02. Closing.  The closing (the “Closing”) of the merger shall take place at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201 at 10:00 a.m., local time, as promptly as practicable but in no event later than the third day, other than a Saturday, Sunday or day on which banks in New York, New York are required or entitled to be closed (“Business Day”), following the satisfaction (or, to the extent permitted by Law, waiver by all parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that are only capable of being satisfied at the Closing, including the payment of the Merger Consideration, Restricted Share Consideration and Option Consideration pursuant to Article II), or at such other place, time and date as shall be agreed in writing between Parent and the Company; provided, however, that in the event that the Closing shall not have occurred by the third Business Day after the satisfaction or waiver of the conditions (other than conditions that are only being capable of being satisfied at the Closing, including the payment of the Merger Consideration, Restricted Share Consideration and Option Consideration pursuant to Article II) set forth in Article VII (or, if the Outside Date is fewer than three Business Days after the satisfaction or wavier of such conditions, on the Outside Date) pursuant to the terms of this Section 1.02 (including because the Debt Financing or any alternative financing under Section 6.09 is not available or has not been obtained), then, subject to the terms of Section 6.06, Section 9.12 and Section 9.13, neither Parent nor Sub shall be required to consummate the Closing or the other Transactions (including the merger). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall file, or cause to be filed, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”), in such form as is required by, and duly executed and verified in accordance with, the relevant provisions of the DGCL, and shall take all such further actions and make all other filings or recordings as may be required under the DGCL to make the merger effective. The merger shall become effective at such time as the Certificate of merger is duly filed with the Delaware Secretary, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger. The time the merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”

SECTION 1.04. Effects.  The merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

SECTION 1.05. Certificate of Incorporation and Bylaws.

(a) The Company Charter as in effect immediately prior to the Effective Time shall be amended and restated at the Effective Time to be in the form of Exhibit A, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the terms of the bylaws of the Surviving Corporation, the certificate of incorporation of the Surviving Corporation or as permitted by applicable Law.

SECTION 1.06. Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and such directors shall hold office in accordance with and subject to the certificate of incorporation and bylaws of the Surviving Corporation. The Company shall use its commercially reasonable efforts to cause the resignation of each member of the Company Board and the resignation or removal of each member of the board of directors of each Company Subsidiary, including obtaining written letters of resignation, in each case effective immediately upon the consummation of the Transactions, including the merger, on the Closing Date.

SECTION 1.07. Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, and such officers shall hold office in accordance with and subject to the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock.  At the Effective Time, by virtue of the merger and without any action on the part of the holder of any shares of the issued and outstanding common stock of the Company, par value $0.01 per share (the “Company Common Stock”) or any shares of capital stock of Sub:

(a) Capital Stock of Sub.  Each issued and outstanding share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by the Company, Parent or Sub (whether acquired pursuant to a Rollover Agreement or otherwise) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.

(i) Subject to Section 2.01(b) and Section 2.01(d), and other than any Dissenting Shares and Rollover Shares, each issued and outstanding share of Company Common Stock immediately prior to the Effective Time shall be converted into the right to receive (subject to any applicable withholding Tax) $13.55 in cash (the “Merger Consideration”), upon the surrender of such shares of Company Common Stock as provided in Section 2.02.

(ii) As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, the names of the former registered holders shall be removed from the registry of holders of such shares, and each holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of the Certificate with respect to such shares of Company Common Stock or Book-Entry Shares in accordance with Section 2.01(d)(vi) and Section 2.02, without interest, as provided herein.

(d) Treatment of Company Equity-Based Awards.

(i) As of the Effective Time, each then outstanding, unvested restricted share of Company Common Stock awarded under the Company Stock Plans (each, a “Company Restricted Share”) shall become free of all restrictions and fully vested, and shall be cancelled and treated in connection with the merger as if such Company Restricted Share was a share of Company Common Stock, including the right to receive the Merger Consideration pursuant to Section 2.01(c) with respect to each such Company Restricted Share (the “Restricted Share Consideration”) upon the surrender of such Restricted Shares as provided in Section 2.01(d)(vi).

(ii) As of the Effective Time, each then outstanding option to purchase shares of Company Common Stock (other than Rollover Options) under the Company Stock Plans (each, a “Company Option”), whether vested or unvested, shall be cancelled and shall entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash (without interest), subject to any applicable withholding Tax, equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option multiplied by (y) the excess, if any, of the value of the Merger Consideration over the exercise price per share of such Company Option (with the aggregate amount of such payment rounded to the nearest whole cent) (the “Option Consideration”). For purposes of clarity, no payment shall be made with respect to any Company Option so cancelled with a per-share exercise price that equals or exceeds the amount of the Merger Consideration.

(iii) Effective as of the Effective Time, each Rollover Option that is held by a Rollover Person and that is outstanding, whether vested or unvested, and unexercised as of the Effective Time shall be cancelled and exchanged for options to purchase shares of common stock of Parent pursuant to the terms and conditions of the applicable Rollover Agreement; provided that any such cancellation and exchange shall be effected in a manner that does not result in the grant of a new stock right constituting a deferral of compensation within the meaning of Treasury Regulation § 1.409A-1(b)(5)(v).

(iv) Prior to the Effective Time, the Company, the Company Board and the compensation committee, as applicable, shall adopt any resolutions and shall take any actions necessary or appropriate (including obtaining any required Consents and any other action reasonably requested by Parent) to effectuate the provisions of this Section 2.01(d), including, without limitation, amending the terms of the Rollover Options to effectuate the provisions of Section 2.01(d)(iii) and providing holders of Company Options with notice of their rights with respect to any such Company Options as provided herein.

(v) From and after the Effective Time, each Company Option shall no longer represent the right to acquire Company Common Stock. Prior to the Effective Time, the Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Options (other than with respect to the Rollover Options) or Company Restricted Shares.

(vi) Parent shall cause the Surviving Corporation to pay, less applicable withholding amounts in accordance with Section 2.02(d), (i) the Option Consideration as contemplated in this Section 2.01(d) within five (5) Business Days of the Closing Date and (ii) the Restricted Share Consideration as contemplated in this Section 2.01(d) promptly upon receipt of the same documents and information (including Certificates) required to be received by the Paying Agent pursuant to Section 2.02 in order for a holder of shares of Company Common Stock to be entitled to receive Merger Consideration with respect to its shares of Company Common Stock (other than any Company Restricted Shares).

(e) Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Dissenting Shares”) of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to, and properly exercises and perfects, appraisal rights available under Section 262 of the DGCL, shall not be converted into or be exchangeable for the right to receive the Merger Consideration as provided in Section 2.01(c), unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s shares of Company Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration without any interest thereon. The Company shall give Parent (i) prompt written notice of any written demands for appraisal of any shares of Company Common Stock, any attempted written withdrawals of such demands and any other written instruments served or written communications made pursuant to the DGCL and received by the Company relating to demands for appraisal, as provided in Section 262 of the DGCL and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(f) For the avoidance of doubt, the parties acknowledge and agree that the contribution of any Rollover Shares and Rollover Options to Parent pursuant to any Rollover Agreements shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

SECTION 2.02. Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as payment agent (the “Paying Agent”) for the payment of Merger Consideration (but not the Restricted Share Consideration or the Option Consideration) upon surrender of certificates (the “Certificates”) or non-certificated shares represented by book-entry (“Book-Entry Shares”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent all of the cash (in U.S. dollars) necessary to pay for the shares of Company Common Stock converted into the right to receive

Merger Consideration (but not the Restricted Share Consideration or the Option Consideration) pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.

As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates or a Book-Entry Share or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree) and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for Merger Consideration. Upon surrender of a Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration payable with respect to the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate or Book-Entry Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Shares or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Subject to Section 2.01(e), until surrendered as contemplated by this Section 2.02, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(c) No Further Ownership Rights in Company Common Stock.  The Merger Consideration or Restricted Share Consideration, as the case may be, paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including Company Restricted Shares) shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (including Company Restricted Shares), and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock (including Company Restricted Shares) that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration or Restricted Share Consideration, as the case may be, but only as general creditors thereof for payment of their claim for Merger Consideration or Restricted Share Consideration, as the case may be, without any interest thereon. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e) No Liability.  None of Parent, Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law. If any Certificate or Book-Entry Share has not been surrendered immediately prior to such date on which Merger Consideration, in respect of such Certificate or Book-Entry Share would irrevocably escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States of America or (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest thereon, or a combination thereof; provided that, in any such case, no such instrument shall have a maturity exceeding three (3) months from the date of the investment therein. Any interest and other income resulting from such investments shall be the property of and shall be paid to Parent.

(g) Withholding Rights.  Notwithstanding anything to the contrary contained herein, each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any Merger Consideration, any Restricted Share Consideration and any Option Consideration such amounts as it determines, in its sole discretion, it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to such holder of Company Common Stock (including Company Restricted Shares) or Company Options in respect of which such deduction and withholding was made.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration or Restricted Share Consideration, as the case may be, with respect to each share of Company Common Stock formerly represented by such Certificate.

(i) Certain Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company or Parent shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, all references in this Article II (and the definitions used in Article II) to specified number of shares of any class or series (or trading prices therefore) affected thereby, shall be equitably adjusted to the extent necessary to provide to the parties the economic effect contemplated by this Agreement, without duplication, prior to any such change; provided that nothing in this Section 2.02(i) shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Sub that, except (i) as set forth in the disclosure letter, dated as of the date of this Agreement, from the Company to Parent and Sub and delivered to Parent on or prior to the date hereof (the “Company Disclosure Letter”) (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure relates; provided, however, that any information set forth in one section of the Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face) or (ii) other than with respect to Section 3.03, Section 3.04 and Section 3.06 of this Agreement, to the extent disclosed in any Company SEC Document filed since January 1, 2007 and prior to the date of this Agreement, but only to the extent that the relevance of the applicable disclosure in such Company SEC Document to the applicable Section of this Agreement is reasonably apparent on its face and excluding (w) any disclosures set forth in any risk factor section thereof, (x) any disclosures set forth in any section relating to forward looking statements, (y) any disclosures that are cautionary, predictive or forward looking in nature, and (z) any similar generic disclosures (the “Filed Company SEC Documents”):

SECTION 3.01. Organization, Standing and Power.  Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority, and possesses all governmental approvals, authorizations, certificates, filings, licenses, and permits (including, without limitation, all authorizations under Environmental Laws) (collectively, “Permits”) necessary, to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except for such Permits that are not material to the Company and the Company Subsidiaries, taken as a whole. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than where the failure to be so qualified would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Amended and Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through and in effect as of the date of this Agreement.

SECTION 3.02. Company Subsidiaries; Equity Interests.

(a) Section 3.02(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. All of the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in Section 3.02(a) of the Company Disclosure Letter, are, as of the date of this Agreement, owned by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock of any Company Subsidiary.

(b) Except for its interests in the Company Subsidiaries, the Company does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c) No Company Subsidiary, as of the date of this Agreement, owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

SECTION 3.03. Capital Structure.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock,” and together with the Company Common Stock, the “Company Capital Stock”). At the close of business on March 12, 2010, (i) 38,252 unvested Company Restricted Shares were issued and outstanding, (ii) 19,116 vested Company Restricted Shares were issued and outstanding, (iii) 12,485,101 other shares of Company Common Stock (excluding shares of Company Common Stock held by the Company in its treasury and vested and unvested Company Restricted Shares) were issued and outstanding, (iv) no shares of Company Preferred Stock were issued and outstanding, (v) 103,626 shares of Company Common Stock were held by the Company in its treasury, (vi) 2,109,821 shares of Company Common Stock were subject to outstanding Company Options, (vii) 3,103,244 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (including both 2,109,821 shares of Company Common Stock that are reserved for issuance in connection with outstanding Company Options and 993,423 shares of Company Common Stock that are reserved for issuance but are not subject to any outstanding options or other awards), in each case, subject to adjustments required to be made on the terms set forth in the Company Stock Plans, the Rollover Agreements and the other agreements set forth in Section 3.10(a) of the Company Disclosure Letter governing the Company Restricted Shares and Company Options, as applicable, and (viii) the only type of equity-based awards granted pursuant to the Company Stock Plans are Company Restricted Shares and Company Options, and Company Restricted Shares and Company Options are the only currently outstanding awards under such plans. Except as set forth above, at the close of business on March 12, 2010, subject to the exercise of Company Options into shares of Company Common Stock in accordance with the terms of such Company Option and except as contemplated by the Rollover Agreements or as permitted by Section 5.01(b), no shares of Company Capital Stock or other voting securities of the Company were, and, immediately prior to the Effective Time no shares of Company Capital Stock or other voting securities of the Company will be, issued, reserved for issuance or outstanding.

(b) All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound. Except as set forth in Section 3.03(b) of the Company Disclosure Letter, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (x) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (y) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

(c) Section 3.03(c) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all holders of outstanding Company Restricted Shares and Company Options, including, with respect to each holder thereof, (i) the exercise price per underlying share, if applicable, (ii) the term of each such Company Option, and (iii) whether such Company Option is a nonqualified stock option or incentive stock option. Prior to the date hereof, the Company has provided to Parent a copy of each form of award agreement that evidences the grant of Company Options and Company Restricted Shares, and, to the extent that any award has been granted that is evidenced by an award agreement that materially deviates from such form, the Company has provided to Parent a copy of such award agreement. With respect to each Company Option, (w) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, (x) (1) the award agreement governing such grant was duly executed and delivered by the Company and, to the Knowledge of the Company, each other party thereto, and (2) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of the NASDAQ National Market, and (y) the per share exercise price of each Company Option was not less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Option intended to qualify as an “incentive stock option,” and within the meaning of Section 409A of the Code, in the case of each other Company Option) of a share of Company Common Stock on the applicable Grant Date. Each Company Option intended to qualify as an “incentive stock option” under Section 422(b) of the Code, if any, so qualifies.

(d) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).

(e) The Company does not have in place, and is not subject to, a stockholder rights plan, “poison pill” or similar plan or instrument.

(f) Except as set forth in Section 3.03(f) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or anti-dilution right with respect to, any shares of Company Capital Stock, or other equity interests in, the Company or any Company Subsidiary. There are no outstanding contractual obligations of the Company or any Company Subsidiary to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary (other than in the ordinary course of business) or any other Person.

SECTION 3.04. Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery of this Agreement by Parent and Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b) The board of directors of the Company (the “Company Board”), at a meeting duly called and held, and acting upon the unanimous recommendation of the special committee, has duly and unanimously (with one abstention) adopted resolutions (i) approving and declaring advisable the execution, delivery and performance of this Agreement and, subject to receipt of the Company Stockholder Approval, the consummation of the merger and the other Transactions on the terms and conditions set forth herein, (ii) determining that the terms of the merger and the other Transactions are fair to and in the best interests of the Company and its stockholders (other than Parent, Sub, Guarantor and the Rollover Persons that are stockholders of the Company and their respective Affiliates) and (iii) recommending that the Company’s stockholders approve and adopt this Agreement, the merger and the other Transactions (including the unanimous recommendation of the special committee, the “Company Board Recommendation”). Subject to the accuracy, in all material respects, of the representations and warranties of Parent and Sub in Section 4.10, the only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Transactions, including the merger, is the approval of this Agreement by a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”).

(c) Assuming the accuracy, in all material respects, of the representations and warranties of Parent and Sub set forth in Section 4.10, the Company Board has taken all necessary actions such that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the merger. The execution, delivery and performance of this Agreement will not cause to be applicable to the Company any other “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under applicable Laws.

SECTION 3.05. No Conflicts; Consents.

(a) Except as set forth in Section 3.05(a) of the Company Disclosure Letter, the execution and delivery and performance by the Company of this Agreement do not, and the consummation of the merger and the other Transactions and compliance with the terms hereof by the Company will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any written or unwritten contract, plan, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument or arrangement (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b) and the receipt of the Company Stockholder Approval, any judgment, order, decree, writ, or injunction (“Order”) or any foreign, federal, state or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Entity, including principles of common law (“Law”), applicable to the Company or any Company Subsidiary or their respective employees, properties or assets, other than, in the case of clauses (ii) and (iii) above, any such violation, conflict, default, termination, cancellation, acceleration, increase, loss, entitlement or Lien that would not be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(b) Subject to the accuracy, in all material respects, of the representations and warranties of Parent and Sub in Article IV, no consent, approval, or other authorization (“Consent”) of, or Order of, or registration, declaration or filing with, or Permit from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental entity or instrumentality, domestic or foreign, or any arbitral or other dispute resolution body (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (1) a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (together with the letter to stockholders, notice of meeting, and any amendments or supplements to such proxy statement and any exhibits to be filed with the SEC in connection therewith, collectively, the “Proxy Statement”), and (2) such schedules and reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the merger and the other Transactions, (ii) the filing of the Certificate of merger with the Delaware Secretary, and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) any filings or notifications required under the listing standards of the NASDAQ National Market, and (iv) such other items that, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.06. SEC Documents; Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms, and statements required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2007 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, and all exhibits and schedules thereto and all information incorporated by reference therein, the “Company SEC Documents”).

(b) As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end, audit and other customary adjustments).

(c) Except (i) as set forth in the consolidated balance sheet as of December 31, 2009, as set forth in the Company’s Form 10-Q for the period then ended, (ii) as set forth in the notes to the financials set forth in the Company’s Annual Report on Form 10-K for the fiscal period ended June 30, 2009, (iii) for liabilities expressly permitted and contemplated by this Agreement, and (iv) for liabilities and obligations incurred since December 31, 2009 in the ordinary course of business consistent with past practice, neither the Company nor any Company Subsidiary, taken as a whole, has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

(d) The Company has, prior to the date hereof, made available to Parent and Sub a complete and correct copy of any material amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(e) None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(f) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents. For purposes of the preceding sentence hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX except as may have been in existence prior to the effective date of Section 402 of SOX.

(g) Except as set forth in Section 3.06(g) of the Company Disclosure Letter, since June 30, 2009, neither the Chief Executive Officer nor the Chief Financial Officer of the Company has identified or has received any oral or written notification of, any (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal controls over financial reporting, and, to the actual knowledge, after due inquiry, of individuals identified on Section 3.06 of the Company Disclosure Letter (the “Knowledge of the Company”), there is no set of circumstances that would reasonably be expected to result in a “significant deficiency” or “material weakness” in the internal controls over financial reporting of the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Public Company Accounting Oversight Board’s Auditing Standard 2, as in effect on the date hereof. The Company has made available to Parent and Sub, prior to the date hereof, true and complete copies of Accretive Solutions’s report regarding the results of its SOX testing for the Company for the period ended December 31, 2009. The Company will make available to Parent, upon request, true and complete copies of all documentation maintained by the Company regarding internal controls over financial reporting.

(h) To the Knowledge of the Company, none of the Company, any Company Subsidiary or any of the Company’s or any Company Subsidiary’s employees in their capacities as such, is the subject of any pending, or has at any time since January 1, 2007, been the subject of any, formal or informal investigation by the SEC, and, to the Knowledge of the Company, no such investigation has been threatened or fact exists which would reasonably be expected to result in the institution of any such investigation. All written correspondence (other than any transmittal letter or other correspondence that does not address substantively any comments or questions from, or ongoing discussions with, the SEC), with the SEC since January 1, 2007 until the date hereof has been made available to Parent and Sub prior to the date hereof, and the Company will promptly deliver to Parent and Sub a copy of any such written correspondence received following the date hereof. The audit committee of the Company Board has established “whistleblower” procedures in accordance with Exchange Act Rule 10A-3, and, prior to the date hereof, has made available to Parent and Sub true, complete and correct copies of such procedures. Since June 30, 2009, the audit committee has not received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the Knowledge of the Company, no complaints seeking relief under Section 806 of SOX have been filed with the United States Secretary of Labor and, to the Knowledge of the Company, no employee has threatened to file any such complaint.

(i) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the purpose or intended effect of such Contract or arrangement is to avoid disclosure of any transaction (other than a transaction that is de minimus in amount) involving, or liabilities (other than de minimus liabilities) of, the Company or any of the Company Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(j) The Company is in compliance, in all material respects, with the applicable provisions of SOX, the rules and regulations of the SEC adopted in connection therewith, and the applicable listing standards and corporate governance rules of the NASDAQ National Market.

(k) Except as set forth on Section 3.06(k) of the Company Disclosure Letter, the Company has established and maintains, to the extent required by Rule 13a-15 of the Exchange Act, (i) a system of internal control over financial reporting that is sufficient to provide reasonable assurance that (A) transactions that are executed without management’s general or specific authorizations are either prevented or timely detected, (B) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and (C) records are maintained that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s and the Company Subsidiaries’ assets, and (ii) a system of disclosure controls and procedures (as defined in the Exchange Act) that is designed to ensure that all material information required to be disclosed by the Company in the Company SEC Documents is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by the Company in the Company SEC Documents is accumulated and communicated to the Company’s management, as appropriate to allow timely decisions regarding required disclosure. As of the filing of the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2009 and, so long as required by Law, as of the filing of each Quarterly or Annual Report of the Company filed after the date hereof and prior to the Effective Time or the termination of the Agreement, the Chief Executive Officer and the Chief Financial Officer of the Company have or will have disclosed, based on their then most recent evaluation of internal control over financial reporting, to the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

SECTION 3.07. Information Supplied.  None of the information included or incorporated by reference in the proxy statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the date such materials are first mailed to the Company’s stockholders and at the time of the stockholders meeting; provided, however, that no representation or warranty is made by the Company with respect to any written information that is supplied by Parent or Sub or any of their respective Representatives for inclusion in the proxy statement. The proxy statement, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company’s stockholders, as applicable, shall comply as to form in all material respects with the requirements of the Exchange Act, the rules and regulations thereunder and all other applicable Laws.

SECTION 3.08. Absence of Certain Changes or Events.  Except as disclosed in Section 3.08 of the Company Disclosure Letter, since June 30, 2009 through the date hereof, the Company and the Company Subsidiaries have conducted, in all material respects, their business in the ordinary course consistent with past practice, and since such date through the date hereof, (a) there has not occurred any Company Material Adverse Effect and (b) the Company and the Company Subsidiaries have not (i) except for borrowings under the Credit Agreement, dated as of February 9, 2009, among the Company, Bank of America N.A., and the other lenders party thereto, as amended (the “Credit Agreement”), incurred any material Indebtedness, (ii) increased the compensation or benefits payable to or to become payable to its directors, officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any Company Subsidiary, or granted any rights to severance or termination pay to, or entered into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or taken any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Benefit Plan, (iii) made or changed any material election in respect of Taxes, adopted or changed any material accounting method in respect of Taxes or, except in the ordinary course of business consistent with past practice, settled or compromised any material claim, notice, audit report or assessment in respect of Taxes, (iv) made any material change, other than changes required by GAAP, with respect to accounting policies or procedures of the Company or any Company Subsidiary, (v) pre-paid any material Indebtedness or paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except for such payments, discharges or satisfaction of claims in the ordinary course of business consistent with past practice, (vi) suffered any material damage, destruction or loss, whether or not covered by insurance, (vii) declared, set aside or paid any dividend or other distribution in respect of the Company Capital Stock (except for quarterly dividends of $0.025 per share of Common Stock), or made any direct or indirect redemption, repurchase or other acquisition of any Company Capital Stock, (viii) written up, written down or written off the book value of any material assets, or a material amount of any other assets, other than in the ordinary course of business or except as required by GAAP or Law, (ix) wound-up, liquidated, or dissolved any business, subsidiary, or joint venture of the Company or any Company Subsidiary, or (x) made any material changes in the Company’s disclosure controls and procedures or internal control over financial reporting.

SECTION 3.09. Taxes.  Except as provided in Section 3.09 of the Company Disclosure Letter:

(a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All material Taxes shown to be due on such Tax Returns, or otherwise owed, have been paid. Since January 1, 2007, no claim has ever been made in writing by a Governmental Entity in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction. To the Knowledge of the Company, there are no Liens for Taxes (other than for current Taxes not yet due and payable or Taxes being contested in good faith that have properly been reserved for in accordance with GAAP) on the assets of the Company or any Company Subsidiary.

(b) Since the date of the consolidated balance sheet as of December 31, 2009, as set forth in the Company’s Form 10-Q for the period then ended, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) Neither the Company nor any Company Subsidiary has received any written notice of an assessment or a proposed assessment in connection with any material Taxes that have not been resolved, and there are no threatened or pending Actions regarding any Taxes of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection.

(d) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company or the Company Subsidiaries.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group, which includes as its members the Company or the Company Subsidiaries). Neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than Taxes of the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local Law), as a transferee or successor.

(f) Each of the Company and the Company Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g) During the five year period ending on the date hereof, neither the Company nor any Company Subsidiary has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code, and neither the stock of the Company nor the stock of any Company Subsidiary has been distributed in a transaction satisfying the requirements of Section 355 of the Code. Neither the Company nor any Company Subsidiary has previously entered into any tax free transaction whose treatment would be adversely affected by the transactions contemplated by this Agreement.

(h) To the extent such information relates to material Taxes of an open taxable period still subject to review by any Governmental Entity or taxing authority, the Company and each Company Subsidiary has delivered to Parent true, correct and complete copies of all Tax Returns, any and all accounting work papers with respect to compliance with the Financial Accounting Standards Board’s Interpretation 48 (Accounting for Uncertainty in Income Taxes), ruling requests, private letter rulings, closing agreements, settlement agreements, Tax opinions, examination reports, statements of deficiencies and other documents or communications sent or received by the Company or any Company Subsidiary relating to Taxes.

(i) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) Neither the Company nor any Company Subsidiary has any income or gain reportable for a taxable period ending after the Closing Date but attributable to (i) a transaction that occurs prior to the Closing Date outside the ordinary course of business or (ii) a change in accounting method made for a taxable period beginning prior to the Closing Date.

(k) For purposes of this Agreement:

“Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, fines, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Entity or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property (real or personal), sales, use, capital stock, payroll, employment, occupation, severance, disability, premium, environmental (including taxes under Code Section 59A), social security, workers’ compensation, estimated, unemployment compensation or net worth; alternative or add on minimum; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties; tariffs and similar charges and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of (A) being a “transferee” of another Person, (B) being a member of an affiliated, combined, consolidated or unitary group, or (C) any contractual liability.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.10. Employee Benefit Plans; ERISA.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each written or unwritten employment agreement, each consulting agreement (other than those involving payments of not more than $50,000 in the aggregate), and each severance agreement (other than those involving payments of not more than $50,000 in the aggregate) and each and every other material written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any Company Subsidiary has or may in the future have any liability (contingent or otherwise). Each plan, agreement, program, policy or arrangement required to be set forth on the Company Disclosure Letter pursuant to the foregoing is referred to herein as a “Benefit Plan.”

(b) Prior to the date hereof, the Company has made available the following documents to Parent with respect to each Benefit Plan: (i) correct and complete copies of all documents embodying such Benefit Plan, including (without limitation) all amendments thereto, and all related trust documents, other than award agreements evidencing the grant of Company Options and Company Restricted Shares, which will be provided in accordance with Section 3.03(c), (ii) a written description of any Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iv) the two most recent annual actuarial valuations, if any, (v) all IRS or Department of Labor (“DOL”) determination, opinion, notification and advisory letters received by the Company since January 1, 2007, (vi) the two most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (vii) all material correspondence to or from any Governmental Entity received in the last two years, (viii) all discrimination tests for the most recent two plan years, and (ix) all material written administrative service agreements, group annuity Contracts, and group insurance Contracts.

(c) Each Benefit Plan has been funded, maintained, administered and operated in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws, including (without limitation) ERISA and the Code, which are applicable to such Benefit Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Benefit Plans have been timely made or accrued in each case, in all material respects. Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and either: (i) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Benefit Plan has been adopted since the date of such letter covering such Benefit Plan that would adversely affect such favorable determination; or (ii) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(d) No plan currently or ever in the past six (6) years maintained, sponsored, contributed to or required to be contributed to by the Company, any Company Subsidiary, or any of their respective current or former ERISA Affiliates is or ever in the past six (6) years was (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. The term “ ERISA Affiliate” means any Person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(e) Neither the Company nor any Company Subsidiary has been assessed any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company and the Company Subsidiaries have complied in all material respects with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan that could reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole.

(f) No Benefit Plan provides, or reflects or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company and its Subsidiaries other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (iii) disability benefits that have been fully provided for by insurance under a Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, or (iv) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Section 3.10(f) of the Company Disclosure Letter.

(g) Except as set forth in Section 3.10(g) of the Company Disclosure Letter, there is no Contract covering any current or former employee of the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment as a result of the Transactions, including the merger, of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 280G of the Code. For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. Except as set forth in Section 3.10(g) of the Company Disclosure Letter, the execution of this

Agreement and the consummation of the Transactions, including the merger, (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits under or with respect to any Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Benefit Plan, or (iii) trigger any obligation to fund any Benefit Plan.

(h) No Action (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan). There are no Actions pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or other Governmental Entity with respect to any Benefit Plan.

(i) With respect to each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any Tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Company Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.

(j) Except as set forth in Section 3.10(j) of the Company Disclosure Letter, each Benefit Plan can be amended, terminated or otherwise discontinued on or after the Closing Date in accordance with its terms, without material liability to the Company or without any liability (which liability would be material to the Company) to any of its ERISA Affiliates.

(k) Except as set forth in Section 3.10(k) of the Company Disclosure Letter or as contemplated by this Agreement or as requested by Parent, none of the Company, any Company Subsidiary, any ERISA Affiliate or, to the Knowledge of the Company, any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Benefit Plan (other than a modification or change required by ERISA or the Code).

(l) No employee of the Company or any Company Subsidiary is based outside of the United States. In addition to the foregoing, neither the Company nor any Company Subsidiary has sponsored or incurred any liability with respect to any Benefit Plan that is not subject to United States Law.

SECTION 3.11. Litigation.

(a) Except as disclosed in Section 3.11(a) of the Company Disclosure Letter, there is no suit, action, audit, inquiry or other proceeding (each, an “Action”) pending or, to the Knowledge of the Company, threatened against or directly affecting the Company, any Company Subsidiaries or any of the directors or officers of the Company or any of the Company Subsidiaries in their capacities as such, that (i) seeks injunctive relief against any of the foregoing, (ii) has been brought by or on behalf of any Company Stockholder against any of the foregoing, (iii) would reasonably be expected to result in an adverse judgment in excess of $100,000 in excess of applicable insurance coverage, or (iv) has had or would reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2007, neither the Company nor any Company Subsidiaries, nor, to the Knowledge of the Company, any officer, director or employee of the Company or any Company Subsidiary, has been permanently or temporarily enjoined by any Order of any Governmental Entity from engaging in or continuing any conduct or practice, in any material respect, in connection with the business, assets or properties of the Company or such Company Subsidiary, nor, to the Knowledge of the Company, is the Company, any Company Subsidiary or any officer, director or employee of the Company or any Company Subsidiaries under investigation by any Governmental Entity with respect to any material actions, activities, or omissions regarding any business, assets, or properties of the Company or the Company Subsidiaries.

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has, as of the date hereof and since June 30, 2009, commenced any material Action against any Person.

SECTION 3.12. Compliance with Applicable Laws; Permits.  Except as set forth in Section 3.12 of the Company Disclosure Letter, the Company and the Company Subsidiaries are, and since January 1, 2007 have been, in compliance with all applicable Orders and Laws (excluding Environmental Laws) in all material respects. Except as set forth in Section 3.12 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written communication since January 1, 2007 from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. Since January 1, 2007, there has occurred no default under, or violation of, any Permit of the Company of any Company Subsidiary, except for defaults under, or violations of, Permits where such default or violation, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The merger, in and of itself, would not cause the revocation or cancellation of any Permit that is material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.13. Brokers.  No broker, investment banker, financial advisor or other Person, other than Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission directly or indirectly in connection with the merger and the other Transactions based upon arrangements made by or on behalf of the Company. Prior to the date hereof, the Company has furnished to Parent a true and complete copy (except for certain redacted items none of which would impose any obligations on Parent, the Surviving Corporation or their respective Affiliates) of all agreements between the Company and Houlihan Lokey relating to the merger, and none of such agreements has been subsequently supplemented, modified, waived or amended. Section 3.13 of the Company Disclosure Letter sets forth a true and correct statement of the amount of all fees and expenses paid or payable to Houlihan Lokey in connection with the consummation of the merger.

SECTION 3.14. Opinion of Financial Advisor.  The special committee has received the opinion (the “Fairness Opinion”) of Houlihan Lokey, dated as of the date the special committee recommended this Agreement, subject to certain assumptions, limitations, qualifications and other matters, in each case, as set forth in the Fairness Opinion, to the effect that the Merger Consideration to be received by the holders of Company Common Stock (other than Parent, Sub, Guarantor, the Rollover Persons and their respective Affiliates, is fair to such holders from a financial point of view. A true, correct and complete copy of such opinion will be provided to Parent for informational purposes only following receipt of a written copy of such opinion by the special committee, and as of the date hereof, such opinion has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

SECTION 3.15. Environmental Matters.

(a) The Company and the Company Subsidiaries are, and since January 1, 2007 have been, in material compliance with all Environmental Laws.

(b) Since June 30, 2009, (i) neither the Company nor any of the Company Subsidiaries has placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company’s or any of the Company Subsidiaries’ properties or any other properties in a manner that has resulted, or would reasonably be expected to result, individually or in the aggregate, in any liability material to the Company and the Company Subsidiaries, taken as a whole, (ii) to the Knowledge of the Company, there are no Hazardous Substances on, under or at any of the Company’s or any of the Company Subsidiaries’ properties (or any other property but arising from the Company’s or any of the Company Subsidiaries’ properties), in a manner that has resulted, or would reasonably be expected to result, individually or in the aggregate, in any liability material to the Company and the Company Subsidiaries, taken as a whole, (iii) neither the Company nor any Company Subsidiary has received any written notice (i) of any violation of or liability under any applicable Law or Order of any Governmental Entity relating to any matter of pollution, protection of the environment, natural resources, or occupational health and safety, or regarding Hazardous Substances on or under any of the Company’s or any of the Company Subsidiaries’ properties or any other properties (collectively, “Environmental Laws”) or of the institution or pendency of any material Action by any Governmental Entity or any third party in connection with any such violation, (ii) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ owned or leased properties, or (iii) demanding payment for any response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ owned or leased properties, and (iv) no Lien (other than Permitted Liens) has been placed upon any of the Company’s or the Company Subsidiaries’ owned properties under any Environmental Law. For purposes of this Agreement, the term “Hazardous Substance” shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, petroleum and petroleum products, chemicals, flammable explosives, radioactive materials, and any substances defined as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under any applicable Environmental Laws.

(c) To the Knowledge of the Company, no Environmental Law imposes any obligation upon the Company or the Company Subsidiaries arising out of or as a condition to any Transaction, including, any requirement to modify or to transfer any Permit, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any Contract, Order or Consent.

SECTION 3.16. Contracts.

(a) Except as set forth in Section 3.16 of the Company Disclosure Letter, except for any Contract disclosed or filed with any Company SEC Document since January 1, 2007, and except for Contracts permitted by this Agreement to be entered into after the date hereof, neither the Company nor any Company Subsidiary is a party to, and neither the Company, any Company Subsidiary, nor any of their respective properties or assets, are bound by, any Contract:

(i) which contains any non-compete provisions with respect to any line of business or any geographic area with respect to the Company or any Company Subsidiary or restricts the conduct of any line of business by the Company or any Company Subsidiary or any geographic area in which the Company or any Company Subsidiary may conduct business, in each case in any material respect;

(ii) which would reasonably be expected to prohibit or materially delay the consummation of the Transactions;

(iii) establishing or maintaining any material partnership, joint venture or strategic alliance;

(iv) that includes any put, call, option, registration, right of first refusal, right to redeem or other rights with respect to Company Capital Stock (other than Benefits Plans);

(v) under which the Company or any Company Subsidiary leases personal property from or to third parties which involve rental payments of at least $200,000 per annum;

(vi) with any Governmental Entity (except for (A) purchase orders for inventory entered into in the ordinary course of business consistent with past practice and (B) Contracts that are not material);

(vii) with any independent contractor or consultant (or similar arrangement) to which the Company or any Subsidiary is a party and which involves annual aggregate payments by the Company or any Company Subsidiary of more than $100,000 or which are not cancelable within sixty (60) days notice without payment of a premium, penalty or similar charge;

(viii) for the purchase or sale of any material assets of the Company or any Company Subsidiary (to the extent such purchase and sale was consummated at any time since January 1, 2007 or is to be consummated at any time from and after the date hereof), except purchases and sales of inventory in the ordinary course of business;

(ix) other than this Agreement, relating to an acquisition, divestiture, merger or similar transaction, involving the Company or any Company Subsidiary;

(x) that is a license of third party intellectual property of the Company and the Company Subsidiaries that involves annual payments in excess of $150,000 in the aggregate;

(xi) which, as of the date hereof, evidences Indebtedness of the Company or any Company Subsidiary with an outstanding principal amount exceeding $100,000 in the aggregate;

(xii) other than purchase orders for inventory made in the ordinary course of business consistent with past practice, which requires aggregate annual expenditures or payments by the Company or any Company Subsidiary, in excess of $100,000, including Contracts relating to the manufacture or distribution (whether in the United States or any foreign jurisdiction) of any products used, sold, distributed, or held in inventory by the Company or any Company Subsidiary;

(xiii) pursuant to which the Company or any Company Subsidiary has granted any Liens (other than Permitted Liens) on any of their respective material assets;

(xiv) relates to any Intellectual Property Rights (including license, development or similar Contracts) and that involve annual payments in excess of $150,000 in the aggregate;

(xv) pursuant to which the Company or any Company Subsidiary has any continuing material indemnification obligation (except for Contracts entered into in the ordinary course of business consistent with past practice); or

(xvi) is material to the business of the Company and the Company Subsidiaries, taken as a whole, including, without limitation, any Contract that, as of the date hereof, is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

(b) Each Contract of the type described above in this Section 3.16 (including those set forth in any applicable Filed Company SEC Document), each Contract required to be disclosed pursuant to any of Sections 3.10(a) and 3.20, and each Contract required to be disclosed pursuant to Section 3.17 that relates to any Owned Real Property or material Leased Real Property (in each case, whether or not set forth in the applicable Section of the Company Disclosure Letter) is referred to herein as an “Applicable Company Contract.” Except as set forth in Section 3.16 of the Company Disclosure Letter, each Applicable Company Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and each applicable Company Subsidiary has in all material respects performed all material obligations required to be performed by it under each Applicable Company Contract and, to the Knowledge of the Company, each other party to each Applicable Company Contract has in all material respects performed all material obligations required to be performed by it under such Applicable Company Contract. Neither the Company nor any Company Subsidiary has received written notice of any, and, to the Knowledge of the Company, there has been no, material default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Applicable Company Contract.

SECTION 3.17. Properties.

(a) Each of the Company and each of the Company Subsidiaries has good and valid (and, with respect to Owned Real Property, insurable) title to, or valid leasehold interests in, all of its Owned Real Property and material Leased Real Property, and other material properties and assets, free and clear of all Liens, except for Permitted Liens.

(b) Section 3.17(b) of the Company Disclosure Letter contains a true, correct and complete list of all real property owned by the Company and each of the Company Subsidiaries (the “Owned Real Property”) as of the date hereof. Except as set forth in Section 3.17(b) of the Company Disclosure Letter, no Person has any outstanding option, right of first offer or right of first refusal to purchase any Owned Real Property.

(c) Section 3.17(c) of the Company Disclosure Letter contains a true, correct and complete list of all real property in which the Company or any Company Subsidiaries has a leasehold interest (the “Leased Property”, and together with the Owned Real Property, the “Real Property”) held under leases, subleases, licenses and/or other types of occupancy agreements (the “Real Property Leases”) as of the date hereof. Other than as set forth in Section 3.17(c) of the Company Disclosure Letter, as of the date hereof none of the Real Property Leases have been amended, modified, supplemented or superseded. Except as set forth in Section 3.17(c) of the Company Disclosure Letter, no rents under any Real Property Lease have been prepaid, except for the current month’s rent. To the Knowledge of the Company, each of the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such material Real Property Leases.

(d) The Real Property constitutes all real properties occupied by the Company and the Company Subsidiaries in connection with their business.

(e) To the Knowledge of the Company, no zoning or similar land use restrictions are currently in effect or proposed by any Governmental Entity that would materially impair the operation of the Company’s or any Company Subsidiary’s business as currently conducted or which would materially impair the use, occupancy and enjoyment of any of the Real Property in any material respect. Since June 30, 2009, the Company has not received any written notice from any Person with regard to (i) material encroachments on or off the Real Property, or (ii) material defects in the good and valid title of the Real Property. Neither the Company nor any Company Subsidiary has been named as a party in any material claim or right of adverse possession by any third party with respect to the Real Property. To the Knowledge of the Company, no portion of the Real Property is subject to any pending sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Governmental Entity, and no such sale, condemnation, expropriation or taking has been proposed.

(f) For purposes of this Agreement, “Permitted Liens” means: (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books; (ii) mechanic’s, materialman’s, supplier’s, vendor’s, purchase money security interests or similar Liens arising in the ordinary course of business or which is a statutory Lien securing payments not yet due; (iii) any statutory or contractual lien in favor of the landlord or grantor in connection with any Real Property Lease; (iv) zoning, building and other similar restrictions that do not, individually or in the aggregate, materially interfere with the value or current use of any real property; (v) any easement, covenant, right-of-way or other similar restriction recorded in the appropriate recorder’s office in each case that does not materially detract from the value of any real property or materially interfere with the use thereof; (vi) any Lien securing existing Indebtedness of the Company or a Company Subsidiary; (vii) any Lien that does not materially impair, and would not reasonably be expected to materially impair, the value, marketability, or continued use of the property subject to such Lien, and (viii) any Lien which is specifically disclosed on the consolidated balance sheet of the Company as of December 31, 2009, as set forth in the Company’s Form 10-Q for the period then ended, and (ix) Liens listed in Schedule 3.17(f) of the Company Disclosure Letter.

SECTION 3.18. Intellectual Property.

(a) Except as set forth in Section 3.18(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, domain names and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) that are used in or held for use in the conduct of the business of the Company or any Company Subsidiary, except as would not, individually or in the aggregate, be material to the business of the Company and the Company Subsidiaries, taken as a whole.

(b) Except as set forth in Section 3.18(b) of the Company Disclosure Letter and except as would not, individually or in the aggregate, be material to the business of the Company and the Company Subsidiaries, taken as a whole, the operation of the business of the Company or any Company Subsidiary does not infringe, misappropriate or violate any third party Intellectual Property Rights.

(c) Section 3.18(b) of the Company Disclosure Letter sets forth a description of (i) all material registered Intellectual Property Rights owned by the Company and any of the Company Subsidiaries, and applications therefor, and (ii) all other Intellectual Property Rights that are material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(d) Except as set forth in Section 3.18(d) of the Company Disclosure Letter, to the Knowledge of the Company, no Person is infringing the rights of the Company or any of the Company Subsidiaries in any material respect with respect to any Intellectual Property Right.

SECTION 3.19. Labor Matters.

(a) There are no, and since January 1, 2007, there have been no, collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound. Since January 1, 2007, to the Knowledge of the Company, there has been no material labor union organizing activity or labor negotiations with any labor organization, or any actual or threatened material employee strikes, work stoppages, picketing, leafleting, boycotts, slowdowns or lockouts at the Company or any Company Subsidiary. Since January 1, 2007, no election or proceeding relating to the labor relations of the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened and, since January 1, 2007, no material unfair labor practice, charge or grievance has been filed against or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.

(b) Except as disclosed in Section 3.19(b) of the Company Disclosure Letter, there are no pending or, to the Knowledge of the Company, threatened material charges or complaints, and since January 1, 2007, there have been no material charges or complaints, of (i) unlawful harassment or discrimination, (ii) failure to pay wages or benefits owed, or (iii) any other labor or employment controversies of any kind, pending or threatened between the Company or any Company Subsidiary and any of their respective employees or their representatives. Since January 1, 2007, except as set forth in Section 3.19(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary: (x) has been found by a Governmental Entity to be in violation in any material respect of any Laws relating to employees or other labor-related matters; (y) is a party to, or otherwise bound by, any Consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors, or employment practices; and (z) has not been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL or other similar Governmental Entity, or subject to material fines, penalties, or assessments associated with such audits or investigations.

(c) Neither the Company nor any Company Subsidiary, taken as a whole, has any material liability, whether absolute or contingent, including any material obligations under any Benefit Plan, with respect to any misclassification of any Person under any wage and hour laws, including any misclassification as an independent contractor or consultant rather than as an employee.

(d) To the Knowledge of the Company, as of the date hereof and as of the Closing Date, all of the employees of the Company and each Company Subsidiary are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.

(e) Since January 1, 2010, neither the Company nor any Company Subsidiary has experienced or effected a “plant closing” or “mass layoff,” as defined by the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (“WARN”) or any similar state or local Laws. Since January 1, 2007, neither the Company nor any Company Subsidiary has incurred any material liability or obligation that remains unsatisfied under WARN or any similar state or local Laws.

SECTION 3.20. Affiliate Transactions.  Except as disclosed in Sections 3.10(a) (including any agreement that would otherwise be required to be disclosed in Section 3.10(a) of the Company Disclosure Letter except for the fact that it is an immaterial contract), 3.17 and 3.20 of the Company Disclosure Letter, there are no transactions, arrangements, understandings or Contracts between the Company and the Company Subsidiaries, on the one hand, and (i) any of their respective officers, directors, employees, or Affiliates (other than wholly-owned Company Subsidiaries) or (ii) Persons with whom such transaction, arrangement, understanding or Contract would be required to be disclosed under Item 404 of Regulation S-K of the SEC, in each case, on the other hand.

SECTION 3.21. Warranties of Products; Products Liability; Regulatory Compliance.  As of the date hereof and to the Knowledge of the Company:

(a) Except to the extent written down on the books of account of the Company or reserved against thereon, the products manufactured, sold, distributed, used or held in inventory by the Company or any Company Subsidiary (including all documentation furnished in connection therewith) are free from material defects in workmanship and materials, and conform in all material respects with all customary and reasonable standards for products of such type.

(b) No Governmental Entity regulating the manufacture, sale, distribution or use of any of the products manufactured, sold, distributed, used or held in inventory by the Company or any Company Subsidiary (including all documentation furnished in connection therewith) has, since January 1, 2007, requested in writing that any such product be removed from the market, that substantial new product testing be undertaken as a condition to the continued manufacturing, selling, distribution or use of any such product or that such product be modified in any material respect.

SECTION 3.22. Receivables.  As of the date hereof, to the Knowledge of the Company, except to the extent to which adequate reserves have been established on the Company’s consolidated balance sheet as of December 31, 2009 (as adjusted for the passage of time through the date of this Agreement), all accounts receivable of the Company or any Company Subsidiary (a) arose from, and on the Closing Date will have arisen from, sales of goods and/or services actually made or performed, (b) represent valid obligations of the applicable Company customer, and are not subject to any asserted, or, threatened contest, claim, or right of set-off, other than returns and adjustments in the ordinary course of business, and (c) are good and collectible in the ordinary course of business consistent with past practice at the aggregate recorded amounts thereof.

SECTION 3.23. Customers.  As of the date hereof, to the Knowledge of the Company, there is no reason to believe that the benefits of the business relationship with any material customers of the Company and the Company Subsidiaries, taken as a whole will not continue after the Closing in substantially the same manner as existed prior to the Closing.

SECTION 3.24. Suppliers.  As of the date hereof, to the Knowledge of the Company, there is no reason to believe that the benefits of the business relationship with any material suppliers of the Company and the Company Subsidiaries, taken as a whole, will not continue after the Closing in substantially the same manner as existed prior to the Closing.

SECTION 3.25. Inventory.  As of the date hereof, to the Knowledge of the Company, the raw materials, work in process, supplies and finished goods included in the inventory of the Company and the Company Subsidiaries consists, in all material respects, of items of a quality and quantity usable and saleable in the ordinary course of business consistent with past practices. As of the date hereof, to the Knowledge of the Company, the finished goods included in the inventory are not obsolete, damaged or defective in any material respect, subject only to any reserve for inventory recorded in the Company’s consolidated balance sheet as of December 31, 2009, as set forth in the Company’s Form 10-Q for the period then ended, as adjusted for the passage of time through the date of this Agreement.

SECTION 3.26. Insurance.  Section 3.26 of the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Company Subsidiary as of the date of this Agreement and all such policies have been made available to Parent for review prior to the date hereof. With respect to each such insurance policy listed on Section 3.26 of the Company Disclosure Letter, except as would not, or would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole: (i) except for policies that have expired under their terms in the ordinary course and have been replaced by policies with substantially similar coverage, such policy is in full force and effect; (ii) neither the Company nor any Company Subsidiary has received written notice that it is in material breach or default (including any such breach or default with respect to the payment of premiums), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time (or both), would constitute such a material breach or default, or permit termination or material modification, under the policy; and (iii) to the Knowledge of the Company, no notice of cancellation or termination has been received other than in connection with ordinary renewals.

ARTICLE IV

Representations and Warranties of Parent and Sub

Parent and Sub jointly and severally represent and warrant to the Company that, except as set forth in the disclosure letter, dated as of the date of this Agreement, from Parent and Sub to the Company and delivered to the Company on or prior to the date hereof (the “Parent Disclosure Letter”) (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure relates; provided, however, that any information set forth in one section of Parent Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face):

SECTION 4.01. Organization, Standing and Power.  Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority, as applicable, to conduct its businesses as presently conducted. Each of Parent and Sub is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.02. Operations of Parent and Sub.  Each of Parent and Sub was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation, neither Parent nor Sub has carried on any business or conducted any operations other than the execution of this Agreement or the other documents contemplated hereby, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 4.03. Authority; Execution and Delivery; Enforceability.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery and performance by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action, on the part of Parent and Sub. Parent, as sole stockholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 4.04. No Conflicts; Consents.

(a) The execution, delivery and performance by each of Parent and Sub of this Agreement do not, and the consummation of the merger and the other Transactions and compliance with the terms hereof and thereof by Parent and Sub will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the certificate of incorporation or bylaws of Parent or Sub, (ii) any Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any material Order or material Law applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or Order of, or registration, declaration or filing with, or Permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (1) the proxy statement, and (2) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Delaware Secretary and (iii) such other items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.05. Information Supplied.  None of the information included or incorporated by reference in the proxy statement or in a Rule 13E-3 transaction statement on Schedule 13 E-3 (“Schedule 13E-3”), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the date it is first mailed to Company’s stockholders and at the time of the stockholders meeting; provided, however, that no representation or warranty is made by Parent or Sub with respect to any written information that is supplied by the Company or its Representatives specifically for inclusion in the proxy statement.

SECTION 4.06. Financing.  Parent has delivered to the Company true, correct and complete copies of (i) executed commitment letters (as the same may be amended pursuant to Section 6.09(b), the “Debt Financing Commitments”), as set forth in Section 4.06 of the Parent Disclosure Letter, pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”), and (ii) an executed equity commitment letter (the “Equity Financing Commitment,” and together with the Debt Financing Commitment, the “Financing Commitments”), as set forth in Section 4.06 of the Parent Disclosure Letter, pursuant to which ONCAP Investment Partners II, L.P. has committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Equity Financing,” and together with the Debt Financing, the “Financing”). As of the date of this Agreement, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded. Other than as set forth in the Financing Commitments, there are no other written or oral agreements, understandings or Contracts between Parent, Sub or any of their Affiliates and the other parties to the Financing Commitments and their Affiliates that (A) adversely amend or expand upon the conditions precedent to the Financing as set forth in such Financing Commitment, (B) would reasonably be expected to delay or hinder the Closing or (C) reduce the aggregate amount of available Financing. As of the date of this Agreement, (i) the Financing Commitments are in full force and effect and a legal, valid and binding obligation of Parent, Sub and their Affiliates party to such Financing Commitments and, to the knowledge of Parent, the other parties thereto and (ii) neither Parent nor Sub is in breach of any of the terms or conditions set forth therein and, to the knowledge of Parent, no fact, occurrence, condition or event exists or has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth in the Financing Commitments or that would reasonably be expected to cause the commitments provided in the Financing Commitments to be terminated. Parent and Sub have paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date hereof in connection with the Financing Commitments. Subject to the terms and conditions of this Agreement (including the accuracy of the Company’s representations and warranties in Section 3.03 and 3.13), as of the date hereof, the aggregate proceeds contemplated by the Financing Commitments, together with the available cash of the Company on the Closing Date, will be sufficient for Parent and Sub to pay the Merger Consideration, Restricted Share Consideration, and the Option Consideration upon the terms contemplated by this Agreement, and to pay all related fees and expenses associated with the Transactions (including any and all change in control payments), including payment of all amounts under Article II of this Agreement.

SECTION 4.07. Limited Guarantee.  Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Limited Guarantee, dated as of the date hereof, in favor of the Company, in the form provided to the Company concurrent with the execution of this Agreement, with respect to the performance by Parent and Sub, respectively, of their monetary obligations under Section 6.06 of this Agreement. The Limited Guaranty is in full force and effect and a legal, valid and binding obligation of the Guarantor and Guarantor is not in breach of any of the terms or conditions set forth therein.

SECTION 4.08. Investigations; Litigation.

(a) As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened against or directly affecting Parent or Sub that (i) seeks injunctive relief against Parent, Sub or any of their officers or directors, (ii) would reasonably be expected to interfere, in any material respect, with the consummation of the Transactions, including the merger, or (iii) has had or would reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Sub, nor, to the knowledge of Parent, any officer, director or employee of Parent or Sub, has been permanently or temporarily enjoined by any Order of any

Governmental Entity from entering into this Agreement or consummating the Transactions, including the merger, nor, to the knowledge of Parent, is it, Sub, or any officer, director or employee of Parent or Sub under investigation by any Governmental Entity with respect to this Agreement or the consummation of the Transactions, including the merger.

(b) Neither Parent nor Sub has, as of the date hereof, filed any material Action against any Person.

SECTION 4.09. Brokers.  In the event that the merger is not consummated for any reason, no Person shall be entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or any Company Subsidiary arising directly or indirectly in connection with the merger and the other Transactions based upon arrangements made by or on behalf of Parent, Sub or, to the knowledge of Parent, any of their Affiliates.

SECTION 4.10. Lack of Ownership of Company Common Stock.  Except as set forth in Section 4.10 of the Parent Disclosure Letter, neither Parent, Sub or, to the knowledge of Parent, any of their Affiliates beneficially or of record owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. Except for the Voting Agreements, there are no (i) voting trusts or other agreements, arrangements or understandings to which Parent, Sub or, to the knowledge of the Parent, any of their Affiliates is a party or a beneficiary with respect to the voting of the capital stock or other equity interest of the Company, or (ii) agreements, arrangements or understandings to which Parent, Sub or, to the knowledge of Parent, any of their Affiliates is a party or a beneficiary with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the Company Capital Stock. Neither Parent nor Sub, nor, to the knowledge of Parent, any of their Affiliates has been an “interested stockholder” of the Company within the last three years prior to the date of this Agreement as such terms is used in Section 203 of the DGCL.

SECTION 4.11. Antitrust Matters.  No notification is required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) for the consummation of the merger because (a) no “acquiring person” involved in the merger has “annual net sales or total assets” of $12.7 million or more, and (b) no “acquiring person” will “hold an aggregate total amount of voting securities and assets of the acquired person” in excess of $253.7 million (as such terms are used under the HSR Act).

SECTION 4.12. Management Agreements.  Other than the Rollover Agreements and the other agreements set forth in Section 4.12 of the Parent Disclosure Letter, there are no Contracts between Parent or Sub or, to the knowledge of Parent, any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board or any stockholder of the Company, on the other hand, relating to the Transactions or the operations of the Surviving Corporation or the Company Subsidiaries after the Effective Time. Parent has delivered to the Company true, correct and complete copies of all of the Rollover Agreements and the other agreements required to be set forth in Section 4.12 of the Parent Disclosure Letter.

SECTION 4.13. Solvency.  Assuming (a) the satisfaction of the conditions to the Closing set forth in Article VII, (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof, (c) any estimates, projections, or forecasts of the Company have been prepared in good faith based upon reasonable assumptions at the time and (d) the consolidated financial statements of the Company included in the Company SEC Documents fairly present the consolidated financial condition of the Company and the Company Subsidiaries as of the end of the periods covered thereby and the consolidated results of operations of the Company and the Company Subsidiaries for the periods covered thereby, then immediately after giving effect to the Transactions (including the Financings, the payment of the aggregate Merger Consideration, the Restricted Share Consideration and the Option Consideration, and the payment of all related fees and expenses), the Surviving Corporation will be Solvent. For purposes of this Section 4.13, the term “Solvent,” with respect to the Surviving Corporation, means that, immediately following the Effective Time on the Closing Date, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its subsidiaries, taken as a whole, exceeds the sum of (i) the value of all liabilities of the Surviving Corporation and its subsidiaries, taken as a whole, including contingent liabilities, as such terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) the Surviving Corporation and its subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged by Parent following such date, and (c) the Surviving Corporation and its subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature.

SECTION 4.14. No Additional Representations.

(a) Parent and Sub acknowledge that (i) it and its Representatives have received access to certain books and records, facilities, equipment, Contracts and other assets of the Company and that it and its Representatives have had an opportunity to meet with certain management of the Company and to discuss certain aspects of the business of the Company, and (ii) neither Parent, Sub nor any of their Affiliates requires any additional access, meetings or discussions with the Company or its Representatives in order to enter into this Agreement (it being acknowledged and agreed that this representation and warranty shall not in any way amend, modify or otherwise limit the express rights of Parent and its Representatives and obligations of the Company under this Agreement, including Section 6.02).

(b) Parent acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information (including any estimates, projections, forecasts, plans or budgets for the Company or its Subsidiaries) regarding the Company furnished or made available to Parent and its Representatives, except as expressly set forth in Article III (which includes the Company Disclosure Letter), and neither the Company nor any other Person shall be subject to any liability to Parent or any of its Affiliates resulting from the Company’s making available to Parent or Parent’s use of such information provided or made available to Parent or its Representatives, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, other management presentations (formal or informal) (including any estimates, projections, forecasts, plans or budgets for the Company or its Subsidiaries) or in any other form in connection with the Transactions; provided that, notwithstanding the foregoing, nothing in this Section 4.14 shall relieve the Company of any liability for fraud or willful misconduct by the Company or any of its Representatives. Other than the representations and warranties of the Company set forth in Article III (including the Company Disclosure Letter), Parent and Sub acknowledge that neither they nor any of their Affiliates are relying upon any other representations, warranties, statements, projections, estimates, forward looking statements or business plans made by the Company, any Company Subsidiary or any of their employees, officers, directors, agents or Representatives in connection with the determination of Parent and Sub to enter into this Agreement and consummate the Transactions; provided, however, that, notwithstanding the foregoing, nothing in this Section 4.14 shall relieve the Company of any liability for fraud or willful misconduct by the Company or any of its Representatives.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business.

(a) The Company agrees that, from the date of this Agreement to the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Letter, as required by applicable Law, as agreed to in writing by Parent (which consent may be withheld, conditioned or delayed in Parent’s sole discretion), or as expressly required or expressly permitted by this Agreement, (i) the Company shall, and shall cause each Company Subsidiary to, operate its business in the ordinary course of business consistent with past practice, and (ii) the Company shall use commercially reasonable efforts to (i) preserve substantially intact the business, facilities, intellectual capital and organization of the Company and the Company Subsidiaries, (ii) keep available the services of the current officers and key employees and key consultants of the Company and the Company Subsidiaries, (iii) preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other Persons with which the Company or any Company Subsidiary has any material business relations, and (iv) preserve its assets and property in good repair and condition; provided, however, that no action by the Company or any Company Subsidiary with respect to matters specifically addressed by any provision of Section 5.01(b) or Section 5.01(c) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provisions.

(b) The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly required or expressly permitted by this Agreement, except as set forth in Section 5.01 of the Company Disclosure Letter, as required by applicable Law, or as agreed to in writing by Parent (which consent may be withheld, conditioned or delayed in Parent’s sole discretion), the Company shall not, and shall cause the Company Subsidiaries not to, directly or indirectly, take any of the following actions:

(i) amend or otherwise change the Company Charter, Company Bylaws or the equivalent organizational documents of any Company Subsidiary;

(ii) (1) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of Company Capital Stock, any security convertible, exercisable or exchangeable therefor, or any other equity interests or voting securities in or of the Company or any Company Subsidiary, or (2) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or any Company Subsidiary; except (A) with respect to clauses (1) and (2), pursuant to Contracts in effect as of the date hereof (and then only to the extent set forth on Section 5.01 of the Company Disclosure Letter), and (B) with respect to clause (2), for sales or dispositions of inventory or obsolete or excess assets in the ordinary course of business consistent with past practice;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Company Capital Stock (except for dividends by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary), or enter into any agreement with respect to the voting of its Company Capital Stock; provided, that the Company may pay quarterly cash dividends of $0.025 per share of Common Stock if such dividends are declared and paid at times consistent with past practice over the prior 12-month period (i.e., declared on the fourth Friday of the last month of a fiscal quarter and paid three weeks thereafter);

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any class of Company Capital Stock or other equity interests of the Company or any Company Subsidiary, except for purchases and redemptions pursuant to Contracts in effect as of the date hereof;

(v) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the merger);

(vi) terminate, cancel, extend, request or agree to any amendment, waiver or other modification to any Applicable Company Contract, or enter into any Contract that (x) if entered into prior to the date hereof, would constitute an Applicable Company Contract, or (y) would be required to be filed as an exhibit to any filing by the Company under the Exchange Act;

(vii) make, authorize or approve any (A) capital expenditures, or (B) material amendment to the Company’s 2010 budget (as previously provided to Parent prior to the date of this Agreement) or any new budget for any fiscal period, other than in the case of clause (A), in accordance with the Company’s 2010 budget (as previously provided to Parent prior to the date of this Agreement) in an amount not to exceed $500,000 in the aggregate;

(viii) (A) incur any Indebtedness, except for borrowings under the Credit Agreement in amounts, and at times, necessary to fund working capital expenditures and capital expenditures to the extent permitted pursuant to Section 5.01(b)(vii) above (provided that in no event shall the amount of such aggregate borrowings under the Credit Agreement (such amount to exclude any borrowings made to fund an amount equal to the enterprise value of acquisitions permitted by the terms hereof (with such enterprise value to include the net working capital of the target of such acquisition)) at the end of any fiscal month of the Company exceed the amount of aggregate borrowings under the Credit Agreement as set forth in the Company’s 2010 budget (as previously provided to Parent prior to the date of this Agreement) by more than $4,000,000), (B) grant any Lien (other than Permitted Liens) on any material assets or properties of the Company or any Company Subsidiary, or (C) make any loans, advances or capital contributions to Persons other than the Company Subsidiaries except pursuant to Contracts in effect as of the date hereof (and then only to the extent set forth on Section 5.01(b)(viii)(C) of the Company Disclosure Letter);

(ix) (A) grant or agree to grant to any employee, officer or director of the Company or any Company Subsidiary any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, except to the extent required pursuant to Contracts in effect as of the date hereof (and then only to the extent set forth on Section 5.01(b)(ix) of the Company Disclosure Letter), (B) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (C) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan or (D) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Benefit Plan;

(x) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination), or make any debt or equity investment in, any Person or any division thereof, except for any such investments by the Company in a wholly-owned Company Subsidiary or acquisitions or investments of less than $100,000 in the aggregate, other than sales-force acquisitions of less than 10 persons in the aggregate;

(xi) make or change any material Tax election, file any amended material Tax Return, enter into any material closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Company or any Company Subsidiary, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax or change an annual period; or

(xii) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

(c) The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly required or expressly permitted by this Agreement, except as set forth in Section 5.01 of the Company Disclosure Letter, as required by applicable Law, or as agreed to in writing by Parent (which consent, notwithstanding anything to the contrary in Section 5.01(a), shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause the Company Subsidiaries not to, directly or indirectly, take any of the following actions:

(i) create any new Company Subsidiary;

(ii) make any material changes, other than changes required by GAAP or Law, with respect to accounting policies or procedures;

(iii) (A) prepay any material Indebtedness, other than prepayments that may be made without premium or penalty, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or (C) delay or accelerate payment of any account payable in advance of its due date, except, in the cases of clauses (B) and (C) in the ordinary course of business consistent with past practice;

(iv) waive, release, assign, settle or compromise any Action to which the Company or any of the Company Subsidiaries or any of their respective employees or directors, is a party (which shall include, without limitation, any pending or threatened Action arising out of or related to this Agreement or the Transactions, including the merger), which (A) involves the payment of amounts, or assumptions of liabilities, by the Company or any of the Company Subsidiaries, (B) enjoins or restricts the Company or any Company Subsidiary from conducting the business of the Company and the Company Subsidiaries as currently conducted in any material respect, or (C) would or would reasonably be expected to result in a Company Material Adverse Effect; except, in the case of clause (A) for any waiver, release, assignment, settlement or compromise that (1) involves an amount less than $50,000 in excess of applicable insurance coverage, deductibles and any self-insured retentions, (2) includes a full release of the Company, each

Company Subsidiary, and their respective Affiliates and Representatives, (3) imposes no material ongoing obligations or restrictions of any type on any of Parent, the Company, any Company Subsidiary, or their respective Affiliates and Representatives and (4) is so resolved in the ordinary course of business;

(v) enter into a new line of business or make any material change in the line of business in which it engages as of the date of this Agreement;

(vi) except in the ordinary course of business or as would not, or would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, cancel, surrender, allow to expire or fail to renew, any Permits;

(vii) fail to use commercially reasonable efforts to prevent any material insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except for ordinary course terminations and cancellations of such policies that are being replaced with policies providing for substantially equivalent coverage; or

(viii) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

(d) Other Actions.  The Company and Parent, as applicable, shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to take or not omit to take any action the taking or failure of which to take would reasonably be expected to result in any other condition to the merger set forth in Article VII not being satisfied.

SECTION 5.02. No Solicitation.

(a) Notwithstanding anything else in this Section 5.02 (but otherwise subject to the terms of this Agreement), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Central Time) on the date that is 30 days after the date of execution of this Agreement (the “Original Solicitation Period End Date”), as such date may be extended to the Solicitation Period End Date (as defined below) with respect to only a Continuing Party pursuant to the second proviso of this Section 5.02(a), the Company, and any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, and any Affiliate of, the Company or any Company Subsidiary shall be permitted (acting under the direction of the Company Board, or, if applicable, the special committee) to (i) directly or indirectly solicit, initiate or encourage the submission of a Company Takeover Proposal and (ii) directly or indirectly participate in discussions or negotiations regarding, and furnish to any Person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal; provided, however, that (A) the Company shall not, nor shall it authorize or permit any Company Subsidiary, Representative or Affiliate of the Company or any Company Subsidiary to: (i) provide to any Person any non-public information with respect to the Company or any Company Subsidiary without first entering into an Acceptable Confidentiality Agreement with such Person, (ii) grant any waiver, amendment or release under any standstill or confidentiality agreement, or anti-takeover Laws, or (iii) approve or enter into any letter of intent, memorandum of understanding, agreement in principle, commitment, merger agreement, acquisition agreement or similar agreement relating to any Company Takeover Proposal or that conflicts with this Agreement or requires or would reasonably be expected to require, the Company to abandon this Agreement (each, an “Acquisition Agreement”) other than an Acceptable Confidentiality Agreement or a non-binding letter of intent or term sheet entered into prior to the Original Solicitation Period End Date described in clause (B) of the second proviso of this Section 5.02(a), and (B) the Company shall promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to such Person, its Representatives or Affiliates which was not previously provided to Parent, its Representatives or Affiliates; and provided, further, that the Solicitation Period End Date shall be extended until the date provided in the immediately following sentence solely with respect to any Person (a “Continuing Party”) that has submitted to the Company a bona fide detailed written Company Takeover Proposal prior to the end of the Original Solicitation Period End Date that (1) shall (A) provide that each issued and outstanding share of Company Common Stock shall be converted into the right to receive in excess of $13.55, (B) include a non-binding letter of intent or term sheet reflecting the material terms of such Company Takeover Proposal (which the Company may or may not sign), (C) include a draft merger agreement (which may be provided in the form of this Agreement marked to show a draft of the changes such Continuing Party proposes to make to this Agreement), (D) include a detailed non-binding term sheet setting forth the proposed terms of any proposed equity and/or debt financing required to fund the purchase price in connection with any such Company Takeover Proposal, and (E) include any draft voting or other ancillary agreements with the Company or any of its Affiliates that comprise a material component of such Company Takeover Proposal and (2) the Company Board (or, if applicable, the special committee), determines, by 11:59 p.m. (Central Time) on the day that is two (2) calendar days after the Original Solicitation Period End Date (the “Continuing Party Determination Date”), in good faith, after consultation with its outside counsel and its independent financial advisors, is a Superior Company Proposal or would reasonably be expected to lead to a Superior Company Proposal by or prior to 11:59 p.m. (Central Time) on the date that is 45 days after the execution of this Agreement as such date may be extended with respect to a particular Continuing Party pursuant to the following sentence (the “Solicitation Period End Date”). The Original Solicitation Period End Date solely with respect to any such Continuing Party shall be deemed to be extended until, and terminate at, the Solicitation Period End Date, unless on or prior to such date, the Company shall have delivered a Superior Proposal Notice with respect to a Superior Company Proposal proposed by such Continuing Party pursuant to Section 8.05(b) hereof, in which case the Solicitation Period End Date solely with respect to such Continuing Party shall be deemed to be extended until, and shall terminate on, 11:59 p.m. (Central Time) on the date that is two (2) Business Days following the last day of the last Notice Period (including any new Notice Period(s) that may be required if any Continuing Party makes any modification to the financial terms or other material terms of a Company Takeover Proposal prior to the Solicitation Period End Date as extended hereby) described in Section 8.05(b) relating to such Superior Company Proposal. Notwithstanding anything in this Section 5.02(a) to the contrary, any Continuing Party shall cease to be a Continuing Party for all purposes hereunder at such time as any bona fide detailed written Company Takeover Proposal made by such Continuing Party is withdrawn, terminated, expires or at any time fails to satisfy the requirements of this Section 5.02(a) in all respects, with respect to the terms of clause (1)(A) of the second proviso of the first sentence of this Section 5.02(a), and otherwise in all material respects.

(b) Subject to the terms hereof (including Section 5.02(a) with respect to a Continuing Party and Sections 5.02(c), 5.02(d) and 8.05), from the day following the Original Solicitation Period End Date until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, nor shall it authorize or permit any Company Subsidiary, or any Representative or Affiliate of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate, propose, encourage, facilitate or induce any inquiries, discussions, proposals, indications of interest, submissions or announcements of any Company Takeover Proposal, or take any other action to encourage, facilitate or assist any inquiries or discussions, or the making of any proposal, indication of interest, submission or announcement, in each case, that constitutes or could reasonably be expected to lead to, any Company Takeover Proposal, (ii) approve or enter into any Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) directly or indirectly participate or engage in any discussions or negotiations regarding any Company Takeover Proposal, (iv) furnish to any Person (other than Parent, Sub or any Representative of Parent or Sub) any non-public information relating to the Company or any of the Company Subsidiaries, or afford to any Person (other than Parent, Sub and any Representatives of Parent and Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of the Company Subsidiaries, in any such case, which could reasonably be expected to induce the making, proposal, submission or announcement of, or which could reasonably be expected to encourage, facilitate or assist, a Company Takeover Proposal or any inquiries or discussions, or the making of any proposal, indication of interest, submission or announcement, in any such case, which could reasonably be expected to lead to a Company Takeover Proposal (it being acknowledged and agreed by Parent that the terms of this clause (iv) shall not be deemed breached by any disclosure by the Company of non-public information in the ordinary course of business consistent with past practice to any customer or supplier solely in its capacity as a customer or supplier and not in the context of a Company Takeover Proposal, it being further acknowledged and agreed that any provision of such information to any customer or supplier when acting in the capacity of a potential maker of a Company Takeover Proposal shall be deemed a breach of the terms of this clause (iv) (unless such information is provided pursuant to and in compliance with the terms of Section 5.02(c)), or (v) grant any waiver, amendment or release under any standstill or confidentiality agreement, or anti-takeover Laws, or otherwise take any action with the primary purpose of facilitating any effort or attempt by any Person to make a Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Company Subsidiary, Representative or Affiliate of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.02(b) by the Company. Subject to Section 5.02(a) (with respect to only a Continuing Party) and Section 5.02(c), beginning on the day following the Original Solicitation Period End Date, the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion, negotiation or other action permitted by Section 5.02(a) conducted by the Company, any Company Subsidiary or any of their respective Representatives or Affiliates regarding any proposal that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (other than with respect to a Person that is then a Continuing Party). The Company shall, (X) on the Continuing Party Determination Date, deliver a written notice to each Person that submitted a Company

Takeover Proposal prior to the Original Solicitation Period End Date (other than with respect to a Person that is, as of such date, a Continuing Party, or with respect to a Person which has made a Company Takeover Proposal and with which the Company would be allowed to participate in discussions and negotiations with respect to such Company Takeover Proposal pursuant to and in accordance with Section 5.02(c), and subject to the last sentence of Section 5.02(a)) to the effect that, the Company is ending all discussions and negotiations with such Person with respect to any Company Takeover Proposal, effective on and from such date, and the notice shall also request that such Person promptly return or destroy all confidential information concerning the Company and the Company’s Subsidiaries, and (Y) provide Parent with (A) the number of Persons that have been qualified as Continuing Parties and (B) copies of all documents referred to in clauses (B) through (E) of the second proviso in Section 5.02(a); provided, however, that, subject to Section 5.02(e) and Section 8.05(b), the Company may (1) limit the identity of the Continuing Party to whether it is a strategic or financial Person (including making any necessary redactions in any of the copies referred to in clause (B) above) and (2) exclude the identity of the financing sources, and pricing terms of the financing proposed to be provided by such financing sources, in connection with the Company Takeover Proposal proposed by any such Continuing Party.

(c) Notwithstanding anything to the contrary in Section 5.02(b), but subject to the other terms of this Agreement (including Section 5.02(a) and Sections 5.02(d), 5.02(f) and 8.05) from the day after the Original Solicitation Period End Date to the date on which the Company Stockholder Approval is received, the Company may in response to an unsolicited, bona fide written Company Takeover Proposal which did not result from a breach of Section 5.02, and which the Company Board (acting through the special committee, if applicable) determines, in good faith, (1) after consultation with its outside counsel and its independent financial advisors, constitutes or would reasonably be expected to lead to, a Superior Company Proposal and (2) would be reasonably likely to result in a breach of their fiduciary duties to the Company’s stockholders if they fail to take the actions described in clauses (x) and (y) below, take the following actions (or instruct their Representatives to take the following actions): (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement and (y) participate in discussions or negotiations with such Person, its Representatives and Affiliates regarding any such Company Takeover Proposal. The parties agree that nothing herein shall prevent the Company or its Representatives from directing any Persons to this Agreement from the day following the Original Solicitation Period End Date until the receipt of the Company Stockholder Approval or, if earlier, the date of termination of this Agreement pursuant to the terms hereof.

(d) Subject to Section 8.01(d) and 8.01(f), commencing on the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, neither the Company nor the Company Board (acting through the special committee, if applicable) nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent or Sub, or propose publicly to withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent or Sub, or change to a neutral position or no position, the Company Board Recommendation, (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, or publicly take a neutral position or no position with respect to, any Company Takeover Proposal, (iii) make any public statement or take any public action in connection with the Company Stockholders Meeting that is inconsistent with the Company Board Recommendation, or (iv) fail to include the Company Board Recommendation in the proxy statement (any of the actions or events described in clauses (i) through (iv), an “Adverse Recommendation Change”). Notwithstanding anything in this Section 5.02(d) to the contrary (but otherwise subject to the terms of this Agreement), at any time prior to receipt of the Company Stockholder Approval, the Company Board (or, if applicable, the special committee) may, make an Adverse Recommendation Change: (i) in response to a Superior Company Proposal, but only after compliance with Section 8.05(b); or (ii) in response to an Intervening Event if, but only if (A) a majority of the directors of the Company Board (acting through the special committee, if applicable) shall have determined in their good faith judgment, after consultation with outside legal counsel and consultation with an independent financial advisor, that the failure to make an Adverse Recommendation Change in response to such Intervening Event would result or would reasonably be expected to result in a breach of their fiduciary duties to the stockholders of the Company under the DGCL (any such determination, an “Intervening Event Determination”); (B) the Company promptly, but in any event within one (1) day of making any Intervening Event Determination, notifies Parent in writing that the Company Board (acting through the special committee, if applicable) has made an Intervening Event Determination (any such notice, an “Intervening Event Notice”) and provides Parent with a description of the Intervening Event in reasonable detail; (C) for a period of at least five (5) days following receipt by Parent of an Intervening Event Notice (such time period, the “Intervening Event Notice Period”), the Company has, if requested by Parent, negotiated in good faith with

Parent to permit Parent to make a proposal or to amend the terms of the Transactions or this Agreement; (D) at the end of the Intervening Event Notice Period, and taking into account any proposals (including any proposal to amend the terms of the Transactions or this Agreement) made by Parent since receipt of the Intervening Event Notice (a “Parent Intervening Event Proposal”), such Intervening Event is continuing and the Company Board (or the special committee, if applicable) has again made a Intervening Event Determination in connection with such Intervening Event (it being understood and agreed that if, in light of any Parent Intervening Event Proposal, the Company Board (or the special committee, if applicable) is no longer able to make a Intervening Event Determination with respect to such Intervening Event, then the Company shall immediately enter into an amendment to this Agreement with Parent and Sub that embodies the terms of such Parent Intervening Event Proposal); and (E) the Company is in compliance in all material respects with this Section 5.02(d) with respect to such Intervening Event (provided, that the Company acknowledges and agrees that any material change to the Intervening Event shall constitute a new Intervening Event and shall require a new compliance with the terms and conditions of this Section 5.02(d) (and, for the avoidance of doubt, shall require a new Intervening Event Notice Period)); or (iii) in circumstances other than in response to an Intervening Event or a Superior Company Proposal (any Adverse Recommendation Change made pursuant to this clause (iii) of this second sentence of Section 5.02(d), a “Non-Intervening Event Adverse Recommendation Change”), but only if (A) a majority of the directors of the Company Board (or the special committee, if applicable) shall have determined in their good faith judgment, after consultation with outside legal counsel and independent financial advisors, that the failure to make a Non-Intervening Event Adverse Recommendation Change would result or would reasonably be expected to result in a breach of their fiduciary duties to the stockholders of the Company under the DGCL (any such determination, a “Non-Intervening Event Adverse Recommendation Change Determination”); (B) the Company promptly, but in any event within one (1) day of making any Non-Intervening Event Adverse Recommendation Change Determination, notifies Parent in writing that the Company Board (or the special committee, if applicable) has made a Non-Intervening Event

Adverse Recommendation Change Determination pursuant to this clause (iii) of this second sentence of Section 5.02(d) (any such notice, an “Non-Intervening Event Adverse Recommendation Change Notice”) and provides Parent with a description of the Company Board’s (or the special committee’s, if applicable) reasons for making such Non-Intervening Event Adverse Recommendation Change Determination in reasonable detail; (C) for a period of at least five (5) days following receipt by Parent of an Non-Intervening Event Adverse Recommendation Change Notice (such time period, the “Non-Intervening Event Adverse Recommendation Change Notice Period”), the Company has, if requested by Parent, negotiated in good faith with Parent to permit Parent to make a proposal or to amend the terms of the Transactions or this Agreement; (D) at the end of the Non-Intervening Event Adverse Recommendation Change Notice Period, and taking into account any proposals (including any proposal to amend the terms of the Transactions or this Agreement) made by Parent since receipt of the Non-Intervening Event Adverse Recommendation Change Notice (a “Parent Non-Intervening Adverse Recommendation Change Proposal”), the Company Board (or the special committee, if applicable) has again made a Non-Intervening Event Adverse Recommendation Change Determination (it being understood and agreed that if, in light of any Parent Non-Intervening Event Adverse Recommendation

Change Proposal, the Company Board (or the special committee, if applicable) is no longer able to make a Non-Intervening Event Adverse Recommendation Change Determination, then the Company shall immediately enter into an amendment to this Agreement with Parent and Sub that embodies the terms of such Parent Non-Intervening Event Adverse Recommendation Change Proposal); and (E) the Company is in compliance in all material respects with this Section 5.02(d) with respect to such Non-Intervening Event Adverse Recommendation Change Determination (provided, that the Company acknowledges and agrees that any material change to the Company Board’s (or the special committee’s, if applicable) reasons for making a Non-Intervening Event Adverse Recommendation Change Determination shall require a new compliance with the terms and conditions of this clause (iii) of this second sentence of Section 5.02(d) (and, for the avoidance of doubt, shall require a new Non-Intervening Event Adverse Recommendation Change Notice Period)).

(e) Notwithstanding anything to the contrary in Section 5.02(b) (but otherwise subject to the terms of this Agreement), the Company shall, (x) prior to the Original Solicitation Period End Date (or the Solicitation Period End Date with respect to a Continuing Party), periodically advise Parent of the existence, but not the terms or conditions of, any inquiries, discussions, indications of interest, submissions or announcements that could reasonably be expected to lead to a Company Takeover Proposal (including whether the Person making or initiating such inquiry, discussions, indication of interest, submission or announcement is a strategic or financial buyer) received at a price per share in excess of $13.55 per share of Company Common Stock (or, if applicable, with respect to a Company Takeover Proposal that does not ascribe a particular price per share, total consideration expected to be paid to the Company’s stockholders in excess of an amount equal to such price per share multiplied by the amount of all outstanding shares of Company Common Stock) and (y) following the Original Solicitation Period End Date (or the Solicitation Period End Date with respect to a Continuing Party), promptly (i) advise Parent of any inquiries, discussions, proposals, indications of interest, submissions or announcements with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal, (ii) provide Parent with the identity of the Person making or initiating any Company Takeover Proposal, inquiry, discussions, indication of interest, submission or announcement of interest and the financial and other material terms of any such Company Takeover Proposal, (iii) keep Parent reasonably informed of the status of any Company Takeover Proposal, inquiry, discussions, proposal, indication of interest, submission or announcement (including any change to the financial terms and any material change to any other material terms), (iv) provide Parent with a copy of any such written Company Takeover Proposal, inquiries, proposals, indications of interest or submissions and any draft agreements relating to such Company Takeover Proposal, inquiries, proposals, indications of interest or submissions promptly following the receipt by or distribution by the Company or the Company Board thereof, and (v) provide Parent with copies of any non-public information concerning the Company or any Company Subsidiary that is provided to such Person, its Representatives or Affiliates which was not previously provided to Parent promptly after the time at which such materials are provided to such Person, its Representatives or Affiliates.

(f) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or 14d-9 promulgated under the Exchange Act or from making any disclosure required under applicable Law to the Company’s stockholders if, in the good faith judgment of the Company Board (or the special committee, if applicable), after consultation with its outside counsel, failure so to disclose would reasonably be likely to constitute a breach of its fiduciary obligations or any applicable disclosure obligations under applicable Law; provided, however, that any disclosure that constitutes a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act shall not be deemed to be an Adverse Recommendation Change (including for purposes of Section 8.01(d)(i)) so long as it expressly publicly reaffirms at the time of such disclosure the Company Board Recommendation (and any failure to so expressly publicly reaffirm (including by taking a neutral position or no position with respect to this Agreement or the Transactions) at the time of such disclosure of the Company Board Recommendation shall be deemed to constitute an Adverse Recommendation Change hereunder). Notwithstanding the foregoing, none of the Company, the Company Board (or the special committee, if applicable) or any committee thereof shall effect an Adverse Recommendation Change except in accordance with and in compliance with the terms of Section 5.02(d).

(g) For purposes of this Agreement:

“Company Takeover Proposal” means any bona fide proposal or offer (whether or not written) from any Person or “group” (as defined under Section 13(d) of the Exchange Act, a “Group”)) (including from any stockholder of the Company or any of such stockholder’s Affiliates, but other than from Parent, Sub or any of their respective Affiliates) relating to, or that could reasonably be expected to lead to, any direct or indirect (i) acquisition, purchase, merger, consolidation, business combination, share exchange, joint venture, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company; (ii) issuance of, or acquisition or purchase, whether by merger, consolidation, business combination, share exchange, joint venture, tender offer, exchange offer or otherwise of, 20% or more of the outstanding Company Common Stock or any other class of voting stock (or securities convertible into or exchangeable for voting stock) of the Company, or 20% or more of any class of voting stock (or securities convertible into or exchangeable for voting stock) of any Company Subsidiary; (iii) acquisition in any manner, whether by merger, consolidation, business combination, share exchange, joint venture, lease, mortgage, pledge or otherwise (including through any arrangement having substantially the same economic effect as a sale of assets), of assets, subsidiaries or businesses that represent or constitute more than 20% of the assets, net revenues or net income of the Company and the Company Subsidiaries, taken as a whole; or (iv) combination of any the transactions described in clauses (i) through (iii) of this definition, in each case in one or a series of related transactions, and in each case other than the Transactions.

“Superior Company Proposal” means a bona fide written Company Takeover Proposal that was not solicited in violation of Section 5.02 and that the Company Board (or, if applicable, the special committee) in good faith determines by a majority vote, (i) is on terms and conditions that are more favorable from a financial point of view to the holders of Company Common Stock than the Transactions, after (a) receiving the advice of an independent financial advisor and consultation with outside counsel, (b) taking into account legal (with the advice of outside counsel), financial, regulatory or other aspects of such proposal and any other relevant factors that the Company Board (or, if applicable, the special committee) determines relevant, and (c) taking into account any proposal by Parent to amend the terms of the merger or any of the Transactions, (ii) that is reasonably capable of being completed without unreasonable delay relative to the consummation of the Transactions (taking into account all financial, regulatory, legal and other aspects of such proposal) and (iii) that, to the extent financing is required, is fully financed by means of an executed customary commitment letter from a reputable Person that has agreed, subject to the terms and conditions in such executed commitment letter, to provide or cause to be provided the debt amounts set forth therein; provided, that, for purposes of this definition of “Superior Company Proposal,” references in the term “Company Takeover Proposal” to “20%” shall instead be deemed to be references to “51%”.

“Intervening Event” means a material favorable change in the business of the Company and the Company Subsidiaries, taken as a whole, arising after the date of this Agreement, which is (i) unknown to, nor reasonably foreseeable by, the Company, the Company Board, or the special committee, if applicable, as of or prior to the date of this Agreement and (ii) becomes known to or by the Company, the Company Board, or the special committee, if applicable, prior to the receipt of the Company Stockholder Approval; provided, however, that in no event shall the receipt of a Company Takeover Proposal or Superior Company Proposal constitute an Intervening Event.

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Proxy Statement; Stockholders Meeting.

(a) The Company shall, as soon as reasonably practicable following the date of this Agreement (but in any event within 20 Business Days after the date hereof), prepare and file with the SEC the proxy statement in preliminary form, and the Company and Parent shall, as soon as reasonably practical following the date of this Agreement (but in any event within 20 Business Days after the date hereof) jointly prepare and file with the SEC the Schedule 13E-3, subject, in each case, to the Company or the Parent receiving all necessary information from the other, its Affiliates and other third parties required to be provided in the proxy statement or the Schedule 13E-3. Parent and Sub shall provide the Company with information the Company reasonably requests for inclusion in the proxy statement, and Parent, Sub and the Company shall cooperate in the preparation of the Schedule 13E-3. The Company and Parent shall each use their reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company and Parent shall notify each other promptly, and in any event within one (1) Business Day, of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the proxy statement or the Schedule 13E-3, or for additional information, and shall supply each other with copies of all correspondence between the Company or Parent, or any of their respective Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the proxy statement, the Schedule 13E-3 or the Transactions contemplated hereby. The Company shall use its reasonable best efforts to prepare and file with the SEC the definitive proxy statement and to cause the definitive proxy statement to be mailed to the Company’s stockholders as promptly as practicable. The Company (and, in the case of the Schedule 13E-3, the Company and Parent jointly) shall cause the proxy statement and the Schedule 13E-3 to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NASDAQ National Market. If at any time prior to receipt of the Company Stockholder Approval, any information relating to the Company, Parent, Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, that the Company or Parent determines should be set forth in an amendment or supplement to the proxy statement or the Schedule 13E-3, so that the proxy statement or the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment, supplement or other filing incorporated by reference into the proxy statement or the Schedule 13E-3 describing such information shall be filed by the Company (or, in the case of the Schedule 13E-3, jointly by the Company and Parent) with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company, in each case, as promptly as reasonably practicable. Notwithstanding the foregoing, prior to filing or mailing the preliminary or definitive proxy statement (or, in each case, any amendment or supplement thereto) or responding to the comments of the SEC or its staff with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all reasonable comments proposed by Parent.

(b) The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as practicable after the SEC clears the proxy statement, and in any event shall hold the Company Stockholder Meeting within 30 days after the proxy statement is mailed to its stockholders (unless a delay is required to comply with applicable Law (including in connection with the required dissemination of a material amendment or supplements to the proxy statement or the Schedule 13E-3)), for the purpose of obtaining the Company Stockholder Approval in connection with this Agreement and the Transactions, including the merger. Unless the Company Board shall have made an Adverse Recommendation Change, the Company shall, through the Company Board (or the special committee, if applicable), recommend to its stockholders that they give the Company Stockholder Approval and shall cause such recommendation to be included in the proxy statement. The Company shall take all lawful action to obtain the Company Stockholder Approval by the requisite vote of the Company’s stockholders, including (i) postponing or adjourning the Company Stockholder Meeting to obtain a quorum, (ii) using reasonable efforts to solicit proxies (including through the hiring of a nationally recognized proxy solicitor if reasonably requested by Parent), (iii) calling, giving notice of, convening and holding the Company Stockholder Meeting following a postponement of any previously called Company Stockholder Meeting (provided in no event shall the Company be obligated to hold more than one Company Stockholder Meeting) (iv) consulting with, and providing updates to, Parent, upon Parent’s reasonable request, and (v) taking such other actions as Parent may reasonably request. At the Company Stockholder Meeting, no matters shall be noticed or submitted to the stockholders other than the matters to be considered in connection with obtaining the Company Stockholder Approval or a proposal to adjourn or postpone the meeting, including for purposes of soliciting additional proxies in order to obtain the Company Stockholder Approval. Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VIII, the Company shall submit this Agreement to its stockholders at the Company Stockholder Meeting even if (x) there has occurred the commencement, proposal, disclosure or other communication of any Company Takeover Proposal or (y) the Company Board (or the

special committee, if applicable) shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected an Adverse Recommendation Change or proposed or announced any intention to do so.

SECTION 6.02. Access to Information; Confidentiality.

(a) The Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and its Representatives and Affiliates, reasonable access, during normal business hours during the period prior to the Effective Time, to its and the Company Subsidiaries’ properties, books, Contracts, customers, suppliers, commitments, personnel and records and, during such period (provided, that any communications by Parent with or to any customer or supplier of the Company or any Company Subsidiary shall be subject to the Company’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed) and the Company shall be entitled to be represented at any meetings, discussions, conference calls, or other communications between Parent, its Representatives or Affiliates and any such customers or suppliers), and during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the federal or state securities Laws, (ii) copies of the unaudited monthly consolidated balance sheet of the Company for the month then ended and the related statements of earnings and cash flows in such form and promptly following such time as they are provided to the Company Board and (iii) all other information concerning its business, properties and personnel as such other party may reasonably request. No information provided to or obtained by Parent or any of its Representatives (whether pursuant to this Section 6.02 or otherwise) shall be deemed to modify the terms of any representation or warranty of the Company made in this Agreement.

(b) Notwithstanding the foregoing, the Company shall not be required to afford access to its and the Company Subsidiaries’ properties, books, Contracts, commitments, personnel, records, customers and suppliers pursuant to this Section 6.02 if it would unreasonably disrupt the operations of the Company or any of the Company Subsidiaries, would constitute a violation of any applicable Law or any Contract to which the Company or any of the Company Subsidiaries is a party, or would cause a loss of a legal privilege to the Company or any of the Company Subsidiaries, nor shall Parent or any of its Representatives be permitted to perform any invasive environmental study with respect to any property of the Company or any Company Subsidiary.

(c) All information exchanged or collected pursuant to Section 6.02(a) shall be subject to the Confidentiality Agreement.

SECTION 6.03. Reasonable Efforts; Notification.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, Consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Entity, (ii) the obtaining of all necessary Consents or waivers from third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement, (iv) preventing the entry of any Order of the type set forth in Section 7.01(b) and appealing as promptly as possible any such Order that may be entered, and (v) having discussions with any Person who has made a demand for appraisal of the type that would give rise to a right of termination of this Agreement by Parent under Section 8.01(h) regarding such demand in an effort to have such Person withdraw such demand; provided that this Section 6.03(a) shall not be construed to require any party hereto to make or commit to make any payments (other than de minimus payments) or incur or commit to incur any additional obligations (other than de minimus obligations) to obtain any Consent or waiver from any Person. In furtherance and not in limitation of the foregoing, the parties shall promptly after the date hereof (x) make or cause to be made the filings required of such party in order to obtain all Permits required in connection with the Transactions (including the merger), including under the HSR Act, if applicable, and any other applicable antitrust Laws and (y) comply with any request of such Government Entity and under the HSR Act, if applicable, for additional information, documents or other materials received by such party from any Government Entity in respect of such filings or such transaction.

(b) Parent shall take the lead in and control of all discussions, negotiations and other communications with all Government Entities in connection with obtaining approval under any applicable antitrust Laws, including the HSR Act, if applicable. To the extent not expressly prohibited by applicable Law, the Company and Parent shall each cooperate, and cause their Representatives to cooperate, with any Governmental Entity in taking all actions, and furnishing all information, reasonably necessary to obtain any such approvals from any Governmental Entity, and shall comply promptly with all Laws that may be imposed on it with respect to the Closing. In connection with the actions and procedures referenced in this section, each party shall, and shall cause its Representatives to, (i) promptly and fully inform the other of any written or material oral communication received from or given to any Governmental Entity, (ii) permit the other to review any submission to any Governmental Entity prior to making such submission, (iii) consult with the other in advance of any meeting, material conference or material discussion with any Governmental Entity, and (iv) if permitted to do so by the relevant Governmental Entity, subject to the first sentence of this Section 6.03(b), give the other the opportunity to attend and participate in such meetings, conferences and discussions.

(c) Notwithstanding anything to the contrary in this Agreement, neither the Company nor Parent or Sub shall be required to consent to any Action described in Section 7.02(c).

(d) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of any representation or warranty, or covenant made by it contained in this Agreement becoming untrue or inaccurate or any covenant being breached, such that any condition to Closing set forth in Article VII would be, or could reasonably be expected to be, incapable of being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, if required by any Governmental Entity as a condition to consummating the Transactions, Parent, Sub and, to the extent permitted by applicable Law, their respective Affiliates shall do or agree to do the following: (i) divest or hold separate any assets or businesses of any such Person or the Surviving Corporation and its subsidiaries, (ii) not compete with the Surviving Corporation and its subsidiaries in specified geographic areas or lines of business, (iii) restrict the manner in which such Persons or their subsidiaries may carry on business in specified geographic areas or restrict the exercise of the full rights of ownership of the Surviving Corporation, (iv) accept any and all obligations that a Government Entity may impose on such Persons to maintain facilities, operations, places of business, employment levels, products or businesses, or any other restriction, limitation or qualification, (v) make all payments required by any Government Entity, and (vi) take any other action or accept any limitation or restriction necessary to resolve any objections asserted by any Governmental Entity or any other Person with respect to the Transactions, including the merger; provided, however, that Parent may require the Company to take any such actions as they relate to the Company or the Company Subsidiaries, if such action is conditioned on the consummation of the Transactions.

SECTION 6.04. Employee Matters.

(a) Parent agrees that each employee of the Company or any of the Company Subsidiaries who continues employment with Parent, the Surviving Corporation or any of their respective subsidiaries as of immediately following the Effective Time or who, as of immediately following the Effective Time, is receiving short-term disability or is on a part-time leave of absence (a “Continuing Employee”) shall be provided, for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or the first anniversary of the Closing Date, with compensation (excluding bonus opportunity and equity based compensation) and benefits that are substantially comparable, in the aggregate, to the compensation and benefits provided by the Company or any of the Company Subsidiaries to such Continuing Employee immediately prior to the date of this Agreement. Nothing in this Agreement (including this Section 6.04) (i) shall require Parent, the Surviving Corporation or any of their subsidiaries to continue to employ any particular Company Employee following the Closing Date, or (ii) shall be construed to prohibit Parent, the Surviving Corporation or any of their subsidiaries from amending or terminating any Benefit Plan.

(b) Parent shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit plan) for service with the Company or any of the Company Subsidiaries (or predecessor employers to the extent the Company or any of the Company Subsidiaries provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant subsidiary, as applicable, in which such Continuing Employee becomes or may become a participant; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Parent shall, or shall cause the Surviving Corporation or relevant subsidiary to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Benefit Plan as of the Closing Date. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant subsidiary for the benefit of any Continuing Employees, subject only to any required approval of the applicable insurance provider, if any (which Parent shall use its commercially reasonable efforts to obtain), Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan; and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c) For the period commencing on the Closing Date and ending on December 31, 2010, Parent shall, or shall cause the Surviving Corporation or relevant subsidiary to, continue, without any material adverse change to the Continuing Employees, the Company’s flexible account spending plan identified on Section 6.04(c) of the Company Disclosure Letter.

(d) Nothing contained in this Agreement (including, without limitation, this Section 6.04) shall (i) amend, or be deemed to amend, any Benefit Plan, (ii) provide any Person not a party to this Agreement with any right, benefit or remedy with regard to any Benefit Plan or a right to enforce any provision of this Agreement, or (iii) limit in any way the Surviving Corporation’s ability to amend or terminate any Benefit Plan at any time.

SECTION 6.05. Indemnification, Exculpation and Insurance.

(a) Parent shall, and shall cause the Surviving Corporation and the Company Subsidiaries to, maintain in effect indemnification, exculpation and advancement of expenses provisions no less favorable than those of the Company’s and any Company Subsidiary’s certificate of incorporation and bylaws or similar organization documents in effect immediately prior to the date hereof and honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under such indemnification, exculpation and advancement of expenses provisions and under any other indemnity agreement or obligation of the Company or any Company Subsidiary with the current or former directors, officers, employees or agents of the Company and the Company Subsidiaries (the “Covered Persons”) for acts or omissions by such Covered Persons occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws or individual indemnity or other agreements to which such Covered Persons are a party, and such obligations shall survive the merger and shall continue in full force and effect for a period of six (6) years following the Closing. During such six-year period, Parent shall, and shall cause the Surviving Corporation and the Company Subsidiaries, not to amend, repeal or otherwise modify any such provisions or agreements in any manner that would adversely affect the rights thereunder of any Covered Person; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined by a final non-appealable order that he or she is not entitled to the indemnification referenced in the immediately preceding sentence. Neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which shall not be unreasonably withheld, conditioned or delayed).

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and all other claims based insurance policies providing insurance coverage to the directors and officers of the Company maintained by the Company and the Company Subsidiaries and identified on Section 6.05(b) of the Company Disclosure Letter (provided that Parent may substitute therefor policies with carriers having credit ratings equal or better than those of the Company’s insurance substantially the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the last annual premiums paid as of the date hereof by the Company for such insurance (such 250% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies for such insurance coverage obtainable for an annual premium equal to the Maximum Premium. Prior to the Effective Time, (i) the Company may, following consultation with Parent, or (ii) Parent may, with the consent of the Company (such consent not to be unreasonably withheld), purchase a six-year “tail” prepaid policy on the directors’ and officers’ liability insurance polices maintained by the Company and the Company Subsidiaries on terms and conditions no less advantageous than currently contained in such policies (provided that the amount paid by the Company or Parent for such “tail” policy shall not exceed the Maximum Premium) or on such other terms as Parent approves. In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation and the Company Subsidiaries to, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation with respect to the directors’ and officers’ liability insurance under the first two sentences of this Section 6.05(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) From and after the Effective Time, to the fullest extent permitted by Law, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any Covered Person against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld, conditioned or delayed)) (collectively, “Losses”), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Covered Person serving in his or her capacity as such or serving in a similar capacity for any other Person at the direction or request of the Company or any Company Subsidiary, including in respect of this Agreement, the merger and the other Transactions; provided, however, that a Covered Person shall not be entitled to indemnification under this Section 6.05(c) for Losses arising out of actions or omissions by the Covered Person constituting (i) an intentional breach of this Agreement, (ii) a felony or (iii) any intentional violation of federal, state or foreign securities Laws, in each case, to the extent so determined by a final, non-appealable court Order.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.05.

(e) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.05, and this Section 6.05 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

SECTION 6.06. Fees and Expenses.

(a) Except as provided in this Section 6.06 and Section 6.09, all fees and expenses incurred in connection with the merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

(b) The Company shall pay to Parent:  (1) the Termination Fee if: (i) the Company terminates this Agreement pursuant to Section 8.01(f); (ii) Parent terminates this Agreement pursuant to Section 8.01(c) or Section 8.01(d) (other than pursuant to Section 8.01(d)(i) in connection with a Non-Intervening Event Adverse Recommendation Change); or (iii) (A) after the date of this Agreement and prior to the termination of this Agreement pursuant to Article VIII, any Person makes a Company Takeover Proposal or amends a Company Takeover Proposal made after January 1, 2009, (B) this Agreement is terminated by either (x) the Company or Parent pursuant to Section 8.01(b)(i) or, (y) by the Company or Parent pursuant to Section 8.01(b)(iii), and (C) in any such case, within ten and one-half (10½) months after the date of such termination, the Company or any Company Subsidiary enters into an Acquisition Agreement with respect to any Company Takeover Proposal or consummates any Company Takeover Proposal (provided, that any Company Takeover Proposal referred to in clause (A), (B) or (C) need not be the same Company Takeover Proposal); provided, that, for purposes of this clause (iii), references in the term “Company Takeover Proposal” to “20%” shall be deemed to be references to “50%”; and (2) a fee in an amount equal to $10,000,000 (the “Withdrawal Fee”), if Parent terminates this Agreement pursuant to Section 8.01(d)(i) in connection with a Non-Intervening Event Adverse Recommendation Change. Any Termination Fee or Withdrawal Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (1)(iii) of the first sentence of this Section 6.06(b) above, such payment shall be made on the date of execution of such Acquisition Agreement or, if earlier, consummation of such transaction).

(c) If the Termination Fee or the Withdrawal Fee is payable pursuant to Section 6.06(b) (other than following a termination of this Agreement by Parent pursuant to Section 8.01(c)), then the Company shall pay to Parent, forthwith upon demand by Parent, the Parent Expenses incurred by Parent through the date of termination of this Agreement (in the case that the Withdrawal Fee is paid pursuant to Section 6.06(b)(2), in amount not to exceed $2,000,000, and in the case that the Termination Fee is payable pursuant to Section 6.06(b)(1), in an amount not to exceed $1,000,000) by wire transfer of same-day funds to one or more accounts designated by Parent. ”Parent Expenses”, as used in this Agreement, shall include all reasonable and documented out of pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts, consultants and other Representatives) of Parent and Sub and their respective Affiliates in connection with or related to the Transactions, including the authorization, preparation, negotiation and performance of this Agreement, the Financing Commitments and the other transactions and documents contemplated hereby or thereby (including the Financing or any alternative financing obtained pursuant to Section 6.09), the due diligence investigation of the Company and the Company Subsidiaries in connection therewith, and all other matters relating to the Closing; provided, however, that Parent Expenses shall not include any fees or expenses incurred prior to December 29, 2009.

(d) In the event that the Company terminates the merger agreement (1) pursuant to Section 8.01(g), then Parent shall pay to the Company, to one or more accounts designated by the Company in writing, an amount equal to $10,000,000 (the “Parent Termination Fee”) within two (2) Business Days following such termination by wire transfer of same-day funds; provided that if, at the time of any such termination pursuant to Section 8.01(g), the Debt Financing or any alternative debt financing under Section 6.09 is not available to Parent and Sub under the Debt Financing Commitments for any reason, then, in lieu of paying the Parent Termination Fee to the Company, Parent shall pay to the Company, to one or more accounts designated by the Company in writing, an amount equal to $6,000,000 (the “Parent Breakup Fee”) (provided, that in the event the Debt Financing or any alternative debt financing under Section 6.09 is not available to Parent and Sub on the terms set forth in the Financing Commitments or Section 6.09, as applicable, due primarily to (i) the breach of Affiliates of Parent to fund the Equity Financing, or (ii) the failure of the Rollover Persons to comply with their obligations under the Rollover Agreements, then the Parent Termination Fee and the Company Expenses pursuant to Section 6.06(e) shall be due and payable by Parent to the Company) or (2) pursuant to

Section 8.01(e), then Parent shall pay the Company, to one or more accounts designated by the Company in writing, an amount equal to the Parent Breakup Fee.

(e) If the Parent Termination Fee is payable pursuant to Section 6.06(d)(1), or if the Parent Breakup Fee is payable pursuant to Section 6.06(d)(2) primarily due to the failure of Parent and Sub to comply with Section 6.09(b) in all material respects, or if Parent terminates this Agreement pursuant to Section 8.01(h), then Parent shall pay to the Company, forthwith upon demand by the Company, all Company Expenses incurred by the Company through the date of termination of this Agreement (in each case, in an amount not to exceed $2,000,000) by wire transfer of same-day funds to one or more accounts designated by the Company (it being acknowledged and agreed that no Company Expenses shall be due and payable if the Parent Breakup Fee is payable pursuant to Section 6.06(d)). “Company Expenses”, as used in this Agreement, shall include all reasonable and documented out of pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts, consultants and other Representatives) of the Company and the Company Subsidiaries and their respective Affiliates in connection with or related to the Transactions, including the authorization, preparation, negotiation and performance of this Agreement and the other transactions and documents contemplated hereby, the preparation, printing, filing and mailing of the proxy statement, the solicitation of the Company Stockholder Approval and all other matters relating to the Closing; provided, however, that Company Expenses shall not include any fees or expenses incurred prior to December 29, 2009.

(f) Each of the Company, Parent and Sub acknowledges and agrees that the agreements contained in this Section 6.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the Company, Parent or Sub would have entered into this Agreement. If the Company or Parent (or Guarantor), as the case may be, fails promptly to pay the fees or expenses due pursuant to this Section 6.06 when due, and, in order to obtain such payment, Parent or the Company commences an Action that results in an Order against the other party (or Guarantor) for any such fees or expenses, the Company or Parent (or Guarantor), as the case may be, shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of the applicable fees and expenses due pursuant to this Section 6.06, from the date such payment was required to be made until the date of payment, at the Wall Street Journal prime rate plus 300 basis points in effect on the date such payment was required to be made.

(g) Each of the parties hereto hereby acknowledges and agrees that the payment of fees and expenses as set forth in this Section 6.06 are subject to the terms of this Agreement, including, without limitation, Section 9.09, Section 9.10, Section 9.12 and Section 9.13.

(h) The parties agree that in no event shall any party be entitled to receive multiple or duplicative recovery of a termination fee or multiple or duplicative recovery of expense reimbursement hereunder.

SECTION 6.07. Public Announcements.  Parent and Sub, on the one hand, and the Company, on the other hand, shall use their reasonable best efforts to consult, and to cause their respective Representatives to consult, with each other before issuing, and, to the extent reasonably practicable, provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or Order, or as may be required by the rules and requirements of the NASDAQ National Market or any other applicable national or regional securities exchange or market. The Company shall give Parent reasonable advance notice of (and the opportunity to review and comment on) any general communications made by the Company to the employees of the Company or any Company Subsidiary.

SECTION 6.08. Stockholder Litigation.  The Company shall give Parent prompt written notice of, and the opportunity to participate in the defense or settlement of, any stockholder Action against the Company, any member of the Company Board, or any officer of the Company, relating to this Agreement or the Transactions, including the merger (whether such Action seeks to restrain, modify, or prevent the consummation of the Transactions, seeks damages, or seeks a discovery or other Order in connection with the Transactions, or otherwise), and no such settlement shall be agreed to without Parent’s written consent.

SECTION 6.09. Financing.

(a) From the date of this Agreement until the Effective Time, the Company and the Company Subsidiaries shall, and shall use their reasonable best efforts to cause each of their respective officers, directors, employees, advisors, attorneys, accountants and Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Financing or any alternative debt financing for the transactions contemplated by this Agreement, including (i) causing appropriate officers and employees to be available, on a customary basis and on reasonable advance notice, to meet with prospective lenders and investors in meetings, presentations, due diligence sessions and, if any such Debt Financing is to be rated, sessions with rating agencies and assisting Parent in obtaining ratings as contemplated by the Debt Financing, (ii) assisting with the preparation of disclosure documents, materials for rating agency presentations (if any such Debt Financing is to be rated) and other materials in connection therewith, (iii) requesting that its independent accountants provide reasonable assistance to Parent, including requesting that such accountants provide consent to Parent to prepare and use their audit reports and SAS 100 reviews relating to the Company and the Company Subsidiaries, (iv) executing and delivering any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency or other matters; provided, that none of the letters, agreements, documents and certificates referenced in clause (D above shall be executed and delivered except in connection with the Closing (and the effectiveness thereof shall be conditioned upon the occurrence of the Closing), (v) using commercially reasonable efforts to obtain customary appraisals, surveys, engineering reports, non-invasive environmental and other inspections (including providing reasonable access to Parent and its agent to all

Owned Real Property for such purposes), title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent, to cooperate with and assist Parent or Sub in obtaining such documentation and items, (vi) taking commercially reasonable actions necessary to (I) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s and the Company’s Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Effective Time, (II) assist Parent to establish or maintain, effective as of the Effective Time, bank and other accounts and control agreements in connection with the Debt Financing, and, if any such Debt Financing is to be rated, (III) promptly assist Parent to obtain a corporate family rating and ratings for the Debt Financing from each of Moody’s Investor Services, Inc. or Standard & Poor’s Financial Services LLC, and (vii) using reasonable best efforts to assist Parent to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any Company Subsidiary is a party and to arrange discussions among Parent, Sub and their financing sources with other parties to material leases, encumbrances and contracts as of the Effective Time; provided that (i) none of the Company or any Company Subsidiary shall be required to incur any liability in connection with the Debt Financing or any alternative debt financing prior to the Effective Time, (ii) the Company Board shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing or the alternative debt financing is obtained, and (iii) except as expressly provided above, none of the Company or any Company Subsidiary shall be required to take any corporate actions prior to the Effective Time to permit the consummation of the Debt Financing or the alternative debt financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable, documented, out-of-pocket expenses incurred by the Company or its Representatives in connection with the Company’s cooperation pursuant to this Section 6.09(a).

(b) Parent and Sub shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions contemplated by the Debt Financing Commitment, including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment, negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein or on other terms acceptable to Parent and not less favorable to Parent and Sub, (ii) satisfy on a timely basis all conditions applicable to Parent and Sub in the Debt Financing Commitment and such definitive agreements that are within its control (including by causing its investors and other Affiliates to consummate the Equity Financing pursuant to the terms of the Equity Financing Commitment), (iii) consummate the Debt Financing on the Closing Date at or prior to the Closing and (iv) enforce its rights under the Debt Commitment Letter; provided that Parent and Sub may amend or modify any of the Financing Commitments between the date of this Agreement and the Effective Time, so long as such amendment or modification (a) does not adversely amend or expand upon the conditions precedent to the Financing as set forth in such Financing Commitment, (b) is not reasonably expected to delay or hinder the Closing and (c) does not reduce the aggregate amount of available Financing. In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, otherwise than due to the material breach of representations and warranties or covenants of the Company or a failure of a condition to be satisfied by the Company, Parent and Sub will use reasonable best efforts to arrange alternative debt financing from the same or other sources on (x) pricing terms and conditions no less favorable and (y) other terms and conditions no less favorable in the aggregate, in each case, to Parent and Sub than those contained in the Debt Financing Commitment as of the date hereof (it being understood that Parent and Sub shall not be required to accept a lower amount of term loan debt in the alternative debt financing than an amount equal to the total amount of funds necessary to consummate the Transactions less the total amount of Equity Financing contemplated by the Equity Financing Commitment as of the date hereof). Parent shall give the Company prompt notice of any material breach by any party to the Debt Financing Commitment of which Parent or Sub becomes aware or any termination of the Debt Financing Commitment. Parent and Sub shall keep the Company reasonably apprised on a reasonably current basis of the status of its efforts to arrange the Debt Financing, including providing the Company with any information that the Company shall reasonably request. In the event that private placement memoranda and/or rating agency presentations are required in connection with the Debt Financing or any alternative debt financing, the Company and its Representatives shall be given reasonable opportunity to review and comment upon any private placement memoranda or similar documents, or any materials for rating agencies, that includes information about the Company or any of its Subsidiaries prepared in connection with any such financings, and Parent and Sub shall include in such memoranda, documents or other materials, comments reasonably proposed by the Company. Parent and Sub shall keep the Company reasonably apprised of material developments relating to the Equity Financing contemplated by the Equity Financing Commitment and the delivering of the Rollover Options pursuant to the Rollover Agreements.

SECTION 6.10. Termination of Certain Agreements.  Notwithstanding Section 5.01, the Company shall use its reasonable best efforts, to cause each of the Contracts identified on Schedule 6.10 of the Parent Disclosure Letter to terminate effective as of the Closing.

SECTION 6.11. Actions Regarding Anti-Takeover Statutes.  If Section 203 of the DGCL, or the provisions in the Company Charter or Company Bylaws addressing interested stockholder transactions or business combinations, or any other potentially applicable anti-takeover or similar statute or regulation is or becomes applicable to the Transactions, the Company Board (or, if applicable, the special committee) shall grant such approvals and take such other actions (unless such actions would not be permitted under applicable Law) as may be required so that the Transactions, including the merger, may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.

SECTION 6.12. Stock Exchange De-listing.  Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ National Market to cause the delisting by the Surviving Corporation of the Company Common Stock from the NASDAQ National Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger.  The respective obligation of each party to effect the merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval.

(b) No Injunctions or Restraints.  No temporary or permanent Order issued by any Governmental Entity of competent jurisdiction or Law making illegal, or preventing or materially delaying, directly or indirectly, the consummation of the merger shall be in effect.

SECTION 7.02. Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the merger are further subject to the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 3.03(e), Section 3.04(b), Section 3.04(c), Section 3.08(a), Section 3.13, and Section 3.14 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date).

(ii) The representations and warranties contained in the second and third sentences of Section 3.03(a), and the first sentence of Section 3.03(c) (other than clauses (ii) and (iii)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except for the failure of the representations and warranties to be so true and correct in all respects that would not, individually or in the aggregate, result in the payment of more than $150,000 of additional Merger Consideration or Option Consideration.

(iii) All other representations and warranties contained in Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or other similar qualifiers therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties shall have been true and correct, in all respects, on and as of such earlier date), except where such failures to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the satisfaction of the conditions set forth in the foregoing clauses (i), (ii) and (iii).

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Governmental Litigation.  There shall not be pending any Action by any Governmental Entity that has arisen after the date of this Agreement and has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Company Common Stock, or seeking to restrain or prohibit the consummation of the merger or any other Transaction, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the merger or any other Transaction, or (iii) which challenges the merger or any of the Transactions and otherwise has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d) No Company Material Adverse Effect.  No event, circumstance, change, development, condition, occurrence or effect has occurred or exists that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(e) FIRPTA Certificate.  The Company shall have obtained and provided to Parent a certificate (or certificates) in form and substance reasonably acceptable to Parent and in compliance with the Code and Treasury Regulations certifying facts as to establish that the Transactions are exempt from withholding pursuant to Section 1445 of the Code.

SECTION 7.03. Conditions to Obligation of the Company.  The obligation of the Company to effect the merger is further subject to the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Parent and Sub set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date).

(ii) All other representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall have been true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(iii) The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of Parent and Sub certifying as to the satisfaction of the conditions set forth in the foregoing clauses (i) and (ii).

(b) Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of Parent and Sub to such effect.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as set forth in Section 8.01(f)):

(a) by mutual written consent of Parent, Sub and the Company (acting through the special committee, if applicable);

(b) by either Parent or the Company (acting through the special committee, if applicable):

(i) if the merger is not consummated on or before the date that is 180 days after the date hereof (the “Outside Date”), and the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure of the merger to be consummated on or before the Outside Date;

(ii) if any Governmental Entity issues an Order, enacts a Law or takes any other action permanently enjoining, restraining or otherwise prohibiting or rendering illegal the merger and such Order, Law or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have used its reasonable best efforts as may be required pursuant to Section 6.03 to contest, appeal and remove such Order, Law or other action and provided further, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order, Law or other action was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained.

(c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and, (ii) after the giving of written notice of such breach to the Company by Parent, cannot be or has not been cured by the earlier of (A) the Outside Date or (B) 30 days after the giving of such notice (provided that neither Parent nor Sub is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d) by Parent:

(i) if the Company Board or any committee thereof makes an Adverse Recommendation Change, or the Company Board or any committee thereof fails to recommend to the Company’s stockholders that they give the Company Stockholder Approval and include such recommendation in the proxy statement;

(ii) if (A) the Company or any of its officers, directors, employees, or other Representatives or Affiliates materially breaches Section 5.02 or (B) the Company gives Parent a Superior Proposal Notice; or

(iii) if, after the Original Solicitation Period End Date, a Company Takeover Proposal is publicly made (or a Company Takeover Proposal that was previously publicly made (x) is materially amended and such amendment is made public or (y) materially changes in value) and the Company Board (or, if applicable, the special committee) fails to publicly reaffirm the Company Board Recommendation within five (5) Business Days after receiving a written request from Parent to make such a public announcement (or, if the Outside Date is fewer than five (5) Business Days following the date on which any Company Takeover Proposal is publicly made or is amended and such amendment is made public or materially changes in value, the day following such date); provided that Parent shall only be allowed to make one (1) such request during any five (5) day period with respect to each Company Takeover Proposal, one (1) such request during any five (5) day period with respect to each material amendment of a Company Takeover Proposal that is made public, and one (1) such request during any five (5) day period with respect to each material change in value of each such Company Takeover Proposal.

(e) by the Company (acting through the special committee, if applicable), if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03, and, (ii) after the giving of written notice of such breach to the Parent by the Company, cannot be or has not been cured by the earlier of (A) the Outside Date or (B) 30 days after the giving of such notice (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(f) by the Company (or the special committee, if applicable) prior to receipt of the Company Stockholder Approval, in accordance with Section 8.05(b), but only if the Company shall have complied in all respects with all provisions thereof, including the notice provisions therein and concurrently with such termination, the Company pays the Termination Fee and Parent Expenses pursuant to Section 6.06(b) and (c);

(g) by the Company (or the special committee, if applicable) if (i) all conditions to the Closing set forth in Sections 7.01 and 7.02 have been satisfied or waived (other than conditions that are only capable of being satisfied at the Closing), (ii) Parent fails to consummate the Closing within three (3) Business Days following the date on which such conditions to the Closing were satisfied or waived (or, if the Outside Date (as such date may be extended pursuant to written agreement by the parties hereto) is fewer than three (3) Business Days after the date on which such conditions (other than conditions that are only capable of being satisfied at the Closing) to the Closing were satisfied or waived, on the Outside Date (as such date may be extended pursuant to written agreement by the parties hereto)) (other than conditions that are only capable of being satisfied at the Closing), (iii) nothing has occurred and no condition, event or circumstance exists that would cause any of the conditions set forth in Sections 7.01 and 7.02 to fail to continue to be satisfied by the third (3) Business Day following the date on which such conditions to the Closing were satisfied or waived (or, if the Outside Date (as such date may be extended pursuant to written agreement by the parties hereto) is fewer than three (3) Business Days after the date on which such conditions (other than conditions that are only capable of being satisfied at the Closing) to the Closing were satisfied or waived, on the Outside Date (as such date may be extended pursuant to written agreement by the parties hereto)) (other than conditions that are only capable of being satisfied at the Closing), and (iv) the Company stood ready, willing and able to consummate the Closing during such period; or

(h) by Parent if the holders of ten percent (10%) or more of the outstanding shares of Company Common Stock (as determined as of the record date for the Company Stockholder Meeting) that are entitled to appraisal of their shares of Company Common Stock under Section 262 of the DGCL shall have made and not withdrawn demands for the appraisal of such shares of Company Common Stock under Section 262 of the DGCL.

SECTION 8.02. Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement (but not the Confidentiality Agreement) shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than as set forth in Section 6.02(c), Section 6.06, this Section 8.02, Section 8.03, the last sentence of Section 8.04 and Article IX (other than Section 9.11 and Section 9.13), which provisions shall survive such termination; provided, however, that except as otherwise provided herein and subject to Section 6.06, this Section 8.02 and Article IX (other than Section 9.11 and Section 9.13), no such termination (or any provision of this Agreement) shall relieve (i) the Company from liability for any damages for a willful and malicious breach or (ii) subject to Section 9.12, Parent or Sub from liability for any damages for a willful and material breach, in either case, of any covenant or obligation hereunder or fraud.

SECTION 8.03. Amendment.  Subject to Section 9.09, this Agreement may be amended by the parties at any time prior to the Effective Time; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company. Subject to Section 9.09, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04. Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver.

(a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its board of directors or, to the extent permitted by Law, the duly authorized designee of its board of directors (in the case of the Company Board, acting through the special committee if applicable).

(b) The Company Board (or, if applicable, the special committee) may terminate this Agreement pursuant to Section 8.01(f) or make an Adverse Recommendation Change pursuant to the second sentence of Section 5.02(d) in response to a Superior Company Proposal, in each case, only at a time prior to the Company Stockholder Approval, if: (1) the Company Board receives a Company Takeover Proposal that the Company Board (or the special committee, if applicable) determines (in accordance with the definition of Superior Company Proposal), constitutes a Superior Company Proposal (a “Superior Proposal Determination”); (2) the Company Board (or the special committee, if applicable) determines, in good faith (after consulting with outside counsel and its independent financial advisers) that the failure to make a Superior Proposal Determination would reasonably be likely to result in a breach of their fiduciary duties to the Company’s stockholders; (3) the Company has notified Parent in writing that it has made a Superior Proposal Determination (any such notice, a “Superior Proposal Notice”), which notice shall (i) contain the identity of the Person making the Superior Company Proposal, (ii) specify the consideration proposed to be offered to the Company and its stockholders in the Superior Company Proposal and (iii) contain a copy of the documents and/or agreements providing for the Superior Company Proposal (including any other material documents or agreements relating thereto); (4) the Company shall, and shall cause its financial and legal advisors to, for a period of at least five (5) calendar days following receipt by Parent of the Superior Proposal Notice (such time period, the “Notice Period”), negotiate with Parent and any Representative of Parent in good faith (to the extent Parent desires to negotiate) to permit Parent to propose amendments to the terms and conditions of this Agreement and the Transactions, including the merger (a “Parent Proposal”); (5) on the date that is no later than two (2) Business Days immediately following the last day of the Notice Period, and taking into account any Parent Proposal received during the Notice Period, the Company Board (or the special committee, if applicable) has again determined that such Superior Company Proposal remains a Superior Company Proposal and has again made a Superior Proposal Determination; (6) neither the Company nor any of its Representatives has materially breached Section 5.02; (7) the Company Board (or the special committee, if applicable) concurrently approves, and, in connection with a termination of this Agreement pursuant to Section 8.01(f), the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal; and (8) Parent is not at such time entitled to terminate this Agreement pursuant to Section 8.01(c). The Company acknowledges and agrees that each successive modification to the financial terms or other material terms of a Company Takeover Proposal that is determined to be a Superior Company Proposal shall be deemed to constitute a new Superior Company Proposal for purposes of this Section 8.05(b) and shall trigger a new Notice Period.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of Parent, Sub or the Surviving Corporation which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices.  All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made to the receiving party (i) upon actual receipt, if delivered personally, (ii) three Business Days after deposit in the mail, if sent by registered or certified mail, (iii) upon confirmation of successful transmission if sent by facsimile (provided, that if given by facsimile, such notice or other communication shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein), or (iv) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, at the following addresses (or at such other address for a party as shall be specified by like notice):

(b)	if to Parent or Sub, to:

Sage Parent Company, Inc.
c/o ONCAP Investment Partners II L.P.
161 Bay Street, 48th Floor
Toronto, Ontario M5J 2S1
Telecopy No.: (416) 214-6106
Attention: Mark Gordon

with a copy to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Telecopy No.: (212) 326-2061
Attention: Douglas A. Ryder, Esq. and Paul S. Scrivano, Esq.

(c)	if to the Company, to:

Sport Supply Group, Inc.
1901 Diplomat Drive
Farmers Branch, Texas 75234
Telecopy No.: (972) 406-3476
Attention: General Counsel

with a copy to:

Vinson & Elkins LLP
Trammell Crow Center
2001 Ross Avenue
Suite 3700
Dallas, TX 75201-2975
Telecopy No.: (214) 999-7857
Attention: Alan J. Bogdanow, Esq.

SECTION 9.03. Definitions.  For purposes of this Agreement:

An “Acceptable Confidentiality Agreement” shall mean an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case containing provisions that require any counter-party(ies) thereto (and any of its (their) representatives named therein) that receive non-public information of or with respect to the Company or any of the Company Subsidiaries to keep such information confidential, provided, in each case, that such confidentiality and other provisions (including “standstill,” non-solicitation and similar provisions) are no less restrictive in the aggregate to such counter-party(ies) (and any of its (their) representatives named therein) than the terms of the Confidentiality Agreement.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition “control” means, (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of December 18, 2009, between the Company and an Affiliate of Parent.

A “Company Material Adverse Effect” means any event, circumstance, change, development, condition, occurrence or effect that, individually or in the aggregate with all other events, circumstances, changes, developments, conditions, occurrences or effects is, or would reasonably be expected to be, materially adverse to (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement, or (c) the ability of the Company to timely consummate the merger and the other Transactions; provided, however, that in no event shall any of the following, alone or in combination be deemed to constitute, nor shall any event, circumstance, change, development, condition, occurrence or effect resulting from any of the following be taken into account in determining whether there has been a Company Material Adverse Effect: (i) general economic, financial market or political conditions (including acts of war or terrorism) in the United States of America or any other country or region in which the Company sources product or conducts its business in any material respect, (ii) conditions generally affecting industries in which any of the Company or the Company Subsidiaries operates, (iii) any adverse effect resulting from any change in GAAP or any applicable Law (or in any interpretations thereof), in each case, proposed, adopted or enacted after the date hereof, (iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters in the United States (or in any other country or region in which the Company sources product or conducts its business in any material respect), (v) the announcement or the pendency of this Agreement or the announcement of the merger or any of the Transactions, (vi) changes in the market price or trading volume of the Company Common Stock, (vii) changes in any analyst’s recommendations or any financial strength rating (including, in and of itself, any failure to meet analyst projections), (viii) failure by the Company to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement, (ix) any actions taken, or failure to take action, in each case, to which Parent has in writing expressly approved, consented to or requested, (x) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) directly relating to the merger or in connection with any of the Transactions, and (xi) the taking of any action required to be taken pursuant to this Agreement (other than any action taken by the Company or any Company Subsidiary pursuant to Section 5.01(a)), or, if Parent fails to consent to any action requiring Parent’s consent under this Agreement, the failure of the Company or any Company Subsidiary to take such action, (except, (A) in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), for any such change to the extent it disproportionately adversely impacts the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the same industry as the Company and the Company Subsidiaries and that conduct their business in the same geographic markets in which the Company and the Company Subsidiaries conduct their business, and (B) in the case of clauses (vi), (vii) and (viii), the events, circumstances, changes, developments, conditions, occurrences or effects underlying any such changes or failures shall be considered when determining the existence of a Company Material Adverse Effect).

The “Company Stock Plans” shall mean the Company’s Amended and Restated 1998 Stock Option Plan and the Company’s Amended and Restated 2007 Long Term Incentive Plan.

An “Excluded Party” shall mean any Person or group of related Persons (i) with whom none of the Company, any Company Subsidiary or any of their respective Affiliates or Representatives had any discussions between January 1, 2009 and the date hereof regarding any Company Takeover Proposal which resulted in the execution of a customary confidentiality agreement by such Person or group of related Persons and the Company or any of the Company Subsidiaries between January 1, 2009 and the date hereof, and (ii) that shall have entered into a definitive written agreement with respect to a Superior Company Proposal on or prior to the Original Solicitation Period End Date (or, only if such Person is a Continuing Party, by the Solicitation Period End Date).

“Indebtedness” means the aggregate consolidated indebtedness of the Company, including, without duplication, (i) any obligations under any indebtedness for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) any obligations evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which the Company or any Company Subsidiary assures a financial institution against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any off-balance sheet financing, including synthetic leases and project financing, (v) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vi) any payment obligations in respect of banker’s acceptances or letters of credit, (vii) any obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (viii) all obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice that are not more than ninety (90) days past due), (ix) any obligations referred to in clauses (i) through (viii) above of any Person which are either guaranteed or secured by any Lien upon the Company or any Company Subsidiary or any of their respective assets or properties and (x) accrued and unpaid or declared and unpaid interest of any such foregoing obligation.

A “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Sub to consummate the merger and the other Transactions.

A “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Rollover Options” means a number of Company Options listed next to each Rollover Persons’ name on Section 9.03 of the Parent Disclosure Letter which the Rollover Persons agree, pursuant to the Rollover Agreements, shall be cancelled in exchange for options to purchase shares of common stock of Parent.

“Rollover Persons” means those holders of Company Options and/or Company Common Stock to be set forth in Section 9.03 of the Parent Disclosure Letter.

“Rollover Shares” means a number of shares of Company Common Stock and/or Company Restricted Shares, as the case may be, listed next to each Rollover Persons’ name on Section 9.03 of the Parent Disclosure Letter which the Rollover Persons agree, pursuant to the Rollover Agreements, shall be contributed to Parent in exchange for shares of common stock of Parent, and subsequently cancelled in accordance with Section 2.01(b).

The “Special Committee” means a committee of the Company Board, the members of which are not affiliated with Parent or Sub and are not members of the Company’s management, formed for the purpose of, among other things, evaluating and making a recommendation to the full Company Board with respect to this Agreement and the Transactions, including the merger, and shall include any successor committee to the special committee.

A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or any Person of which such first Person is a managing member or general partner.

The “Termination Fee” shall mean an amount in cash equal to $6,000,000; provided, however, that notwithstanding the foregoing, “Termination Fee” shall mean an amount in cash equal to $3,000,000 in the event that the Termination Fee is payable by the Company in accordance with Section 6.06(b) of this Agreement and the Company’s obligation to pay the Termination Fee arose from a termination pursuant to (i) Section 8.01(d)(i) following an Adverse Recommendation Change made pursuant to clause (i) of the second sentence of Section 5.02(d) in response to a Superior Company Proposal made by an Excluded Party, (ii) Section 8.01(d)(ii)(B) (where the Superior Proposal Notice is for a Superior Company Proposal by an Excluded Party) or (iii) Section 8.01(f) for a Superior Company Proposal by an Excluded Party.

SECTION 9.04. Interpretation.  Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Annex shall be to the Articles, Sections and clauses of, and Schedules and Annexes to, this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. Any reference to “dollars” or “$” shall refer to United States dollars. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties.

SECTION 9.05. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06. Counterparts.  This Agreement may be executed in one or more counterparts, including via facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07. Entire Agreement.  This Agreement, taken together with the Company Disclosure Letter and Parent Disclosure Letter, the Confidentiality Agreement, the Voting Agreement and Limited Guarantee constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions.

SECTION 9.08. No Third Party Beneficiaries.  Except for the provisions of Section 6.05, as to which any Covered Person, or Sections 9.10, 9.12 and 9.13, as to which any Specified Person, shall constitute a third party beneficiary and such sections shall be enforceable thereby, this Agreement, taken together with the Company Disclosure Letter and Parent Disclosure Letter, is not intended to confer upon any stockholder, employee, director, officer or other Person other than the parties hereto any rights or remedies.

SECTION 9.09. Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to choice of law principles thereof that would result in the application of the Laws of another jurisdiction).

SECTION 9.10. Jurisdiction; Venue.  Each of the parties hereto, on behalf of itself and its respective Affiliates, (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or the other courts of the State of Delaware, in each case in connection with any dispute arising out of, in connection with, in respect of, or in any way relating to (i) the negotiation, execution and performance of this Agreement and the Transactions, including the merger, the Equity Financing and the Debt Financing, (ii) the interpretation and enforcement of the provisions of this Agreement and any agreements entered into in connection herewith, or (iii) any actions of or omissions of any Specified Party in any way connected with, related to or giving rise to any of the foregoing matters (clauses (i)-(iii) collectively, the “Covered Matters”), (b) hereby waives, and agrees not to assert as a defense in any Action with regard to or involving a Covered Matter that such Action may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any agreement entered into in connection herewith may not be enforced in any such court, (c) irrevocably agree that all claims with respect to any such Action shall be heard and determined exclusively by such courts, (d) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (e) consents to and grants to any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that the mailing of process or other papers in connection with such Action in the manner specified in Section 9.02 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof, (f) agrees that it will not bring any Action relating to any Covered Matter in any court other than any such court, and (g) waives any right to trial by jury with respect to any Covered Matter. Each of the parties, on behalf of itself and each of its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the Transactions, including the merger, the Equity Financing and the Debt Financing, in Delaware Court of Chancery or other courts of the State of Delaware, as applicable pursuant to clause (a) above, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

SECTION 9.11. Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (i) to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement, (ii) as security for any obligation arising in connection with the financing of the transactions contemplated hereby, or (iii) subject to Section 6.05(d), from the after the Effective Time, in connection with a merger or consolidation involving Sub or other disposition of all or substantially all of the assets of Sub or the Surviving Corporation. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.12. Remedies.

(a) Notwithstanding anything to the contrary in this Agreement or in the Limited Guarantee, in the event this Agreement is terminated by Parent or the Company for any reason, or if Parent or Sub fail for any reason to effect the Closing (whether willfully, intentionally, unintentionally, maliciously, or otherwise), or if Parent or Sub fail for any reason to perform any of its respective obligations hereunder (whether willfully, intentionally, unintentionally, maliciously, or otherwise), the Company’s sole and exclusive remedy (whether at Law, in equity, in contract, in tort, or otherwise) against Parent, Sub, Guarantor or against any of their respective former, current and future directors, officers, employees, Affiliates, general and limited partners, stockholders, managers, members, financing sources (including parties to the Financing Commitments), assignees, agents and other Representatives (each such Person (other than Parent, Sub and Guarantor), a “Specified Person”) for any breach, loss or damage (including as a result of any willful, intentional, or malicious breach) or any other Covered Matter, shall be to terminate this Agreement and receive an amount equal to the Parent Termination Fee or the Parent Breakup Fee, as the case may be, plus the Company Expenses due under Section 6.06(e) and any other amounts due thereon pursuant to Section 6.06(f), and the Company hereby acknowledges and agrees, on behalf of itself, its controlled Affiliates and, to the extent permitted under Law, its former, current and future directors, officers, employees, Affiliates, stockholders, agents, and other Representatives, that no such Person shall seek (and each such Person hereby waives the right to seek) (x) any damages of any kind in excess of such amounts, (y) any damages of any kind in any amount if the Parent Termination Fee or the Parent Breakup Fee, as the case may be, and the Company Expenses, have been paid (including any interest owed thereon), or (z) any other recovery, judgment, or damages of any kind, including equitable relief or consequential, indirect, special or punitive damages, against Parent, Sub, Guarantor or any Specified Person in connection with any Covered Matter. The parties hereto acknowledge and agree that in no event shall (1) both the Parent Termination Fee and the Parent Breakup Fee be required to be paid under any circumstances, and (2) the Parent Termination Fee, the Parent Breakup Fee or any Company Expenses be payable on more than one occasion.

(b) In addition to the foregoing, by entering into this Agreement, the Company acknowledges and agrees, on its own behalf and on behalf of its controlled Affiliates and, to the fullest extent permitted by Law, on behalf of its former, current and future directors, officers, employees, Affiliates, stockholders, managers, and other Representatives, that it shall not bring any Action (regardless of the legal theory or claim involved or the procedural nature of any such Action) with regard to any Covered Matter against any Specified Person. Notwithstanding the foregoing, nothing in this Section 9.12 shall prevent the Company from seeking reimbursement for any costs or expenses with respect to which the Company is entitled to reimbursement pursuant to the terms of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, Parent hereby acknowledges and agrees, on behalf of itself and, to the extent permitted under Law, its former, current and future directors, officers, employees, Affiliates, general and limited partners, stockholders, members, managers, agents, and other Representatives, that (i) such Persons shall have no rights or remedies against any Covered Person in connection with any Covered Matters, and (ii) the only rights and remedies with respect to any Covered Matters shall be to seek damages or bring claims against the Company, and shall not seek (and each such Person hereby waives the right to seek) (y) any damages of any kind, or (z) any other recovery, judgment, or damages of any kind, including equitable relief or consequential, indirect, special or punitive damages, against any Covered Person in connection with any Covered Matter.

SECTION 9.13. Enforcement.  The Company agrees that irreparable injury would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that damages, even if available, will not be an adequate remedy. Accordingly, the Company agrees that, in the event of any breach or threatened breach by the Company of any covenant or obligation contained in this Agreement, Parent and Sub shall be entitled (in addition to any other remedy that may be available to Parent and Sub whether in Law or equity) to (a) any decree or order of specific performance to enforce the observance and performance of such covenant or obligation, or (b) any injunction restraining such breach or threatened breach, in each case, without requiring proof of actual damages and without any requirement to obtain, furnish or post any bond or similar instrument. Parent and Sub agree that irreparable injury would occur in the event that any of Section 6.07, Section 9.10, Section 9.11,

Section 9.12(c), and the Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached and that damages, even if available, will not be an adequate remedy. Accordingly, Parent agrees that, in the event of any breach or threatened breach by Parent or Sub of any covenant or obligation contained in any of Section 6.07, Section 9.10, Section 9.11, Section 9.12(c), and the Confidentiality Agreement, the Company shall be entitled (in addition to any other remedy that may be available to the Company whether in Law or in equity) to (a) any decree or order of specific performance to enforce the observation and performance of such covenant or obligation, or (b) any injunction restraining such breach or threatened breach, in each case, without requiring proof of actual damages and without any requirement to obtain, furnish or post any bond or similar instrument. The Company further acknowledges and agrees, on behalf of itself, its Affiliates and, to the extent permitted by Law, its former, current and future directors, officers, employees, general and limited partners, stockholders, managers, members, agents, and other Representatives, that, other than with respect to breaches of Section 6.07, Section 9.10, Section 9.11, Section 9.12(c), and the Confidentiality Agreement none of such Persons shall, in any circumstances (including if all conditions to the Closing set forth in Article VII have been satisfied other than the payment of the Merger Consideration, Restricted Share Consideration or Option Consideration), be entitled to an injunction, injunctions or other equitable remedies to prevent breaches of this Agreement by Parent or Sub, against either Parent, Sub, Guarantor or any Specified Person, or to enforce specifically the terms and provisions of this Agreement against either Parent, Sub, Guarantor or any Specified Person, and that the Company’s sole and exclusive remedy with respect to any Covered Matter against Parent, Sub, Guarantor or any Specified Person shall be as set forth in Section 9.12 and Section 6.06. For the avoidance of doubt, the Company hereby acknowledges and agrees, on behalf of itself, its Affiliates and, to the extent permitted by Law, its former, current and future directors, officers, employees, Affiliates, general and limited partners, stockholders, managers, members, agents, and other Representatives, that none of such Persons shall, in any circumstances (including if all conditions to the Closing set forth in Article VII have been satisfied other than the payment of the Merger Consideration, Restricted Share Consideration or Option Consideration), be entitled to enforce specifically the covenants or obligations of Parent or Sub to consummate the merger or pay the Merger Consideration, Restricted Share Consideration or Option Consideration. The parties further agree that no other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to such first party obtaining any remedy referred to in this Section 9.13, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

PARENT:
SAGE HOLDING COMPANY, INC.
By: /s/ Michael Lay Name: Michael Lay Title: President
SUB:
SAGE MERGER COMPANY, INC.
By: /s/ Michael Lay Name: Michael Lay Title: President
THE COMPANY:
SPORT SUPPLY GROUP, INC.
By: /s/ Terrence M. Babilla Name: Terrence M. Babilla Title: President

Schedules

Pursuant to Item 601(b)(2) of Regulation S-K, the Company Disclosure Letter has been omitted. The Registrant agrees to furnish supplementally a copy of the Company Disclosure Letter to the Securities and Exchange Commission upon request.

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SPORT SUPPLY GROUP, INC.

Dated as of [], 2010

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is Sport Supply Group, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, 19904. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 100 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by resolution adopted by the board of directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

ARTICLE IX

A. Right to Indemnification.  Each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (B) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article IX shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article IX or otherwise.

B. Right of Indemnitee to Bring Suit.  If a claim under paragraph (A) of this Article IX is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the Corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article IX or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.

C. Non-Exclusivity of Rights.  The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

D. Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

E. Indemnity of Employees and Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the board of directors of the Corporation, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IX or as otherwise permitted under the DGCL with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

*  *  *  *  *

IN WITNESS WHEREOF, the undersigned officer of the Corporation has duly executed this Amended and Restated Certificate of Incorporation as of the date first written above.

SPORT SUPPLY GROUP, INC.
By: Name: Title:

ANNEX B

March 15, 2010

Sport Supply Group, Inc.
2100 McKinney Ave., Suite 1600
Dallas, Texas 75201
Attn: Members of the special committee of the board of directors

Dear Members of the special committee:

We understand that Sport Supply Group, Inc. (the “Company”) intends to enter into an Agreement and Plan of merger (the “Agreement”) by and among Sage Parent Company, Inc. (“Acquiror”), Sage Merger Company, Inc., a wholly owned subsidiary of Acquiror (“Sub”), and the Company pursuant to which, among other things, the Company will merge with Sub (the “Transaction”), each outstanding share of common stock, par value $0.01 per share (“Common Stock”), of the Company will be converted into the right to receive $13.55 in cash (the “Consideration”) and the Company will become a wholly owned subsidiary of Acquiror. You have advised us that concurrently with the execution and delivery of the Agreement, ONCAP Investment Partners II L.P., an affiliate of Acquiror and Sub (“ONCAP”), has provided the Company with a limited guarantee (the “Limited Guarantee”) of certain obligations of each of Acquiror and Sub. You have further advised us that in connection with the execution of the Agreement certain holders (the “Rollover Persons”) of shares of Common Stock (the “Rollover Shares”) and options to purchase shares of Common Stock (the “Rollover Options”) will enter into agreements with Acquiror pursuant to which, prior to the effective time of the Transaction, the Rollover Shares will be exchanged for shares of common stock of Acquiror and the Rollover Options shall be cancelled in exchange for options to purchase shares of common stock of Acquiror. The holders of Common Stock, other than Acquiror, Sub, ONCAP, the Rollover Persons and their respective affiliates, are referred to herein as the “Unaffiliated Stockholders.”

You have requested that Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee (the “Committee”) of the board of directors (the “Board”) of the Company as to whether, as of the date hereof, the Consideration to be received by the Unaffiliated Stockholders in the Transaction pursuant to the Agreement is fair to such Unaffiliated Stockholders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft, dated March 13, 2010, of the Agreement;
2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant with respect to the future financial performance of the Company;
3.	reviewed (a) certain information relating to the historical, current and future operations, financial condition and prospects of the Company provided to or discussed with us by the Company, including, among other things, financial projections with respect to the future financial performance of the Company for the fiscal years ended June 30, 2010, June 30, 2011 and June 30, 2012 prepared and provided to us by management of the Company and financial projections with respect to the future financial performance of the Company for the fiscal years ended June 30, 2013 and June 30, 2014 based on discussions with management of the Company (together, the “Projections”) and (b) certain information relating to the future financial results and condition of the Company, including, among other things, two additional sets of projections (“Alternative Growth Projections (A)” and “Alternative Growth Projections (B),” respectively) prepared at the request of the Committee that reflect certain adjustments to the assumptions underlying the Projections, which adjustments were provided by the Committee;
4.	spoken with certain members of the management of the Company and the Committee and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;
5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;
6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;
7.	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant;
8.	reviewed a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and
9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial results and condition of the Company. The Committee has had reservations regarding the Company’s ability to fully achieve the Projections, and consequently the Committee asked us to prepare two additional sets of projections, Alternative Growth Projections (A) and Alternative Growth Projections (B), that reflect certain adjustments to the assumptions underlying the Projections and thereafter, for purposes of our advice, analyses and this Opinion, instructed us to use and rely on Alternative Growth Projections (A) and Alternative Growth Projections (B) in addition to the Projections. We express no opinion with respect to the Projections, Alternative Growth Projections (A) or Alternative Growth Projections (B) or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use and benefit of the Committee (solely in its capacity as such) and, at the request of the Committee, the Board (solely in its capacity as such) in connection with their consideration of the Transaction. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, ONCAP, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates have in the past provided investment banking, financial advisory and other financial services to certain affiliates and/or portfolio companies of ONCAP and other participants in the Transaction, for which Houlihan Lokey and such affiliates have received compensation, including, among other things, having acted as financial advisor to CEI Holdings Inc., which was an affiliate of ONCAP, in connection with a recapitalization transaction that closed in 2009. Houlihan Lokey and its affiliates may provide investment banking, financial advisory and other financial services to the Company, ONCAP, other participants in the Transaction or certain of their respective affiliates and/or portfolio companies in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by ONCAP, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with ONCAP, other participants in the Transaction or certain of their respective affiliates and/or portfolio companies, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may have been adverse to ONCAP, the Company, other participants in the Transaction or certain of their respective affiliates and/or portfolio companies, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. In accordance with the Agreement, we were requested to solicit third party indications of interest in acquiring the Company for a prescribed period following the execution of the Agreement. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses the fairness to the Unaffiliated Stockholders, from a financial point of view, of the Consideration to be received by such Unaffiliated Stockholders in the Transaction pursuant to the Agreement and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered in connection therewith or otherwise. In addition, this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except as expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Unaffiliated Stockholders in the Transaction pursuant to the Agreement is fair to such Unaffiliated Stockholders from a financial point of view.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.

ANNEX C

Limited Guarantee

EXECUTION COPY

March 15, 2010

Sport Supply Group, Inc.
1901 Diplomat Drive
Farmers Branch, Texas 75234

Ladies and Gentlemen:

This Limited Guarantee is being delivered by ONCAP Investment Partners II L.P. (the “Investor”) to Sport Supply Group, Inc., a Delaware corporation (the “Company”), in connection with the execution of that Agreement and Plan of merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among Sage Parent Company, Inc., a Delaware corporation (“Parent”), Sage Merger Company, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), and the Company, pursuant to which Sub will be merged with and into the Company at the Effective Time with the Company as the surviving corporation. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the merger agreement. The Investor and the Company hereby agree as follows:

1. LIMITED OBLIGATIONS.  To induce the Company to enter into the merger agreement, the Investor hereby absolutely, unconditionally and irrevocably guarantees to the Company, the due and punctual performance and discharge of all of the payment obligations of Parent and Sub pursuant to the terms and conditions of Section 6.06 of the merger agreement and the due and punctual payment and discharge of the payment obligations of Parent or Sub pursuant to Damages (as defined below) for which Parent or Sub have become liable to the Company pursuant to a Judgment (as defined below) rendered against Parent or Sub in the event the Company terminates the merger agreement pursuant to Section 8.01(e) due to a willful and material breach by Parent or Sub of the merger agreement and the Company brings a claim for Damages under Section 8.02 of the merger agreement against Parent or Sub for such willful and material breach (collectively, the “Obligations”); provided that the maximum amount payable by the Investor hereunder shall not exceed (w) with respect to the payment of the Parent Termination Fee pursuant to Section 6.06(d)(1), an amount in the aggregate equal to (1) $10,000,000, plus (2) the amount of any Company Expenses due and payable pursuant to the terms of Section 6.06(e) of the merger agreement (in an amount not to exceed $2,000,000), plus (3) the amount of any costs or expenses due and payable pursuant to the terms of Section 6.06(f) of the merger agreement (collectively, the “Maximum Cap”), (x) with respect to the payment of the Parent Breakup Fee pursuant to Section 6.06(d), an amount in the aggregate equal to (1) $6,000,000, plus (2) the amount of any Company Expenses if and to the extent due and payable pursuant to the terms of Section 6.06(e) of the merger agreement (in an amount not to exceed $2,000,000), plus (3) the amount of any costs or expenses due and payable pursuant to the terms of Section 6.06(f) of the merger agreement (collectively, the “Financing Cap”), (y) with respect to any Company Expenses that are due and payable pursuant to Section 6.06(e) of the merger agreement in connection with a termination of the merger agreement by Parent pursuant to Section 8.01(h) of the merger agreement, an amount in the aggregate equal to (1) the amount of any Company Expenses due and payable pursuant to the terms of Section 6.06(e) of the merger agreement (in an amount not to exceed $2,000,000), and (2) the amount of any costs or expenses due and payable pursuant to the terms of Section 6.06(f) of the merger agreement (collectively, the “Appraisal Rights Cap”), and (z) in the event the Company terminates the merger agreement pursuant to Section 8.01(e) due to a willful and material breach by Parent or Sub of the merger agreement and the Company brings a claim for damages under Section 8.02 of the merger agreement (“Damages”) against Parent or Sub for such willful and material breach in a court specified in Section 9.10 of the merger agreement (in which claim the Investor may be joined by the Company as a defendant solely to enable the Company to request that such court determine that if and to the extent the Company is awarded a Judgment, that the Investor (instead of Parent or Sub) shall satisfy, subject to the Damages Cap, the payment obligations set forth in this clause (z)) and if and to the extent the Company receives a final judgment (after all rights to appeal have been exercised) awarded by such court for Damages (a “Judgment”), an amount of such Damages awarded in such Judgment up to but not in excess of (I) an amount equal to $12,000,000 minus (II) the amount of any fees or expenses previously paid by Parent, Sub, the Investor or any of their respective Affiliates to the Company or any of its Affiliates (including without limitation the Parent Termination Fee, the Parent Breakup Fee and/or any Company Expenses) (the “Damages Cap”; the Obligations, in each case as limited by the Maximum Cap, the Financing Cap, the Appraisal Rights Cap, or the Damages Cap, as the case may be, the “Merger Agreement Obligations”). The parties understand and agree that any amount that the Company may be entitled to pursuant to clause (z) of the first sentence of this Section 1: (A) may, due to the Damages Cap, be less than all of such Damages awarded in a Judgment; and (B) shall in no event exceed the lesser of the Damages Cap or the amount of such Damages awarded in a Judgment. The parties agree that (i) this Limited Guarantee may not be enforced without giving effect to the Maximum Cap, the Financing Cap, the Appraisal Rights Cap, or the Damages Cap, as applicable, (ii) in no event shall an amount in excess of the Maximum Cap be due and payable under this Limited Guarantee, (iii) in no event shall (A) the Parent Termination Fee, the Parent Breakup Fee, any Company Expenses, or any Damages or other amounts due and payable in connection therewith be due and payable on more than one occasion or (B) the Merger Agreement Obligations (subject to the Maximum Cap), the Merger Agreement Obligations (subject to the Financing Cap), the Merger Agreement Obligations (subject to the Appraisal Rights Cap), and the Merger Agreement Obligations (subject to the Damages Cap) each be due and payable in any circumstance and (iv) to the extent the Company is awarded any Damages in circumstances described in clause (z) above of the first sentence of this Section 1, the obligations of Parent, Sub or the Investor hereunder shall be limited to the Damages Cap with respect to such Damages. The Company may, in its sole discretion, bring and prosecute a separate action or actions against the Investor for the full amount of Merger Agreement Obligations (subject to the Financing Cap, the Maximum Cap, the Appraisal Rights Cap, or the Damages Cap as applicable), regardless of whether action is brought against Parent or Sub or whether Parent or Sub is joined in any such action or actions; provided, however, that the Company understands and agrees that with respect to a recovery of any amounts under clause (z) of the first sentence of this Section 1, the Company must first bring a claim against Parent or Sub as required in such clause (z) (in which claim Investor may be joined by the Company as a defendant solely for purposes set forth in such clause (z)) and obtain a Judgment before requiring the Investor to satisfy any payment obligations under such clause (z). The Company hereby agrees that in no event and under no circumstance shall the Investor be required to pay any amount to the Company under, out of, in relation to, or in connection with this Limited Guarantee or the merger agreement or the Transactions (including the transactions contemplated hereby and by the Financing Commitments), other than as expressly set forth herein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Investor acknowledges and agrees that, in the event the Company brings a claim against the Investor under this Limited Guarantee that the Company alleges is subject to the Maximum Cap, the Financing Cap or the Damages Cap, as the case may be, and a court of competent jurisdiction determines that such claim was properly subject to the Financing Cap, the Appraisal Cap or the Damages Cap, as the case may be, nothing contained herein shall preclude the Company from recovering damages under this Limited Guarantee in connection with such claim up to the Financing Cap, the Appraisal Cap or the Damages Cap, as the case may be.

2. NATURE OF THE OBLIGATIONS.  The Company shall not be obligated to file any claim relating to the Obligations in the event that Parent or Sub become subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Investor’s obligations hereunder. In the event that any payment to the Company hereunder is rescinded or must otherwise be returned for any reason whatsoever, the Investor shall remain liable hereunder with respect to the Merger Agreement Obligations as if such payment had not been made (subject to the terms hereof). This is an unconditional guarantee of payment and not of collectability.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.  The Investor agrees that the Company may at any time and from time to time, without notice to or further consent of the Investor, extend the time of payment of any of the Obligations, and may also enter into any agreement with Parent or with any other Person interested in the Transactions for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of the merger agreement or any other agreement between the Company and Parent or any such other Person without in any way impairing or affecting the Investor’s obligations under this Limited Guarantee. The Investor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent or any other Person interested in the Transactions; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the merger agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of Parent to the extent required under the merger agreement or such other agreement); (c) the addition, substitution or release of any entity or other Person interested in the Transactions (provided that any such addition, substitution or release shall be subject to the prior written consent of Parent to the extent required under the merger agreement or such other agreement); (d) any change in the corporate existence, structure or ownership of Parent or any other Person interested in the Transactions; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any other Person interested in the Transactions; (f) any lack of validity or enforceability of the merger agreement or any agreement or instrument relating thereto (in each case against any person other than the Company), other than by reason of fraud or willful misconduct by the Company; (g) the existence of any claim, set-off or other right which the Investor may have at any time against Parent or the Company, whether in connection with the Obligations or otherwise; or (h) the adequacy of any other means the Company may have of obtaining payment of any of the obligations. To the fullest extent permitted by Law, the Investor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company. The Investor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any obligations incurred and all other notices of any kind (except for notices to be provided to Parent and its counsel in accordance with Section 9.02 of the merger agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other Person interested in the Transactions, and all suretyship and guarantor defenses generally (other than fraud or willful misconduct by the Company or any of the Company Affiliates (as defined below), defenses to the payment of the Obligations that are available to Parent and Sub and their respective Affiliates under the merger agreement (and are not waived above) or breach by the Company of this Limited Guarantee, each of the foregoing defenses being retained by the Investor). The Investor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Company hereby covenants and agrees that it shall not institute, and shall cause the Company Specified Affiliates not to institute, in the name of or on behalf of the Company or any Company Specified Affiliate, any proceeding or bring any other claim arising under, out of, in relation to, or in connection with, the merger agreement or the Transactions (including the transactions contemplated hereby and by the Financing Commitments), against the Investor, or the Investor Affiliates (as defined below) except for claims against the Investor under this Limited Guarantee and claims pursuant to Section 9(c) and except for claims by the Company against Parent or Sub pursuant to clause (z) of the first sentence of Section 1. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, any Person liable for any Obligations prior to proceeding against the Investor hereunder; provided, however, that the Company understands and agrees that with respect to a recovery of any amounts under clause (z) of the first sentence of Section 1, the Company must first bring a claim against Parent or Sub as required in such clause (z) (in which claim Investor may be joined by the Company as a defendant solely for purposes set forth in such clause (z)) and obtain a Judgment before requiring the Investor to satisfy any payment obligations under such clause (z). For purposes of this Limited Guarantee, “Company Affiliates” means any Affiliate (including any Company Subsidiary) of the Company, any former, current or future director, officer, employee, general and limited partner, stockholder, manager, member, agent and other Representative of the Company, any Company Subsidiary or any of their respective Affiliates. The Investor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Sub that arise from the existence, payment, performance, or enforcement of the Investor’s Merger Agreement Obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company or any Company Affiliate against Parent, Sub or any Specified Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Merger Agreement Obligations and any other amounts payable under this Limited Guarantee shall have been paid in full in cash.

Notwithstanding anything to the contrary contained in this Limited Guarantee, the Company hereby agrees, on behalf of itself and, to the extent permitted by Law, the Company Affiliates, that to the extent Parent is relieved by the parties to the merger agreement (including the Company) of its payment obligations under the merger agreement (including but not limited to Section 6.06(d), Section 6.06(e) or Section 6.06(f) thereof), the Investor shall be similarly relieved of its payment obligations under this Limited Guarantee.

4. NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder or under the merger agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5. REPRESENTATIONS AND WARRANTIES.  The Investor hereby represents and warrants that:

(a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Investor’s organizational documents or any Law or Order or contractual restriction binding on the Investor or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law);

(d) the Investor has the financial capacity to pay and perform its obligations under this Limited Guarantee when due, and all funds necessary for the Investor to fulfill its Merger Agreement Obligations under this Limited Guarantee shall be available to the Investor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof; and

(e) the Investor acknowledges that in consideration of the execution and delivery of the merger agreement by the Company, the Company is relying on the commitments and agreements made by the Investor in this Limited Guarantee.

6. NO ASSIGNMENT.  Neither the Investor nor the Company may assign its respective rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the Company or the Investor, as the case may be; provided, however, that Investor may assign all or a portion of its obligations hereunder to an Affiliate or to an entity managed or advised by an Affiliate of Investor (provided that no such assignment shall relieve Investor of any liability or obligation as a primary obligor hereunder (and not merely as a surety) except to the extent actually performed or satisfied by the assignee, nor shall any such assignment require the Company to seek payment of the Obligations from any other party prior to enforcing its rights hereunder against the Investor).

7. NOTICES.  All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made to the receiving party

(i) upon actual receipt, if delivered personally, (ii) three Business Days after deposit in the mail, if sent by registered or certified mail, (iii) upon confirmation of successful transmission if sent by facsimile (provided, that if given by facsimile, such notice or other communication shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein), or (iv) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Investor, to:

ONCAP Investment Partners II L.P.
161 Bay Street, 48th Floor
Toronto, Ontario M5J 2S1
Facsimile: (416) 214-6106
Attention: Mark Gordon

with a copy to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Facsimile: (212) 326-2061
Attention: Douglas A. Ryder, Esq. and Paul S. Scrivano, Esq.

If to the Company, to:

Sport Supply Group, Inc.
1901 Diplomat Drive
Farmers Branch, Texas 75234
Telecopy No.: (972) 406-3476
Attention: General Counsel

with a copy to:

Vinson & Elkins LLP
Trammell Crow Center
2001 Ross Avenue
Suite 3700
Dallas, TX 75201-2975
Telecopy No.: (214) 999-7857
Attention: Alan J. Bogdanow, Esq.

8. CONTINUING OBLIGATION.  This Limited Guarantee shall remain in full force and effect and shall be binding on the Investor, its successors and assigns until all of the Merger Agreement Obligations have been indefeasibly paid in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Investor shall have no further obligations under this Limited Guarantee as of the earlier of (i) the Effective Time, (ii) receipt in full by the Company of the payment obligations of Parent that constitute the Obligations (subject to the Financing Cap, the Maximum Cap, the Appraisal Rights Cap or the Damages Cap, as applicable); provided that in the event that the Company receives payment in full of the payment obligations of Parent that constitute the Obligations and thereafter any portion of such payment is rescinded or must otherwise be returned for any reason whatsoever, this Agreement shall survive and the Investor shall remain liable hereunder with respect to the Merger Agreement Obligations as if such payment had not been made (subject to the terms hereof), and (iii) termination of the merger agreement pursuant to Section 8.01 thereof under circumstances that do not give rise to any payment obligations of Parent pursuant to the terms of the merger agreement. Notwithstanding the foregoing but subject to the last sentence of Section 1, in the event that the Company or any Company Specified Affiliate (as defined below) asserts in any action, claim, litigation or other proceeding that the provisions of Section 1 hereof limiting the Investor’s liability to the amount of the

Financing Cap, the Maximum Cap, the Appraisal Rights Cap or the Damages Cap, as applicable, or the provisions of the second or third paragraphs of Section 3, this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part or asserting any theory of liability in any action, claim, litigation or proceeding against the Investor or any Investor Affiliates (as defined herein) with respect to the Transactions (including the transactions contemplated hereby and by the Financing Commitments) other than liability of the Investor under this Limited Guarantee (as limited by the provisions of Section 1 and Section 3), then (i) the obligations of the Investor under this Limited Guarantee shall terminate ab initio and be null and void, (ii) if the Investor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (iii) neither the Investor nor any Investor Affiliate shall have any liability to the Company, any Company Affiliate with respect to the Transactions (including the transactions contemplated hereby and by the Financing Commitments) under this Limited Guarantee or otherwise. ”Company Specified Affiliate” means: (i) any Company Subsidiary; (ii) any director or officer of the Company or any Company Subsidiary; (iii) any employee, general and limited partner, stockholder, Affiliate, manager, member, agent, former director or officer and other Representative of the Company or any Company Subsidiary, in each case, that is controlled by the Company or that the Company requests or knowingly encourages to bring any action, claim, litigation or proceeding related to this Limited Guarantee; and/or (iv) Carlson Capital, L.P., Black Diamond Offshore Ltd., Double Black Diamond Offshore Ltd. or any of their respective directors, officers, controlling persons, subsidiaries or affiliated investment funds.

9. NO RECOURSE.

(a) Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, and notwithstanding the fact that the Investor may be a partnership or limited liability company, but subject to Section 9(c), by its acceptance of the benefits of this Limited Guarantee, the Company acknowledges and agrees, on behalf of itself and to the extent permitted by Law, the Company Affiliates, that no such Person has any right of recovery against, and no personal liability shall attach to, the former, current or future security holders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives of the Investor, Parent, Sub or any former, current or future security holder, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, assignee or Representative of any of the foregoing (collectively, including Parent and Sub, the “Investor Affiliates”), through Parent or otherwise, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent against the Investor or any Investor Affiliates (including a claim to enforce the equity commitment letter dated as of the date hereof between the Investor and Parent) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for its rights to recover from the Investor (but not any Investor Affiliates) its Merger Agreement Obligations under and to the extent provided in this Limited Guarantee, subject to the limitations described herein (including the Financing Cap, the Maximum Cap, the Appraisal Rights Cap or the Damages Cap, as the case may be). Subject to Section 9(c), in the event that the Closing does not occur, recourse against the Investor under this Limited Guarantee shall be the sole and exclusive remedy of the Company and all of the Company Affiliates against the Investor and the Investor Affiliates (including Parent and Sub) in respect of any liabilities or obligations arising under, out of, in relation to, or in connection with, the merger agreement or the Transactions (including the transactions contemplated hereby and by the Financing Commitments); provided, however, that it is understood and agreed that the Company may bring a claim against Parent or Sub pursuant to clause (z) of the first sentence of Section 1. Nothing set forth in this Limited Guarantee shall be construed to confer or give to any Person (including any Person acting in a Representative capacity) other than the Company and the Investor any rights or remedies against any Person other than the Company and the Investor as expressly set forth herein.

(b) The Company acknowledges that the Investor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 9. This Section 9 shall survive termination of this Limited Guarantee.

(c) Notwithstanding anything to the contrary contained herein, nothing in this Limited Guarantee or in any other agreement shall prevent the Company from seeking to enforce Sections 6.07, 9.10, 9.11 and 9.12(c) of the merger agreement against any party thereto or the Confidentiality Agreement against Parent, Sub or any other Person subject thereto (including any successor or assign thereof).

10. GOVERNING LAW.  This Limited Guarantee shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to choice of Law principles thereof that would result in the application of the Laws of another jurisdiction).

11. Jurisdiction; Venue.  The parties hereto hereby (a) submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Delaware in the event any dispute arises out of this Limited Guarantee or any transaction contemplated hereby, for the purpose of any Action arising out of or relating to this Limited Guarantee or any transaction contemplated hereby brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Limited Guarantee may not be enforced in or by any of the above-named courts.

12 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. COUNTERPARTS.  This Agreement may be executed in one or more counterparts, including via facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The terms “include”, “includes” or “including”, when used herein, shall be deemed followed by “without limitation”, unless the context expressly otherwise requires.

14. ENTIRE AGREEMENT.  This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby.

(Signature pages follow)

Very truly yours,
ONCAP INVESTMENT PARTNERS II L.P.
By: ONCAP Investment Partners II Inc., its general partner
By: /s/ Michael Lay Name: Michael Lay Title: Vice President
Acknowledged and accepted:
SPORT SUPPLY GROUP, INC.
By: /s/ Terrence M. Babilla Name: Terrence M. Babilla Title: President

ANNEX D

Voting Agreement

EXECUTION COPY

This VOTING AGREEMENT, dated as of March 15, 2010 (this “Agreement”), by and among Sage Parent Company, Inc., a Delaware corporation (“Parent”) and the Persons listed on Schedule A hereto (each, a “Subject Shareholder”, and collectively, the “Subject Shareholders”). With respect to each individual Subject Shareholder, this Agreement shall be treated as a separate agreement as between such Subject Shareholder and Parent.

WHEREAS, Parent, Sage Merger Company, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and Sport Supply Group, Inc., a Delaware corporation (the “Company”), propose to enter into a merger agreement, dated as of the date hereof (as the same may be amended, supplemented or modified from time to time, the “Merger Agreement”), pursuant to which Sub shall merge with and into the Company, with the Company being the surviving corporation, and pursuant to which each of the holders of Company Common Stock shall receive the Merger Consideration with respect to the shares of Company Common Stock held thereby; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the merger agreement;

WHEREAS, each Subject Shareholder Beneficially Owns the number of shares of Company Common Stock set forth opposite its name on Schedule A hereto (such shares of Company Common Stock, together with any other shares of Company Common Stock or other shares of Company Capital Stock acquired by such Subject Shareholder by stock dividend or stock split after the date hereof and during the term of this Agreement, being collectively referred to herein as such Subject Shareholder’s “Subject Shares”); and

WHEREAS, as a condition to Parent and Sub’s willingness to enter into the merger agreement, Parent has requested that the Subject Shareholders enter into this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Representations and Warranties of Each Subject Shareholder.  Each Subject Shareholder hereby represents and warrants to Parent as follows:

(a) Authority; Execution and Delivery; Enforceability.  Such Subject Shareholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by such Subject Shareholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Subject Shareholder. Such Subject Shareholder has duly executed and delivered this Agreement and, assuming its due authorization, execution and delivery by Parent, this Agreement constitutes the legal, valid and binding obligation of such Subject Shareholder, enforceable against such Subject Shareholder in accordance with its terms. The execution and delivery by such Subject Shareholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon the Subject Shares under, any provision of any Contract to which such Subject Shareholder is a party or by which the Subject Shares are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to such Subject Shareholder or the Subject Shares. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to such Subject Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports and schedules under Sections 13(d), 13(e) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(b) The Subject Shares.  Such Subject Shareholder is the record or Beneficial Owner of and has good and marketable title to, the Subject Shares, free and clear of any Liens. Such Subject Shareholder does not Beneficially Own, or own of record, any equity securities of the Company or any of its Subsidiaries other than the Subject Shares and no Affiliate of such Subject Shareholder Beneficially Owns, or owns of record, any equity securities of the Company. Such Subject Shareholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other Contract, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the merger agreement. Such Subject Shareholder has not appointed or granted any proxy or similar agreement inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Shares.

As used in this Agreement, “Beneficial Owner” means, with respect to any security, any Person who, directly or indirectly, through any Contract, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. For purposes of this Agreement, a Person shall be deemed to be the Beneficial Owner of any securities Beneficially Owned by its Affiliates (including as Affiliates for this purpose its officers and directors) or any Group of which such Person or any such Affiliate is or becomes a member. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Ownership” shall have correlative meanings to “Beneficial Owner”.

(c) Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Subject Shareholder.

(d) Merger Agreement.  Such Subject Shareholder understands and acknowledges that Parent is entering into the merger agreement in reliance upon such Subject Shareholder’s execution and delivery of this Agreement.

Section 2. Representations and Warranties of Parent.  Parent hereby represents and warrants to the Subject Shareholders as follows: Parent has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement and, assuming its due authorization, execution and delivery by each Subject Shareholder, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any Contract to which Parent is a party or by which any properties or assets of Parent are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to Parent or the properties or assets of Parent. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports by Parent under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

Section 3. Covenants of Each Subject Shareholder.  Each Subject Shareholder covenants and agrees as follows:

(a) (1) At any meeting of the stockholders of the Company called to seek the Company Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the merger agreement or any of the transactions contemplated thereby, including the merger, and any actions that would reasonably be considered to be in furtherance thereof, is sought, such Subject Shareholder shall, (i) if a meeting is held, appear at such meeting or otherwise cause the Voting Shares (as defined on Schedule A hereto) to be counted as present at such meeting for purposes of establishing a quorum and (ii) vote (or cause to be voted), including by executing a written consent solicitation if requested by Parent, the Voting Shares in favor of the merger agreement and the transactions contemplated thereby, including the merger, and take any other actions that would reasonably be considered to be in furtherance thereof. Such Subject Shareholder represents that any proxies heretofore given in respect of the Voting Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

  (2) Such Subject Shareholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as such Subject Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Subject Shareholder, to vote the Voting Shares, or grant a consent or approval in respect of the Voting Shares, in a manner consistent with this Section 3. Such Subject Shareholder hereby affirms that the irrevocable proxy set forth in this Section 3(a)(2) is given in connection with the execution of the merger agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Subject Shareholder under this Agreement. Such Subject Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Subject Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law (the “DGCL”). The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement. Upon delivery of written request to do so by Parent, such Subject Stockholder shall as promptly as practicable execute and deliver to Parent a separate written instrument or proxy that embodies the terms of the irrevocable proxy set forth in this Section 3(a)(2); provided that such written instrument or proxy shall (i) be in a form reasonably acceptable to such Subject Shareholder, and (ii) terminate upon the termination of this Agreement. Parent agrees that to the extent it exercises its rights under this Section 3(a)(2), Parent shall comply with the appearance and voting requirements imposed on such Subject Shareholder by Section 3(a)(1) with respect to such Subject Shareholder’s Voting Shares.

(b) At any meeting of the stockholders of the Company or at any adjournment thereof or in any other circumstances upon which such Subject Shareholder’s vote, consent or other approval is sought, such Subject Shareholder shall vote (or cause to be voted) the Voting Shares against (i) any transaction, consolidation, combination, sale of substantial assets, merger, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the merger agreement and the transactions contemplated thereby, including the merger), and (ii) any Company Takeover Proposal (including any Superior Company Proposal), and (iii) any amendment of the Company Charter or the Company Bylaws or other proposal or transaction involving the Company or any Company Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the merger agreement or any of the transactions contemplated thereby, including the merger, or change in any manner the voting rights of any class of capital stock of the Company. Such Subject Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

(c) Other than pursuant to this Agreement, such Subject Shareholder shall not (i) sell, transfer, pledge, hypothecate, assign or otherwise dispose of (including by gift), hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, or propose to Transfer, any Subject Shares to any Person, (ii) enter into, or propose to enter into, any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares, (iii) take any action that would make any representation or warranty of such Subject Shareholder herein untrue or incorrect or have the effect of preventing or disabling such Subject Shareholder from performing its obligations hereunder or (iv) commit or agree to take any of the foregoing actions in clauses (i), (ii) or (iii).

(d) Such Subject Shareholder shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly, take any action to: (i) solicit, initiate, propose, encourage, facilitate or induce any inquiries, discussions, proposals, indications of interest, submissions or announcements of, any Company Takeover Proposal, or take any other action to encourage, facilitate or assist any inquiries or discussions, or the making of any proposal, indication of interest, submission or announcement, in each case, that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal, (ii) enter into any Acquisition Agreement, (iii) participate or engage in any discussions or negotiations regarding any Company Takeover Proposal, (iv) furnish to any Person (other than Parent, Sub or any Representative of Parent or Sub) any non-public information relating to the Company or any of the Company Subsidiaries, or afford to any Person (other than Parent, Sub or any Representative of Parent or Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, any Company Subsidiary, or such Subject Shareholder (to the extent related to the Company or any Company Subsidiary), in any such case, which could reasonably be expected to induce the making, proposal, submission or announcement of, or could reasonably be expected to initiate, encourage, facilitate or assist, a Company Takeover Proposal or any inquiries or discussions, or the making of any proposal, indication of interest, submission or announcement, in any such case, which could reasonably be expected to lead to a Company Takeover Proposal, or (v) otherwise take any action with the primary purpose of facilitating an effort or attempt by any Person to make a Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of such Subject Shareholder shall be deemed to be a breach of this Section 3(d) by such Subject Shareholder. Each Subject Shareholder shall, and shall cause its Representatives to, cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Person (other than Parent and its Affiliates) conducted heretofore with respect to, or that could reasonably be expected to lead to, a Company Takeover Proposal.

(e) Such Subject Shareholder shall not issue any press release or make any other public statement with respect to this Agreement, the merger agreement or any of the transactions contemplated hereby or thereby (including the merger), without the prior written consent of Parent (which consent may be granted or withheld or delayed in such party’s sole discretion), except as may be required by applicable Law.

(f) Such Subject Shareholder hereby consents to and approves the actions taken by the Company Board and the special committee thereof in connection with the recommendation of the Company Board and the special committee thereof in favor of the merger. Such Subject Shareholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the merger agreement and the transactions contemplated thereby, including the merger.

(g) Notwithstanding anything to the contrary in this Agreement and in this Section 3 in particular, such Subject Shareholder is only executing this Agreement in his capacity as the Beneficial Owner, or owner of record, of the Subject Shares.

(h) This Agreement shall apply to each Subject Shareholder solely in his, her or its capacity as a stockholder of the Company, and (subject to the provisions of the merger agreement) nothing in this Agreement shall in any way restrict or limit such Subject Shareholder or any of its Representatives, employees or Affiliates who are directors or officers of the Company from taking (or omitting to take) any action in such Person’s capacity as a director or officer of the Company, or pursuant to such Person’s fiduciary duties under applicable Law as a director or officer of the Company, as determined by such Person in good faith (after consultation with outside counsel), and none of such actions in such Person’s capacity as an officer or director shall be deemed to constitute a breach of this Agreement.

Section 4. Termination.  This Agreement shall terminate upon the earlier of (a) the Closing Date, and (b) the termination of the merger agreement in accordance with its terms, other than with respect to the liability of any party for willful and malicious breach hereof prior to such termination.

Section 5. Additional Matters.  Each Subject Shareholder and Parent shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the other party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Section 6. General Provisions.

(a) Amendments.  This Agreement may not be amended except by an instrument in writing signed by Parent and any Subject Shareholder materially adversely affected thereby.

(b) Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given in accordance with Section 9.2 of the merger agreement to Parent and each Subject Shareholder at their address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties.

(d) Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e) Counterparts.  This Agreement may be executed in one or more counterparts, including via facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

(f) Entire Agreement; No Third-Party Beneficiaries.  This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) except as provided in the last sentence of this subsection (f), is not intended to confer upon any stockholder, employee, director, officer or other Person other than the parties hereto any rights or remedies. CBT Holdings, LLC (“CBT”) hereby agrees that the standstill provisions of paragraph 7 of the confidentiality agreement, dated December 18, 2009, between the Company and ONCAP Management Partners, L.P. shall apply to CBT until the later of (i) July 30, 2010 or (ii) the earliest to occur of (a) consummation of the transactions contemplated by the merger agreement, or (b) termination of the merger agreement. The parties agree that the Company is a third-party beneficiary of this Agreement solely for the purpose of enforcing the foregoing standstill provision, and CBT acknowledges that the Company is relying on CBT’s standstill commitment in entering into the merger agreement.

(g) Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to choice of law principles thereof that would result in the application of the Laws of another jurisdiction).

(h) Jurisdiction; Venue.  The parties hereto hereby (a) submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Delaware in the event any dispute arises out of this Agreement or any transaction contemplated hereby, for the purpose of any Action arising out of or relating to this Agreement or any transaction contemplated hereby brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

(i) WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(i).

(j) Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party without the prior written consent of the other party; provided, that Parent may assign this Agreement and its rights and interests but not its obligations hereunder to any of its Affiliates. Any purported assignment in contravention of the foregoing shall be void. Subject to the terms of this Section 6(j), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(k) Enforcement.  The parties agree that irreparable injury would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents (in addition to any other remedy that may be available to the non-breaching party whether in Law or equity) to: (1) any decree or order of specific performance to enforce the observance and performance of such covenant or obligation, or (2) any injunction restraining such breach or threatened breach, in each case, without requiring proof of actual damages and without any requirement to obtain, furnish or post any bond or similar instrument. The parties further agree that no other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to such first party obtaining any remedy referred to in this Section 6(k), and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

******

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

SAGE PARENT COMPANY, INC.
By: /s/ Michael Lay Name: Michael Lay Title: President
BLACK DIAMOND OFFSHORE LTD.
By: Carlson Capital, L.P., its investment advisor
By: Asgard Investment Corp., its general partner
By: /s/ Clint D. Carlson Name: Clint D. Carlson Title: President
DOUBLE BLACK DIAMOND OFFSHORE LTD.
By: Carlson Capital, L.P., its investment advisor
By: Asgard Investment Corp., its general partner
By: /s/ Clint D. Carlson Name: Clint D. Carlson Title: President
CBT HOLDINGS LLC
By: /s/ Kashif Sheikh Name: Kashif Sheikh Title: Manager

SCHEDULE A

Name and Address of Parent:

Sage Parent Company, Inc.
c/o ONCAP Investment Partners II L.P.
161 Bay Street
48th Floor, P.O. Box 220
Toronto, Ontario M5J 2S1
Attn: Mark Gordon
Facsimile: (416) 214-6106

with a copy (which shall not constitute notice) to:
O’Melveny & Myers LLP
7 Times Square
New York, NY 10036
Attn: Douglas A. Ryder, Esq. and Paul S. Scrivano, Esq.
Facsimile: (212) 326-2061

Name and Address of Subject Shareholder	Number of Shares of Company Common Stock Beneficially Owned
Black Diamond Offshore Ltd. 2100 McKinney Avenue, Suite 1600 Dallas, TX 75201 Attention: William A. Lockhart	219,819
with a copy to:
Carlson Capital, L.P. 2100 McKinney Avenue, Suite 1600 Dallas, Texas 75201 Attention: Steve Pully
Double Black Diamond Offshore Ltd. 2100 McKinney Avenue, Suite 1600 Dallas, TX 75201 Attention: William A. Lockhart	2,489,781
with a copy to:
Carlson Capital, L.P. 2100 McKinney Avenue, Suite 1600 Dallas, Texas 75201 Attention: Steve Pully
CBT Holdings LLC 10877 Wilshire Boulevard, Suite 2200 Los Angeles, California 90024 Attention: Mr. Kashif Sheikh	2,044,072
with a copy to:
Munger, Tolles & Olson LLP 355 South Grand Avenue, 35th Floor Los Angeles, CA 90071 Telecopy No.: (213) 683-5137 Attention: Robert B. Knauss, Esq.

“Voting Shares” mean the “Subject Shares” as defined in the Agreement and set forth opposite the name and address of each Subject Shareholder above, except that in the event that the Company Board or the special committee, as applicable, makes an Adverse Recommendation Change in accordance with the merger agreement, then for so long as such Adverse Recommendation Change is in effect the amount of Voting Shares held by Black Diamond Offshore Ltd. shall be reduced to such highest number of shares such that the total Voting Shares of all Subject Shareholders in the aggregate are not more than 35% of the total issued and outstanding shares of Company Common Stock.

ANNEX E

Section 262 of Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27 – 29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46 – 54; 66 Del. Laws, c. 136, §§ 30 – 32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1 – 9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49 – 52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11 – 16; 77 Del. Laws, c. 14, §§ 12, 13.;

SPORT SUPPLY GROUP®

SPORT SUPPLY GROUP, INC.
1901 DIPLOMAT DR.
DALLAS, TEXAS 75234

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The Board of Directors recommends a vote FOR proposals 1 and 2.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000071470_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com .

PROXY
SPORT SUPPLY GROUP, INC.
August 5, 2010 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Adam Blumenfeld and Terrence M. Babilla, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned, to appear at the special meeting of stockholders of Sport Supply Group, Inc. to be held on the 5th day of August, 2010 (pursuant to the notice of special meeting dated July 2, 2010 and accompanying proxy statement), and at any postponement or adjournment thereof, and to vote all of the shares of Sport Supply Group, Inc. that the undersigned is entitled to vote with all the powers and authority the undersigned would possess if personally present in accordance with the instructions indicated on the reverse side, and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

When properly executed, this Proxy will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this Proxy will be voted for proposal 1 and proposal 2 and at the discretion of the proxy holders with regard to any other matter that may properly come before the meeting or any adjournment thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000071470_2 R2.09.05.010